As filed with the Securities and Exchange Commission on April 10, 2015
Registration No. 333-203048

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

GREAT AJAX CORP.
(Exact Name of Registrant as Specified in its Governing Instruments)

9400 SW Beaverton-Hillsdale Hwy, Suite 131
Beaverton, OR 97005
503-505-5670
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Lawrence Mendelsohn
Chairman and Chief Executive Officer
9400 SW Beaverton-Hillsdale Hwy, Suite 131
Beaverton, OR 97005
503-505-5670
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Anna T. Pinedo, Esq.
Nilene R. Evans, Esq.
Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
212-468-8000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $0.01 par value per share	10,445,784	$14.55	$151,986,157.20	$17,660.79

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended on the basis of the average high and low sales prices as reported on the New York Stock Exchange on April 8, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.
PROSPECTUS
SUBJECT TO COMPLETION, April 10, 2015

10,445,784 Shares of Common Stock
This prospectus relates solely to the resale of up to an aggregate of 10,445,784 shares of our common stock by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of those shares. We have agreed to pay all expenses relating to registration of the shares. The selling stockholders will pay any brokerage commissions or other similar charges incurred for the sale of their shares.
The selling stockholders may offer the shares from time to time as they may determine through public or private transactions or through other means described under “Plan of Distribution” of prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.
Our common stock is listed on the New York Stock Exchange or the NYSE, under the symbol “AJX.” On April 9, 2015, the last reported sales price of our common stock was $14.71 per share.
We are an externally managed real estate company. We focus primarily on acquiring, investing in and managing a portfolio of mortgage loans secured by single-family residences and, to a lesser extent, single-family properties. We also invest in loans secured by smaller multi-family residential and commercial mixed use retail/residential properties, as well as in the properties directly. Our manager is Thetis Asset Management LLC, an affiliated entity. We own 19.8% of our Manager.
We expect to qualify and will elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, for the year ended December 31, 2014. As a REIT, we generally will not be subject to U.S. federal income tax to the extent that we distribute our REIT taxable income currently to our stockholders, but the taxable income generated by our taxable REIT subsidiaries will be subject to regular corporate income tax. To assist us in qualifying as a REIT, among other purposes, ownership of our common stock by any person is generally limited to 9.8% of our outstanding common stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”
We are an “emerging growth company” under the Jumpstart Our Business Startups Act and will be subject to reduced public company reporting requirements.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 21.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2015

You should rely only on the information contained in this prospectus and any supplement hereto. We and the selling stockholders have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus and any supplement hereto. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are not making an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where it is unlawful to do so. You should assume that the information in this prospectus and any supplement hereto is accurate as of the respective dates of such documents or as of the date or dates that are specified herein or therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

i

MARKET, INDUSTRY AND OTHER DATA
In this prospectus,
•
“non-performing loan” means a loan on which the most recent three payments have not been made;

•
“re-performing loan” means a loan on which at least five of the seven most recent payments have been made, or the most recent payment has been made and accepted pursuant to an agreement, or the full dollar amount to cover at least five payments has been paid in the last seven months.

Unless otherwise indicated, information contained in this prospectus concerning the re-performing and non-performing residential mortgage loan markets, the smaller multi-family residential and commercial mixed use real estate markets, the housing market generally and the markets in which we operate, including our general expectations, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of those markets. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe our market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise.
ii

SUMMARY
This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” appearing elsewhere in this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context indicates otherwise, references to “Great Ajax,” “we,” “the company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Great Ajax Corp.; “operating partnership” refers to Great Ajax Operating Partnership L.P., a Delaware limited partnership; “our Manager” refers to Thetis Asset Management LLC, a Delaware limited liability company; “Aspen” refers to Aspen Yo LLC, an Oregon limited liability company that is part of the Aspen Capital group; and “the Servicer” and “Gregory” refer to Gregory Funding LLC, an Oregon limited liability company and an indirect subsidiary of Aspen.
Overview
Great Ajax Corp. focuses primarily on acquiring, investing in and managing a portfolio of re-performing and non-performing mortgage loans secured by single-family residences and, to a lesser extent, of single-family properties themselves. We also invest in loans secured by multi-family residential and commercial mixed use retail/residential properties, as well as in the properties directly. The multi-family and commercial mixed-use properties generally have loan values of up to approximately $5 million. We refer to these as “smaller commercial properties.”
We were formed in January 2014 as a Maryland corporation. On July 8, 2014, we closed a private offering of shares of our common stock and limited partnership units of our operating partnership, or OP Units. We commenced operations on July 8, 2014. On August 1, 2014, we closed the sale of additional shares of our common stock and OP Units pursuant to the exercise of the additional allotment option we granted to the initial purchaser and placement agent in connection with the July placement and we refer to these closings as the Original Private Placement. In December 2014, we closed an additional private placement of shares of our common stock and OP Units. In these offerings, which we refer to collectively as the Private Placements, we raised net proceeds of approximately $169.6 million. Through January 31, 2015, we have acquired mortgage loans and other mortgage-related assets with an aggregate unpaid principal balance, or UPB, of  $321.1 million.
We completed our IPO in February and March 2015 and sold an aggregate of 3,976,464 shares of common stock, including shares sold pursuant to exercise of the underwriters’ over-allotment option, at a public offering price of  $14.25 per share. We are using the approximately $53.9 million of net proceeds (after deducting the underwriting discount but before deducting estimated offering expenses) to acquire additional mortgage loans and mortgage-related assets. Selling stockholders also sold an aggregate of 1,300,333 shares of our common stock in the IPO, including shares sold pursuant to exercise of the underwriters’ over-allotment option.
Our primary strategy is to acquire, own and manage re-performing and non-performing mortgage loans, which are serviced by Gregory Funding LLC, our affiliated servicer. We seek to acquire loans at significant discounts to our estimates of the value of the underlying real estate and of the UPB of the loan. Unlike other loan acquirers, who often rely on pooled estimates in analyzing and pricing portfolios, our Manager uses proprietary models and data developed by its affiliates to evaluate individual assets and to help determine cities, neighborhoods and properties that it believes will experience home price appreciation, or HPA. These proprietary analytics have inputs for economic and demographic data that include changes in unemployment rates, median household incomes, housing starts, crime rates, education, electoral participation and other variables that we believe closely correlate to property values. The proprietary models predict probabilistic future cash flows for each loan we seek to acquire. Factors affecting our cash flow projections include resolution method, resolution timeline, foreclosure costs, rehabilitation costs and eviction costs. The database for these proprietary models contains foreclosure timelines on an individual county basis and, in some instances, also on an individual judge basis. We believe that these proprietary models permit us to acquire loans at prices we and the Manager believe represent a discount to UPB and current property values in non-auction purchases.
We generally securitize our mortgage loans and retain subordinated securities from our securitizations. We also hold “real estate-owned” properties, or REO, acquired upon the foreclosure or other settlement of our owned non-performing loans. We anticipate our REO will consist principally of single-family homes, although we also may own smaller commercial properties. Our resolution methods are tailored to each loan, based on our Servicer’s detailed analytics, and include, among others, loan modification, forbearance agreements, foreclosure, short sale and deed-in-lieu of foreclosure. In the event of foreclosure, our Manager determines, in part based on the information obtained from the Servicer regarding historical experience, whether to seek to sell any REO asset, including offering mortgage financing to the purchaser, or to hold the REO and manage it as a rental property. We may conduct some of these activities through a taxable REIT subsidiary, or TRS. As part of our integrated approach, in connection with its loan servicing activities the Servicer focuses on understanding each borrower’s situation and working closely with the borrower to determine the most appropriate resolution for both parties. We believe that purchasing re-performing and non-performing mortgage loans at significant discounts to UPB and underlying property values, as well as working, through Gregory, to support continuing or new payments by borrowers, will allow us to achieve our targeted returns. However, if actual results differ from our assumptions, particularly if the value of the underlying properties were to decrease significantly, we may not achieve our targeted returns.
We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We own a 19.8% equity interest in our Manager. In addition, our Manager and the Servicer own an aggregate of 373,168 shares of our common stock. We believe that these ownership interests, combined with our paying 50% of the base management fee to our Manager in shares of our common stock, align our Manager’s interests with our interests and those of our stockholders.
Aspen and Gregory, and their subsidiaries and affiliates, have more than 15 years of experience in originating loans, and in acquiring, servicing, financing and managing re-performing and non-performing loans, as well as in direct property management. Consistent with Aspen’s past residential asset acquisitions and our recent operations, we believe that we will be able to purchase loans through privately negotiated transactions rather than in the auction market. Since January 1, 2012 through December 31, 2014, over 90% of Aspen’s acquisitions have been through privately negotiated transactions. Our Manager’s team also has experience in financing residential mortgage loan purchases through securitizations, having successfully completed five securitization transactions with a total initial UPB of  $360.6 million since January 2013, including our two recent securitizations totaling $172.9 million of UPB. Gregory was built by the members of our Manager’s management team to service “high-touch” assets, which are loans that require substantial and active interaction with the borrower for modification or other resolution. Gregory, or its wholly owned subsidiary, is licensed to service loans in all states in which it does business and has unsupervised Title II Mortgagee authorization from the Federal Housing Administration, or FHA. Gregory, or its wholly owned subsidiary, is also a licensed mortgage lender in 23 states, and currently has mortgage loan origination staff who are licensed in 11 of those states. Gregory also has a joint marketing relationship with a federal savings bank in which Aspen holds a minority interest. These resources allow Gregory to facilitate third party mortgage financing, which we then can acquire, to many of the purchasers of REO that we sell in such states with no or minimal additional cost to us. As of December 31, 2014, Gregory, for us, for its own account and for affiliated entities comprised primarily of third-party investors, serviced a portfolio of residential and commercial mortgage loans and REO throughout the United States with UPB and REO principal balance of approximately $627.5 million.
For additional information about Aspen and Gregory, see “Business—The Aspen Capital Companies.”
Market Opportunity
The U.S. Federal Reserve estimates that as of December 31, 2014, there was approximately $9.9 trillion of mortgage loans outstanding on U.S. one-to-four family residential properties and approximately $994.1 billion of mortgage loans outstanding on U.S. multi-family residential properties.
We expect the availability of pools of re-performing and non-performing loans, properties in foreclosure and REO to increase and remain elevated over the next several years. Overall housing values have rebounded since 2012. However, CoreLogic®, a leading global property information, analytics and data-enabled services provider, reports that approximately 5.4 million homes, or 10.8% of all residential properties with a mortgage, were in a negative equity position as of the end of the fourth quarter of 2014. For the homes in negative equity status, the national aggregate value of negative equity was $349 billion at the end of the fourth quarter of 2014, up $7 billion from approximately $342 billion at the end of the third quarter of 2014. In addition, a portion of the 800,000 borrowers with low interest rates under the Home Affordable Modification Program, or HAMP, for the past five years began seeing mortgage payment increases in 2014. Under the HAMP guidelines, their interest rates will increase by one percentage point each year until their rate equals the average 30-year, fixed-rate mortgage rate at the time of modification. 11% of HAMP borrowers have already missed at least one payment, and we believe that wages and home prices have not improved enough for many of these borrowers to afford the monthly payment increase. In June , September and November 2014, the FHA held note sales under the Distressed Asset Stabilization Program of 2014, or DASP, as part of a broad effort by the FHA to decrease losses and market and sell non-performing loans in bulk. Further such sales are expected. In addition, in July 2014 and March 2015, the Federal Home Loan Mortgage Corporation, or Freddie Mac, sold $659 million and $392 million, respectively, of non-performing loans. Both Freddie Mac and the Federal National Mortgage Association, or Fannie Mae, have indicated that they will have ongoing non-performing loan sales programs going forward.
We also believe that banks and other mortgage lenders have strengthened their capital bases and are more aggressively foreclosing on delinquent borrowers or selling these loans to dispose of their inventory. Additionally, many non-performing loan buyers are now interested in reducing their investment duration and have begun selling re-performing loans.
According to the U.S. Department of Housing and Urban Development’s National Housing Market Summary for the fourth quarter of 2014, while housing starts increased in 2014 over 2013, the number of building permits issued in the fourth quarter of 2014 indicates that starts may be leveling off for single-family homes (an increase of 3% compared to the third quarter). Although construction starts on single-family homes were up 8% from the previous quarter and up 6% from the fourth quarter of 2013, they remain significantly below historical levels. In addition to the leveling of housing starts, a persistent price gap exists between newly built homes and existing homes with sales of existing homes showing improvements while sales of new homes continued to lag in the third quarter of 2014.
New regulatory requirements, including the “ability to repay,” or ATR, rule implemented by the Consumer Financial Protection Bureau, or CFPB, which provides for a category of  “qualified mortgage,” or QM, the limited availability of financing available for originators of non-federally guaranteed mortgages and other factors have also resulted in a significant number of families that cannot qualify to obtain new residential mortgage loans. We believe new federal regulations addressing QMs based on, among other factors, employment status, debt-to-income level, and impaired credit history or lack of savings, will continue to limit mortgage loan availability from traditional mortgage lenders. In addition, we believe that many homeowners displaced by foreclosure or who either cannot afford to own or cannot be approved for a mortgage will prefer to live in single-family rental properties with similar characteristics and amenities to owned homes, as well as smaller multi-family residential properties. In certain demographic areas, new households are being formed at a rate that exceeds the new homes being added to the market, which we believe favors future demand for non-federally guaranteed mortgage financing for single-family and smaller multi-family rental properties. For all of these reasons, we believe that demand for single-family and smaller multi-family rental properties will increase in the near term and remain at heightened levels for the foreseeable future.
Our Strategy
We are continuing the opportunistic strategy developed by our Manager’s management team at Aspen in a REIT structure that we believe provides us access to capital and allows us to compete for more significant investment opportunities in the evolving mortgage markets. This strategy enables us to generate attractive current yields and risk-adjusted total returns for our stockholders. We intend to distribute substantially all of our REIT taxable income to our stockholders in accordance with applicable REIT qualification requirements. Our strategy consists of:
•
focusing our investments primarily in loans secured by single-family residences with opportunistic mortgages or direct investment in smaller commercial properties, such as smaller mixed-use commercial facilities with ground floor retail units and residences above them;

•
constructing and owning a portfolio of re-performing and non-performing mortgage loans at significant discounts to UPB and underlying property values;

•
concentrating our investments in geographic areas, cities and neighborhoods with certain demographic and economic trends and attributes that we believe will lead to HPA above the national average;

•
working, through Gregory, to (1) support the continued performance of re-performing loans; (2) convert a portion of our non-performing loans to re-performing status; (3) determine optimal loss mitigation strategy on an asset-by-asset basis for remaining loans; and (4) manage the process and timelines for converting non-performing loans to sale or rental REO, including potentially offering financing to REO purchasers;

•
when economically efficient, securitizing our re-performing whole loan portfolios to create long-term, fixed rate, non-recourse financing, while retaining one or more tranches of any subordinated securities we may create; and

•
opportunistically mitigating our interest rate and prepayment risk by using a variety of hedging instruments.

Based on the experience of our Manager’s management team, we believe that acquiring re-performing and non-performing mortgage loans will result in a more efficient way to achieve strong risk-adjusted returns and provide us a material cost advantage over other real property acquisition channels, such as foreclosure auctions and REO acquisitions. For non-performing loans, we forecast the relative likelihood of each resolution method—foreclosure, deed-in-lieu of foreclosure, short sale and rental. For re-performing and performing pool acquisitions, we analyze each loan for re-default probability, loan-to-value ratio, interest rate and structure of the loan and the likely resolution method in the event the loan stops performing. Each re-performing loan is analyzed through both a performing and non-performing path. For loan pool acquisitions, we target a 10–18% unlevered return, which does not give effect to any borrowings. Our ability to achieve our targeted return could be adversely affected if we were to experience higher-than-anticipated delinquency or default rates or decreases in the value of the underlying real property.
We price each loan portfolio on a loan-by-loan basis and focus on the acquisition of loans with the underlying property located in or in close proximity to urban centers where we believe that the HPA will outpace the national market. While we expect to purchase loans nationwide, we target urban centers (including densely populated suburbs with the appropriate characteristics) because we believe that an increasing number of families and young professionals prefer to live in areas close to employment centers, public transportation and retail and other amenities that are typically more common in such areas, which provides greater potential for HPA. By focusing on urban centers and targeted densely populated suburbs, we should be able to more efficiently manage our portfolio and scale our high-touch loan servicing platform. Our current target markets include, but are not limited to, Phoenix, Arizona; Los Angeles and San Diego, California; Miami, Ft. Lauderdale, West Palm Beach, Orlando and Tampa, Florida; Atlanta, Georgia; Chicago, Illinois; New York and New Jersey metropolitan area; Dallas and Houston, Texas; and Maryland and Virginia near Washington, D.C. Gregory has also contracted with local experts in areas where it services a significant number of loans that provide local area market intelligence, monitor properties and can manage rehabilitation projects for REO or repairs for rental properties. We believe having affiliated local experts and a centralized management team leads to more informed decision-making and better execution.
Our Competitive Strengths
We believe our Manager’s and the Servicer’s integrated platform, which allows us to acquire, finance, hold and, through our Manager and the Servicer, manage and service whole loans and the REO that results from foreclosure on non-performing mortgage loans without reliance on third-party servicers, positions us well to respond opportunistically in a variety of market environments. We believe the following competitive strengths differentiate us from our competitors:
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Flexible and Adaptable Resolution Strategy—The past nearly ten years of market volatility has given our management team the experience, backed by Gregory’s extensive integrated loan servicing and real estate management platform, to assess and respond to changes in our targeted real estate markets to optimize the return to our stockholders. We use a variety of asset optimization strategies including loan modifications, forbearance agreements and property sale, rental or lease options to maximize the value of our ownership of re-performing loans, non-performing loans and the REO we obtain from foreclosure based on our assessment of the optimal return.
•
Strong Sourcing Relationships—Our Manager, the Servicer and their affiliates have extensive networks for sourcing investment opportunities through relationships with money center, regional, and community banks as well as large and small private mortgage loan owners and servicers throughout the country. These networks and relationships provide us with opportunities to acquire our targeted assets in negotiated transactions rather than through auctions and often in pools specifically carved out for our primary geographic investment priorities. From January 1, 2012 through December 31, 2014, Aspen and its affiliates acquired loans, including the 1,340 loans we owned as of December 31, 2014, totaling approximately $661.3 million total UPB, consisting of 3,063 mortgage loans in 124 separate transactions, with the underlying real estate located throughout the United States. Over 90% of such acquisitions were purchased through privately negotiated transactions rather than auctions. The average purchase price was 70.7% of UPB and 70.2% of property value for re-performing loans, and 52.2% of UPB and 57.5% of property value for non-performing loans.

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Affiliated Servicer with Extensive Integrated Mortgage Loan Servicing and Real Estate Management Platform—The Servicer was built specifically to maximize value in the types of “high-touch” assets that we expect to acquire. The Servicer has approximately 50 experienced mortgage servicing and real estate management personnel throughout the country. Its proprietary software platform was developed in-house specifically to handle distressed and re-performing mortgage loans and it enables the servicing representatives to have all necessary tools and information available to resolve borrower interaction efficiently and effectively. The Servicer has eight full-time software development personnel ensuring the quality and reliability of these proprietary analytics and models. The Servicer is focused on understanding the specific situation of each borrower so that our Manager will be informed and able to tailor an appropriate resolution for both parties. The Servicer’s personnel also have many years of experience managing REO throughout the country and maintaining compliance with ever-changing regulatory requirements.

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Customized Loan Origination and Underwriting—When we determine to sell a particular REO asset through our Servicer, we have the capability in certain states to underwrite and offer mortgage financing to the purchaser. We rely on Gregory’s in-depth knowledge of the properties when we facilitate financing in connection with a sale of a property through an unaffiliated lender. Unlike more traditional lenders, which base their underwriting primarily on the FICO® credit risk score, Gregory focuses on the borrower’s cash flow and residual income after satisfaction of monthly requirements, including the expenses for any dependents, employment stability and the ability to make a cash down payment. We may choose to purchase the loan. We believe that our ability to offer financing tailored to the particular borrower provides another tool to maximize our return by converting REO to long-term significant net yield generating assets.

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Significant Experience of Our Manager—Each executive on our Manager’s team has more than 20 years’ experience investing in, analyzing, performing due diligence, originating, restructuring, servicing, managing and/or marketing mortgage loan portfolios and securitizations. Our Manager is supported by approximately eight mortgage and servicing professionals at the Servicer. We believe our Manager and its resources provide a significant advantage to us, contribute to the strength of our business, and enhance the quantity and quality of investment opportunities available to us.

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Our Manager’s Interests are Closely Aligned with Our and Our Stockholders’ Interests—We own 19.8% of the voting and economic interests in our Manager, and we pay 50% of the base management fee to our Manager in shares of our common stock with the value based on the higher of the most recently reported book value or market value of our common stock. Our incentive fee is based on cash dividends from taxable earnings in excess of an 8.0% hurdle rate. We believe our structure aligns our Manager’s interests with our interests and creates incentives for our Manager to seek to maximize value for our stockholders. In addition, our Manager and the Servicer own an aggregate of 373,168 shares of our common stock and their institutional equity owners or their affiliates own an aggregate of 4,882,353 shares of our common stock (assuming redemption of 624,106 OP Units purchased by one such investor on a 1-for-1 basis into shares of our common stock).
Our Portfolio
As of January 31, 2015, our portfolio of mortgage-related assets consisted of the following:
Portfolio as of January 31, 2015
No. of Loans(1)	1,449
Total UPB	$321,133,153
Interest-Bearing Balance	$299,932,870
Deferred Balance(2)	$21,200,284
Market Value of Collateral(3)	$332,302,084
Price/Total UPB(3)	69.9%
Price/Market Value of Collateral	67.7%
Weighted Average Coupon(4)	5.06%
Weighted Average LTV(5)	114%
Remaining Term (as of 1/31/2015)	295.5
No. of first liens	1,434
No. of second liens	15
No. of Rental Properties	3
Market Value of Collateral	$366,900
Capital Invested	289,954
Price/Market Value of Collateral	79.0%
Gross Rent/Month	$3,800
Other REO	18
Market Value of Collateral(1)	$3,009,500

(1)
Information reflects 1 loan in which we hold a 40.5% beneficial interest through an equity method investee, 24 loans in which we have a 95% participation interest and are owned by the Servicer because neither we nor our subsidiaries have the necessary licenses in certain states and 39 loans that closed in February 2015 with a total UPB of  $8.62 million.

(2)
Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at the time of maturity.

(3)
As of date of acquisition.

(4)
Our loan portfolio consists of fixed rate (53.8% of UPB), ARM (28.8% of UPB) and Hybrid ARM (17.4% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(5)
UPB as of January 31, 2015 divided by market value of collateral as of date of acquisition.

We closely monitor the status of our mortgage loans and through our Servicer, work with our borrowers to improve their payment records. The following chart shows the percentages of our portfolio, based on total price paid, represented by non-performing loans and re-performing loans at January 31, 2015.

Non-Performing
Loans
27.1%
Re-Performing
Loans
72.9%

Potential Acquisition Opportunities
Our Manager and its affiliates are regularly presented with opportunities to acquire loan pools and other mortgage assets. As of March 23, 2015, our Manager identified and was actively evaluating 12 potential loan pool acquisitions that our Manager has determined, after a preliminary evaluation, fall within our investment strategy. These loan pools have a total UPB of approximately $68.1 million, of which 76.5% of the UPB comprises re-performing loans and 23.5% of the UPB comprises non-performing loans. We have not entered into a definitive agreement with respect to any of these loan pools, and there is no assurance that we will enter into a definitive agreement relating to any of these loan pools or any loans in a loan pool or, if such an agreement is executed, that we will actually close the acquisition. In addition, we expect a continuous flow of potential re-performing loan acquisition opportunities from participants in the ongoing non-performing loan sales programs held by the FHA, Fannie Mae and Freddie Mac. We believe purchasers of these loan pools will be interested in recognizing short-term gains and greater liquidity by selling re-performing loans from those pools. In addition, our Manager and its affiliates provide multiple potential bidders with pricing information for specific subsets of those non-performing pools, which provides those bidders with better pricing and gives us indirect access to those loan pool subsets if any of those bidders are successful.
For additional information, see “Business—Our Portfolio.”
Formation
We were incorporated in Maryland on January 30, 2014 and commenced operations following completion of the Original Private Placement. We conduct substantially all of our business through our operating partnership, Great Ajax Operating Partnership L.P., a Delaware limited partnership, and its subsidiaries. We, through a wholly owned subsidiary, are the sole general partner of our operating partnership. GA-TRS LLC, or Thetis TRS, is a wholly owned subsidiary of our operating partnership that owns our 19.8% equity interest in our Manager, and we have elected to treat Thetis TRS as a TRS under the Code. We may also form additional TRS entities depending on our future business activities and the most effective tax strategy for such activities. In September 2014, we also formed Great Ajax Funding LLC, a wholly owned subsidiary of our operating partnership, to act as the depositor of our mortgage loans into securitization trusts and to hold the subordinated securities issued by such trusts.
On July 8, 2014, we sold 8,213,116 shares of our common stock and 453,551 OP Units. On August 1, 2014, we closed the sale of an additional 263,570 shares of our common stock and 14,555 OP Units pursuant to the exercise of the additional allotment option we granted to the initial purchaser and placement agent in connection with the July placement. The purchase price per share was $15.00. The net proceeds from the Original Private Placement, including the additional allotment option shares and OP Units, after deducting the initial purchaser’s discount and placement fee and offering expenses paid by us, was approximately $128.4 million. On December 16, 2014, we closed an additional private placement pursuant to which we sold 2,725,326 shares of common stock and 156,000 OP Units, which we refer to as the Second Private Placement. The purchase price per share was $15.00. The net proceeds from the Second Private Placement after deducting the placement fee and offering expenses paid by us, was approximately $41.2 million. We refer to the Original Private Placement and the Second Private Placement as the Private Placements.
We completed our IPO in February and March 2015 and sold an aggregate of 3,976,464 shares of common stock, including shares sold pursuant to exercise of the underwriters’ over-allotment option, at a public offering price of  $14.25 per share. The selling stockholders sold an aggregate of 1,300,333 shares of common stock, including shares sold pursuant to exercise of the underwriters’ over-allotment option. Certain of our existing stockholders, including certain affiliates, purchased an aggregate of 730,000 shares of our common stock in the IPO at the initial public offering price.
In the Original Private Placement, Flexpoint Great Ajax Holdings LLC, or the Flexpoint REIT Investor, an affiliate of an investment fund managed by Flexpoint Ford LLC, and an investment fund for which Wellington Management Company LLP is the investment advisor, or the Wellington Management Institutional Investor, each directly or through one or more affiliated entities purchased (i) an aggregate of 3,290,726 shares of our common stock (in the case of the Wellington Management Institutional Investor, assuming redemption of 468,106 OP Units on a 1-for-1 basis into shares of our common stock); (ii) 9.8% of the equity of Great Ajax FS LLC (“GA-FS”), the parent of the Servicer (4.9% of which was represented by a note that converted automatically into shares in September 2014); (iii) two non-transferable ten-year warrants, which permit each holder to acquire an additional 9.9% equity interest in GA-FS at a premium to the original purchase price, exercisable subject to certain regulatory requirements or in the event of a contemporaneous sale of the equity interests of GA-FS; and (iv) 26.73% of the equity of our Manager. In the Second Private Placement, the Flexpoint REIT Investor, purchased 192,137 shares of common stock and the Wellington Management Institutional Investor purchased 650,000 shares of common stock (assuming redemption of 156,000 OP Units on a 1-for-1 basis into shares of our common stock). The Flexpoint REIT Investor and the Wellington Management Institutional Investor also have certain additional rights in our Manager, including approval rights with respect to certain actions by our Manager. In addition, so long as the Flexpoint REIT Investor and/or its affiliates own at least 9.8% of our outstanding shares of common stock, the Flexpoint REIT Investor will have the right to nominate a representative for election as a member of our board of directors. For additional information, see “Certain Relationships and Related Party Transactions—Agreements with Anchor Investors.”
In July 2014, we used approximately $48.8 million of the net proceeds from the Original Private Placement to acquire our initial portfolio of mortgage-related assets by acquiring 82% of the limited liability company interests of Little Ajax II LLC, a Delaware limited liability company, or Little Ajax II, from Flexpoint REIT Investor, the Wellington Management Institutional Investor and their respective affiliates. In September, we acquired the remaining interests in this initial mortgage-related asset portfolio. For additional information about the acquisition of our initial portfolio of assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The following chart illustrates our organizational structure and principal subsidiaries immediately following our IPO. Percentage ownership of our common stock is based on 15,604,591 shares and OP Units outstanding as of the completion of the IPO.

Percentages are rounded, and therefore, may add up to more than 100%.
(1)
The REIT Institutional Investors consist of Flexpoint REIT Investor and the Wellington Management Institutional Investor. Excludes shares of our common stock purchased by Flexpoint REIT Investor and one or more other investment advisory clients of Wellington Management Company LLP (together with the Wellington Management Institutional Investor, the “Wellington Investors”) or their respective affiliates in the IPO. Part of this interest is held in the form of OP Units.

(2)
Includes shares of our common stock that Flexpoint REIT Investor, the Wellington Investors or their respective affiliates have purchased in the IPO.

(3)
Aspen is managed by MARS Development LLC, which is owned 50% by Lawrence Mendelsohn, our chairman and chief executive officer, and 50% by the president of Gregory.

(4)
The Wellington Management Institutional Investor and Flexpoint REIT Investor each also has warrants to purchase an additional 19.8% interest in Great Ajax FS LLC.

(5)
As of the date of this prospectus, there are two securitization trusts through which our operating partnership has issued Class A Notes (the “Class A Notes”), Class B-1 and Class B-2 Notes (the “Class B Notes”) and trust certificates (the “Trust Certificates”). The Class B Notes are held by our operating partnership and the Trust Certificates issued by the securitization trusts and the beneficial ownership of the trusts are retained by Great Ajax Funding LLC. For additional information on our securitizations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

See “Structure and Formation Transactions” and “Certain Relationships and Related Party Transactions.”
We expect to qualify and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our capital stock. We believe that we have been organized in conformity with the requirements for qualification as a REIT under the Code and that our current and intended manner of operation will enable us to meet the requirements for taxation as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014.
As a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for U.S. federal taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income and property. In addition, Thetis TRS, which owns a 19.8% interest in our Manager, and any other TRS that we form or acquire, will be subject to U.S. federal, state and local income tax. See “Material U.S. Federal Income Tax Considerations.”
Our Distribution Policy
U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income. For more information, see “Material U.S. Federal Income Tax Considerations.”
In connection with the REIT requirements, we intend to make regular quarterly distributions of substantially all of our REIT taxable income to holders of our common stock. Our REIT taxable income does not include any earnings of Thetis TRS or any other TRS that we choose to leave in that subsidiary. Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest income we receive from our mortgage loans, payments on our retained MBS, the revenue we receive from the sale of loans, the profits we may earn from the sale of REO, rental income we may receive on our REO, any distributions we receive from Thetis TRS in respect of our 19.8% equity interest in our Manager, our operating expenses and any other expenditures.
Management Agreement
On July 8, 2014, we entered into a 15-year management agreement with our Manager, or the management agreement. Under the management agreement, our Manager implements our business strategy and manages our business and investment activities and day-to-day operations, subject to oversight by our board of directors. Among other services, our Manager, directly or through Aspen affiliates, provides us with a management team and necessary administrative and support personnel. We do not currently have any employees and do not expect to have any employees in the foreseeable future. Each of our executive officers is an employee or officer, or both, of our Manager or the Servicer and is paid by our Manager or the Servicer.
Neither we nor our Manager may terminate the management agreement without cause during the first 24 months of its term. Following such 24-month period, we may either terminate the management agreement without cause or, at the expiration of its term, elect not to renew the management agreement upon the determination of at least two-thirds of our independent directors that (i) there has been unsatisfactory performance by our Manager that is materially detrimental to us, or (ii) the compensation payable to our Manager under the management agreement is unreasonable, unless our Manager agrees to compensation that at least two-thirds of our independent directors determine is reasonable. We will be required to pay our Manager a termination fee in the event that the management agreement is terminated as a result of  (i) a termination by us without cause, (ii) our decision not to renew the management agreement, including for failure to agree on revised compensation, (iii) a termination by our Manager as a result of our becoming regulated as an “investment company” under the Investment Company Act of 1940, as amended, or Investment Company Act (other than as a result of the acts or omissions of our Manager in violation of investment guidelines approved by our board of directors), or (iv) a termination by our Manager if we default in the performance of any material term of the management agreement (subject to a notice and cure period). Following such 24-month period, our Manager may terminate the management agreement without cause by providing written notice to us no later than 180 days prior to December 31 of any year, and the management agreement will terminate effective on the December 31 next following the delivery of such notice. We may terminate the management agreement at any time for cause, as defined in the management agreement, without payment of any termination fee. The management agreement automatically terminates at the same time as the servicing agreement if the servicing agreement is terminated for any reason. See “Our Manager and the Management Agreement.”
We pay our Manager fees and reimburse it for expenses as follows:
Base Management Fee
1.5% of our stockholders’ equity per annum and calculated and payable quarterly in arrears. For purposes of calculating the management fee, our stockholders’ equity means: (a) the sum of (i) the net proceeds from any issuances of common stock or other equity securities issued by us or our operating partnership (without double counting) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), and (ii) our and our operating partnership’s (without double counting) retained earnings calculated in accordance with accounting principles generally accepted in the United States, or GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (A) any amount that we or our operating partnership pays to repurchase shares of common stock or OP Units since inception, (B) any unrealized gains and losses and other non-cash items that have affected consolidated stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, and (C) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. 50% of the base management fee is payable in shares of our common stock so long as the ownership of such additional number of shares by our Manager would not violate the 9.8% stock ownership limit set forth in our charter, and the balance is payable in cash. The common stock will be valued at the higher of the most recently reported book value or market value when determining the number of shares. Our Manager has agreed to hold any shares of common stock received by it as payment of the base management fee for at least three years from the date such shares of common stock are received by it.
Incentive Fee
Our Manager is entitled to an incentive management fee that is payable quarterly in arrears in cash in an amount equal to one-fourth of 20% of the dollar amount by which (i) the sum of (A) the aggregate cash dividends, if any, declared out of our REIT taxable income by our board of directors payable to the holders of our common stock and (B) the aggregate cash distributions, if any, declared out of the REIT taxable income of the operating partnership (without duplication) by the operating partnership payable to holders of OP Units (other than any OP Units held by us as a limited partner) annualized, or the annualized dividends and distributions, in respect of such calendar quarter exceeds (ii) the product of  (1) the book value per share of our common stock as of the end of each such quarter multiplied by the number of shares of our common stock and OP Units (other than any OP Units held by us as a limited partner) outstanding as of the end of such calendar quarter and (2) 8%. Notwithstanding the foregoing, no incentive fee will be payable to our Manager with respect to any calendar quarter unless our cumulative Core Earnings is greater than zero for the most recently completed eight calendar quarters, or the number of completed calendar quarters since the closing date of the Original Private Placement, whichever is less.
Core Earnings is a non-GAAP financial measure and is defined as net income (loss) as determined according to GAAP, excluding non-cash equity compensation expense and any unrealized gains or losses from mark-to-market valuation changes (excluding other-than-temporary impairments, as defined by GAAP) that are included in net income for the applicable period. The amount will be adjusted to exclude (i) one-time events pursuant to changes in GAAP and (ii) non-cash items that in the judgment of management should not be included in Core Earnings, which adjustments in clauses (i) and (ii) shall only be excluded after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.
For purposes of calculating the incentive fee prior to the completion of the eight calendar quarters following the Original Private Placement, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.
Our Manager will be entitled to an incentive fee only if our board of directors declares a dividend from REIT taxable income, and the incentive fee will be payable at the same time that the dividend is payable to our stockholders. Our Manager will not receive any incentive fee in respect of a dividend constituting a return of capital. Calculations of REIT taxable income and return of capital for purposes of determining the incentive fee shall be made in accordance with Sections 856 through 860 of the Code and the other sections of the Code and the regulations thereunder applicable to us.
For a detailed hypothetical calculation of the incentive fee, see “Our Manager and the Management Agreement.”
Termination Fee
We will be required to pay our Manager a termination fee in the event that the management agreement is terminated as a result of (i) a termination by us without cause, (ii) our decision not to renew the management agreement, including for failure to agree on revised compensation, (iii) a termination by our Manager as a result of our becoming regulated as an “investment company” under the Investment Company Act (other than as a result of the acts or omissions of our Manager in violation of investment guidelines approved by our board of directors), or (iv) a termination by our Manager if we default in the performance of any material term of the management agreement (subject to a notice and cure period). The termination fee will be equal to twice the combined base fee and incentive fees payable to our Manager during the 12-month period ended as of the end of the most recently completed fiscal quarter prior to the date of termination.
Expense Reimbursement
We reimburse our Manager for all third-party, out-of-pocket costs incurred by our Manager for managing our business, including third-party diligence and valuation consultants, legal expenses, auditors and other financial services. We will not reimburse our Manager for lease costs or salaries and expenses of employees of our Manager. Our reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis.
For additional information, see “Our Manager and the Management Agreement.”
Servicing Agreement
On July 8, 2014, we entered into a 15-year servicing agreement with Gregory, or the servicing agreement. Gregory was formed in 2004 to service the mortgage loans and REO of the Aspen Capital companies and has developed a strong team of residential mortgage servicing specialists with expertise in servicing the types of  “high-touch,” servicing-intensive loans that we acquire. Its servicing model is focused on optimizing the return for each individual asset. We believe it is important for our servicer to understand each asset and each borrower’s situation and property to determine the most effective resolution and recovery method. Gregory has demonstrated its ability to add significant value to re-performing and non-performing mortgage loans as well as REO. Although our overall servicing costs will vary based on the types of assets serviced, we believe the long term of the servicing agreement provides efficiency and predictability relating to certain major components of our cost structure. We do not expect to use outside or third-party servicers.
We pay Gregory fees and reimburse it for expenses as follows:
Servicing Fees
Servicing fees are 0.65% annually of UPB for performing and re-performing loans and 1.25% annually of UPB for non-performing loans, and are paid monthly. The total fees incurred by us for these services depend upon the UPB and type of mortgage loans that Gregory services pursuant to the terms of the servicing agreement. The fees do not change if a performing loan becomes non-performing or vice versa.
Servicing fees for our real property assets is the greater of  (i) the servicing fee applicable to the underlying mortgage loan, or (ii) 1.00% annually of the fair market value of the REO as reasonably determined by our Manager or 1.00% annually of the purchase price of any REO otherwise purchased by us.
Expense Reimbursement
Gregory is reimbursed for all customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance of its obligations, the actual cost of any repairs and renovations. We do not reimburse Gregory for its employees’ salaries. The total fees incurred by us for these services will be dependent upon the property value, previous UPB of the relevant loan, and the number of REO properties.
Termination Fee
If the management agreement has been terminated other than for cause and the Servicer terminates the servicing agreement, we will be required to pay a termination fee equal to the aggregate servicing fees payable under the servicing agreement for the immediate preceding 12-month period.
Under the servicing agreement, Gregory services our residential and commercial mortgage loans and provides loan modification, assisted deed-in-lieu of foreclosure, assisted deed-for-lease and other loss mitigation programs. Gregory also provides property management, lease management and renovation management services associated with the real properties we acquire upon conversion of residential mortgage loans that we may own or that we acquire directly and assists in finding third party refinancing for such properties. The agreement provides for an initial term of 15 years, which term automatically renews for successive one-year terms unless either party sends a notice of non-renewal to the other party at least 180 days before the completion of the initial or renewal term, as applicable. Neither we nor the Servicer may terminate the servicing agreement without cause during the first 24 months of its term. Following such 24-month period, we may terminate the servicing agreement only for cause. Following such 24-month period, the Servicer may terminate the servicing agreement without cause by providing written notice to us no later than 180 days prior to December 31 of any year, and the servicing agreement will terminate effective on the December 31 next following the delivery of such notice. The servicing agreement also provides that the Servicer may terminate the agreement within 180 days after receiving notice that the management agreement has terminated, without any termination payment by us if the management agreement has been terminated for cause. Finally, if we terminate the management agreement for cause, we also have the right to terminate the servicing agreement effective upon the termination of the management agreement.
Our Manager and the Servicer are located in separate premises in the same building and share IT resources, which leads to more effective oversight by our Manager. We also believe this close collaboration leads to better communication among our Manager, the Servicer and us and greater ability by our Manager and the Servicer to enhance IT systems and upgrade analytics with desired features, which enables our Manager and the Servicer to determine the optimal resolution strategy for each loan more quickly. Our Manager communicates an initial pool level strategy to the Servicer and hosts a training session to review priorities and optimal solutions. During the training session, our Manager discusses any such exceptions found during the due diligence process and provides guidance to the Servicer on addressing any issues effectively. In addition to training sessions and informal discussions, both parties meet weekly to review individual modification requests. Every employee of our Manager is very familiar with all functions of the Servicer, which allows them to monitor performance at a granular level to maximize individual asset returns.
Conflicts of Interest
We depend on our Manager for our day-to-day management and do not have any independent officers or employees. Each of our executive officers, except for our chief financial officer, has a direct interest in the financial success of our Manager or the Servicer. Mr. Mendelsohn, our chief executive officer, is also the chief executive officer of our Manager, and Mr. Schaub, our president, and Mr. Ohl, our chief financial officer, are also chief operating officer and chief financial officer, respectively, of the Servicer. Mr. Mendelsohn is also a partner of Aspen Capital, the trade name for the Aspen group of companies, and Mr. Ohl is the chief financial officer of Aspen. In addition, Mr. Begleiter, a director, is a managing director at Flexpoint Ford LLC. As of April 10, 2015, Flexpoint REIT Investor, an affiliate of an investment fund managed by Flexpoint Ford LLC, owned 12.1% of our common stock (assuming redemption of OP Units on a 1-for-1 basis into shares of our common stock), a 9.8% equity interest in GA-FS (plus warrants for an additional 19.8% equity interest), the parent of the Servicer, and a 26.73% equity interest in our Manager. In addition, so long as Flexpoint REIT Investor and/or its affiliates own at least 9.8% of the outstanding shares of our common stock, Flexpoint REIT Investor has the right to nominate a representative for election as a member of our board of directors.
The management agreement and the servicing agreement were negotiated between related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as if any of them had been negotiated at arm’s-length with an unaffiliated third party. In addition, the ability of our Manager and its officers and personnel to engage in certain other business activities may reduce the time that our Manager’s officers and personnel spend managing us.

We expect to be the exclusive investment vehicle for our Manager and its affiliates to acquire and own re-performing and non-performing mortgage loans. Our Manager has agreed that, for so long as the management agreement is in effect and provided that either we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value, neither it nor any of its affiliates will (i) sponsor or manage any investment vehicle or company whose investment strategy will involve acquiring re-performing or non-performing mortgage loans unless our Manager obtains the prior approval of a majority of our independent directors or (ii) acquire assets consistent with our investment mandate on behalf of another investment vehicle unless we are first offered the investment opportunity and a majority of our board of directors (including a majority of our independent directors) decide not to acquire such assets.
In addition, to avoid any actual or perceived conflicts of interest with our Manager, we will not purchase portfolio assets from (or sell portfolio assets to) our directors or officers, our Manager, Aspen, or any of their affiliates, nor will we engage in any transaction in which these persons have a direct or indirect pecuniary interest, including in connection with the securitization of any of our mortgage loan assets. This provision excludes the management agreement, the servicing agreement, the acquisition of our original assets using a portion of the proceeds of our Original Private Placement, transactions in which Gregory is the holder of record for assets that we cannot own directly because neither we nor any of our subsidiaries holds necessary licenses, and any transactions approved by a majority of the independent directors of our board of directors.
Gregory also continues to service the assets it currently services for funds managed by Aspen and its affiliates and may in its discretion service assets that are not re-performing or non-performing mortgage loans (such as Agency loans). Gregory has agreed, provided that either we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value, not to service re-performing or non-performing mortgage loans for either affiliates of our Manager or independent third parties; however, as long as the majority of our independent directors approve, Gregory can service any assets for affiliates or independent third parties, including if we determine not to acquire assets that would otherwise be appropriate for us.
Our Exclusion from Regulation as an Investment Company
We intend to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
We are organized as a holding company and conduct our businesses primarily through wholly owned subsidiaries of our operating partnership. Our operating partnership holds certain real estate and real estate-related assets directly and through our subsidiaries. Neither we nor our operating partnership nor Great Ajax Funding is an investment company under Section 3(a)(1)(C). In addition, we intend to conduct our operations so that neither we nor our operating partnership nor Great Ajax Funding come within the definition of an investment company by ensuring that less than 40% of the value of our total assets on an unconsolidated basis consists of  “investment securities.” We monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. Our 19.8% equity interest in our Manager is owned by Thetis TRS, which is a special purpose subsidiary of our operating partnership. Thetis TRS may rely on Section 3(c)(1) or 3(c)(7) for its Investment Company Act exclusion and, therefore, our interest in such subsidiary would constitute an “investment security” for purposes of determining whether we pass the 40% test.
The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of our company is made by us. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.
We believe that neither we nor certain of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.
Certain of our subsidiaries may also rely upon certain exclusions from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate,” which we refer to as “qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.”
Qualification for exclusion from registration under the Investment Company Act limits our ability to make certain investments. In addition, complying with the tests for exclusion from registration could restrict the time at which we can acquire and sell assets. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. We cannot assure you that the SEC or its staff will not take action that results in our or our subsidiary’s failure to maintain an exclusion or exemption from the Investment Company Act.
The loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our business strategy, financial condition and results of operations. See “Risk Factors—Risks Related to Our Organizational Structure—Maintenance of our exclusion from registration as an investment company under the Investment Company Act imposes significant limitations on our operations.”
Other Laws and Regulations
Our business is subject to extensive regulation by federal, state and local authorities. We will be required to comply with numerous federal consumer protection and other laws. See “Business—Other Laws and Regulations.”
REIT Restrictions on Ownership of Our Common Stock
In order to assist us in qualifying as a REIT for U.S. federal income tax purposes, among other purposes, our charter contains restrictions relating to the amount of shares of our common and capital stock that a person may own. Our charter provides that, subject to certain exceptions, no person, including a “group,” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, may beneficially own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock or the aggregate of the outstanding shares of our capital stock. In addition, our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock if such ownership would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, and (b) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” Our board of directors has granted ownership waivers to Flexpoint REIT Investor, the Wellington Investors and certain other investors.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of specified reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, among other things:
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We are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

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We are permitted to provide less extensive disclosure about our executive compensation arrangements;

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We are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

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We have elected to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.
Summary Risk Factors
An investment in our common stock is subject to risks. The following is a summary of the principal risks that you should carefully consider before investing in shares of our common stock. See “Risk Factors” beginning on page 21 of this prospectus, for more detailed discussion of the factors you should consider before deciding to invest in shares of our common stock.
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We have a limited operating history and may not be able to operate our business in accordance with the REIT requirements or generate sufficient revenue to make or sustain distributions to our stockholders.

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A significant portion of the residential mortgage loans that we acquire are, or may become, non-performing loans, which could increase our risk of loss.

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The supply of re-performing and non-performing loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement, and the prices for re-performing and non-performing loans may increase, which could materially and adversely affect us.

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We may be materially and adversely affected by risks affecting borrowers or the single-family rental properties in which our investments may be concentrated at any given time, as well as from unfavorable changes in the related geographic regions.

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Recent changes in consumer mortgage loan regulations may make it more difficult for borrowers to refinance our purchased mortgage loans.

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A significant change in delinquencies for the loans we will own could adversely affect our business, financial condition and results of operations.

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Market conditions and other factors may affect our ability to securitize assets, which could increase our financing costs and adversely affect our results of operations and ability to make distributions.

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Prepayment rates can change, adversely affecting the performance of our assets and our ability to reinvest the proceeds thereof.

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The real estate assets and real estate-related assets we intend to or may invest in are subject to the risks associated with real property.

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An increase in interest rates may cause a decrease in the amount of certain of our target assets that are available for acquisition, which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.

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The principal and interest payments on our retained MBS are not guaranteed by any entity and, therefore, are subject to increased risks, including credit risk.

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The Servicer’s operations are heavily regulated at the U.S. federal, state and local levels and its failure to comply with applicable regulations could materially adversely affect our expenses and results of operations, and there is no assurance that we could replace the Servicer with servicers that satisfy our requirements or with whom we could enter into agreements on satisfactory terms.

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The failure of the Servicer to service our assets effectively would materially and adversely affect us.

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We may incur significant costs in restoring our properties, and we may underestimate the costs or amount of time necessary to complete such restorations.

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We may change our investment strategy, investment guidelines and asset allocation without notice or stockholder consent, which may result in riskier investments. In addition, our charter provides that our board of directors may authorize us not to seek to elect to be taxed as a REIT or to revoke or otherwise terminate our REIT election without the approval of our stockholders.

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Our inability to compete effectively in a highly competitive market could adversely affect our ability to implement our business strategy, which could materially and adversely affect us.

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Our ability to make distributions to our stockholders will depend on our operating results, our financial condition and other factors and we may not be able to make regular cash distributions at a fixed rate or at all under certain circumstances.

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We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders and increase losses when economic conditions are unfavorable.

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Hedging against interest rate changes and other risks may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

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We operate in a highly regulated industry and continually changing U.S. federal, state and local laws and regulation could materially adversely affect our business, financial condition and results of operations and our ability to pay dividends to our stockholders.

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We have conflicts of interest with our Manager, the Servicer and Aspen, and certain members of our board of directors, as well as our management team, have, or could have in the future, conflicts of interest due to their respective relationships with these entities, and such conflicts could be resolved in a manner adverse to us.

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Our board of directors has approved a very broad investment policy and guidelines for our Manager and will not review or approve each investment decision. We may change our investment policy and guidelines without stockholder consent, which may materially and adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

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Maintenance of our exclusion from regulation as an investment company under the Investment Company Act imposes significant limitations on our operations.

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Our charter generally does not permit ownership in excess of 9.8% of any class or series of our stock, and attempts to acquire our stock in excess of the stock ownership limit will be ineffective unless an exemption is granted by our board of directors. These provisions may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares of common stock.

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Failure to qualify as a REIT would subject us to U.S. federal, state and local income taxes, which could adversely affect the value of shares of our common stock and would substantially reduce the cash available for distribution to our stockholders.

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The taxable mortgage pool, or TMP, rules may increase the taxes that we, or certain of our stockholders, may incur and may limit the manner in which we effect future securitizations.

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Failure to comply with the tax regulations with respect to Thetis TRS and any other TRS that we form would jeopardize our REIT status and may result in the application of a 100% excise tax.

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The Internal Revenue Service, or IRS, may deem the gains from sales of our properties to be subject to a 100% prohibited transaction tax.

Our Principal Office
Our principal offices are located at 9400 SW Beaverton-Hillsdale Hwy, Suite 131, Beaverton, OR 97005. Our telephone number is 503-505-5670. Our web address is www.great-ajax.com. The information on our website does not constitute a part of this prospectus.

THE OFFERING
Common stock offered by selling
stockholders
10,445,784 shares
Common stock outstanding
15,226,163 shares
Common stock and OP Units outstanding
15,850,269 shares and OP Units
Use of proceeds
We will not receive any proceeds from the sale of our common stock by the selling stockholders.
NYSE Symbol
AJX
Transfer restrictions
Due to limitations on the concentration of ownership of a REIT imposed by the Code, our charter prohibits any stockholder from directly or indirectly owning more than 9.8% of the outstanding shares of our capital stock, subject to the right of our board of directors to waive such restriction. Our board of directors has granted ownership waivers to Flexpoint REIT Investor, the Wellington Investors and certain other investors. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 21.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. This could cause the value of our common stock to decline significantly, and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Our Business
We have a limited operating history and may not be able to operate our business in accordance with the REIT requirements or generate sufficient revenue to make or sustain distributions to our stockholders.
We were incorporated on January 30, 2014 and commenced operations on July 8, 2014, following the closing of the Original Private Placement. Prior to July 8, 2014, neither we nor our Manager had any operating history, and our Manager has not previously operated or managed a REIT. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies. There can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make satisfactory distributions to our stockholders or any distributions at all. The results of our operations depend on factors over which we have no control, including the availability of acquisition opportunities, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the mortgage loan and financial markets and general economic conditions.
A significant portion of the residential mortgage loans that we acquire are, or may become, non-performing loans, which could increase our risk of loss.
We expect to acquire residential mortgage loans where the borrower has failed to make timely payments of principal and/or interest currently or in the past. As part of the residential mortgage loan portfolios we purchase, we also may acquire performing loans that subsequently become non-performing. We currently do not expect to acquire newly originated residential mortgage loans on properties that are not already part of our mortgage loan or REO portfolio. Under current market conditions, many of these loans will have current loan-to-value ratios in excess of 100%, meaning the amount owed on the loan exceeds the value of the underlying real estate. Although we expect to purchase loans at significant discounts to UPB and underlying property value, if actual results are different from our assumptions in determining the prices for such loans, particularly if the market value of the underlying property decreases significantly, we may incur significant losses. There are no limits on the percentage of non-performing loans we may hold. Any loss we incur may be significant and could materially and adversely affect us.
Residential mortgage loan modification and refinance programs, future legislative action, and other actions and changes in the general economy may materially and adversely affect the supply of, value of, and the returns on, re-performing and non-performing loans.
Our business model depends on the acquisition of a steady supply of re-performing and non-performing loans, our ability to support continued performance by borrowers under re-performing loans, the success of our loan modification and other resolution efforts and to a certain extent, the conversion of a portion of those loans to REO that we can then sell or rent. The number of re-performing and non-performing loans available for purchase may be reduced by uncertainty in the lending industry and the governmental sector and/or as a result of general economic improvement. Lenders may choose to delay foreclosure proceedings, renegotiate interest rates or refinance loans for borrowers who face foreclosure.
In addition, in recent years, the U.S. federal government has instituted a number of programs aimed at assisting at-risk homeowners, or reducing the number of properties going into foreclosure or going into non-performing status. For example, the U.S. Government, through the Department of the Treasury, U.S. Department of Housing and Urban Development, or HUD, and the Federal Housing Finance Agency or, FHFA, has implemented a number of federal programs designed to assist homeowners, including HAMP, which provides homeowners with assistance in avoiding foreclosure on residential mortgage loans, and the

Home Affordable Refinance Program, or HARP, which allows Fannie Mae and Freddie Mac borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments without new mortgage insurance, up to an unlimited loan-to-value ratio for fixed-rate mortgages. HAMP, HARP and other loss mitigation programs may involve, among other things, the modification of residential mortgage loans to reduce the principal amount of the loans (through forbearance and/or forgiveness) and/or the rate of interest payable on the loans or to extend the payment terms of the loans. These loan modification programs, future legislative or regulatory actions, including possible amendments to the bankruptcy laws that result in the modification of outstanding residential mortgage loans, as well as changes in the requirements necessary to qualify for refinancing residential mortgage loans, may materially and adversely affect the value of, and the returns on, our portfolio of re-performing and non-performing loans.
Other governmental actions may affect our business by hindering the pace of foreclosures. In recent periods, there has been a backlog of foreclosures in certain jurisdictions, due to a combination of volume constraints and legal actions, including those brought by the U.S. Department of Justice, or DOJ, HUD, State Attorneys General, the office of the Comptroller of the Currency, and the Federal Reserve Board against mortgage servicers alleging wrongful foreclosure practices. Legal claims brought or threatened by the DOJ, HUD, CFPB and State Attorneys General against residential mortgage servicers have produced large settlements. A portion of the funds from these settlements are directed to homeowners seeking to avoid foreclosure through mortgage modifications, and servicers are required to adopt specified measures to reduce mortgage obligations in certain situations. It is expected that the settlements will help many homeowners avoid foreclosures that would otherwise have occurred in the near-term. It is also possible that other residential mortgage servicers will agree to similar settlements. These developments will reduce the number of homes in the process of foreclosure and decrease the supply of properties and assets that meet our investment criteria.
In addition, the U.S. Congress and numerous state legislatures have considered, proposed or adopted legislation to constrain foreclosures, or may do so in the future. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, also created the CFPB, which supervises consumer financial services companies (including bank and non-bank mortgage lenders and mortgage servicers) and enforces U.S. federal consumer protection laws as they apply to banks, credit unions and other financial services companies, including mortgage servicers, and which has issued many regulations regarding mortgage origination and servicing. These regulations provide for special remedies in favor of consumer mortgage borrowers, particularly upon default and foreclosure. It remains uncertain whether any of these measures will have a significant impact on foreclosure volumes or what the timing of that impact would be. If foreclosure volumes were to decline significantly, we may experience difficulty in finding target assets at attractive prices, which will materially and adversely affect us. Also, the number of families seeking rental housing might be reduced by such legislation, reducing rental housing demand for properties that we may seek to rent in our markets.
The supply of re-performing and non-performing loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement, and the prices for re-performing and non-performing loans may increase, which could materially and adversely affect us.
As a result of the continuing effects of the economic crisis in 2008, there has been an increased supply of re-performing and non-performing loans available for sale. However, in response to the economic crisis, the origination of jumbo, subprime, Alt-A and second-lien residential mortgage loans has dramatically declined as lenders have increased their standards of creditworthiness in originating new loans and fewer homeowners may go into non-performing status on their residential mortgage loans. In addition, the prices at which re-performing and non-performing loans can be acquired may increase due to the entry of new participants into the distressed loan marketplace or a smaller supply of re-performing and non-performing loans in the marketplace. For these reasons, along with the continuing slow rate of general improvement in the economy, the supply of re-performing and non-performing residential mortgage loans that we may acquire may decline over time, which could materially and adversely affect us.

Difficult conditions in the mortgage, residential real estate and smaller commercial real estate markets as well as general market concerns may adversely affect the value of the assets in which we invest and these conditions may persist for the foreseeable future.
Our business is materially affected by conditions in the residential mortgage market, the residential real estate market, the smaller commercial real estate market, the financial markets and the economy in general. Concerns about the residential mortgage market and a not-yet-stable real estate market, as well as inflation, energy costs, geopolitical issues, concerns over the creditworthiness of governments worldwide and the stability of the global banking system, continuing relatively high unemployment and under-employment and the availability and cost of credit have contributed to increased volatility and diminished expectations for the economy and markets going forward. In particular, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions, including defaults, credit losses and liquidity concerns. Certain commercial banks, investment banks and insurance companies continue to announce losses from exposure to the residential mortgage market. These factors have affected investor perception of the risk associated with MBS, other real estate-related securities and various other asset classes in which we may invest. As a result, values of certain of our assets and the asset classes in which we intend to invest have experienced volatility. Further deterioration of the mortgage market and investor perception of the risks associated with MBS we may retain as part of our securitizations, as well as other assets that we acquire could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.
We may be materially and adversely affected by risks affecting borrowers or the single-family rental properties in which our investments may be concentrated at any given time, as well as from unfavorable changes in the related geographic regions.
Our assets are not subject to any geographic, diversification or concentration limitations. Accordingly, our investment portfolio may be concentrated by geography, single-family rental property characteristics and/or borrower demographics, increasing the risk of loss to us if the particular concentration in our portfolio is subject to greater risks or undergoing adverse developments. In addition, adverse conditions in the areas where the properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of our investments. A material decline in the demand for single-family housing or rentals in these or other areas where we will own assets may materially and adversely affect us. Lack of diversification can increase the correlation of non-performance and foreclosure risks among our investments. Historically, the mortgage and real estate assets acquired by affiliates of our Manager have been concentrated in Florida and the western and southwestern United States.
Recent changes in consumer mortgage loan regulations may make it more difficult for borrowers to refinance our purchased mortgage loans.
The Dodd-Frank Act authorized the CFPB to issue regulations, including the Ability-to-Pay Rule, or the ATR Rule, governing a loan originator’s determination that, at the time a loan is originated, the consumer has a reasonable ability to repay the loan, or ATR. The CFPB promulgated the ATR Rule, which implements detailed requirements on how lenders must establish a borrower’s ability to repay a covered mortgage loan. The ATR Rule became effective for residential mortgage loan applications received on or after January 10, 2014. A subset of mortgages within the ATR Rule are known as “qualified mortgages,” or QMs. The Dodd-Frank Act provides a statutory presumption that a borrower will have the ability to repay a loan if the loan has the characteristics that meet the definition of QM, potentially mitigating the risk of liability of the creditor and assignee of the creditor for special ATR remedies under the U.S. federal Truth in Lending Act, or TILA. Mortgage lenders may be reluctant to make loans that do not qualify as QMs because they will not be entitled to such protection against civil liability under the Dodd-Frank Act. As a result, the ATR Rule may restrict the availability of mortgage loans in the market, including refinancing loans.
Changes in the underwriting standards by Freddie Mac, Fannie Mae or FHA could make it more difficult to refinance our purchased mortgage loans.
In 2010, Freddie Mac and Fannie Mae announced tighter underwriting guidelines, particularly for adjustable rate mortgages, or ARMs, and hybrid interest-only ARMs, or Hybrid ARMs. Specifically,

Freddie Mac announced that it would no longer purchase interest-only mortgages and Fannie Mae changed its eligibility criteria for purchasing and securitizing ARMs to protect consumers from potentially dramatic payment increases. Stricter underwriting standards by Freddie Mac, Fannie Mae or the FHA could affect our ability to refinance mortgage loans and the terms on which mortgage loans may be refinanced, which may adversely affect our business and results of operations.
The whole residential mortgage loans and other residential mortgage assets in which we may invest are subject to risk of default, among other risks.
The mortgage loans and other mortgage-related assets that we may acquire from time to time may be subject to defaults (including re-default for re-performing loans), foreclosure timeline extension, fraud, residential price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us. Residential mortgage loans are secured by single-family residential property and, when not guaranteed by a government sponsored enterprise, or GSE, such as Fannie Mae and Freddie Mac, or securitized through Ginnie Mae, are subject to risks of delinquency and foreclosure and risks of loss. The payment of the principal and interest on the mortgage loans we expect to acquire would not typically be guaranteed by any GSE or any other governmental agency. Additionally, by directly acquiring whole mortgage loans, we do not receive the structural credit enhancements that can benefit senior tranches of MBS. A whole mortgage loan is directly exposed to losses resulting from default. Therefore, the value of the underlying property, the creditworthiness and financial position of the borrower and the priority and enforceability of the lien will significantly affect the value of such mortgage. The ability of a borrower to repay a loan secured by a residential property typically depends upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of nature, terrorism, social unrest and civil disturbances, may impair a borrower’s ability to repay a mortgage loan. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on a foreclosed mortgage loan. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, and any costs or delays involved in the foreclosure or liquidation process may increase losses.
Whole mortgage loans are also subject to “special hazard” risk such as property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor in possession to the extent the lien is unenforceable under state law. In addition, claims may be assessed against us on account of our position as a mortgage holder or property owner, including assignee liability, responsibility for tax payments, environmental hazards and other liabilities. In some cases, these liabilities may be “recourse liabilities” or may otherwise lead to losses in excess of the purchase price of the related mortgage or property. Although we expect to acquire mortgage loans at significant discounts from their UPB and underlying property value, in the event of any default under a mortgage loan held directly by us, we bear a risk of loss of the principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and results of operations.
The MBS we retain from our own securitizations evidence interests in, or are secured by, pools of residential mortgage loans. Accordingly, the MBS that we hold will be subject to all of the risks of the respective underlying mortgage loans.
For certain residential mortgage loans, the Dodd-Frank Act established, through amendment to TILA, life-of-loan liability on any holder of a residential mortgage loan that takes action on the loan following default (including foreclosure). This liability is premised upon violation of the ATR Rule, as well as violation of the loan originator compensation rule. Borrower remedies, available by way of recoupment or set-off, include statutory damages and attorneys’ fees.

Our commercial mortgage loans in respect of smaller multi-family residential properties or smaller mixed use retail/residential properties may be subject to defaults, foreclosure timeline extension, fraud and commercial price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal.
Our commercial mortgage loans secured by multi-family or commercial property may be subject to risks of delinquency and foreclosure, and risk of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically depends primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:
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tenant mix;

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success of tenant businesses;

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property management decisions;

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property location and condition;

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competition from comparable types of properties;

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changes in laws that increase operating expenses or limit rents that may be charged;

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any need to address environmental contamination at the property or the occurrence of any uninsured casualty at the property;

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changes in national, regional or local economic conditions and/or specific industry segments;

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declines in regional or local real estate values;

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declines in regional or local rental or occupancy rates;

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increases in interest rates;

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real estate tax rates and other operating expenses;

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changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

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acts of God, terrorist attacks, social unrest and civil disturbances.

If we acquire and subsequently re-sell any whole mortgage loans, we may be required to repurchase such loans or indemnify investors if we breach representations and warranties.
If we acquire and subsequently re-sell any whole mortgage loans, we would generally be required to make customary representations and warranties about such loans to the loan purchaser. Our residential mortgage loan sale agreements and terms of any securitizations into which we sell loans will generally require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Repurchased loans are typically worth only a fraction of the original price. Significant repurchase activity could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. Further, depending on the level of repurchase and resale activities, we may determine to conduct any such activities through a TRS.
We are subject to counterparty risk and may be unable to seek indemnity or require our counterparties to repurchase mortgage loans if they breach representations and warranties, which could cause us to suffer losses.
When selling mortgage loans, sellers typically make customary representations and warranties about such loans. Our residential mortgage loan purchase agreements may entitle us to seek indemnity or demand repurchase or substitution of the loans in the event our counterparty breaches a representation or warranty given to us. However, there can be no assurance that our mortgage loan purchase agreements will contain appropriate representations and warranties, that we will be able to enforce our contractual right to repurchase or substitution, or that our counterparty will remain solvent or otherwise be able to honor its obligations under its mortgage loan purchase agreements. Our inability to obtain indemnity or require repurchase of a significant number of loans could harm our business, financial condition, liquidity, results of operations and our ability to make distributions to our stockholders.
Certain investments in portfolios of whole mortgage loans and other mortgage assets may require us to purchase less desirable mortgage assets as part of an otherwise desirable pool of mortgage assets, which could subject us to additional risks relating to the less desirable mortgage assets.
If we acquire portfolios of whole mortgage loans and other mortgage assets, the portfolio may contain some assets that we would not otherwise seek to acquire on their own. These other assets may subject us to additional risks. Acquisition of less desirable mortgage assets may impair our performance and reduce the return on our investments.
To the extent that due diligence is conducted on potential assets, such due diligence may not reveal all of the risks associated with such assets and may not reveal other weaknesses in such assets, which could lead to losses.
Before making an investment, we intend to conduct (either directly or using third parties) certain due diligence. There can be no assurance that we will conduct any specific level of due diligence, or that, among other things, our due diligence processes will uncover all relevant facts or that any purchase will be successful, which could result in losses on these assets, which, in turn, could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.
The failure of a seller of mortgage loans to provide all the necessary documentation to us could adversely affect our ability to leverage our assets or otherwise service the mortgage loans that we will own.
Pursuant to customary provisions in the purchase agreements governing our loan acquisitions, we also generally will have the right to cause the sellers to repurchase certain loans if they do not provide proper documentation to evidence ownership or first lien status with respect to such loans within a specified time period. Any delay or inability to obtain such documentation could adversely affect our ability to leverage such loans, could adversely affect the Servicer’s ability to service those mortgage loans and any such repurchases by the sellers would decrease the size of our portfolio.
We will primarily own higher risk loans, which are more expensive to service than conventional mortgage loans.
A significant percentage of the mortgage loans we will own are higher risk loans, meaning that the loans are to less creditworthy borrowers or for properties the value of which has decreased. These loans are more expensive to service because they require more frequent interaction with customers and greater monitoring and oversight. Additionally, in connection with the ongoing mortgage market reform and regulatory developments, servicers of higher risk loans may be subject to increased scrutiny by state and U.S. federal regulators or may experience higher compliance costs, which could result in a further increase in servicing costs. Through the servicing agreement, the Servicer will pass along to us many of the additional third-party expenses incurred by it in servicing these higher risk loans. The greater cost of servicing higher risk loans, which may be further increased through regulatory reform, could adversely affect our business, financial condition and results of operations.
A change in delinquencies for the loans we will own could adversely affect our business, financial condition and results of operations.
Delinquency rates have a significant impact on our revenues and expenses of our mortgage loans as follows:
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Revenue.   Increased delinquencies generate higher ancillary fees to the loan servicer, which fees are recoverable, if at all, in the event that the related loan is liquidated prior to payment of the interest on the loan or MBS that we will own.

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Expenses.   An increase in delinquencies will result in a higher cost to service due to the increased time and effort required to collect payments from delinquent borrowers. The cost of servicing an increasingly delinquent mortgage loan portfolio may rise without a corresponding increase in revenue because of increased third-party cost reimbursements such as property taxes and insurance.

An increase in delinquency rates could therefore adversely affect our business, financial condition and results of operations.
Moreover, a significant percentage of the mortgage loans we will own are higher risk loans, which tend to have higher delinquency and default rates than GSE and government agency-insured mortgage loans. These higher risk loans, combined with decreases in property values, have caused increases in loan-to-value ratios, resulting in borrowers having little or negative equity in their property, which may provide incentive to borrowers to strategically default on their loans. Recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans or otherwise limit the ability of mortgage servicers to take actions that may be essential to preserve the value of the mortgage loans. Any such limitations are likely to cause delayed or reduced collections from mortgagors.
Market conditions and other factors may affect our ability to securitize assets, which could increase our financing costs and adversely affect our results of operations and ability to make distributions.
Our ability to obtain permanent non-recourse financing through securitizations will be affected by a number of factors, including:
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conditions in the securities markets, generally;

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conditions in the asset-backed securities markets, specifically;

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yields on our portfolio of mortgage loans;

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the credit quality of our portfolio of mortgage loans; and

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our ability to obtain any necessary credit enhancement.

In recent years, the asset-backed securitization markets have experienced unprecedented disruptions, and securitization volumes have decreased sharply. Recent conditions in the securitization markets include reduced liquidity, increased risk premiums for issuers, reduced investor demand, financial distress among financial guaranty insurance providers, a general tightening of credit and substantial regulatory uncertainty. Although we have been able to complete two securitizations, if these conditions worsen in the future, they could increase our cost of funding, and could reduce or even eliminate our access to the securitization market. As a result, these conditions could preclude us from securitizing assets acquired for such purpose.
Our ability to sell mortgage loans into securitizations could also be delayed, limited, or precluded by legislative and regulatory reforms applicable to asset-backed securities and the institutions that sponsor, service, rate, or otherwise participate in, or contribute to, the successful execution of a securitization transaction. Other factors could also limit, delay, or preclude our ability to sell assets into securitizations. Provisions of the Dodd-Frank Act have required significant revisions to the legal and regulatory framework that apply to the asset-backed securities markets and securitizations. For example, Section 15G of the Exchange Act, as modified by the Dodd-Frank Act, generally requires the issuer of asset-backed securities to retain not less than five percent of the credit risk of the assets collateralizing the asset-backed securities. While Section 15G includes an exemption for asset-backed securities that are collateralized exclusively by residential mortgages that qualify as “qualified residential mortgages” (as defined in the accompanying regulations), re-performing loans of the type that we intend to purchase and securitize generally will not qualify for this exemption. We will therefore be required to retain five percent or more of the credit risk associated with the assets we securitize.
In addition to these laws and rules, other U.S. federal or state laws and regulations that could affect our ability to sell assets into securitization programs may be proposed, enacted, or implemented. These laws and regulations could effectively preclude us from financing our assets through securitizations or could delay our execution of these types of transactions. Other matters, such as (i) accounting standards applicable to securitization transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions that traditionally purchase and hold asset-backed securities, could also result in less investor demand for securities issued through securitization transactions.
Prepayment rates can change, adversely affecting the performance of our assets and our ability to reinvest the proceeds thereof.
The frequency at which prepayments (including voluntary prepayments by borrowers, loan buyouts and liquidations due to defaults and foreclosures) occur on mortgage loans, including those underlying MBS, is affected by a variety of factors, including the prevailing level of interest rates as well as economic, demographic, tax, social, legal, and other factors. Generally, borrowers tend to prepay their mortgages when prevailing mortgage rates fall below the interest rates on their mortgage loans. When borrowers prepay their mortgage loans at rates that are faster or slower than expected, it results in prepayments that are faster or slower than expected on the mortgage loans and any related MBS. These faster or slower than expected payments may adversely affect our profitability, although the effects vary because upon prepayment we can receive 100% of the remaining UBP that we had purchased at a significant discount.
We may purchase loans that have a higher interest rate than the then prevailing market interest rate. In exchange for this higher interest rate, we may pay a premium to par value to acquire the loan. In accordance with GAAP, we amortize this premium over the expected term of the security or loan based on our prepayment assumptions or its contractual terms, depending on the type of loan or security purchased. If a loan is prepaid in whole or in part at a faster than its expected rate or contractual term (as applicable), we must expense all or a part of the remaining unamortized portion of the premium that was paid at the time of the purchase, which will adversely affect our profitability.
We also may purchase securities or loans that have a lower interest rate than the then prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the loan. We accrete this discount over the expected term of the loan based on our prepayment assumptions or its contractual terms, depending on the type of loan or security purchased. If a loan is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of investment portfolio and result in a lower than expected yield on loans purchased at a discount to par.
Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayments can also occur when borrowers sell the property and use the sale proceeds to prepay the mortgage as part of a physical relocation or when borrowers default on their mortgages and the mortgages are prepaid from the proceeds of a foreclosure sale of the property. The GSE guidelines for repurchasing delinquent loans from MBS trusts and changes in such guidelines also affect prepayment rates. Consequently, prepayment rates also may be affected by conditions in the housing and financial markets, which may result in increased delinquencies on mortgage loans, cost of capital, general economic conditions and the relative interest rates on fixed and adjustable rate loans, which could lead to an acceleration of the payment of the related principal.
The adverse effects of prepayments may affect us in various ways. Particular investments may under-perform relative to any hedges that we may have constructed for these assets, resulting in a loss to us. Furthermore, to the extent that faster prepayment rates are due to lower interest rates, the principal payments received from prepayments will tend to be reinvested in lower-yielding assets, which may reduce our income in the long run. Therefore, if actual prepayment rates differ from anticipated prepayment rates, our business, financial condition and results of operations and ability to make distributions to our stockholders could be materially adversely affected.
The real estate assets and real estate-related assets we intend to or may invest in are subject to the risks associated with real property.
We will own real estate directly as well as assets that are secured by real estate. Real estate assets are subject to various risks, including:
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declines in the value of real estate;

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acts of nature, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

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acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

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adverse changes in national and local economic and market conditions;

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changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

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costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

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the potential for uninsured or under-insured property losses.

The occurrence of any of the foregoing or similar events may reduce our return from an affected property or asset and, consequently, materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.
Investments in second-lien mortgage loans could subject us to increased risk of losses.
We may invest in second-lien mortgage loans or create securitizations with MBS backed by such loans. If a borrower defaults on a second lien mortgage loan or on its senior debt (i.e., a first-lien loan in the case of a residential mortgage loan), or in the event of a borrower bankruptcy, such loan will be satisfied only after all senior debt is paid in full. As a result, if we invest in second-lien mortgage loans and the borrower defaults, we may lose all or a significant part of our investment.
Our use of models in connection with the valuation of our assets subjects us to potential risks in the event that such models are incorrect, misleading or based on incomplete information.
As part of the risk management process, we use our Manager’s detailed proprietary models to evaluate, depending on the asset class, house price appreciation and depreciation by county, region, prepayment speeds and foreclosure frequency, cost and timing. Models and data are used to value assets or potential assets and also in connection with any hedging of our acquisitions. Many of the models are based on historical trends. These trends may not be indicative of future results. Furthermore, the assumptions underlying the models may prove to be inaccurate, causing the models to also be incorrect. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, we may be induced to buy certain assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.
Valuations of some of our assets will be inherently uncertain, may be based on estimates, may fluctuate over short periods of time and may differ from the values that would have been used if a ready market for these assets existed.
While in some cases our determination of the fair value of our assets will be based on valuations provided by third-party dealers and pricing services, we will value most of our assets using unobservable inputs based upon our judgment, and such valuations may differ from those provided by third-party dealers and pricing services. Valuations of certain assets are often difficult to obtain or unreliable. In general, dealers and pricing services heavily disclaim their valuations. Additionally, dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. The valuation process has been particularly difficult recently because market events have made valuations of certain assets unpredictable, and the disparity of valuations provided by third-party dealers has widened.

Our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially adversely affected if our fair value measurements of these assets were materially higher than the values that would exist if a ready market existed for these assets.
The lack of liquidity of our assets may adversely affect our business, including our ability to sell our assets.
We acquire assets, securities or other instruments that are not liquid or publicly traded, and market conditions could significantly and negatively affect the liquidity of other assets.
In addition, mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential and commercial mortgage loans. Further, validating third-party pricing for illiquid assets may be more subjective than for liquid assets. Any illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we previously recorded our assets. We may also face other restrictions on our ability to liquidate any assets for which we have or could be attributed with material non-public information. If we are unable to sell our assets at favorable prices or at all, it could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. Assets that are illiquid are more difficult to finance, and to the extent that we use leverage to finance assets that become illiquid, we may lose that leverage or have it reduced. Assets tend to become less liquid during times of financial stress, which is often the time that liquidity is most needed. As a result, our ability to sell assets or vary our portfolio in response to changes in economic and other conditions may be limited by liquidity constraints, which could adversely affect our results of operations and financial condition.
An increase in interest rates may cause a decrease in the amount of certain of our target assets that are available for acquisition, which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.
Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the amount of target assets available to us for acquisition, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.
The principal and interest payments on our retained MBS are not guaranteed by any entity and, therefore, are subject to increased risks, including credit risk.
We create and retain MBS that will be backed by residential mortgage loans that do not conform to the Fannie Mae or Freddie Mac underwriting guidelines. Consequently, the principal and interest on those MBS are not guaranteed by GSEs such as Fannie Mae and Freddie Mac, or securitized through Ginnie Mae. We do not currently expect to acquire third-party non-Agency MBS.
Our MBS are and will be subject to many of the risks of the respective underlying mortgage loans. A residential mortgage loan is typically secured by a single-family residential property and is subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property depends upon the income or assets of the borrower. A number of factors, including a general economic downturn, unemployment, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their mortgage loans. In periods following home price declines, “strategic defaults” (decisions by borrowers to default on their mortgage loans despite having the ability to pay) also may become more prevalent.
In the event of defaults under mortgage loans backing any of our retained MBS, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan. Additionally, in the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. If borrowers default on the mortgage loans backing our MBS and we are unable to recover any resulting loss through the foreclosure process, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially adversely affected.
The Servicer’s operations are heavily regulated at the U.S. federal, state and local levels and its failure to comply with applicable regulations could materially adversely affect our expenses and results of operations, and there is no assurance that we could replace the Servicer with servicers that satisfy our requirements or with whom we could enter into agreements on satisfactory terms.
The Servicer must comply with a wide array of U.S. federal, state and local laws and regulations that regulate, among other things, the manner in which it services our mortgage loans and manages our real property in accordance with the servicing agreement, including recent CFPB mortgage servicing regulations promulgated pursuant to the Dodd-Frank Act. These laws and regulations cover a wide range of topics such as licensing; allowable fees and loan terms; permissible servicing and debt collection practices; limitations on forced-placed insurance; special consumer protections in connection with default and foreclosure; and protection of confidential, nonpublic consumer information (privacy). The volume of new or modified laws and regulations has increased in recent years, and states and individual cities and counties continue to enact laws that either restrict or impose additional obligations in connection with certain loan origination, acquisition and servicing activities in those cities and counties. The laws and regulations are complex and vary greatly among the states and localities, and in some cases, these laws are in direct conflict with each other or with U.S. federal law. In addition, these laws and regulations often contain vague standards or requirements, which make compliance efforts challenging. Material changes in these rules and regulations could increase our expenses under the servicing agreement. From time to time, the Servicer may be party to certain regulatory inquiries and proceedings, which, even if unrelated to the residential mortgage servicing operation, may result in adverse findings, fines, penalties or other assessments and may affect adversely its reputation.The Servicer’s failure to comply with applicable laws and regulations could adversely affect our expenses and results of operations. If we were to determine to change servicers, there is no assurance that we could find servicers that satisfy our requirements or with whom we could enter into agreements on satisfactory terms. The Servicer’s failure to comply with these laws and regulations could also indirectly result in damage to our reputation in the industry and adversely affect our ability to effect our business plan.
The failure of the Servicer to service our assets effectively would materially and adversely affect us.
We will rely on the Servicer to service and manage our assets, including managing collections on our whole mortgage loans and the mortgage loans underlying our retained MBS. If the Servicer is not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If the Servicer takes longer to liquidate non-performing assets, our losses may be higher than originally anticipated. We also will rely on the Servicer to provide all of our property management, lease management and renovation management services associated with the real properties we acquire upon conversion of residential mortgage loans that we will own or that we acquire directly. The failure of the Servicer to effectively service our mortgage loans assets, including the mortgage loans underlying any MBS we may own, REO and other real estate-related assets could negatively impact the value of our investments and our performance.
We rely on the Servicer for our loss mitigation efforts relating to mortgage loan assets, which loss mitigation efforts may be unsuccessful or not cost-effective.
We depend on a variety of services provided by the Servicer, including, among other things, to collect principal and interest payments on our whole mortgage loans as well as the mortgage loans underlying our retained MBS and to perform loss mitigation services. In addition, legislation and regulation that have been enacted or that may be enacted in order to reduce or prevent foreclosures through, among other things, loan modifications, may reduce the value of mortgage loans. Mortgage servicers may be required or incentivized by the U.S. Government to pursue such loan modifications, as well as forbearance plans and other actions intended to prevent foreclosure, even if such loan modifications and other actions are not in the best interests of the owners of the mortgage loans. In addition to legislation that establishes requirements or creates financial incentives for mortgage loan servicers to modify loans and take other actions that are intended to prevent foreclosures, federal legislation has also been adopted that creates a safe harbor from liability to creditors for servicers that undertake loan modifications and other actions that are intended to prevent foreclosures. Finally, recent laws and regulations, including CFPB regulations, delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans or otherwise limit the ability of mortgage servicers to take actions that may be essential to preserve the value of the mortgage loans underlying the MBS. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increase servicing costs. As a result of these legislative and regulatory actions, the Servicer may not perform in our best interests or up to our expectations, which could materially adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.
We may be affected by deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.
There continues to be uncertainty around the timing and ability of servicers to remove delinquent borrowers from their homes, so that they can liquidate the underlying properties and ultimately pass the liquidation proceeds through to owners of the mortgage loans or related MBS. Given the magnitude of the housing crisis, and in response to the well-publicized failures of many servicers to follow proper foreclosure procedures (such as “robo-signing”), mortgage servicers are being held to much higher foreclosure-related documentation standards than they previously were. However, because many mortgages have been transferred and assigned multiple times (and by means of varying assignment procedures) throughout the origination, warehouse and securitization processes, mortgage servicers may have difficulty furnishing the requisite documentation to initiate or complete foreclosures. This leads to stalled or suspended foreclosure proceedings, and ultimately additional foreclosure-related costs. Foreclosure-related delays also tend to increase ultimate loan loss severities as a result of property deterioration, amplified legal and other costs, and other factors. Many factors delaying foreclosure, such as borrower lawsuits and judicial backlog and scrutiny, are outside of servicers’ control and have delayed, and will likely continue to delay, foreclosure processing in both judicial states (where foreclosures require court involvement) and non-judicial states. The Servicer’s failure to remove delinquent borrowers from their homes in a timely manner could increase our costs, adversely affect the value of the property and mortgage loans and have a material adverse effect on our results of operations and business.
Changes in applicable laws or noncompliance with applicable law could materially and adversely affect us.
As an owner of real estate, we are required to comply with numerous U.S. federal, state and local laws and regulations, some of which may conflict with one another or be subject to limited judicial or regulatory interpretations. These laws and regulations may include zoning laws, building codes, landlord-tenant laws and other laws generally applicable to business operations. Noncompliance with laws or regulations could expose us to liability.
Lower revenue growth or significant unanticipated expenditures may result from our need to comply with changes in (i) laws imposing remediation requirements and potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions, (ii) rent control or rent stabilization laws or other residential landlord-tenant laws or (iii) other governmental rules and regulations or enforcement policies affecting the rehabilitation, use and operation of any single-family rental properties we may own, including changes to building codes and fire and life-safety codes.
Our decision whether to rent or sell any REO we acquire upon conversion of non-performing loans will depend on conditions in the relevant geographic markets, and if our assumptions about rental rates and occupancy levels in our markets are not accurate, our operating results and cash available for distribution could be adversely affected.
We intend either to sell or rent the real property, either single-family residences or smaller commercial properties, that we may acquire upon conversion of non-performing mortgage loans. The success of our business model will substantially depend on conditions in the applicable sales or rental markets in the relevant geographic markets, including, among other things, occupancy and rent levels. If those assumptions prove to be inaccurate, our operating results and cash available for distribution could be lower than expected, potentially materially.
Rental rates and occupancy levels for single-family residential properties have benefited in recent periods from macroeconomic trends affecting the U.S. economy and residential real estate and mortgage markets in particular, including:
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a tightening of credit that has made it more difficult to finance a home purchase, combined with efforts by consumers generally to reduce their exposure to credit;

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economic and employment conditions that have increased foreclosure rates;

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reduced real estate values that challenged the traditional notion that homeownership is a stable investment; and

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the unprecedented level of vacant housing comprising the REO owned by banks, GSEs, and other mortgage lenders or guarantors.

The single-family rental market is currently significantly larger than in historical periods. We do not expect the favorable trends in the single-family rental market to continue indefinitely. A strengthening of the U.S. economy and job growth, together with the large supply of foreclosed single-family rental properties, the current availability of low residential mortgage rates and government-sponsored programs promoting home ownership, may contribute to a stabilization or reversal of the current trend that favors renting rather than homeownership. In addition, we expect that as investors increasingly seek to capitalize on opportunities to purchase undervalued housing properties and convert them to productive uses, the supply of single-family rental properties will decrease and the competition for tenants will intensify. To the extent that a significant portion of our business becomes single-family rentals, a softening of the rental property market in our markets could adversely affect our operating results and cash available for distribution, potentially materially.
We may incur significant costs in restoring our properties, and we may underestimate the costs or amount of time necessary to complete restorations.
Before determining whether to rent or sell any of our properties, the Servicer will perform a detailed assessment, including an on-site review of such property, to identify the scope of restoration to be completed. Beyond customary repairs, we may undertake improvements designed to optimize overall property appeal and increase the value and rentability of the property when such improvements can be done cost effectively. To the extent properties are occupied, restorations may be postponed until the premises are vacated. We expect that nearly all of our properties will require some level of restoration immediately upon their acquisition or in the future following expiration of a lease or otherwise. We may acquire properties that we plan to restore extensively. In addition, in order to reposition properties in the rental market, we will be required to make ongoing capital improvements and may need to perform significant restorations and repairs from time to time. Consequently, we are exposed to the risks inherent in property restoration, including potential cost overruns, increases in labor and materials costs, delays by contractors in completing work, delays in the timing of receiving necessary work permits and certificates of occupancy and poor workmanship. If our assumptions regarding the cost or timing of restorations across our properties prove to be materially inaccurate, we could be materially and adversely affected.
Contingent or unknown liabilities could materially and adversely affect us.
Our acquisition activities are subject to many risks. We may acquire properties that are subject to unknown or contingent liabilities, including liabilities for or with respect to liens attached to properties, unpaid real estate taxes, utilities or other charges for which a prior owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of vendors or other persons dealing with the acquired properties and tax liabilities, among other things. In each case, our acquisition may be without any, or with only limited, recourse with respect to unknown or contingent liabilities or conditions. As a result, if any such liability were to arise relating to our properties, or if any adverse condition exists with respect to our properties that is in excess of our insurance coverage, we might have to pay substantial sums to settle or cure it, which could materially and adversely affect us. The properties we acquire may also be subject to covenants, conditions or restrictions that restrict the use or ownership of such properties, including zoning laws and regulations and prohibitions on leasing or requirements to obtain the approval of home owner associations prior to leasing. We may not discover such restrictions during the acquisition process and such restrictions may adversely affect our ability to operate such properties as we intend.
Poor tenant selection and defaults by our tenants may materially and adversely affect us.
Our success with any REO that we may seek to rent will depend, in large part, upon our Servicer’s ability to attract and retain qualified tenants for our properties, whether residential or commercial. This will depend, in turn, upon our ability to screen applicants, identify good tenants and avoid tenants who may default. We will inevitably make mistakes in our selection of tenants, and we may rent to tenants whose default on our leases or failure to comply with the terms of the lease or other regulations could materially and adversely affect us and the quality and value of our properties. For example, tenants may default on payment of rent, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, make use of our properties for illegal purposes, damage or make unauthorized structural changes to our properties that may not be fully covered by security deposits, refuse to leave the property when the lease is terminated, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with applicable regulations, sub-let to less desirable individuals in violation of our leases or permit unauthorized persons to occupy the property.
In addition, defaulting tenants will often be effectively judgment-proof. The process of evicting a defaulting tenant from a family residence can be adversarial, protracted and costly. Furthermore, some tenants facing eviction may damage or destroy the property. Damage to our properties may significantly delay re-leasing after eviction, necessitate expensive repairs or impair the rental revenue or value of the property. In addition, we will incur turnover costs associated with re-leasing the properties, such as marketing expense and brokerage commissions, and will not collect revenue while the property is vacant. Although we will attempt to work with tenants to prevent such damage or destruction, there can be no assurance that we will be successful in all or most cases. Such tenants will not only cause us not to achieve our financial objectives for the properties in which they live, but may subject us to liability, and may damage our reputation with our other tenants and in the communities where we do business.
A significant uninsured property or liability loss could have a material adverse effect on us.
We carry commercial general liability insurance and property insurance with respect to our rental properties on terms we consider commercially reasonable. There are, however, certain types of losses (such as losses arising from acts of war) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it economically impractical. If an uninsured property loss or a property loss in excess of insured limits were to occur, we could lose our capital invested in a single-family rental property or group of rental properties as well as the anticipated future revenues from such single-family rental property or group of properties. If an uninsured liability to a third party were to occur, we would incur the cost of defense and settlement with or court ordered damages to that third party. A significant uninsured property or liability loss could materially and adversely affect us.
We may change our investment strategy, investment guidelines and asset allocation without notice or stockholder consent which may result in riskier investments. In addition, our charter provides that our board of directors may authorize us not to seek to elect to be taxed as a REIT or to revoke or otherwise terminate our REIT election without the approval of our stockholders.
Our board of directors has the authority to change our investment strategy or asset allocation at any time without notice to or consent from our stockholders. To the extent that our investment strategy changes in the future, we may make investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment or leverage strategy may increase our exposure to interest rate and real estate market fluctuations or require us to sell a portion of our existing investments, which could result in gains or losses and therefore increase our earnings volatility. Decisions to employ additional leverage in executing our investment strategies could increase the risk inherent in our asset acquisition strategy. Furthermore, a change in our asset allocation could result in our allocating assets in a different manner than as described in this prospectus.
In addition, our charter provides that our board of directors may authorize us not to seek to elect to be taxed as a REIT or to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. These changes could adversely affect our financial condition, results of operations, the market value of our common stock, and our ability to make distributions to our stockholders.
Our inability to compete effectively in a highly competitive market could adversely affect our ability to implement our business strategy, which could materially and adversely affect us.
Our profitability depends, in large part, on our ability to acquire targeted assets at favorable prices. We face significant competition when acquiring re-performing and non-performing loans and our other targeted assets. Our competitors include other mortgage REITs, financial companies, public and private funds, hedge funds, commercial and investment banks and residential and commercial finance companies. Many of our competitors are substantially larger and have considerably greater access to capital and other resources than we do. Furthermore, new companies with significant amounts of capital have recently been formed or have raised additional capital, and may continue to be formed and raise additional capital in the future, and these companies may have objectives that overlap with ours, which may create competition for assets we wish to acquire. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets to acquire and establish more relationships than us. We also may have different operating constraints from those of our competitors including, among others, tax-driven constraints such as those arising from our intention to qualify and maintain our qualification as a REIT and restraints imposed on us by our attempt to comply with certain exclusions from the definition of an “investment company” or other exemptions under the Investment Company Act. Furthermore, competition for assets in our targeted asset classes may lead to the price of such assets increasing, may reduce the number of attractive re-performing and non-performing loan investment opportunities available to us or increase the bargaining power of asset owners seeking to sell, which would increase the prices for these assets. If such events occur, our ability to implement our business strategy could be adversely affected, which could materially and adversely affect us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.
Our ability to make distributions to our stockholders will depend on our operating results, our financial condition and other factors, and we may not be able to make regular cash distributions at a fixed rate or at all under certain circumstances.
We intend to make distributions to our stockholders in amounts such that we distribute substantially all of our taxable income in each year (subject to certain adjustments). This distribution policy will enable us to avoid being subject to U.S. federal income tax on our taxable income that we distribute to our stockholders. However, our ability to make distributions will depend on our results of operations, which may experience uneven cash flow because we will hold re-performing and non-performing loans our earnings, applicable law, our financial condition and such other factors as our board of directors may deem relevant from time to time. We will declare and make distributions to our stockholders only to the extent approved by our board of directors.
We are highly dependent on communications and information systems operated by third parties, and systems failures could significantly disrupt our business and negatively impact our operating results.
Our business is highly dependent on communications and information systems that allow us to monitor, value, buy, sell, finance and hedge our investments. These systems are operated by third parties, including our affiliates, and, as a result, we have limited ability to ensure continued operation. In the event of systems failure or interruption, we will have limited ability to affect the timing and success of systems restoration. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities which could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we, through the Servicer, may acquire and store sensitive data on our network, such as our proprietary business information and personally identifiable information of borrowers obligated on loans and our prospective and current mortgages and tenants. The secure processing and maintenance of this information is critical to our business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could materially and adversely affect us.
Risks Related to Leverage and Hedging
We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders and increase losses when economic conditions are unfavorable.
We use leverage to finance our investment operations and to enhance our financial returns and potentially to pay dividends. Sources of leverage may include bank credit facilities, warehouse lines of credit, structured financing arrangements (including securitizations) and repurchase agreements, among others. We may also seek to raise additional capital through public or private offerings of debt or equity securities, depending upon market conditions. We may use repurchase agreements to acquire certain assets, including our internally developed MBS, until we can securitize the assets. Because repurchase agreements are short-term borrowing, typically with 30- to 90-day terms although some may have terms up to 364 days, they are more subject to volatility in interest rates and lenders willingness to extend such borrowings. We currently do not expect a majority of our borrowings to be repurchase agreements or other short-term borrowings. Through the use of leverage, we may acquire positions with market exposure significantly greater than the amount of capital committed to the transaction. We intend to use leverage for the primary purpose of financing acquisitions for our portfolio and not for the purpose of speculating on changes in interest rates. We do not have a targeted debt-to-equity ratio generally or for specific asset classes, although we currently expect that our debt-to-equity ratio will be within a range of 1:1 to 2:1. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. Our ability to achieve our investment and leverage objectives will depend on our ability to borrow money in sufficient amounts and on favorable terms and, as necessary, to renew or replace borrowings as they mature.
Leverage will magnify both the gains and the losses of our positions. Leverage will increase our returns as long as we earn a greater return on investments purchased with borrowed funds than our cost of borrowing such funds. However, if we use leverage to acquire an asset and the value of the asset decreases, the leverage will increase our losses. Even if the asset increases in value, if the asset fails to earn a return that equals or exceeds our cost of borrowing, the leverage will decrease our returns.
We may be required to post large amounts of cash as collateral or margin to secure our repurchase commitments. In the event of a sudden, precipitous drop in value of our financed assets, we might not be able to liquidate assets quickly enough to repay our borrowings, further magnifying losses. Even a small decrease in the value of a leveraged asset may require us to post additional margin or cash collateral. This may decrease the cash available to us for distributions to stockholders, which could adversely affect the price of our common stock. In addition, our debt service payments will reduce cash flow available for distribution to stockholders. We may not be able to meet our debt service obligations. To the extent that we cannot meet our debt service obligations, we risk the loss of some or all of our assets to sale to satisfy our debt obligations.
To the extent we are compelled to liquidate qualifying real estate assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which could jeopardize our ability to qualify and maintain our qualification as a REIT. Failing to qualify as a REIT would cause us to be subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income and decrease profitability and cash available for distributions to stockholders.
We may not be able to achieve our optimal leverage or target leverage ratios.
We use leverage as a strategy to increase the return to our investors. However, we may not be able to achieve our desired leverage for any of the following reasons:
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we determine that the leverage would expose us to excessive risk;

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our lenders do not make funding available to us at acceptable rates or on acceptable terms; and

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our lenders require that we provide additional collateral to cover our borrowings.

In addition, if we exceed our target leverage ratios, the potential adverse impact on our financial condition and results of operation described above may be amplified.
Non-recourse long-term financing structures such as securitizations expose us to risks that could result in losses to us.
We have used and intend to continue to use securitization and other non-recourse long-term financing for our investments if, and to the extent, available. In such structures, lenders typically have only a claim against the assets included in the securitizations rather than a general claim against the owner-entity. Prior to each such financing, we may seek to finance our investments with relatively short-term facilities until a sufficient portfolio is accumulated. As a result, we would be subject to the risk that we would not be able to acquire, during the period that any short-term facilities are available, sufficient eligible assets or securities to maximize the efficiency of a securitization.
We also bear the risk that we may not be able to obtain new short-term facilities or may not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets or securities for a securitization. In addition, conditions in the capital markets may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets or securities. While we retain and expect to retain the unrated equity component of securitizations and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into such securitizations may increase our overall exposure to risks associated with direct ownership of such investments, including the risk of default. Additionally, the securitization of our portfolio could magnify our exposure to losses because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. An inability to securitize our portfolio may adversely affect our performance and our ability to grow our business.
Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us as an entity. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our investments on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price.
Our failure to comply with covenants contained in any debt agreement, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our operating results and our financial condition.
We may enter into debt facilities that will require us to comply with various operational, reporting and other covenants that limit us from engaging in certain types of transactions. If there were an event of default under our debt facilities that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be immediately due and payable. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated, upon an event of default, or that we would be able to refinance or restructure the payments on those debt instruments.

Hedging against interest rate changes and other risks may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.
Subject to qualifying and maintaining our qualification as a REIT and exemption from registration under the Investment Company Act, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity would vary in scope based on the level and volatility of interest rates, the types of liabilities and assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:
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interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

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available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

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the duration of the hedge may not match the duration of the related assets or liabilities being hedged;

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to the extent hedging transactions do not satisfy certain provisions of the Code or are not made through a TRS, the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by the Code provisions governing REITs;

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the value of derivatives used for hedging is adjusted from time to time in accordance with accounting rules to reflect changes in fair value; and downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity;

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the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which would be intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.
Our use of certain hedging techniques may expose us to counterparty risks.
If an interest rate swap counterparty cannot perform under the terms of the interest rate swap, we may not receive payments due under that swap, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. If we are required to sell our derivatives under these circumstances, we may incur losses. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we could also incur a loss for all remaining unamortized premium paid for that agreement.
Hedging instruments and other derivatives may not, in some cases, be traded on regulated exchanges, or may not be guaranteed or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could result in material losses.
Hedging instruments and other derivatives involve risk because they may not, in some cases, be traded on regulated exchanges and may not be guaranteed or regulated by any U.S. or foreign governmental authorities. Not all of the instruments that we will use will be executed on a regulated exchange. To the extent that we enter into any over-the-counter instruments that are not required to be, or accepted for, clearing, we may be subject to counterparty risks. We are not restricted from dealing with any particular counterparty or from concentrating any or all of our transactions with one counterparty. Furthermore, our Manager has only a limited internal credit function to evaluate the creditworthiness of its counterparties, mainly relying on its experience with such counterparties and their general reputation as participants in these markets. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default under the hedging agreement. Default by a party with whom we enter into a hedging transaction may result in losses and may force us to re-initiate similar hedges with other counterparties at the then-prevailing market levels. Generally we will seek to reserve the right to terminate our hedging transactions upon a counterparty’s insolvency, but absent an actual insolvency, we may not be able to terminate a hedging transaction without the consent of the hedging counterparty, and we may not be able to assign or otherwise dispose of a hedging transaction to another counterparty without the consent of both the original hedging counterparty and the potential assignee. If we terminate a hedging transaction, we may not be able to enter into a replacement contract in order to cover our risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and therefore we may be required to maintain any hedging position until exercise or expiration, which could materially adversely affect our business, financial condition and results of operations.
Changes in regulations relating to swaps activities may cause us to limit our swaps activity or subject us to additional disclosure, recordkeeping, and other regulatory requirements.
The enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. New regulations have been promulgated by U.S. and foreign regulators to strengthen oversight of derivative contracts. Any actions taken by regulators could constrain our strategy and could increase our costs, either of which could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. In particular, the Dodd-Frank Act requires most derivatives to be executed on a regulated market and cleared through a central counterparty, which may result in increased margin requirements and costs. On December 7, 2012, the CFTC issued a No-Action Letter that provides mortgage REITs relief from such registration, or No-Action Letter, as a commodity pool to the extent that they meet certain conditions and submit a claim indicating that they will rely on such relief. We believe we meet the conditions set forth in the No-Action Letter and we have relied on this no-action relief from commodity pool registration. However, if in the future we do not meet the conditions set forth in the No-Action Letter or the relief provided by the No-Action Letter becomes unavailable for any other reason, we may need to seek to obtain another exemption from registration.
Risks Related to Regulatory and Legislative Actions
We operate in a highly regulated industry and continually changing U.S. federal, state and local laws and regulation could materially adversely affect our business, financial condition and results of operations and our ability to pay dividends to our stockholders.
The residential mortgage industry is highly regulated. We and our Manager are required to comply with a wide array of U.S. federal, state and local laws and regulations that regulate, among other things, the manner in which each of us conducts our businesses. These regulations directly impact our business and require constant compliance, monitoring and internal and external audits. A material failure to comply with any of these laws or regulations could subject us and our Manager to lawsuits or governmental actions and damage our reputation, which could materially adversely affect our business, financial condition and results of operations.
U.S. federal, state and local governments have recently proposed or enacted numerous new laws, regulations and rules related to mortgage loans, including servicing and collection of mortgage loans. Laws, regulations, rules and judicial and administrative decisions relating to mortgage loans include those pertaining to real estate settlement procedures, equal credit opportunity, fair lending, fair credit reporting, truth in lending, fair debt collection practices, service members protections, compliance with net worth and financial statement delivery requirements, compliance with U.S. federal and state disclosure and licensing requirements, the establishment of maximum interest rates, finance charges and other charges, qualified mortgages, secured transactions, payment processing, escrow, loss mitigation, collection, foreclosure, repossession and claims-handling procedures, and other trade practices and privacy regulations providing for the use and safeguarding of non-public personal financial information of borrowers. Our service providers, including the Servicer and outside foreclosure counsel retained to process foreclosures, must also comply with many of these legal requirements.

In particular, the Dodd-Frank Act represents a comprehensive overhaul of the financial services industry in the United States and includes, among other things (i) the creation of a Financial Stability Oversight Council to identify emerging systemic risks posed by financial firms, activities and practices, and to improve cooperation among U.S. federal agencies, (ii) the creation of the CFPB, authorized to promulgate and enforce consumer protection regulations relating to financial products and services, including mortgage lending and servicing, and to exercise supervisory authority over participants in mortgage lending and mortgage servicing, (iii) the establishment of strengthened capital and prudential standards for banks and bank holding companies, (iv) enhanced regulation of financial markets, including the derivatives and securitization markets, and (v) amendments to the Truth in Lending Act, or TILA, and the Real Estate Settlement Procedures Act, or RESPA, aimed at improving consumer protections with respect to mortgage originations and mortgage servicing, including disclosures, originator compensation, minimum repayment standards, prepayment considerations, appraisals and loss mitigation and other servicing requirements.
In addition, although we do not intend to acquire MBS in which the underlying mortgage loans are guaranteed or insured by any GSE or U.S. Governmental agency, actions taken by or proposed to be taken by, among others, FHFA, the U.S. Treasury, the Federal Reserve Board or other U.S. governmental agencies that are intended to regulate the origination, underwriting guidelines, servicing guidelines, servicing compensation and other aspects of mortgage loans guaranteed by the GSEs or U.S. governmental agencies (known as “Agency RMBS”) can have indirect and sometimes direct effects on our business and business model, results of operations and liquidity. For example, loan originators and servicers, investors and other participants in the mortgage securities markets may use regulatory guidelines intended for Agency RMBS as guidelines or operating procedures in respect of non-Agency RMBS. In addition, changes in underwriting guidelines for Agency RMBS generally affect the supply of similar or complementary non-Agency RMBS.
Our or our Manager’s failure to comply or cause the Servicer to comply with these laws, regulations and rules may result in reduced payments by borrowers, modification of the original terms of mortgage loans, permanent forgiveness of debt, delays in the foreclosure process, increased servicing advances, litigation, enforcement actions, and repurchase and indemnification obligations.
We expect that legislative and regulatory changes will continue in the foreseeable future, which may increase our operating expenses, either to comply with applicable law, to deal with regulatory examinations or investigations, or to satisfy our lenders and investors that we are in compliance with those laws, regulations and rules that are applicable to our business. Any of these new, or changes in, laws, regulations or rules could adversely affect our business, financial condition and results of operations.
We may be unable to operate within the parameters that allow us to be excluded from regulation as a commodity pool operator, which would subject us to additional regulation and compliance requirements, and could materially adversely affect our business and financial condition.
Recently adopted rules under the Dodd-Frank Act establish a comprehensive new regulatory framework for derivative contracts commonly referred to as “swaps.” Under the Dodd-Frank Act, any investment fund that trades in swaps may be considered a “commodity pool,” which would cause its operators to be regulated as a “commodity pool operator,” or CPO. In December 2012, the Commodity Futures Trading Commission issued the No-Action Letter, giving relief to operators of mortgage REITs from the requirement to register as a CPO. In order to qualify, we must, among other non-operation requirements: (1) limit our initial margin and premiums required to establish our swap or futures positions to no more than 5% of the fair market value of our total assets; and (2) limit our net income derived annually from our swaps and futures positions that are not “qualifying hedging transactions” to less than 5% of our gross income. The need to operate within these parameters could limit the use of swaps by us below the level that we would otherwise consider optimal or may lead to the registration of our company or our directors as commodity pool operators, which will subject us to additional regulatory oversight, compliance and costs.

Certain jurisdictions require licenses to purchase, hold, enforce or sell residential mortgage loans. In the event that any such licensing requirement is applicable and we are not able to obtain such licenses in a timely manner or at all, our ability to implement our business strategy could be adversely affected, which could materially and adversely affect us.
Certain jurisdictions require a license to purchase, hold, enforce or sell residential mortgage loans. We currently do not hold any such licenses, and there is no assurance that we will be able to obtain them or, if obtained, that we will be able to maintain them. In connection with these licenses we would be required to comply with various information reporting and other regulatory requirements to maintain those licenses, and there is no assurance that we will be able to satisfy those requirements on an ongoing basis. Our failure to obtain or maintain such licenses or our inability to enter into another regulatory-compliant structure, such as establishing a trust with a federally chartered bank as trustee to purchase and hold the residential mortgage loans, could restrict our ability to invest in loans in these jurisdictions if such licensing requirements are applicable. In lieu of obtaining such licenses, we may contribute our acquired re-performing and non-performing residential mortgage loans to one or more wholly owned trusts whose trustee is a national bank, which may be exempt from state licensing requirements, or the seller of such loans may continue to hold the loans on our behalf until we obtain the applicable state license. If required, we will form one or more subsidiaries that will apply for necessary state licenses. If these subsidiaries obtain the required licenses, any trust holding loans in the applicable jurisdictions may transfer such loans to such subsidiaries, resulting in these loans being held by a state-licensed entity. There can be no assurance that we will be able to obtain the requisite licenses in a timely manner or at all or in all necessary jurisdictions, or that the use of the trusts will reduce the requirement for licensing, any of which could limit our ability to invest in residential mortgage loans. Our failure to obtain and maintain required licenses may expose us to penalties or other claims and may affect our ability to acquire an adequate and desirable supply of mortgage loans to conduct our securitization program and, as a result, could harm our business.
We could be subject to liability for potential violations of predatory lending laws, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.
Residential mortgage loan originators and servicers are required to comply with various U.S. federal, state and local laws and regulations, including anti-predatory lending laws and laws and regulations imposing certain restrictions on requirements on “high cost” loans. Failure of our Manager or service providers to comply with these laws could subject us, as an assignee or purchaser of the related residential mortgage loans, to monetary penalties and could result in impairment in the ability to foreclose such loans or the borrowers rescinding the affected residential mortgage loans. Lawsuits have been brought in various states making claims against assignees or purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If the loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.
Risks Related to Our Management and Our Relationship with Our Manager, the Servicer and Aspen
We have conflicts of interest with our Manager, the Servicer and Aspen, and certain members of our board of directors, as well as our management team, have, or could have in the future, conflicts of interest due to their respective relationships with these entities, and such conflicts could be resolved in a manner adverse to us.
Conflicts between us and our Manager.   Our Manager manages our business, investment activities and affairs pursuant to the management agreement. This agreement was not negotiated at arm’s-length and, accordingly, could contain terms, including the basis of calculation of the amount of the fees payable to our Manager, that are less favorable to us than similar agreements negotiated with unaffiliated third parties. Furthermore, the calculation of our Manager’s incentive fee is based on the dividends declared by our board of directors. In evaluating investments and other management strategies, the opportunity to earn incentive compensation may lead our Manager to place undue emphasis on the maximization of dividends at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

As an externally managed REIT, we have no management or employees and are entirely managed by our Manager, which negotiates all our agreements and deals with all our contractual counterparties on our behalf. For example, our Manager acts for us in connection with the servicing agreement, including monitoring the performance of Gregory under the agreement and exercising any available rights or remedies on our behalf. Our Manager and Gregory are affiliates. Each of our officers is an officer of our Manager or the Servicer.
Conflicts between us and the Servicer.   The servicing agreement was also not negotiated at arms’-length and could contain terms that are less favorable to us than similar agreements negotiated with unaffiliated third parties. In addition, the Servicer is generally not prohibited from providing similar services to other owners of mortgage loans and real estate assets, including other affiliates of Aspen.
Conflicts presented by our acquisition of our initial portfolio through acquisition of assets of Little Ajax II.   In July 2014, we acquired our initial portfolio of mortgage-related assets by acquiring 82% of the limited liability company interests of Little Ajax II from Flexpoint REIT Investor, the Wellington Management Institutional Investor and their respective affiliates. In September, we acquired the remaining interests in this initial mortgage-related asset portfolio from Little Ajax II and from Gregory. While we believe that the purchase price for these assets was substantially equal on a pro rata basis to the original purchase prices paid by Little Ajax II and Gregory for their portions of the assets, the transactions were not negotiated at arms’-length and could contain terms less favorable to us than terms of similar agreements negotiated with unaffiliated third parties. For additional information, see “Structure and Formation Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, prior to any securitization of our assets, Gregory acts as the holder of record for mortgage loans in states in which neither we nor our subsidiaries can own the assets directly because we do not have the necessary licenses. We or our subsidiaries hold 95% participation interests in those loans and when we acquire such loans to securitize them we expect to acquire the entirety of such loans at the same purchase price as Gregory initially acquired such loans. For additional information, see “Business—Our Portfolio.”
Particular risks associated with our license for the name “Great Ajax.”   If the management agreement expires or is terminated for any reason, the trademark license agreement pursuant to which we license the mark “Great Ajax” from Aspen will also terminate within 30 days. Upon any such termination, we would be required to cease doing business using the name “Great Ajax” and would have to change our corporate name, both of which could have a material adverse effect upon our business. All goodwill associated with our use of the mark “Great Ajax” is not our asset and such goodwill cannot be transferred by us to a third party. In addition, we need to obtain the consent of Aspen before we are permitted to register the licensed mark in any jurisdiction in the world. Failure to obtain such consent could have a material adverse effect on us, including our ability to expand our business into new jurisdictions.
Our Management team may engage in other activities and may have interests that conflict with ours.   Our Manager and members of its management team may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, so long as its services to us are not impaired thereby; provided that it may not engage in any such business or provide such services to any other entity that invests in the asset classes in which we intend to invest so long as we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value. If this occurs, our Manager or members of its management team may devote a disproportionate amount of time and other resources to acquire or manage properties owned by others. In addition, Aspen has agreed, for itself and its subsidiaries, including Gregory, to similar restrictions on their ability to compete with us. We will seek to manage any potential conflicts through provisions of our agreements with them and through oversight by independent members of our board of directors or general dispute resolution methods. However, there can be no assurance that such measures will be effective, that we will be able to resolve all conflicts with our Manager, Gregory and Aspen or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with unaffiliated third parties.
We own a 19.8% equity interest in our Manager through Thetis TRS. As of April 10, 2015, the Flexpoint REIT Investor and the Wellington Investors or affiliates thereof owned 18.7% and 12.1%,

respectively, of our outstanding common stock (assuming redemption of OP Units on a 1-for-1 basis into shares of our common stock). In addition, they each own 26.73% of our Manager, and 9.8% of GA-FS. Mr. Mendelsohn controls 50% of the manager of Aspen, which is the direct parent of our Manager and GA-FS, and has certain economic and/or management rights with respect to 7.8% of the interests in Aspen. Furthermore, each of our executive officers is an executive officer of our Manager or the Servicer and has interests in our relationship with them that may be different from the interests of our stockholders. In particular, these individuals, other than the chief financial officer, have a direct interest in the financial success of our Manager or the Servicer, which may encourage these individuals to support strategies in furtherance of their financial success that adversely affect us. Such ownership creates conflicts of interest when such directors or members of our management team are faced with decisions that involve us and our Manager, Gregory, Aspen or any of their respective subsidiaries. See “Certain Relationships and Related Party Transactions—Agreement with Anchor Investors” and “Principal Stockholders.”
Our board of directors has approved a very broad investment policy and guidelines for our Manager and will not review or approve each investment decision. We may change our investment policy and guidelines without stockholder consent, which may materially and adversely affect the market price of our common stock and our ability to make distributions to our stockholders.
Our Manager is authorized to follow a very broad investment policy and guidelines and, therefore, has great latitude in determining the types of assets that are proper investments for us, as well as the individual investment decisions. In the future, our Manager may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. Our board of directors will periodically review our investment policy and guidelines and our investment portfolio but will not review or approve each proposed investment by our Manager unless it falls outside the scope of our previously approved investment policy and guidelines or constitutes a related party transaction.
In addition, in conducting periodic reviews, our board of directors will rely primarily on information provided to it by our Manager. Furthermore, our Manager may use complex strategies. Transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. In addition, we may change our investment policy and guidelines and targeted asset classes at any time without the consent of our stockholders, and this could result in our making investments that are different in type from, and possibly riskier than, our current investments or the investments currently contemplated. Changes in our investment policy and guidelines and targeted asset classes may increase our exposure to interest rate risk, counterparty risk, default risk and real estate market fluctuations, which could materially and adversely affect us.
We depend on our Manager. We may not be able to retain our engagement of our Manager under certain circumstances, which could materially and adversely affect us. Termination of our Manager by us without cause is difficult and costly and our agreements with Gregory may simultaneously terminate or be terminated, as applicable.
Our success depends upon our relationships with and the performance of our Manager and its key personnel. Key personnel may leave its employment or may become distracted by financial or operational issues in connection with their business and activities unrelated to us and over which we have no control or may fail to perform for any reason. Our Manager may engage in any other business or render similar or different services to others, including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, so long as its services to us are not impaired thereby; provided that our Manager may not engage in any such business or provide such services to any other entity that invests in the asset classes in which we intend to invest so long as we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value. Aspen has agreed for itself and its subsidiaries to similar restrictions. In the event our Manager provides its services to a competitor, it may be difficult for us to secure a suitable replacement to our Manager on favorable terms, or at all or maintain our engagement of our Manager. In the event that the management agreement is terminated for any reason or our Manager is unable to retain its key personnel, it may also be difficult for us to secure a suitable replacement to our Manager on favorable terms, or at all.

Neither we nor our Manager may terminate the management agreement during the first 24 months of its term except “for cause” as defined therein. If we terminate the management agreement without cause thereafter or our Manager terminates the management agreement due to our default in the performance of any material term of the management agreement, we will be required to pay a significant termination fee. In addition, the management agreement will automatically terminate at the same time as the servicing agreement if the servicing agreement is terminated for any reason. If the management agreement expires or is earlier terminated, we and Gregory have certain rights to terminate the servicing agreement and the trademark license agreement will automatically terminate. The occurrence of any of the above-described events could materially and adversely affect us.
The incentive fee payable to our Manager under the management agreement will be payable quarterly based on the dividends declared by our board of directors and may cause our Manager to select investments in more risky assets to increase its incentive compensation.
Our Manager will be entitled to receive incentive compensation based upon the dividends declared by our board of directors in its discretion (together with the amount of distributions paid to holders of OP Units by our operating partnership, other than OP Units held by us as a limited partner). In evaluating investments and other management strategies, the opportunity to earn incentive compensation may lead our Manager to place undue emphasis on the maximization of dividends at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.
The servicing agreement was not negotiated at arms’-length.
Under the servicing agreement, the Servicer provides us with critically important services, including, among many others, the servicing of our whole mortgage loans, including the mortgage loans underlying our MBS, loan modification services, assisted deed-in-lieu of foreclosure services, assisted deed-for-lease services and other loss mitigation services with respect to our mortgage loans and property management, leasing management and renovation management services with respect to our real property assets and assistance in finding third party financing for such properties. The servicing agreement has an initial term of 15 years. Neither we nor the Servicer may terminate the servicing agreement without cause during the first 24 months of its term. Following such 24-month period, we may not terminate the servicing agreement except for cause or if we terminate the management agreement for cause. Following such 24-month period, the Servicer may terminate the servicing agreement without cause by providing written notice to us no later than 180 days prior to December 31 of any year, and the servicing agreement will terminate effective on the December 31 next following the delivery of such notice. The servicing agreement also provides that the Servicer may terminate the agreement within 180 days after receiving notice that the management agreement has terminated, without any termination payment by us if the management agreement has been terminated for cause. If the management agreement has been terminated other than for cause and the Servicer terminates the servicing agreement, we will be required to pay a significant termination fee. The management agreement will automatically terminate at the same time as the servicing agreement if the servicing agreement is terminated for any reason. Upon any termination of the servicing agreement, it may be difficult for us to secure suitable replacements or we may secure alternative servicers with less effective servicing platforms or at greater expense. In addition, the Servicer has no liability to us for its negligence in performing services for us under the servicing agreement, unless that negligence rises to the level of gross negligence or willful misconduct. The material terms of the servicing agreement are further described in “Certain Relationships and Related Party Transactions—Gregory Servicing Agreement.” The servicing agreement was not negotiated at arms’-length; accordingly, it may contain terms that are less favorable to us than agreements negotiated with one or more unaffiliated third parties might contain.
Failure of Gregory to effectively perform its obligations under the servicing agreement could materially and adversely affect us.
We are contractually obligated to service the residential mortgage loans that we acquire and we must operate or provide for the operation of the real estate assets we will own. We do not have any employees, a servicing platform, licenses or technical resources necessary to service our acquired loans. Consequently, we have engaged Gregory to service our mortgage loans and other real estate assets. If for any reason Gregory is unable to service these loans or real estate assets at the level and/or the cost that we anticipate, or if we fail to pay Gregory or otherwise default under the servicing agreement, and Gregory ceases to act as our servicer, alternate service providers may not be readily available on favorable terms, or at all, which could adversely affect our Manager’s performance under the management agreement and our business and results of operations. Gregory’s failure to perform the services under the servicing agreement would have a material adverse effect on us.
Our Manager has a contractually defined duty to us rather than a fiduciary duty.
Under the management agreement, our Manager has a contractual, as opposed to a fiduciary, relationship with us that limits its obligations to us to those specifically set forth in the management agreement. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time it spends managing us. In addition, unlike the relationship we have with our directors, there is no statutory standard of conduct under the Maryland General Corporation Law for officers of a Maryland corporation. Officers of a Maryland corporation, including our officers who are employees of our Manager, are subject to general agency principles including the exercise of reasonable care and skill in the performance of their responsibilities as well as the duties of loyalty, good faith and candid disclosure.
Risks Related to Our Organizational Structure
Maintenance of our exclusion from regulation as an investment company under the Investment Company Act imposes significant limitations on our operations.
We intend to continue to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. We are organized as a holding company and we conduct our business primarily through wholly owned subsidiaries of our operating partnership. Neither we nor our operating partnership nor Great Ajax Funding is an investment company under Section 3(a)(1)(C). The securities issued by our subsidiaries that are excluded from the definition of   “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with other investment securities we may own, cannot exceed 40% of the value of all our assets (excluding U.S. government securities and cash) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage and the assets we may hold. Our 19.8% equity interest in our Manager is held by Thetis TRS, which is a special purpose subsidiary of our operating partnership, and Thetis TRS may rely on Section 3(c)(1) or Section 3(c)(7) for its Investment Company Act exclusion and, therefore, our interest in such subsidiary would constitute an “investment security” for purposes of determining whether we pass the 40% test (see “Business—Operating and Regulatory Structure— Investment Company Act Exclusion” for additional information regarding the 40% test).
In connection with the Section 3(a)(1)(C) analysis, the determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat the securitization trusts as majority-owned subsidiaries of Great Ajax Funding even though none of the securities issued by such trusts that are held by Great Ajax Funding meets the definition of voting securities under the Investment Company Act. We reached our conclusion in reliance on an opinion of counsel that the Trust Certificates issued by each securitization trust are the functional equivalent of voting securities and that, in any event, each securitization trust should be considered to be a majority-owned subsidiary of Great Ajax Funding. We have not asked the SEC staff for concurrence of our analysis, our treatment of such securities as voting securities, or whether the securitization trusts, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Certain of our subsidiaries may rely on the exclusion provided by Section 3(c)(5)(C) under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets.
To classify the assets held by our subsidiaries as qualifying real estate assets or real estate-related assets, we will rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. In fact, in August 2011, the SEC published a concept release in which it asked for comments on this exclusion from regulation. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exemption from the need to register under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen. Furthermore, although we intend to monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion from registration. Any of the foregoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our common stock, the sustainability of our business model and our ability to make distributions.
Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:
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limitations on capital structure;

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restrictions on specified investments;

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restrictions on leverage or senior securities;

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restrictions on unsecured borrowings;

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prohibitions on transactions with affiliates; and

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compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.
Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our stockholders could be materially adversely affected.
The ownership limit in our charter may discourage a takeover or business combination that may have benefited our stockholders.
To assist us in qualifying as a REIT, among other purposes, our charter generally limits the beneficial or constructive ownership of our (a) common stock by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock or (b) capital stock by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock. We have waived these ownership limits, to a certain extent, for Flexpoint REIT Investor, the Wellington Investors and certain other investors as described under “Description of Our Capital Stock—Restricting Transfer Ownership.” This and other restrictions on ownership and transfer of our shares of stock contained in our charter may discourage a change of control of us and may deter individuals or entities from making tender offers for our common stock on terms that might be financially attractive to you or which may cause a change in our management. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease your ability to sell our common stock.
Our stockholders’ ability to control our operations is limited.
Our board of directors approves our major strategies, including our strategies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other strategies without a vote of our stockholders. Further, Flexpoint REIT Investor and the Wellington Investors own significant portions of our common stock, and will continue to have significant influence over us, and may have conflicts of interest with us or you now or in the future.
Certain provisions of Maryland law could inhibit a change in our control.
Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:
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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding stock) or an affiliate of an interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder, and thereafter require two supermajority stockholder votes to approve any such combination; and

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“control share” provisions that provide that a holder of our “control shares” (defined as voting shares of stock which, when aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), entitle the acquiror to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) generally has no voting rights with respect to the control shares except to the extent approved by our stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We elected to opt-out of these provisions of the MGCL, in the case of the business combination provisions, by resolution of our board of directors exempting any business combination between us and any other person (provided that such business combination is first approved by our board of directors, including a majority of our directors who are not affiliates or associates of such person), and in the case of the control share provisions, pursuant to a provision in our bylaws. We may not opt back in to either of these provisions without the approval of the holders of a majority of our shares of common stock.
Our authorized but unissued common and preferred stock may prevent a change in control of the company.
Our charter authorizes us to issue additional authorized but unissued common stock and preferred stock without stockholder approval. In addition, our board of directors may, without stockholder approval, (i) amend our charter to increase or decrease the aggregate number of our shares of stock or the number of shares of any class or series of stock that we have authority to issue, (ii) classify or reclassify any unissued common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, among other things, our board may establish a class or series of common stock or preferred stock that could delay or prevent a transaction or a change in control of the company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interest.
Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:
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actual receipt of an improper benefit or profit in money, property or services; or

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active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action.

In addition, our charter authorizes us to indemnify our present and former directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law and our bylaws require us to indemnify our present and former directors and officers, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us as a director or officer in these and other capacities. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our stockholders may have more limited rights against our present and former directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions not in your best interests.
Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for “cause” (as defined in our charter), and even then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum, for the full term of the directorship in which the vacancy occurred (other than vacancies among any directors elected by the holder or holders of any class or series of preferred stock, if such right exists). These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in our control that is in the best interests of our stockholders.
Our charter generally does not permit ownership in excess of 9.8% of our common stock or of our stock of all classes and series based on value or number of shares, and attempts to acquire our stock in excess of the stock ownership limit will be ineffective unless an exemption is granted by our board of directors. These provisions may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares of common stock.
We expect to qualify and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014. In order for us to qualify as a REIT, for each taxable year beginning with the year ending December 31, 2015, no more than 50% of the value of our outstanding shares of capital stock (after taking into account options to acquire shares of stock) may be owned, directly or constructively, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to help us qualify as a REIT, among other purposes, our charter generally limits the beneficial or constructive ownership of our (a) common stock by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock or (b) capital stock by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock. Our board of directors, in its sole and absolute discretion, may grant an exemption to certain of these prohibitions, subject to certain conditions and receipt by our board of certain representations, covenants and undertakings. In connection with our Private Placements, our board of directors waived such limit in connection with the ownership by Flexpoint REIT Investor, the Wellington Investors and certain other investors. Our board of directors may also from time to time increase this ownership limit for one or more persons and may increase or decrease such limit for all other persons. Any decrease in the ownership limit generally applicable to all stockholders will not be effective for any person whose percentage ownership of our stock is in excess of such decreased ownership limit until such time as such person’s percentage ownership of our stock equals or falls below such decreased ownership limit, but any further acquisition of our stock in excess of such decreased ownership limit will be in violation of the decreased ownership limit. Our board of directors may not increase the decreased ownership limit (whether for one person or all stockholders) if such increase would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding capital stock.
Our charter’s constructive ownership rules are complex and may cause the outstanding shares of our stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of any class or series of our stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding shares of our common stock or of our stock of all classes and series and thus violate the ownership limits or other restrictions on ownership and transfer of our stock. Any attempt to own or transfer our stock following the closing of this offering in excess of the ownership limit without the consent of our board of directors or in a manner that would cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the stock is held during the last half of a taxable year) or would otherwise cause us to fail to qualify as a REIT will result in the stock being automatically transferred to a trustee for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the stock ownership limit or the restrictions on ownership and transfer of our stock, any such transfer of our shares will be void ab initio. Further, any transfer of our stock that would result in our shares being beneficially owned by fewer than 100 persons will be void ab initio.
These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of our shares of common stock might receive a premium for their shares of common stock over the then-prevailing market price or which holders might believe to be otherwise in their best interests.
Conflicts of interest could arise in the future as a result of our structure.
Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their oversight of the management of our company. At the same time, we, through our wholly owned subsidiary, will have fiduciary duties, as a general partner, to our operating partnership and to any partners thereof under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and any of its partners may come into conflict with the duties of our directors and officers. In the event of a conflict between the interests of our stockholders and the interests of the partners of our operating partnership, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the partners; provided, that for so long as we own a controlling interest in our operating partnership, any such conflict that we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the partners of our operating partnership will be resolved in favor of our stockholders. For so long as we own a controlling interest in our operating partnership, the limited partnership agreement of our operating partnership requires us to resolve such conflicts in favor of our stockholders.
Risks Related to This Offering
The market price of our common stock may fluctuate, and you could lose all or part of your investment.
The stock market in general has been, and the market price of our common stock in particular will likely be, subject to fluctuation, whether due to, or irrespective of, our operating results and financial condition. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

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actual or anticipated variations in our quarterly operating results;

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increases in market interest rates that lead purchasers of our common stock to demand a higher yield;

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changes in our funds from operations or earnings estimates;

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changes in market valuations of similar companies;

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actions or announcements by our competitors;

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actual or perceived conflicts of interest, or the discontinuance of our strategic relationships, with our Manager, the Servicer or Aspen;

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adverse market reaction to any increased indebtedness we incur in the future;

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additions or departures of key personnel;

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actions by stockholders;

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speculation in the press or investment community;

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our intentions and ability to list our common stock on a national securities exchange and our subsequent ability to maintain such listing;

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failure to qualify or maintain our qualification as a REIT; and

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failure to maintain our exemption from registration under the Investment Company Act.

We cannot assure you that the past experience of our management team or our Manager’s management team will be sufficient to successfully operate our company as a publicly traded company.
We completed our IPO in February and March 2015 and we have a limited history as a publicly traded company. We cannot assure you that the past experience of our management team or our Manager’s management team will be sufficient to operate our company as a publicly traded company, including timely compliance with the disclosure requirements of the SEC. We are required to develop and implement control systems and procedures in order to satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with the NYSE listing standards, and this transition could place a significant strain on our Manager’s management systems, infrastructure and other resources, any of which could materially adversely impact our business, results of operations and financial condition. See “—U.S. Federal Income Tax Risks—Failure to qualify as a REIT would subject us to U.S. federal, state and local income taxes, which could adversely affect the value of shares of our common stock and would substantially reduce the cash available for distributions to our stockholders.”
In addition, since 2009, the management team of our Manager, on behalf of Aspen Capital, has invested in residential assets, including the assets in our portfolio. See “Business—The Aspen Capital Companies—Manager Experience.” Aspen Capital’s overall portfolios of loans and properties may differ significantly from the mortgage loans we may acquire in terms of interest rates, principal balances, geographic distribution, types of properties, lien priority, origination and underwriting criteria, and other possibly relevant characteristics. Furthermore, Aspen Capital’s past performance is not indicative of future results and its results were not achieved by a public company nor by an entity organized as a REIT. Aspen Capital’s results are necessarily reflective of particular market conditions and current and future market conditions and economic factors beyond management’s control, which may cause future results to vary.
The preparation of our financial statements will involve the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments and assumptions prove to be inaccurate.
Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of our assets and the timing and amount of cash flows from our assets. These estimates, judgments and assumptions are inherently uncertain and, if they prove to be wrong, we face the risk that charges to income will be required. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our future plan of operations.
If we fail to establish and maintain an effective system of internal controls, we may not be able to determine accurately our financial results or to prevent fraud.
Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of internal control that need improvement, and we cannot be certain that we will be successful in maintaining adequate control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure that our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of our common stock. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weakness or significant deficiency and management may not be able to remediate any such material weakness or significant deficiency in a timely manner, or at all.
We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.
To qualify and maintain our qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions to holders of our common stock out of legally available funds. Our current policy is to pay quarterly distributions that, on an annual basis, will equal all or substantially all of our net taxable income. We have not, however, established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, any debt covenants, qualification and maintenance of our REIT qualification, restrictions on making distributions under Maryland law and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future and our board of directors may change our distribution policy in the future. We believe that a change in any one of the following factors, among others, could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:
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the profitability of the assets we hold, purchase or originate;

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our ability to make profitable acquisitions and originations;

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margin calls or other expenses that reduce our cash flow;

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defaults in our asset portfolio or decreases in the value of our portfolio; and

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the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

We cannot assure you that we will achieve results that will allow us to make a specified level of cash distributions or increases in cash distributions in the future. In addition, some of our distributions may include a return of capital.
We may pay distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our investment activities.
We may pay distributions from equity or debt offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our investment activities. Because our assets will consist primarily of re-performing and non-performing mortgage loans that may not receive payments on a regular basis, we may experience uneven cash flow, making it more difficult to maintain the necessary cash to pay distributions. Such distributions would reduce the amount of cash we have available for investing and other purposes and could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder’s basis in its common stock.
We will incur increased costs as a result of being a public company.
As a public company with listed equity securities, we need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the NYSE, with which we were not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:
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institute a more comprehensive compliance function;

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design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and Public Company Accounting Oversight Board, or the PCAOB;

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comply with rules promulgated by the NYSE;

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prepare and distribute periodic public reports in compliance with our obligations under the U.S. federal securities laws;

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involve and retain to a greater degree outside counsel and accountants in the above activities; and

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establish a more robust investor relations function.

In addition, being a public company subject to these rules and regulations requires us to incur substantial costs to increase coverage under our director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.
For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
We are subject to reporting and other obligations under the Exchange Act. The Jumpstart Our Business Startups Act, or JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We expect to be an “emerging growth company” as defined in the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (iii) comply with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iv) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (v) provide certain disclosure regarding executive compensation required of larger public companies or (vi) hold stockholders advisory votes on executive compensation. We have elected to use an extended transition period for complying with new or revised accounting standards. We cannot predict whether investors will consequently find shares of our common stock less attractive, which may adversely affect the market price of our common stock.

Future sales of our common stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares.
Sales of substantial amounts of shares of our common stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, may adversely affect prevailing market values for our common stock. In connection with our IPO, we have entered into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares of our common stock through August 12, 2015. Our directors and officers have also agreed, subject to certain exceptions, not to sell any shares of common stock that they owned at the time of our IPO until August 12, 2015. These lock-up provisions may be released at any time and potentially without notice. Lastly, effective 60 days after our IPO, we have an obligation to have a registration statement effective that permits certain holders of our shares of common stock prior to our IPO to sell those shares. If the restrictions under the lock-up agreements are waived and/or such registration statement becomes effective, additional shares of common stock may become available for resale, subject to applicable law, which could reduce the market price for our common stock. See “Description of Our Capital Stock—Lock-up Agreements.”
Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy liquidation, and future offerings of equity securities, which would dilute the common stock holdings of our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.
In the future, we may attempt to increase our capital resources by offering debt securities or additional equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of our preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of shares of our common stock. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to pay a dividend or other distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their shareholdings in our company.
U.S. Federal Income Tax Risks
Your investment has various U.S. federal income tax risks.
Although the provisions of the Code relevant to your investment are generally described in “Material U.S. Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of U.S. federal, state and local income tax law on an investment in our shares of common stock and on your individual tax situation.
Our Manager has limited experience operating a REIT and we cannot assure you that its past experience will be sufficient to successfully manage our business as a REIT.
Our management, including our Manager, had never operated a REIT prior to July 2014 and our management has no experience in complying with the income, asset, and other limitations imposed by the REIT provisions of the Code. The REIT provisions of the Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, we could be materially and adversely affected.
Failure to qualify as a REIT would subject us to U.S. federal, state and local income taxes, which could adversely affect the value of shares of our common stock and would substantially reduce the cash available for distribution to our stockholders.
We believe that, commencing with our taxable year ended December 31, 2014, we were organized in conformity with the requirements for qualification as a REIT under the Code and we intend to continue to operate in a manner that will enable us to meet the requirements for taxation as a REIT commencing with our taxable year ended December 31, 2014. However, we cannot assure you that we will qualify and remain qualified as a REIT. Given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of the investments we make, and the possibility of future changes in our circumstances, no assurance can be given that our actual results of operations for any particular taxable year will satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws.
If we fail to qualify as a REIT in any calendar year, and do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax (and any applicable state and local taxes), including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income (although such dividends received by certain non-corporate U.S. taxpayers generally would be eligible for a preferential rate of taxation). Further, if we fail to qualify as a REIT, we might need to borrow money or sell assets in order to pay any resulting tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to qualify or maintain our qualification as a REIT, we no longer would be required under U.S. federal tax laws to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT was subject to relief under U.S. federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.
Complying with REIT requirements may cause us to forego or liquidate otherwise attractive investments.
To qualify as a REIT, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our shares of beneficial interest. In order to meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our investment performance.
In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities, TRS securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, TRS securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. Generally, if we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and becoming subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income. As a result, we may be required to liquidate from our portfolio otherwise attractive investments or contribute or sell such investments to a TRS. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.
An IRS administrative pronouncement with respect to investments by REITs in mortgage loans secured by both real and personal property, if interpreted adversely to us, could cause us to pay penalty taxes or potentially to fail to qualify as a REIT.
Many if not all of our re-performing and non-performing residential mortgage loans will be acquired for substantially less than their outstanding principal amount. The applicable Treasury Regulation (referred to as the “interest apportionment regulation”) provides rules for determining what portion of the interest income from mortgage loans that are secured by both real and personal property is treated as “interest on obligations secured by mortgages on real property or on interests in real property.” Under the interest apportionment regulation, if a mortgage covers both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the mortgage loan during the year. IRS Revenue Procedure 2014-51 contains an example regarding the application of the interest apportionment regulation to a mortgage loan acquired for less than its face amount. The example interprets the “principal amount” of the mortgage loan to be the face amount of the loan, despite the Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the mortgage loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.
The interest apportionment regulation applies only if the mortgage loan in question is secured both by real property and other property. We believe that all of the residential mortgage loans that we will acquire are secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment regulation will not apply to residential mortgage loans that we acquire for less than their face amount.
Nevertheless, if the IRS were to assert successfully that our residential mortgage loans are secured by property other than real estate, then, depending upon the value of the real property securing our residential mortgage loans and their face amount and the sources of our gross income generally, we might not be able to satisfy the 75% gross income test applicable to REITs. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests.” If we did not meet this test, we could potentially either lose our REIT status or be required to pay a tax penalty to the IRS.
Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.
To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:
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85% of our REIT ordinary income for that year;

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95% of our REIT capital gain net income for that year; and

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any undistributed taxable income from prior years.

We intend to distribute our taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that a TRS, such as Thetis TRS, distribute its after-tax net income to its parent REIT or the REIT’s stockholders.
Our taxable income may substantially exceed our net income as determined based on GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. Also, our acquisition of re-performing and non-performing mortgage loans for less than their stated principal amount may cause us to recognize “phantom income” (or non-cash income) for U.S. federal income tax purposes. For example, if we significantly modify those loans, we would recognize gain on the resulting deemed exchange equal to the difference between the adjusted issue price of the modified loan (which will generally be the principal amount of the modified loan) and our adjusted tax basis in the original loan. Because we intend to acquire re-performing and non-performing mortgage loans at a significant discount, our adjusted tax basis in those mortgage loans typically will be significantly lower than the adjusted issue price of the modified loan. Accordingly, if we significantly modify those loans, we may recognize taxable income without receiving any cash. We may engage in foreclosures or other transactions that result in the conversion of mortgage loans to real property. Such transactions could also give rise to taxable income without a corresponding receipt of cash. In addition, we may transfer our re-performing and non-performing mortgage loans to a TRS prior to marketing and selling those loans. Those contributions will generally be tax-deferred, but we will be required to recognize any accrued but unrecognized “market discount” on those loans contributed to a TRS. The “phantom income” from any significant modification of mortgage loans, foreclosures or other transactions that result in the conversion of those loans to real property or the contribution of those loans to a TRS will increase the amount of taxable income we are required to distribute to satisfy the REIT distribution requirement. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. To the extent that we generate such non-cash taxable income in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt, sell assets, make taxable distributions of our shares or debt securities or liquidate non-cash assets at rates or at times that we regard as unfavorable to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.
Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.
Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, Thetis TRS and any other TRS that we may form will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Code substantially limit our ability to hedge. Our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to U.S. federal, state and local income tax at regular corporate rates. This could increase the cost of our hedging activities or expose us to greater risks associated with interest rate changes or other changes than we would otherwise want to bear.
Failure to comply with the tax regulations with respect to Thetis TRS and any other TRS that we form would jeopardize our REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arms’-length basis. Thetis TRS and any other domestic TRS that we may form will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us unless necessary to qualify or maintain our qualification as a REIT. It is also possible that Thetis TRS could have difficulty paying its taxes with respect to its 19.8% interest in our Manager because of the potential lack of liquidity at our Manager attributable to the fact that 50% of the base management fee payable by us to our Manager is paid in shares of our common stock.
Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.
The maximum tax rate applicable to “qualified dividend income” payable to U.S. taxpayers taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in the stocks of REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends treated as qualified dividend income, which could adversely affect the value of the stock of REITs, including our shares of common stock.
The TMP rules may increase the taxes that we or certain of our stockholders may incur, and may limit the manner in which we effect future securitizations.
Certain of our securitizations may be considered to result in the creation of TMPs for U.S. federal income tax purposes. A TMP is generally classified as a corporation for U.S. federal income tax purposes. However, as long as a REIT owns 100% of the equity of a TMP, such classification generally does not result in the imposition of corporate income tax, because the TMP is treated as a “qualified REIT subsidiary,” which is disregarded for U.S. federal income tax purposes. In the case of such wholly REIT-owned TMPs, certain categories of our stockholders, such as foreign stockholders otherwise eligible for treaty benefits, stockholders with net operating losses, and tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income received from us that is attributable to any “excess inclusion income” produced by the TMP. In addition, to the extent that our shares are owned in record name by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, we may incur a corporate level tax on our allocable portion of excess inclusion income from such a wholly REIT-owned TMP. In that case and to the extent feasible, we may reduce the amount of our distributions to any disqualified organization whose share ownership gave rise to the tax, or we may bear such tax as a general corporate expense. To the extent that our shares owned by disqualified organizations are held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the shares held by the broker/dealer or other nominee on behalf of disqualified organizations. While we intend to attempt to minimize the portion of our distributions that is subject to these rules, the law is unclear concerning computation of excess inclusion income, and its amount could be significant.
In the case of any TMP that would be taxable as a domestic corporation if it were not wholly REIT-owned, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for U.S. federal income tax purposes. This marketing limitation may prevent us from selling more junior or non-investment grade debt securities in such securitizations and maximizing our proceeds realized in those offerings.
We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our shares of common stock.
At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Our recognition of  “phantom” income may reduce a stockholder’s after-tax return on an investment in our shares of common stock.
We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liabilities may reduce a stockholder’s after-tax return on its investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income.
Liquidation of our assets may jeopardize our REIT qualification.
To qualify and maintain our qualification as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders or for other reasons, we may be unable to comply with these requirements, thereby jeopardizing our ability to qualify or maintain our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.
Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our ability to qualify or maintain our qualification as a REIT and result in significant corporate-level tax.
When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and also to what extent those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce income that qualifies under the 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our ability to qualify or maintain our qualification as a REIT and result in significant corporate-level tax.
The IRS may deem the gains from sales of our properties to be subject to a 100% prohibited transaction tax.
We intend either to sell or rent the real property that we may acquire upon conversion of non-performing mortgage loans. The IRS may deem one or more sales of our properties to be “prohibited transactions.” If the IRS takes the position that we have engaged in a “prohibited transaction” (i.e., if we sell a property held by us primarily for sale in the ordinary course of our trade or business), the gain we recognize from such sale would be subject to a 100% tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax; however, there is no assurance that we will be able to qualify for the safe harbor. To the extent we intend to dispose of an asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business” we may contribute or sell the asset to a TRS prior to the disposition. While we do not intend to hold property for sale in the ordinary course of business, there is no assurance that our position will not be challenged by the IRS especially if we make frequent sales or sales of property in which we have short holding periods. Further, depending on the level of REO sale activities, we may determine to conduct any such activities through a TRS.
The failure of assets subject to a repurchase agreement to qualify as real estate assets would adversely affect our ability to qualify as a REIT.
We may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that, for U.S. federal income tax purposes, these transactions will be treated as secured debt and we will be treated as the owner of the assets that are the subject of any such repurchase agreement notwithstanding that such an agreement may transfer record ownership of such assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we do not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

In the future, we could be required to sell assets, borrow funds or raise equity capital to fund our distributions or to make a portion of our distributions in the form of a taxable stock distribution.
Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders, and the amount of such distributions may be limited. In the future, we could be required to sell assets, borrow funds or raise equity capital to fund our distributions or to make a portion of our distributions in the form of a taxable stock distribution. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, we could be materially and adversely affected. To the extent we may have to raise equity capital, we may be unable to do so at attractive prices, on a timely basis or at all, which could adversely affect our ability to make distributions to our stockholders. Our board of directors will make determinations regarding distributions based upon various factors, including our historical and projected financial condition, liquidity and results of operations, financing covenants, our intention to qualify and maintain our qualification as a REIT, applicable law and other factors, as our board of directors may deem relevant from time to time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements under “Summary,” “Risk Factors,” “Distribution Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.
The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:
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the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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our ability to implement our business strategy;

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difficulties in identifying re-performing and non-performing loans and properties to acquire;

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the impact of changes to the supply of, value of and the returns on re-performing and non-performing loans;

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our ability to convert non-performing loans into performing loans, or to modify or otherwise resolve such loans;

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our ability to convert non-performing loans to properties that can generate attractive returns either through sale or rental;

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our ability to compete with our competitors;

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our ability to control our costs;

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the impact of changes in interest rates and the market value of the collateral underlying our re-performing and non-performing loan portfolios or of our other real estate assets;

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our ability to obtain financing arrangements on favorable terms, or at all;

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our ability to retain our engagement of our Manager;

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the failure of the Servicer to perform its obligations under the servicing agreement;

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general volatility of the capital markets;

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the impact of adverse real estate, mortgage or housing markets and changes in the general economy;

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changes in our business strategy;

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our failure to qualify or maintain qualification as a REIT;

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our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

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our failure to maintain our exemption from registration under the Investment Company Act; and

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the impact of adverse legislative or regulatory tax changes.

USE OF PROCEEDS
We will not receive any proceeds from the sale of our common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK
Our common stock has been traded on the NYSE under the symbol “AJX” since February 13, 2015. The following table sets forth for the period indicated the high and low sale price of our common stock, as reported by the NYSE.
2015	High	Low
First Quarter (starting February 13, 2015)	$14.99	$13.98
Second Quarter (through April 9, 2015)	$14.98	$14.29

DISTRIBUTION POLICY
We expect to qualify and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014. U.S. federal income tax law requires that a REIT distribute each year an amount equal to at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. For more information, see “Material U.S. Federal Income Tax Considerations—Distribution Requirements.”
To satisfy the distribution requirement necessary to qualify as a REIT and to avoid paying U.S. federal tax on our income, we intend to make regular quarterly distributions of substantially all of our REIT taxable income to holders of our common stock. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, qualification and maintenance of REIT status, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors.”
To the extent that cash available for distribution is less than our REIT taxable income, we could be required to sell assets, borrow funds or raise equity capital to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We generally will not be required to make distributions with respect to activities conducted through Thetis TRS or any other TRS that we may form.
We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital or capital gains.
The following chart shows dividends declared by our board of directors:
Date Dividend Declared	Dividend Amount	Record Date	Dividend Payment Date
November 12, 2014	$0.08	November 21, 2014	December 4, 2014
January 16, 2015	$0.16	January 13, 2015	January 30, 2015
For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “Material U.S. Federal Income Tax Considerations.”

STRUCTURE AND FORMATION TRANSACTIONS
We were incorporated in Maryland on January 30, 2014. We conduct substantially all of our business through our operating partnership, Great Ajax Operating Partnership L.P., a Delaware limited partnership formed on February 11, 2014, and its subsidiaries. Our wholly owned subsidiary Great Ajax Operating LLC, a Delaware limited liability company, is the sole general partner of our operating partnership. We also own a 19.8% equity interest in our Manager, through Thetis TRS, a TRS that is wholly owned by our operating partnership.
On July 8, 2014, we closed the Original Private Placement under Rule 144A and Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which we sold 8,213,116 shares of our common stock and 453,551 OP Units. On August 1, 2014, we closed the sale of an additional 263,570 shares of our common stock and 14,555 OP Units pursuant to the exercise of the additional allotment option we granted to the initial purchaser and placement agent in the Original Private Placement. The purchase price per share was $15.00. The net proceeds from the Original Private Placement, after deducting the initial purchaser’s discount and placement fee and offering expenses paid by us, were approximately $128.4 million. In the Original Private Placement, the Flexpoint REIT Investor and the Wellington Management Institutional Investor each purchased (i) 1,645,363 shares of our common stock (in the case of the Wellington Management Institutional Investor, inclusive of shares issuable upon redemption of 468,106 OP units); (ii) 9.8% of the equity of GA-FS, the parent of the Servicer (including interest-bearing promissory notes from GA-FS in the aggregate principal amount of  $1.05 million that automatically converted into 4.9% equity interest in GA-FS on September 15, 2014); (iii) two non-transferable ten-year warrants, which each permit the holder to acquire an additional 9.9% equity interest in GA-FS at a premium to the original purchase price, exercisable subject to certain regulatory requirements or in the event of a contemporaneous sale of the equity interests of GA-FS; and (iv) 26.73% of the equity interests of our Manager. The Flexpoint REIT Investor and the Wellington Management Institutional Investor also have certain additional rights in our Manager, including approval rights with respect to certain actions by our Manager. In addition, so long as Flexpoint REIT Investor and/or its affiliates own at least 9.8% of the outstanding shares of our common stock, Flexpoint REIT Investor will have the right to nominate a representative for election as a member of our board of directors.
On December 16, 2014, we closed the Second Private Placement pursuant to which we sold 2,725,326 shares of common stock and 156,000 OP Units to qualified institutional buyers and accredited investors. The purchase price per share was $15.00. The net proceeds from the Second Private Placement after deducting the placement fee and offering expenses paid by us, was approximately $41.2 million. The Flexpoint REIT Investor, purchased 192,137 shares of common stock and the Wellington Management Institutional Investor purchased 650,000 shares of common stock (inclusive of shares issuable upon redemption of 156,000 OP Units) in the Second Private Placement. See “Principal Stockholders,” “Certain Relationships and Related Party Transactions—Agreements with Anchor Investors” and “Description of Capital Stock” for additional information about the investments by Flexpoint REIT Investor and the Wellington Management Institutional Investor. As of April 10, 2015, Flexpoint REIT Investor and the Wellington Investors or affiliates thereof owned 12.1% and 18.7%, respectively, of our common stock (assuming redemption of OP Units on a 1-for-1 basis into shares of our common stock).
Certain of our existing stockholders, including certain affiliates, purchased an aggregate of 730,000 shares of our common stock in the IPO at the initial public offering price.
On July 8, 2014, we entered into the management agreement, the servicing agreement and a Trademark License Agreement with Aspen pursuant to which we have a non-transferable right to use the “Great Ajax” and “Thetis” trademarks on a royalty-free basis. See “Our Manager and the Management Agreement” and “Certain Relationships and Related Party Transactions” for additional information about these agreements.
In the Original Private Placement, our Manager purchased 66,666 shares of our common stock for an aggregate purchase price of  $1 million and the Servicer purchased 266,667 shares of our common stock for an aggregate purchase price of  $4 million. Lawrence Mendelsohn, our Chairman and Chief Executive Officer, controls 50% of the manager of Aspen and has certain economic and/or management rights with respect to 7.8% of the interests in Aspen, which is the direct parent of GA-FS and a 26.7% owner of our Manager. Mr. Schaub owns 2.5% of the interests in Aspen. See also “Certain Relationships and Related Party Transactions—Ownership of our Manager, Great Ajax FS LLC and Aspen Yo LLC.”

In July 2014, we used approximately $48.8 million of the net proceeds, from the Original Private Placement to acquire our initial portfolio of mortgage-related assets by acquiring 82% of the limited liability company interests of Little Ajax II from the Flexpoint REIT Investor, the Wellington Investors and their respective affiliates. Little Ajax II owned a portfolio of mortgage-related assets consisting of 418 mortgage loans and two single-family rental properties, which it acquired in a series of transactions from unaffiliated parties between December 1, 2013 and July 7, 2014. In September, we completed the transaction to acquire the remaining interests in this initial mortgage-related asset portfolio. The transaction initially had Little Ajax II redeem the 82% membership interest held by our operating partnership by distributing to the operating partnership 82% of all Little Ajax II loans, participation interests and real property. Our operating partnership then purchased for cash the remaining 18% interest in such real estate assets for an aggregate purchase price of approximately $11.4 million. Our operating partnership also purchased for cash from Gregory its 5% interest in the 43 loans in which Little Ajax II held a 95% participation interest for approximately $0.2 million. See “Certain Relationships and Related Party Transactions—Agreements with Anchor Investors” for additional information.
The following chart illustrates our organizational structure and principal subsidiaries immediately following our IPO. Percentage ownership of our common stock is based on 15,604,591 shares and OP Units outstanding as of the completion of the IPO.

Percentages are rounded, and, therefore, may add up to more than 100%.
(1)
The REIT Institutional Investors consist of Flexpoint REIT Investor and the Wellington Management Institutional Investor. Excludes shares of our common stock purchased by Flexpoint REIT Investor and one or more other investment advisory clients of Wellington Management Company LLP (together with the Wellington Management Institutional Investor, the “Wellington Investors”) or their affiliates in the IPO. Part of this interest is held in the form of OP Units.

(2)
Includes shares of our common stock that Flexpoint REIT Investor, the Wellington Investors or their respective affiliates have purchased in the IPO.

(3)
Aspen is managed by MARS Development LLC, which is owned 50% by Lawrence Mendelsohn, our chairman and chief executive officer, and 50% by the president of Gregory.

(4)
The Wellington Management Institutional Investor and Flexpoint REIT Investor each also has warrants to purchase an additional 19.8% interest in Great Ajax FS LLC.

(5)
As of the date of this prospectus, there are two securitization trusts through which our operating partnership has issued the Class A Notes, the Class B Notes and the Trust Certificates. The Class B Notes are held by our operating partnership and the Trust Certificates issued by the securitization trusts and the beneficial ownership of the trusts are retained by Great Ajax Funding LLC. For additional information on our securitizations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

See also “Certain Relationships and Related Party Transactions.”

SELECTED FINANCIAL INFORMATION
The following tables set forth selected historical financial information derived from our audited balance sheets as of March 31, 2014 and December 31, 2014 and our audited statement of income from January 30, 2014, the date of our inception, though December 31, 2014. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, including the notes thereto, included elsewhere in this prospectus. We commenced operations on July 8, 2014, and, therefore, the selected financial information presented below are not indicative of our future financial condition or results of operations.
Statement of Income (Dollars in thousands except per share data)	From Inception through December 31, 2014
INCOME
Loan interest income	$6,940
Interest expense	(771)
Net interest income	6,169
Other income	75
Total income	6,244
EXPENSE
Related party expense – management fee	956
Related party expense – loan servicing fees	485
Other fees and expenses	1,053
Total expense	2,494
Income before provision for income tax	3,750
Provision for income tax	—
Consolidated net income	3,750
Less: consolidated net income attributable to the non-controlling interest	326
Consolidated net income attributable to the common stockholders	$3,424
Basic earnings per common share	$0.41
Diluted earnings per common share	$0.40

Balance Sheet (Dollars in thousands)	March 31, 2014	December 31, 2014
Total assets	$1,500	$272,758
Total liabilities	—	$101,478
Noncontrolling interest	—	$9,473
Total equity	$1,500	$171,280

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION
This “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the other forward-looking statements throughout this prospectus reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
Overview
Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing a portfolio of re-performing and non-performing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties. We also invest in loans secured by multi-family residential and commercial mixed use retail/residential properties, as well as in the properties directly. The multi-family and commercial mixed-use properties generally will have loan values of up to approximately $5 million. We refer to these as “smaller commercial properties.” In July and August 2014, we closed the Original Private Placement, which resulted in net proceeds to us of approximately $128.4 million. We commenced operations on July 8, 2014. In December 2014, we closed the Second Private Placement of shares of our common stock and OP Units, which resulted in net proceeds to us of approximately $41.2 million. Through December 31, 2014, we have acquired mortgage loans and other mortgage-related assets with an aggregate UPB of  $308.2 million.
The Company completed its IPO in February and March 2015 and sold an aggregate of 3,976,464 shares of common stock, including shares sold pursuant to exercise of the option to purchase additional shares granted to the underwriters. We are using the approximately $53.9 million of proceeds (after deducting the underwriting discount but before deducting estimated offering expenses) to acquire additional mortgage loans and mortgage-related assets.
We are externally managed by Thetis Asset Management LLC, an affiliate. We own a 19.8% interest in the Manager. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, a subsidiary of Aspen. We conduct substantially all of our business through our operating partnership, Great Ajax Operating Partnership L.P., a Delaware limited partnership, and its subsidiaries. We, through a wholly owned subsidiary, are the general partner of our operating partnership. Thetis TRS is a wholly owned subsidiary of the operating partnership that owns the equity interest in the Manager. We elected to treat Thetis TRS as a TRS under the Code. In January 2015, we applied for a private letter ruling from the Internal Revenue Service that would permit us to hold our interest in the Manager through the operating partnership. In September 2014, we formed Great Ajax Funding LLC, a wholly owned subsidiary of the operating partnership, to act as the depositor of mortgage loans into securitization trusts and to hold the subordinated securities issued by such trusts and any additional trusts we may form for additional securitizations. In November 2014, we formed AJX Mortgage Trust I, a wholly owned subsidiary of the operating partnership, in connection with a repurchase agreement.
We expect to qualify and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our capital stock. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Code, and that our current intended manner of operation will enable us to meet the requirements for taxation as a REIT for U.S. federal income tax purposes.
Market Trends and Outlook
The U.S. Federal Reserve estimates that as of December 31, 2014, there was approximately $9.9 trillion of mortgage loans outstanding on U.S. one-to-four family residential properties and approximately $994.1 billion of mortgage loans outstanding on U.S. multi-family residential properties.

While housing starts increased in 2014 over 2013, the number of building permits issued in the fourth quarter of 2014 indicates that starts may be leveling off for single-family homes (an increase of 3% compared to the third quarter). Although construction starts on single-family homes were up 8% from the previous quarter and up 6% from the fourth quarter of 2013, they remain significantly below historical levels. In addition to the leveling of housing starts, a persistent price gap exists between newly built homes and existing homes with sales of existing homes showing improvements while sales of new homes continued to lag in the fourth quarter of 2014. Furthermore, HUD has noted that the listed inventories of new and of existing homes at the end of the fourth quarter 2014 would support 5.4 months and 4.4 months, respectively, of sales at the current sales pace, while historical average supply of homes on the market is 6.0 months. In addition to fewer housing starts, a persistent price gap exists between newly built homes and existing homes. While new homes are almost always are more expensive, on average, than their older comparables, that gap has widened since the last recession. The MBA estimates that total one-to-four family mortgage loan originations (including both purchase and refinance transactions) will increase from $1.1 trillion in 2014 to $1.2 trillion in 2015.
Cyclical trends are prompting a significant realignment within the mortgage sector. These trends and their effects include:
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continuing sales of residential mortgage assets by banks and other mortgage lenders due to elevated operating costs resulting from new regulatory requirements, delinquencies and impairments;

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the continuing decline in home ownership that, conversely, has increased the demand for single-family and multi-family residential rental properties and associated rents;

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the dislocations in the residential mortgage loan origination market and the limited availability of financing for non-GSE mortgages since 2008, which have made qualifying for a mortgage loan more difficult. These factors, combined with shifting demographic trends and the need for families pushed out of their homes through foreclosure or the inability to continue to pay their mortgage loans, are driving increased demand for loan modifications, non-GSE mortgage financing and single-family rental properties;

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the changing regulatory landscape, leading to the reduction of the government’s role in, and the return of private capital, including non-bank participants, to the housing finance market; some of the changes have begun to be implemented, as evidenced by the tightening of conforming loan limits and increases in guarantee fees; and

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unemployment remaining relatively high, under-employment continuing to be a concern and real wages continuing to be stagnant, which means that the ability of borrowers to continue to pay their existing mortgage loans will likely remain under pressure.

The current market landscape is also generating new opportunities in residential mortgage-related whole loan strategies. The origination of subprime and alternative residential mortgage loans has dramatically declined since 2008 and the new QM and ATR Rule requirements will also put pressure on new originations. Additionally, many banks and other mortgage lenders have increased their credit standards and down payment requirements for originating new loans.
The combination of these factors has also resulted in a significant number of families that cannot qualify to obtain new residential mortgage loans. We believe new U.S. federal regulations addressing “qualified mortgages” based, among other factors on employment status, debt-to-income level, impaired credit history or lack of savings, will continue to limit mortgage loan availability from traditional mortgage lenders. In addition, we believe that many homeowners displaced by foreclosure or who either cannot afford to own or cannot be approved for a mortgage will prefer to live in single-family rental properties with similar characteristics and amenities to owned homes as well as smaller multi-family residential properties. In certain demographic areas, new households are being formed at a rate that exceeds the new homes being added to the market, which we believe favors future demand for non-federally guaranteed mortgage financing for single-family and smaller multi-family rental properties. For all these reasons, we believe that demand for single-family and smaller multi-family rental properties will increase in the near term and remain at heightened levels in the foreseeable future.

We expect the availability of pools of re-performing and non-performing loans, properties in foreclosure and REO to increase and remain elevated over the next several years. The single family mortgage delinquency rate at December 31, 2014 is 6.71%, according to the Federal Reserve Board. Overall housing values have rebounded since 2012; however, CoreLogic®, a leading global property information, analytics and data-enabled services provider, has reported that approximately 5.4 million homes, or 10.8% of all residential properties with a mortgage, were in a negative position as of the end of the fourth quarter 2014. Negative equity, often referred to as “underwater” or “upside down,” means that borrowers owe more on their mortgages than their homes are worth. Negative equity can occur because of a decline in value, an increase in mortgage debt or a combination of both. For the homes in negative equity status, the national aggregate value of negative equity was $349 billion at the end of the fourth quarter of 2014, up $7 billion from approximately $342 billion at the end of the third quarter 2014. In addition, Corelogic® reports that of the 49.9 million residential properties with equity, approximately 10 million have less than 20% equity. Borrowers with less than 20% equity, referred to as “under-equitied,” may have a more difficult time refinancing their existing home or obtaining new financing to sell and buy another home due to underwriting constraints. Under-equitied mortgages accounted for 20% of all residential properties with a mortgage nationwide in the fourth quarter of 2014, with more than 1.4 million residential properties at less than 5% equity, referred to as near-negative equity. Properties that are near-negative equity are considered at risk if home prices fall. Further, a portion of the 800,000 borrowers with low interest rates under the HAMP for the past five years will begin seeing mortgage payment increases in 2014. Generally, their interest rates will increase by one percentage point each year until their rate equals the average 30-year, fixed-rate mortgage rate at the time of modification. 11% of HAMP borrowers have already missed at least one payment, and we believe that wages and home prices have not improved enough for many of these borrowers to afford the monthly payment increase. In June, September and November 2014, the FHA held note sales under the Distressed Asset Stabilization Program of 2014, or DASP, as part of a broad effort by the FHA to decrease losses and market and sell non-performing loans in bulk. Further such sales are expected. In addition, in July 2014 and February 2015, Freddie Mac sold $659 million and $392 million, respectively, of non-performing loans. Both Fannie Mae and Freddie Mac have indicated that they will have ongoing non-performing loan sales programs going forward.
We also believe that banks and other mortgage lenders have strengthened their capital bases and are more aggressively foreclosing on delinquent borrowers or selling these loans to dispose of their inventory. Additionally, many non-performing loan buyers are now interested in reducing their investment duration and have begun selling re-performing loans.
We also believe there are significant attractive investment opportunities in the smaller commercial mortgage loan and property markets. We focus on densely populated urban areas where we expect positive economic change based on certain demographic, economic and social statistical data. The primary lenders for smaller multi-family and mixed retail/residential properties are community banks and not regional and national banks and large institutional lenders. We believe the primary lenders and loan purchasers are less interested in these assets because they typically require significant commercial and residential mortgage credit and underwriting expertise, special servicing capability and active property management. It is also more difficult to create the large pools that these primary banks, lenders and portfolio acquirers typically desire. Many community banks also remain under financial and regulatory pressure since the financial crisis and are now beginning to sell smaller commercial mortgage loans as property values have begun to increase.
Factors That May Affect Our Operating Results
Acquisitions.   Our operating results depend heavily on sourcing re-performing and non-performing loans. We believe that there is currently a large supply of re-performing and non-performing loans available to us for acquisition. We believe the available supply provides for a steady acquisition pipeline of assets since we plan on targeting just a small percentage of the population. We further believe that we will be able to purchase residential mortgage loans at lower prices than REO properties for the following reasons.
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We believe that buying re-performing loans is more efficient and lower risk than acquiring REO rentals directly because the net cash flow from the re-performing loans is typically greater than rent cash flow. Re-performing loans are typically purchased at significant discounts from UPB and underlying property values, but the borrower pays interest on the full UPB, leading to a higher current yield. The borrower is also responsible for property taxes, insurance and maintenance, which are all costs that the owner of the REO would otherwise have to pay. In addition, to the extent that the UPB exceeds the home’s value, the lender will receive all appreciation until such time as the HPA exceeds the UPB. While the return to the mortgage loan owner is thus capped, conversely, there is also risk mitigation if the REO value decreases, until the value is less than the price the lender paid for the loan.
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If a re-performing loan becomes a non-performing loan, or we purchase a non-performing loan, which is purchased at a deeper discount than re-performing loans, we, through the Servicer, have a number of ways to mitigate our loss. These loss mitigation techniques include working with the borrower to achieve performance, including through modification of the mortgage loan terms as well as short sale, assisted deed-in-lieu of foreclosure, assisted deed-for-lease, foreclosure and other loss mitigation activities. With each REO acquired, we assess the best potential return — either through rental, sale with carryback financing, which we believe will increase the potential pool of purchasers, or sale without our financing the purchase.

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We believe that we will be able to purchase residential mortgage loans at lower prices than REO properties because sellers of such loans will be able to avoid paying the costs typically associated with sales of real estate, whether single-family residences or smaller commercial properties, such as broker commissions and closing costs of up to 10% of gross proceeds of the sale. We believe this will motivate the sellers to accept a lower price for the re-performing and non-performing loans than they would if selling REO.

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We believe there are fewer participants in the re-performing and non-performing loan marketplace than in the foreclosure auction and other REO acquisition channels due to the large size of portfolios offered for sale on an “all or none” basis and the required operational infrastructure and expertise involved in servicing loans and managing single-family rental properties across various states. Additionally, as the acquirer of loans, we take the risk of delays in the foreclosure process for non-performing loans. We will focus on smaller pools of mortgage loan assets that we can analyze on a loan-by-loan basis, and we believe that we will be able to aggregate these smaller pools often at a greater discount than would be available for larger pools. We believe the relatively lower level of competition for re-performing and non-performing loans, combined with growing supply, provides buyers with the opportunity for a higher discount rate relative to the foreclosure auction and other REO acquisition channels and therefore a relatively lower cost to acquire REO.

We expect that our residential mortgage loan portfolio may grow at an uneven pace, as opportunities to acquire distressed residential mortgage loans may be irregularly timed and may involve large portfolios of loans, and the timing and extent of our success in acquiring such loans cannot be predicted. In addition, for any given portfolio of loans that we agree to acquire, we typically acquire fewer loans than originally expected, as certain loans may be resolved prior to the closing date or may fail to meet our diligence standards. The number of unacquired loans typically constitutes a small portion of a particular portfolio. In any case where we do not acquire the full portfolio, we make appropriate adjustments to the applicable purchase price.
Financing.   Our ability to grow our business by acquiring re-performing and non-performing loans depends on the availability of adequate financing, including additional equity financing, debt financing or both in order to meet our objectives. We intend to leverage our investments with debt, the level of which may vary based upon the particular characteristics of our portfolio and on market conditions. We securitize our whole loan portfolios, primarily as a financing tool, when economically efficient to create long-term, fixed rate, non-recourse financing with moderate leverage, while retaining one or more tranches of the subordinate MBS so created. The securitizations are structured as debt financings and not REMIC sales, and the loans included in the securitizations remain on the Company’s balance sheet. In October 2014 and November 2014, we completed securitization transactions pursuant to Rule 144A under the Securities Act in which we issued notes primarily secured by seasoned, performing and non-performing mortgage loans primarily secured by first liens on one-to-four family residential properties. We may also enter into repurchase financing facilities under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets at a price equal to the loan amount plus an interest factor. Despite being legally structured as sales and subsequent repurchases, repurchase transactions are generally accounted for as debt secured by the underlying assets. In November 2014, we entered into a repurchase financing facility. We describe the securitizations and the repurchase financing facility below under “— Liquidity and Capital Resources.” To the extent appropriate at the relevant time, our financing sources may also include bank credit facilities, warehouse lines of credit, structured financing arrangements and additional repurchase agreements, among others. See “— Liquidity and Capital Resources.” We may also seek to raise additional capital through public or private offerings of debt or equity securities, depending upon market conditions.
To qualify as a REIT under the Code, we generally will need to distribute at least 90% of our taxable income each year (subject to certain adjustments) to our stockholders. This distribution requirement limits our ability to retain earnings and thereby replenish or increase capital to support our activities.
Resolution Methodologies.   We, through the Servicer, or our affiliates, employ various loan resolution methodologies with respect to our residential mortgage loans, including loan modification, collateral resolution and collateral disposition. The manner in which a non-performing loan is resolved will affect the amount and timing of revenue we will receive. Our preferred resolution methodology is to modify non-performing loans. Once successfully modified and there is a period of continued performance, we expect that borrowers will typically refinance these loans with other lenders or facilitated by the Servicer at or near the estimated value of the underlying property. We believe modification followed by refinancing generates near-term cash flows, provides the highest possible economic outcome for us and is a socially responsible business strategy because it keeps more families in their homes. In certain circumstances, we may also consider selling these modified loans. Though we do not actively seek to acquire REO or rental properties, through historical experience, we expect that many of our non-performing residential mortgage loans will enter into foreclosure or similar proceedings, ultimately becoming REO that we can convert into single-family rental properties that we believe will generate long-term returns for our stockholders. REO property can be converted into single-family rental properties or they may be sold through REO liquidation and short sale processes. We expect the timelines for each of the different processes to vary significantly, and final resolution could take up to 24 months or longer from the loan acquisition date. The exact nature of resolution will depend on a number of factors that are beyond our control, including borrower willingness, property value, availability of refinancing, interest rates, conditions in the financial markets, regulatory environment and other factors. To avoid the 100% prohibited transaction tax on the sale of dealer property by a REIT, we intend to dispose of any asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business” by contributing or selling the asset to a TRS prior to marketing the asset for sale.
The state of the real estate market and home prices will determine proceeds from any sale of real estate. We will opportunistically and on an asset-by-asset basis determine whether to rent any REO we acquire, whether upon foreclosure or otherwise, we may determine to sell such assets if they do not meet our investment criteria. In addition, while we seek to track real estate price trends and estimate the effects of those trends on the valuations of our portfolios of residential mortgage loans, future real estate values are subject to influences beyond our control. Generally, rising home prices are expected to positively affect our results. Conversely, declining real estate prices are expected to negatively affect our results.
Conversion to rental property.   The key variables that will affect our residential rental revenues over the long-term will be the extent to which we acquire REO, which, in turn, will depend on the amount of our capital invested, average occupancy and rental rates in our owned rental properties. We expect the timeline to convert acquired loans into rental properties will vary significantly by loan, which could result in variations in our revenue and our operating performance from period to period. There are a variety of factors that may inhibit our ability, through the Servicer, to foreclose upon a residential mortgage loan and get access to the real property within the time frames we model as part of our valuation process. These factors include, without limitation: state foreclosure timelines and the associated deferrals (including from litigation); unauthorized occupants of the property; U.S. federal, state or local legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures that may delay the foreclosure process; U.S. federal government programs that require specific procedures to be followed to explore the non-foreclosure outcome of a residential mortgage loan prior to the commencement of a foreclosure proceeding; and declines in real estate values and high levels of unemployment and underemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems.
Expenses.   Our expenses primarily consist of the fees and expenses payable by us under the management agreement and the servicing agreement. Our Manager incurs direct, out-of-pocket costs related to managing our business, which are contractually reimbursable by us. Depreciation and amortization is a non-cash expense associated with the ownership of real estate and generally remains relatively consistent each year at an asset level since we depreciate our properties on a straight-line basis over a fixed life. Interest expense consists of the costs to borrow money.
Changes in home prices.   As discussed above, generally, rising home prices are expected to positively affect our results, particularly as it should result in greater levels of re-performance of mortgage loans, faster refinancing of those mortgage loans, more re-capture of principal on greater than 100% LTV (loan-to-value) mortgage loans and increased recovery of the principal of the mortgage loans upon sale of any REO. Conversely, declining real estate prices are expected to negatively affect our results, particularly if the price should decline below our purchase price for the loans and especially if borrowers determine that it is better to strategically default as their equity in their homes decline. While home prices have risen to nearly pre-Great Recession levels in many parts of the United States, there are still significant regions where values have not materially increased. When we analyze loan and property acquisitions we do not take HPA into account except for rural properties for which we model negative HPA related to our expectation of worse than expected property condition. We typically concentrate our investments in specific urban geographic locations in which we expect stable or better property markets, although we do not use any appreciation expectation in the performance modeling.
Changes in market interest rates.   With respect to our business operations, increases in interest rates, in general, may over time cause: (1) the value of our mortgage loan and MBS portfolio to decline; (2) coupons on our ARM and hybrid ARM mortgage loans and MBS to reset, although on a delayed basis, to higher interest rates; (3) prepayments on our mortgage loans and MBS portfolio to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; (4) the interest expense associated with our borrowings to increase; and (5) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase. Conversely, decreases in interest rates, in general, may over time cause: (a) prepayments on our mortgage loan and MBS portfolio to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts; (b) the value of our mortgage loan and MBS portfolio to increase; (c) coupons on our ARM and hybrid ARM mortgage loans and MBS to reset, although on a delayed basis, to lower interest rates; (d) the interest expense associated with our borrowings to decrease; and (e) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.
Market conditions.   Due to the dramatic repricing of real estate assets during the most recent financial crisis and the continuing uncertainty in the direction and continuing strength of the real estate markets, we believe a void in the debt and equity capital available for investing in real estate has been created as many financial institutions, insurance companies, finance companies and fund managers face insolvency or have determined to reduce or discontinue investment in debt or equity related to real estate. We believe the dislocations in the residential real estate market have resulted or will result in an “over-correction” in the repricing of real estate assets, creating a potential opportunity for us to capitalize on these market dislocations and capital void.
We believe that in spite of the continuing uncertain market environment for mortgage-related assets, current market conditions offer potentially attractive investment opportunities for us, even in the face of a riskier and more volatile market environment, as the depressed trading prices of our target assets have caused a corresponding increase in available yields. We expect that market conditions will continue to impact our operating results and will cause us to adjust our investment and financing strategies over time as new opportunities emerge and risk profiles of our business change.
Critical Accounting Policies and Estimates
Certain of our critical accounting policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We consider significant estimates to include expected cash flows from mortgage loans and fair value measurements. We believe that all of the decisions and assessments upon which our consolidated financial statements are and will be based were or will be reasonable at the time made based upon information available to us at that time. We have identified our most critical accounting policies to be the following:
Mortgage loans, net.   Purchased mortgage loans are initially recorded at the purchase price at the time of acquisition and are considered asset acquisitions. As part of the determination of the purchase price for mortgage loans, we use a discounted cash flow valuation model to model expected cash flows, and which considers alternate loan resolution probabilities, including liquidation or conversion to real estate owned. Observable inputs to the model include current interest rates, loan amounts, status of payments and property types. Unobservable inputs to the model include discount rates and loan resolution timelines.
Under ASC 310-30, acquired loans may be aggregated and accounted for as a pool of loans if the loans being aggregated have some degree of credit quality deterioration since origination and have common risk characteristics. A pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The re-performing mortgage loans were determined to have common risk characteristics and have been accounted for as a single loan pool. Similarly, non-performing mortgage loans were determined to have common risk characteristics and have been accounted for as a single non-performing pool. Under ASC 310-30, the Company estimates cash flows expected to be collected, adjusted for expected prepayments and defaults expected to be incurred over the life of the loan pool. The Company determines the excess of the loan pool’s contractually required principal and interest payments over the expected cash flows as an amount that should not be accreted, the non-accretable yield. The difference between expected cash flows and the purchase price (at acquisition) or the present value of the expected cash flows is referred to as the accretable yield, which represents the amount that is expected to be recorded as interest income over the remaining life of the loan pool. For the period ended December 31, 2014, the Company recognized no provision for loan loss and no adjustments to the amount of the accretable yield. For the period ended December 31, 2014, the Company accreted $6.9 million into interest income with respect to its loan portfolio. As of December 31, 2014, these loans had a UPB of  $304.5 million and a carrying value of  $211.2 million.
Generally, we acquire loans at a discount associated with some degree of credit impairment. We elect to aggregate certain pools of loans with common risk characteristics and accrue interest income thereon at a composite interest rate, based on expectations of cash flows to be collected for the pool. Expectations of pool cash flow are reviewed quarterly. Adjustments to a pool’s prospective composite interest rate or an allowance for impairment are made to the extent revised expectations differ from original estimates.
For loans that do not qualify for pool aggregation treatment, including performing loans that are not purchased at discounts resulting from credit-related issues, interest is recognized using the simple-interest method on daily balances of the principal amount outstanding, adjusted for the amortization or accretion of the loan premium or discount over the contractual life of the loan.
Accrual of interest on individual loans is discontinued when management believes that, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful. Our policy is to stop accruing interest when a loan’s delinquency exceeds 90 days. All interest accrued but not collected for loans that are placed on non-accrual status or subsequently charged-off are reversed against interest income. Income is subsequently recognized on the cash basis until, in management’s judgment, the borrower’s ability to make periodic principal and interest payments returns and future payments are reasonably assured, in which case the loan is returned to accrual status.
An individual loan is considered to be impaired when, based on current events and conditions, it is probable we will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price, or the fair value of the collateral if the loan is collateral dependent.

For individual loans, a troubled debt restructuring is a formal restructuring of a loan where, for economic or legal reasons related to the borrower’s financial difficulties, a concession that would not otherwise be considered is granted to the borrower. The concession may be granted in various forms, including providing a below-market interest rate, a reduction in the loan balance or accrued interest, an extension of the maturity date, or a combination of these. An individual loan that has had a troubled debt restructuring is considered to be impaired and is subject to the relevant accounting for impaired loans.
The allowance for loan losses is established through a provision for loan losses charged to expenses. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans.
Purchased non-performing loans that are accounted for as individual loans are recorded at fair value, which is generally the purchase price. Interest income is recognized on a cash basis and loan purchase discount is accreted to income in proportion to the actual principal paid. Loans are tested quarterly for impairment and impairment reserves are recorded to the extent the fair market value of the underlying collateral falls below net book value.
Residential properties.   Property is recorded at cost if purchased, or at fair value of the asset less estimated selling costs if obtained through foreclosure by us. Properties acquired through foreclosure are generally held as long-term investments, but may eventually be held-for-sale. Property that is currently unoccupied and actively marketed for sale is classified as held-for-sale. Property held-for-sale is carried at the lower of cost or fair market value. Net unrealized losses are recognized through a valuation allowance by charges to income.
No depreciation or amortization expense is recognized on properties held-for-sale, while holding costs are expensed as incurred. Rental property is property not held-for-sale. Rental properties are intended to be held as long-term investments but may eventually be held-for-sale. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets of three to 27.5 years.
With respect to residential rental properties not held-for-sale, we perform an impairment analysis using estimated cash flows if events or changes in circumstances indicate that the carrying value may be impaired, such as prolonged vacancy, identification of materially adverse legal or environmental factors, changes in expected ownership period or a decline in market value to an amount less than cost. This analysis is performed at the property level. These cash flows are estimated based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for rental properties, competition for customers, changes in market rental rates, costs to operate each property and expected ownership periods.
If the carrying amount of a held-for-investment asset exceeds the sum of its undiscounted future operating and residual cash flows, an impairment loss is recorded for the difference between estimated fair value of the asset and the carrying amount. We generally estimate the fair value of assets held for use by using broker pricing opinions, or BPOs. In some instances, appraisal information may be available and is used in addition to BPOs.
We perform property renovations to maximize the value of property for our rental strategy. Such expenditures are part of our initial investment in a property and, therefore, are capitalized as part of the basis of the property. Subsequently, the residential property, including any renovations that improve or extend the life of the asset, are accounted for at cost. The cost basis is depreciated using the straight-line method over an estimated useful life of three to 27.5 years. Interest and other carrying costs incurred during the renovation period are capitalized until the property is ready for its intended use. Expenditures for ordinary maintenance and repairs are charged to expense as incurred.
Fair value of assets and liabilities.   Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level l — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The degree of judgment utilized in measuring fair value generally correlates to the level of pricing observability. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, assets and liabilities rarely traded or not quoted will generally have little or no pricing observability and a higher degree of judgment utilized in measuring fair value. Pricing observability is impacted by a number of factors, including the type of asset or liability, whether it is new to the market and not yet established, and the characteristics specific to the transaction.
Property held-for-sale is measured at cost at acquisition and subsequently measured at the lower of cost or fair value less cost to sell on a nonrecurring basis. The fair value of property held-for-sale is generally based on estimated market prices from an independently prepared appraisal, an independent BPO, or management’s judgment as to the selling price of similar properties.
Income Taxes.   We intend to elect REIT status upon the filing of our 2014 income tax return, and have conducted our operations in order to satisfy and maintain eligibility for REIT status. Accordingly, we do not believe we will be subject to U.S. federal income tax beginning in the year ended December 31, 2014 on the portion of our REIT taxable income that is distributed to our stockholders as long as certain asset, income and share ownership tests are met. If after electing to be taxed as a REIT, we subsequently fail to qualify as a REIT in any taxable year, we generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost. We may also be subject to state or local income or franchise taxes.
Thetis TRS, and any other TRS that we form, will be subject to U.S. federal and state income taxes. On January 13, 2015 we applied for a private letter ruling from the Internal Revenue Service that would allow us to exclude our proportionate share of gross income from the Manager if we held our interest in the Manager through our operating partnership. If we receive such a ruling, we expect that we will hold our interest in the Manager through our operating partnership, instead of through Thetis TRS; however, there is no assurance that such a ruling will be issued. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which management expects those temporary differences to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period in which the change occurs. Subject to our judgment, we reduce a deferred tax asset by a valuation allowance if it is “more likely than not” that some or all of the deferred tax asset will not be realized. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in evaluating tax positions, and we recognize tax benefits only if it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority.
We evaluate tax positions taken in our consolidated financial statements under the interpretation for accounting for uncertainty in income taxes. As a result of this evaluation, we may recognize a tax benefit from an uncertain tax position only if it is “more-likely-than-not” that the tax position will be sustained on examination by taxing authorities.
Our tax returns remain subject to examination and consequently, the tax positions taken by us may be subject to change.
Emerging Growth Company.   Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards.
Recent Accounting Pronouncements
Refer to the notes to our consolidated financial statements for a description of relevant recent accounting pronouncements.
Results of Operations for the Period from Inception (January 30, 2014) through December 31, 2014
We were formed on January 30, 2014 as a Maryland corporation and were capitalized on March 28, 2014 by our then sole stockholder, Aspen. We commenced operations upon the closing of the Original Private Placement on July 8, 2014. Upon the closing of the Original Private Placement, the Company used $48.8 million of the proceeds to acquire its initial mortgage portfolio through the acquisition of 82% of the equity interests in Little Ajax II, LLC. Little Ajax II was an affiliated entity that acquired primarily re-performing mortgage loans and a number of non-performing mortgage loans in a series of transactions between December 1, 2013 and July 7, 2014. In September 2014, we completed a transaction to acquire the remaining interests in this initial mortgage-related asset portfolio. The transaction initially had Little Ajax II redeem the 82% membership interest of the operating partnership by distributing to the operating partnership 82% of all Little Ajax II loans, participation interests and real property. The operating partnership then purchased for cash the remaining 18% interest in such real estate assets for an aggregate purchase price of approximately $11.4 million. The operating partnership also purchased for cash from Gregory, its 5% interest in the 43 loans in which Little Ajax II held a 95% participation interest for approximately $0.2 million.
Our results of operations for the period ended December 31, 2014 do not reflect a full year of operating results. On average, the loans in the portfolio at December 31, 2014 were held for approximately 93 days of the year. The results of operations for the period presented below are not indicative of our expected results in future periods.
From inception through December 31, 2014, the Company aggregated a portfolio consisting primarily of 1,363 mortgage loans secured by single and one-to-four family residences with an aggregate UPB of $308.2 million. The Company acquired the loans at an aggregate purchase price of  $214.4 million. Re-performing loans represented $223.8 million UPB and a $163.9 million purchase price and non-performing loans represented $84.4 million UPB and a $50.5 million purchase price. The purchase price for re-performing loans and non-performing loans equaled 70.6% and 59.7%, respectively, of the estimated market value of the underlying collateral.
As of December 31, 2014, our portfolio of mortgage-related assets consisted of the following:
Portfolio as of December 31, 2014
No. of Loans(1)	1,340
Total UPB	$304,516,485
Interest-Bearing Balance	$283,981,030
Deferred Balance(2)	$20,535,455
Market Value of Collateral(3)	$313,669,168
Price/Total UPB(3)	69.8%
Price/Market Value of Collateral	67.9%
Weighted Average Coupon(4)	5.06%
Weighted Average LTV(5)	114%
Remaining Term (as of 12/31/2014)	299.5
No. of first liens	1,327
No. of second liens	13
No. of Rental Properties	3
Market Value of Rental Properties	$366,900
Capital Invested	289,954
Price/Market Value of Rental Properties	79.0%
Gross Rent/Month	$3,800
Other REO	12
Market Value of Other REO	$2,068,500

(1)
Information reflects 1 loan in which we hold a 40.5% beneficial interest through an equity method investee and 24 loans in which we have a 95% participation interest and are owned by the Servicer because neither we nor our subsidiaries have the necessary licenses in certain states.

(2)
Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at the time of maturity.

(3)
As of date of acquisition.

(4)
Our loan portfolio consists of fixed rate (53.4% of UPB), ARM (28.2% of UPB) and Hybrid ARM (18.4% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(5)
UPB as of December 31, 2014 divided by market value of collateral as of date of acquisition.

We closely monitor the status of our mortgage loans and through our Servicer, work with our borrowers to improve their payment records. We have not experienced material write downs or impairments on the mortgage loans purchased since commencement of operations in July 2014. As of December 31, 2014, of the 1,340 loans in our portfolio, 72.7% were re-performing loans and 27.3% were non-performing loans. The following chart shows the percentages of our portfolio, based on total price paid, represented by non-performing loans and re-performing loans at December 31, 2014.
Loan Portfolio as of December 31, 2014

The following table sets forth the years in which our mortgage loans were originated based upon UPB:
Mortgage Loan Origination at December 31, 2014
Years of Origination	Percentage of UPB
Prior to 1990	0.2%
1990 – 2000	1.4%
2001 – 2005	20.9%
2006 – 2008	71.1%
After 2008	6.4%

The following table identifies the mortgage loans by state, number of loans, loan value and collateral value and percentages thereof for the assets acquired through December 31, 2014 identified above:
Assets By State As of December 31, 2014
State	Loan Count	UPB ($)	% of UPB	Collateral Value(1)	% of Collateral Value
FL	319	77,185,355	25.3%	68,562,978	21.9%
CA	138	45,065,165	14.8%	45,967,117	14.7%
NY	97	30,948,524	10.2%	39,501,200	12.6%
NJ	84	28,202,761	9.3%	27,035,767	8.6%
MD	65	17,542,983	5.8%	18,748,900	6.0%
IL*	61	12,771,417	4.2%	11,281,725	3.6%
MA	36	10,467,278	3.4%	11,141,000	3.6%
AZ	41	10,150,902	3.3%	8,588,000	2.7%
TX	66	7,113,129	2.3%	10,017,600	3.2%
GA*	45	6,661,866	2.2%	6,400,493	2.0%
VA	28	5,374,937	1.8%	6,004,082	1.9%
PA	54	4,647,279	1.5%	5,829,000	1.9%
OR**	10	4,401,875	1.4%	5,875,614	1.9%
OH	39	4,345,413	1.4%	4,695,218	1.5%
NC	30	3,202,658	1.1%	3,229,004	1.0%
MI	21	2,986,830	1.0%	3,233,460	1.0%
AL	13	2,984,862	1.0%	2,690,800	0.9%
CT	10	2,698,765	0.9%	2,935,500	0.9%
WA	13	2,533,058	0.8%	2,615,500	0.8%
NV	12	2,505,495	0.8%	1,923,500	0.6%
HI	7	2,165,109	0.7%	3,521,405	1.1%
CO	10	2,103,192	0.7%	2,405,000	0.8%
SC	14	1,991,894	0.7%	1,883,000	0.6%
State	Loan Count	UPB ($)	% of UPB	Collateral Value(1)	% of Collateral Value
TN	18	1,908,929	0.6%	2,457,000	0.8%
WI	12	1,673,355	0.5%	1,790,500	0.6%
IN	16	1,612,255	0.5%	1,909,755	0.6%
UT	9	1,559,641	0.5%	1,880,000	0.6%
DC	6	1,433,495	0.5%	2,677,000	0.9%
MO*	9	1,285,120	0.4%	1,297,975	0.4%
RI	5	1,040,121	0.3%	937,375	0.3%
MS	8	832,574	0.3%	885,000	0.3%
LA	6	663,838	0.2%	718,900	0.2%
MN	5	587,585	0.2%	660,000	0.2%
KY*	5	555,458	0.2%	643,000	0.2%
DE	2	429,552	0.1%	370,000	0.1%
OK	5	370,383	0.1%	388,000	0.1%
AR	3	363,282	0.1%	466,000	0.1%
ID	3	360,686	0.1%	630,000	0.2%
WV	3	354,776	0.1%	287,000	0.1%
KS	3	320,300	0.1%	308,500	0.1%
IA	4	294,595	0.1%	279,400	0.1%
PR	1	294,298	0.1%	370,000	0.1%
SD	1	218,248	0.1%	229,900	0.1%
NE	2	171,826	0.1%	183,000	0.1%
MT	1	135,419	0.0%	215,000	0.1%
Total	1340	304,516,485	100.0%	313,669,168	100.0%

*
Information reflects 24 loans in which we have a 95% participation interest and are owned by the Servicer because neither we nor our subsidiaries have the necessary licenses in certain states.

**
Information reflects 1 loan in which we hold a 40.5% beneficial interest through an equity method investee.

(1)
As of date of acquisition.

As of December 31, 2014, ten mortgage loans, representing 0.57% of our UPB at that time, had been repaid.
Income
Our net interest income was $6.2 million for the period ended December 31, 2014, and our consolidated net income attributable to common stockholders for the period was $3.4 million, or diluted earnings per share of  $0.40. Our primary source of income is interest earned on our loan portfolio. Other income primarily consists of the equity earnings of affiliates, including our Manager. Our operating income for the period included $4.1 million of non-cash interest income accretion.
Management Fee
The Manager’s primary business is asset management. We pay a quarterly base management fee based on our stockholders’ equity and a quarterly incentive management fee based on our cash distributions to our stockholders. We paid the Manager a base fee for the period ended December 31, 2014 of  $1.0 million of which we paid half, or $0.5 million, in 31,835 shares of our common stock issued at a price of  $15.00 per share.
Loan Servicing Fee
Pursuant to the servicing agreement, we paid Gregory $0.5 million for its servicing of our mortgage loan portfolio during the period.
Other Expenses
Other expenses incurred during the period include loan transaction expense, professional fees, directors’ fees, and other general and administrative expenses. For the period ended December 31, 2014, in aggregate, these expenses totaled approximately $1.1 million.
Liquidity and Capital Resources
As of December 31, 2014, all of our invested capital was in re-performing and non-performing loans. We also held approximately $53.1 million of cash and cash equivalents.
Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. Our primary sources of cash have consisted of proceeds from the Private Placements and our IPO. We anticipate that our primary sources of cash in the future will generally consist of payments of principal and interest we receive on our loan portfolio, cash generated from operations, including rental payments from our REO and other real estate assets and profits we may earn from the sale of REO, and unused borrowing capacity under our financing sources. Depending on market conditions, we expect that our primary sources of financing will include securitizations, warehouse and credit facilities (including term loans and revolving facilities), repurchase agreements and private and public equity and debt issuances in addition to transaction or asset specific funding arrangements. We expect that these sources of funds will be sufficient to meet our short-term and long-term liquidity needs.
We use cash to purchase mortgage-related assets, repay principal and interest on any borrowings, make distributions to our stockholders and fund operations.
On July 8, 2014, we used a portion of the proceeds, approximately $48.8 million of the net proceeds, from the Original Private Placement to acquire our initial portfolio of mortgage-related assets by acquiring 82% of the limited liability company interests of Little Ajax II from Flexpoint REIT Investor, one of the Wellington Investors and their respective affiliates. Little Ajax II owned a portfolio of mortgage-related assets consisting of 418 mortgage loans and two single-family rental properties, which it acquired in a series of transactions from unaffiliated parties between December 1, 2013 and July 7, 2014. The approximately $48.8 million purchase price paid by us for these assets equaled 82% of  (a) the original capital contributions of all of the members of Little Ajax II, minus (b) all cash distributions paid out to the members of Little Ajax II prior to the closing date of the acquisition of the interests, plus (c) an amount equal to all interest income received by Little Ajax II on its loans from the date of acquisition of the loan through the closing date, plus (d) an amount equal to all earned discount received by Little Ajax II on its loans from the date of acquisition of the loan through the closing date, plus (e) an amount equal to all accrued but unpaid interest on loans owned directly by Little Ajax II or in which Little Ajax II owned a participation interest that were not more than 60 days delinquent on a contractual basis, up to a maximum of 59 days of interest, minus (f) an amount equal to all servicing fees paid or owed to Little Ajax II in connection with its loans from the date of acquisition of the loan through the closing date.
In September 2014, we completed a transaction to acquire the remaining interests in this initial mortgage-related asset portfolio. The transaction initially had Little Ajax II redeem the 82% membership interest of our operating partnership by distributing to the operating partnership 82% of all Little Ajax II loans, participation interests and real property. Our operating partnership then purchased for cash the remaining 18% interest in such real estate assets for an aggregate purchase price of approximately $11.4 million. Our operating partnership also purchased for cash from Gregory its 5% interest in the 43 loans in which Little Ajax II held a 95% participation interest for approximately $0.2 million.

In December 2014, we closed the Second Private Placement, which resulted in net proceeds to us of approximately $41.2 million. To date, we have used the proceeds of the Private Placements to purchase re-performing and non-performing loans, as described above. While we generally intend to hold our assets as long-term investments, we may sell certain of our investments in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of investment securities, if any, cannot be predicted with any certainty. Since we expect that our assets will generally be financed, we expect that a significant portion of the proceeds from sales of our assets (if any), prepayments and scheduled amortization will be used to repay balances under our financing sources. On January 21, 2015, in order to satisfy the REIT requirement that we have at least 100 stockholders as of January 30, 2015, we sold 5,250 shares of common stock to affiliated persons at a price of  $15.00 per share, the last price at which shares were sold to unaffiliated purchasers in the Second Private Placement in December 2014, for an aggregate purchase price of  $0.1 million.
The Company completed its IPO in February and March 2015 and sold an aggregate of 3,976,464 shares of common stock, including shares sold pursuant to exercise of the option to purchase additional shares granted to the underwriters. We are using the approximately $53.9 million of proceeds (after deducting the underwriting discount but before deducting estimated offering expenses) to acquire additional mortgage loans and mortgage-related assets.
We have completed two securitizations since we commenced operations. The securitizations are structured as debt financings and not REMIC sales, and the loans included in the securitizations remain on the Company’s balance sheet. We have used the proceeds from these securitizations to acquire additional re-performing and non-performing loans. On October 7, 2014, our operating partnership as seller entered into a securitization transaction pursuant to Rule 144A under the Securities Act of a pool of seasoned, performing and non-performing mortgage loans primarily secured by first liens on one-to-four family residential properties. Ajax Mortgage Loan Trust 2014-A issued $61 million in securities consisting of approximately $45 million 4.00% Class A Notes due 2057, $8 million 5.19344% Class B-1 Notes due 2057, $8 million 5.19344% Class B-2 Notes due 2057 and a $20.4 million Trust Certificate. We have retained the Class B Notes. The Trust Certificate issued by the trust and the beneficial ownership of the trust are retained by Great Ajax Funding LLC as the depositor. The Class A Notes are senior, sequential pay, fixed rate notes. The Class B Notes are subordinate, sequential pay, fixed rate notes with Class B-2 Notes subordinate to the Class B-1 Notes. If the Class A Notes have not been redeemed by the payment date in September 2017 or otherwise paid in full by that date, an amount equal to the aggregate interest payment amount that accrued and would otherwise be paid to the Class B-1 and the Class B-2 Notes will be paid as principal to the Class A Notes on that date and each subsequent payment date until the Class A Notes are paid in full. After the Class A Notes are paid in full, the Class B-1 and Class B-2 Notes will resume receiving their respective interest payment amounts and any interest that accrued but was not paid to the Class B Notes while the Class A Notes were outstanding. As the holder of the Trust Certificate, we are entitled to receive any remaining amounts in the trust after the Class A Notes and Class B Notes have been paid in full. The Class A Notes and Class B Notes are secured solely by mortgage loans of 2014-A and not by any of our other assets. The assets of 2014-A are the only source of repayment and interest on the Class A Notes and the Class B Notes. We do not guaranty any of the obligations of 2014-A under the terms of the agreement governing the notes or otherwise.
On November 19, 2014, our operating partnership as seller entered into a securitization transaction pursuant to Rule 144A of a pool of seasoned, performing and non-performing mortgage loans primarily secured by first liens on one-to-four family residential properties. Ajax Mortgage Loan Trust 2014-B issued $68.7 million in securities, consisting of approximately $41.2 million 3.85% Class A Notes due 2054, $13.7 million 5.25% Class B-1 Notes due 2054, and $13.7 million 5.25% Class B-2 Notes due 2054 and a $22.9 million Trust Certificate. We have retained the Class B Notes. The Trust Certificate issued by the trust and the beneficial ownership of the trust are retained by Great Ajax Funding LLC as the depositor. The Class A Notes are senior, sequential pay, fixed rate notes. The Class B Notes are subordinate, sequential pay, fixed rate notes with Class B-2 Notes subordinate to Class B-1 Notes. If the Class A Notes have not been redeemed by the payment date in October 2018 or otherwise paid in full by that date, an amount equal to the aggregate interest payment amount that accrued and would otherwise be paid to the Class B-1 and the Class B-2 Notes will be paid as principal to the Class A Notes on that date until the Class A Notes are paid in full. After the Class A Notes are paid in full, the Class B-1 and Class B-2 Notes will resume receiving their respective interest payment amounts and any interest that accrued but was not paid to the Class B Notes while the Class A Notes were outstanding. As the holder of the Trust Certificate, we are entitled to receive any remaining amounts in the trust after the Class A Notes and Class B Notes have been paid in full. The Class A Notes and Class B Notes are secured solely by the mortgage loans of 2014-B and not by any of our other assets. The assets of 2014-B are the only source of repayment and interest on the Class A Notes and the Class B Notes. We do not guaranty any of the obligations of 2014-B under the terms of the agreement governing the notes or otherwise.
On November 25, 2014, we entered into a repurchase facility pursuant to which a newly formed Delaware statutory trust wholly owned by the operating partnership, AJX Mortgage Trust I, the “Seller,” will acquire, from time to time, pools of mortgage loans that are primarily secured by first liens on one-to-four family residential properties from its affiliates and/or third party sellers. These mortgage loans will generally be sold from time to time by the operating partnership, as the “Guarantor” to the Seller pursuant to the terms of a mortgage loan purchase agreement by and between the Guarantor, as seller, and the Seller as purchaser, in accordance with the terms thereof. Pursuant to the Master Repurchase Agreement, or MRA, these mortgage loans, together with certain other property of the Seller will be sold by the Seller to Nomura Corporate Funding Americas, LLC, as Buyer, from time to time pursuant to one or more transactions, not exceeding $100 million, with a simultaneous agreement by the Seller to repurchase such mortgage loans and other property, as provided in the MRA. The obligations of the Seller are guaranteed by the operating partnership. Repurchases under this facility carry interest calculated based on a spread to one-month LIBOR and are fixed for the term of the borrowing. The purchase price for each mortgage loan or REO is generally equal to 65% of the acquisition price for such asset or the then current BPO for the asset. The difference between the market value of the asset and the amount of the repurchase agreement is the amount of equity we have in the position and is intended to provide the lender some protection against fluctuations of value in the collateral and/or the failure by us to repay the borrowing at maturity. We have effective control over the assets associated with this agreement and therefore has concluded this is a financing arrangement. The facility termination date is November 24, 2015.
Gregory services these mortgage loans and the REO properties pursuant to the terms of a servicing agreement by and among the Servicer, the Seller, REO I and any other REO Subsidiary, which servicing agreement has the same fees and expenses terms as the Company’s servicing agreement described under “Certain Relationships and Related Party Transactions — Gregory Servicing Agreement.” The operating partnership as Guarantor will provide to the Buyer a limited guaranty of certain losses incurred by the Buyer in connection with certain events and/or the Seller’s obligations under the MLPA, following the breach of certain covenants by the Seller or an REO Subsidiary related to their status as a special purpose entity, the occurrence of certain bad acts by the Seller Parties, the occurrence of certain insolvency events of the Seller or an REO Subsidiary or other events specified in the Guaranty. As security for its obligations under the Guaranty, the Guarantor will pledge the Trust Certificate representing the Guarantor’s 100% beneficial interest in the Seller.
We are not required by our investment guidelines to maintain any specific debt-to-equity ratio, and we believe that the appropriate leverage for the particular assets we hold depends on the credit quality and risk of those assets, as well as the general availability and terms of stable and reliable financing for those assets.
We may declare dividends based on, among other things, our earnings, our financial condition, our working capital needs, new opportunities, and distribution requirements imposed on REITs. The declaration of dividends to our stockholders and the amount of such dividends are at the discretion of our board of directors. On November 12, 2014, we declared a dividend of  $0.08 per share, which was paid on December 4, 2014 to stockholders of record as of November 21, 2014. On January 16, 2015, we declared a dividend of  $0.16 per share, which was paid on January 30, 2015 to stockholders of record as of January 13, 2015.
We believe that our capital resources will be sufficient to enable us to meet anticipated short-term and long-term liquidity requirements.
Off-Balance Sheet Arrangements
We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide funding to any such entities. As such, we are not materially exposed to any market, credit, liquidity or financing risk that could arise if we had engaged in such relationships.
Contractual Obligations
A summary of our contractual obligations as of December 31, 2014 is as follows:
	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in thousands)
Secured borrowings	$84,679	$—	$—	$—	$84,679
Borrowings under repurchase agreement	15,249	15,249	—	—	—
Total	$99,928	$15,249	$—	$—	$84,679

Inflation
Virtually all of our assets and liabilities are interest-rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.
The primary components of our market risk are related to real estate risk, interest rate risk, prepayment risk and credit risk. We seek to actively manage these and other risks and to acquire and hold assets at prices that we believe justify bearing those risks, and to maintain capital levels consistent with those risks.
Quantitative and Qualitative Disclosures About Market Risk
Real Estate Risk
Residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values could cause us to suffer losses.
Interest Rate Risk
We expect to continue to securitize our whole loan portfolios, primarily as a financing tool, when economically efficient to create long-term, fixed rate, non-recourse financing with moderate leverage, while retaining one or more tranches of the subordinate MBS so created. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Changes in interest rates may affect the fair value of the mortgage loans and real estate underlying our portfolios as well as our financing interest rate expense.
We believe that a rising interest rate environment could have a positive net effect on our operations to the extent we will own rental real property or seek to sell real property. Rising interest rates could be accompanied by inflation and higher household incomes which generally correlate closely to higher rent levels and property values. Even if our interest and operating expenses rise at the same rate as rents, our operating profit could still increase. Despite our beliefs, it is possible that the value of our real estate assets and our net income could decline in a rising interest rate environment to the extent that our real estate assets are financed with floating rate debt and there is no accompanying increase in rental yield or property values.

We currently do not intend to hedge the risk associated with the mortgage loans and real estate underlying our portfolios. However, we may undertake risk mitigation activities with respect to our debt financing interest rate obligations. We expect that our debt financing may at times be based on a floating rate of interest calculated on a fixed spread over the relevant index, as determined by the particular financing arrangement. A significantly rising interest rate environment could have an adverse effect on the cost of our financing. To mitigate this risk, we may use derivative financial instruments such as interest rate swaps and interest rate options in an effort to reduce the variability of earnings caused by changes in the interest rates we pay on our debt.
These derivative transactions will be entered into solely for risk management purposes, not for investment purposes. When undertaken, these derivative instruments likely will expose us to certain risks such as price and interest rate fluctuations, timing risk, volatility risk, credit risk, counterparty risk and changes in the liquidity of markets. Therefore, although we expect to transact in these derivative instruments purely for risk management, they may not adequately protect us from fluctuations in our financing interest rate obligations.
Prepayment Risk
Prepayment risk is the risk of change, whether an increase or a decrease, in the rate at which principal is returned in respect of the mortgage loans we will own as well as the mortgage loans underlying our retained MBS, including both through voluntary prepayments and through liquidations due to defaults and foreclosures. This rate of prepayment is affected by a variety of factors, including the prevailing level of interest rates as well as economic, demographic, tax, social, legal and other factors. Prepayment rates, besides being subject to interest rates and borrower behavior, are also substantially affected by government policy and regulation. Changes in prepayment rates will have varying effects on the different types of assets in our portfolio. We attempt to take these effects into account. We will generally purchase re-performing and non-performing loans at significant discounts from UPB and underlying property values. An increase in prepayments would accelerate the repayment of the discount and lead to increased yield on our assets while also causing re-investment risk that we can find additional assets with the same interest and return levels. A decrease in prepayments would likely have the opposite effects.
Credit Risk
We are subject to credit risk in connection with our assets. While we will engage in diligence on assets we will acquire, such due diligence may not reveal all of the risks associated with such assets and may not reveal other weaknesses in such assets, which could lead us to misprice acquisitions. Property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors), local real estate conditions (such as an oversupply of housing), changes or continued weakness in specific industry segments, construction quality, age and design, demographic factors and retroactive changes to building or similar codes.
There are many reasons borrowers will fail to pay including but not limited to, in the case of residential mortgage loans, reductions in personal income, job loss and personal events such as divorce or health problems, and in the case of commercial mortgage loans, reduction in market rents and occupancies and poor property management services by borrowers. We will rely on the Servicer to mitigate our risk. Such mitigation efforts may include loan modifications and prompt foreclosure and property liquidation following a default. If a sufficient number of re-performing borrowers default, our results of operations will suffer and we may not be able to pay our own financing costs.

BUSINESS
Overview
Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing a portfolio of re-performing and non-performing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties. We also invest in loans secured by multi-family residential and commercial mixed use retail/residential properties, as well as in the properties directly. The multi-family and commercial mixed-use properties generally have loan values of up to approximately $5 million. We refer to these as “smaller commercial properties.” We commenced operations on July 8, 2014. In July and August 2014 we closed the Original Private Placement that resulted in net proceeds to us of approximately $128.4 million. In December 2014, we closed the Second Private Placement, which resulted in net proceeds to us of approximately $41.2 million. Through January 31, 2015, we acquired mortgage loans and other mortgage-related assets with an aggregate UPB of approximately $321.1 million. We completed our IPO in February and March 2015 and sold an aggregate of 3,976,464 shares of common stock, including shares sold pursuant to an option to purchase additional shares granted to the underwriters. We are using the approximately $53.9 million of proceeds (after deducting the underwriting discount but before deducting estimated offering expenses) to acquire additional mortgage loans and mortgage-related assets. We are organized and operated in a manner intended to allow us to qualify as a REIT.
Our primary strategy is to acquire, own and manage re-performing and non-performing mortgage loans, which are serviced by Gregory Funding LLC, our affiliated servicer. We seek to acquire loans at significant discounts to our estimates of the value of the underlying real estate and of the UPB of the loan. Unlike other loan acquirers, who often rely on pooled estimates in analyzing and pricing portfolios, our Manager uses proprietary models and data developed by its affiliates to evaluate individual assets and to help determine cities, neighborhoods and properties that it believes will experience HPA. These proprietary analytics have inputs for economic and demographic data that include changes in unemployment rates, median household incomes, housing starts, crime rates, education, electoral participation and other variables that we believe closely correlate to property values. The proprietary models predict probabilistic future cash flows for each loan we seek to acquire. Factors affecting our cash flow projections include resolution method, resolution timeline, foreclosure costs, rehabilitation costs and eviction costs. The database for these proprietary models contains foreclosure timelines on an individual county basis and, in some instances, also on an individual judge basis. We believe that these proprietary models permit us to acquire loans at prices we and the Manager believe represent a discount to UPB and current property values in non-auction purchases.
We generally intend to securitize our mortgage loans and retain subordinated securities from our securitizations. We also hold REO acquired upon the foreclosure or other settlement of our owned non-performing loans as well as through outright purchases. We anticipate our REO will consist principally of single-family homes, although we also may own smaller commercial properties. Our resolution methods are tailored to each loan, based on our Servicer’s detailed analytics, and include, among others, loan modification, forbearance agreements, foreclosure, short sale and deed-in-lieu of foreclosure. In the event of foreclosure, our Manager determines, in part based on the information obtained from the Servicer regarding historical experience, whether to seek to sell any REO asset, including offering mortgage financing to the purchaser, or to hold the REO as a rental property. We may conduct some of these activities through a TRS. As part of our integrated approach, the Servicer focuses on understanding each borrower’s situation and working closely with the borrower to determine the most appropriate resolution for both parties. We believe that purchasing re-performing and non-performing mortgage loans at significant discounts to UPB and underlying property values, as well as working, through Gregory, to support continuing or new payments by borrowers, will allow us to achieve our targeted returns. However, if actual results differ from our assumptions, particularly if the value of the underlying properties were to decrease significantly, we may not achieve our targeted returns.

We are externally managed by Thetis Asset Management LLC, an affiliated entity. We own a 19.8% equity interest in our Manager. In addition, our Manager and the Servicer own in the aggregate 373,168 shares of our common stock. We believe that these ownership interests, combined with our paying 50% of the base management fee to our Manager in shares of our common stock, align our Manager’s interests with our interests and those of our stockholders. See “Our Manager and the Management Agreement—Management Fees.”
We believe that we will benefit from the strategies employed by Aspen Capital, Gregory and our Manager. Aspen Capital and Gregory have successfully competed in the residential loan and property markets based on their ability to evaluate, acquire, manage and service loans on an individual basis rather than on a pooled basis. Using proprietary analytics and data tracking, our Manager and Gregory have the ability to evaluate large numbers of loans efficiently, determine individual valuations and develop resolution and cash flow paths. Consistent with Aspen’s past residential asset acquisitions and our recent operations, we believe that we will be able to purchase loans through privately negotiated transactions rather than in the auction market. Since January 1, 2012 through December 31, 2014, over 90% of Aspen’s acquisitions have been through privately negotiated transactions.
The Aspen Capital Companies
The Aspen Capital group was founded in 1995 and focuses primarily on residential and commercial mortgage loans and real properties, as well as distressed corporate securities, and hospitality investments and management. Aspen Capital management and affiliates have been securitizing residential mortgage loans and retaining interests in their own securitizations as well as buying, servicing and managing real estate assets for more than 15 years. Aspen Yo LLC, its residential real estate group, acquires non-performing and re-performing mortgage loans as well as foreclosed properties. From January 1, 2012 through December 31, 2014, Aspen and its affiliates, including the Company, acquired loans totaling approximately $661.3 million total UPB, consisting of 3,063 mortgage loans in 124 separate transactions, with the underlying real estate located throughout the United States. Over 90% of such acquisitions were purchased through privately negotiated transactions rather than auctions. The average purchase price was 70.7% of UPB and 70.2% of property value for re-performing loans, and 52.2% of UPB and 57.5% of property value for non-performing loans. Many of these assets are located in specifically targeted geographic locations. The commercial real estate group also purchases performing and non-performing commercial real estate loans and non-performing construction loans and provides senior, mezzanine and equity financing. The typical transaction size ranges from $1 to $20 million.
Manager Experience
Since 2009 through December 31, 2014, the management team of our Manager, on behalf of Aspen Capital, has invested more than $500.2 million in more than 3,792 residential assets, including the assets in our portfolio, with an aggregate UPB and REO market value at time of purchase or conversion of approximately $841.6 million. Aspen Capital’s overall portfolios of loans and properties may differ significantly from the mortgage loans we may acquire in terms of interest rates, principal balances, geographic distribution, types of properties, lien priority, origination and underwriting criteria, and other possibly relevant characteristics. In addition, Aspen Capital’s past performance is not indicative of future results and its results were not achieved by a public company (subject to legal and regulatory expenses) nor by an entity organized as a REIT. Results are necessarily reflective of particular market conditions and current and future market conditions and economic factors beyond management’s control, which may cause future results to vary.
The Servicer
Gregory was formed by the members of our Manager’s management team to service “high touch” assets, which are loans that require substantial and active interaction with the borrower for modification or other resolution. These loans are to less creditworthy borrowers or for properties the value of which has decreased and are more expensive to service because they require more frequent interaction with customers and greater monitoring and oversight. Gregory, or its wholly owned subsidiary, is licensed to service loans in all states in which it does business and has unsupervised Title II Mortgagee authorization from the FHA.

Gregory, or its wholly owned subsidiary, is also a licensed mortgage lender in 23 states, and currently has mortgage loan origination staff who are licensed in 11 of those states. Gregory also has a joint marketing relationship with a federal savings bank in which Aspen holds a minority interest. These resources will allow Gregory to facilitate third party mortgage financing, which we then can acquire, to many of the purchasers of REO that we sell in such states with no or minimal additional cost to us. As of December 31, 2014, Gregory, for our account, its own account and for affiliated entities comprised primarily of third-party investors, services a portfolio of residential and commercial mortgage loans and REO throughout the United States with UPB and REO principal balance of approximately $627.5 million.
Our Manager and the Servicer are located in separate premises in the same building and share IT resources, which should lead to more effective oversight by our Manager. We also believe this close collaboration will lead to better communication among our Manager, the Servicer and us and greater ability by our Manager and the Servicer to enhance IT systems and upgrade analytics with desired features, which should enable our Manager and the Servicer to determine the optimal resolution strategy for each loan more quickly. Our Manager communicates an initial pool level strategy to the Servicer and hosts a training session to review priorities and optimal solutions. During the training session, our Manager can discuss any exceptions found during the due diligence process and provide guidance to the Servicer on addressing any issues effectively. In addition to training sessions and informal discussions, both parties meet weekly to review individual modification requests. Every employee of our Manager is very familiar with all functions of the Servicer, which allows them to monitor performance at a granular level to maximize individual asset returns.
The Servicer must comply with a wide array of U.S. federal, state and local laws and regulations that regulate, among other things, the manner in which it services our mortgage loans and manages our real property in accordance with the servicing agreement, including recent CFPB mortgage servicing regulations promulgated pursuant to the Dodd-Frank Act. These laws and regulations cover a wide range of topics. The laws and regulations are complex and vary greatly among the states and localities. In addition, these laws and regulations often contain vague standards or requirements, which make compliance efforts challenging. From time to time, the Servicer may become party to certain regulatory inquiries or proceedings, which, even if unrelated to the residential mortgage servicing operation, may result in adverse findings, fines, penalties or other assessments and may affect adversely the Servicer’s reputation. For example, in 2012, in connection with its activities as a mortgage lender, and not its residential mortgage servicing business, the Servicer consented to and signed a “cease and desist” order issued by the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities, relating to disclosure forms for twelve loan files for the period from 2005 to 2008. The Servicer agreed to pay a civil penalty of  $50,000 of which $10,000 was suspended in exchange for continuing compliance.
Market Opportunity
The U.S. Federal Reserve estimates that as of December 31, 2014, there was approximately $9.9 trillion of mortgage loans outstanding on U.S. one-to-four family residential properties and approximately $994.1 billion of mortgage loans outstanding on U.S. multi-family residential properties.
While housing starts increased in 2014 over 2013, the number of building permits issued in the fourth quarter of 2014 indicates that starts may be leveling off for single-family homes (an increase of 3% compared to the third quarter). Although construction starts on single-family homes were up 8% from the previous quarter and up 6% from the fourth quarter of 2013, they remain significantly below historical levels. In addition to the leveling of housing starts, a persistent price gap exists between newly built homes and existing homes with sales of existing homes showing improvements while sales of new homes continued to lag in the fourth quarter of 2014. Furthermore, HUD has noted that the listed inventories of new and of existing homes at the end of the fourth quarter of 2014 would support 5.4 months and 4.4 months, respectively, of sales at the current sales pace, while historical average supply of homes on the market is 6.0 months. The MBA estimates that total one-to-four family mortgage loan originations (including both purchase and refinance transactions) will increase from $1.1 trillion in 2014 to $1.2 trillion in 2015.

Monthly Housing Starts: New Privately Owned Housing Units Started
(Feb. 1961–Feb. 2015)

3000
2500
2000
1500
1000
500
0
(units in thousands)
2/28/1961
2/29/1964
2/28/1967
2/28/1970
2/28/1973
2/29/1976
2/28/1979
2/28/1982
2/28/1985
2/29/1988
2/28/1991
2/28/1994
2/28/1997
2/29/2000
2/28/2003
2/28/2006
2/28/2009
2/29/2012
2/28/2015

Source: U.S Department of Commerce—Census Bureau
In addition to fewer housing starts, a persistent price gap exists between newly built homes and existing homes. While new homes are almost always are more expensive, on average, than their older comparables, that gap has widened since the last recession.
Cyclical trends are prompting a significant realignment within the mortgage sector. These trends and their effects include:
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continuing sales of residential mortgage assets by banks and other mortgage lenders due to elevated operating costs resulting from new regulatory requirements, delinquencies and impairments;

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the continuing decline in home ownership that, conversely, has increased the demand for single-family and multi-family residential rental properties and associated rents;

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the dislocations in the residential mortgage loan origination market and the limited availability of financing for non-GSE mortgages since 2008, which have made qualifying for a mortgage loan more difficult. These factors, combined with shifting demographic trends and the need for families pushed out of their homes through foreclosure or the inability to continue to pay their mortgage loans, are driving increased demand for loan modifications, non-GSE mortgage financing and single-family rental properties;

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the changing regulatory landscape, leading to the reduction of the government’s role in, and the return of private capital, including non-bank participants, to the housing finance market; some of the changes have begun to be implemented, as evidenced by the tightening of conforming loan limits and increases in guarantee fees; and

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unemployment remaining relatively high, under-employment continuing to be a concern and real wages continuing to be stagnant, which means that the ability of borrowers to continue to pay their existing mortgage loans will likely remain under pressure.

The current market landscape is also generating new opportunities in residential mortgage-related whole loan strategies. The origination of subprime and alternative residential mortgage loans has dramatically declined since 2008 and the new QM and ATR Rule requirements will also put pressure on new originations. Additionally, many banks and other mortgage lenders have increased their credit standards and down payment requirements for originating new loans.
The combination of these factors has also resulted in a significant number of families that cannot qualify to obtain new residential mortgage loans. We believe new U.S. federal regulations addressing “qualified mortgages” based, among other factors on employment status, debt-to-income level, impaired credit history or lack of savings, will continue to limit mortgage loan availability from traditional mortgage lenders. In addition, we believe that many homeowners displaced by foreclosure or who either cannot afford to own or cannot be approved for a mortgage will prefer to live in single-family rental properties with similar characteristics and amenities to owned homes as well as smaller multi-family residential properties. In certain demographic areas, new households are being formed at a rate that exceeds the new homes being added to the market, which we believe favors future demand for non-federally guaranteed mortgage financing for single-family and smaller multi-family rental properties. For all these reasons, we believe that demand for single-family and smaller multi-family rental properties will increase in the near term and remain at heightened levels in the foreseeable future.
We expect the availability of pools of re-performing, sub-performing and non-performing loans, properties in foreclosure and REO to increase and remain elevated over the next several years. The single family mortgage delinquency rate at December 31, 2014 is 6.71%, according to the Federal Reserve Board. Overall housing values have rebounded since 2012; however, CoreLogic®, a leading global property information, analytics and data-enabled services provider, has reported that approximately 5.4 million homes, or 10.8% of all residential properties with a mortgage, were in a negative position as of the end of the third quarter 2014. Negative equity, often referred to as “underwater” or “upside down,” means that borrowers owe more on their mortgages than their homes are worth. Negative equity can occur because of a decline in value, an increase in mortgage debt or a combination of both. For the homes in negative equity status, the national aggregate value of negative equity was $349 billion at the end of the fourth quarter of 2014, up $7 billion from approximately $342 billion at the end of the third quarter 2014. In addition, Corelogic® reports that of the 49.9 million residential properties with equity, approximately 10 million have less than 20% equity. Borrowers with less than 20% equity, referred to as “under-equitied,” may have a more difficult time refinancing their existing home or obtaining new financing to sell and buy another home due to underwriting constraints. Under-equitied mortgages accounted for 20% of all residential properties with a mortgage nationwide in the third quarter of 2014, with more than 1.4 million residential properties at less than 5% equity, referred to as near-negative equity. Properties that are near-negative equity are considered at risk if home prices fall. Further, a portion of the 800,000 borrowers with low interest rates under the HAMP for the past five years will begin seeing mortgage payment increases in 2014. Generally, their interest rates will increase by one percentage point each year until their rate equals the average 30-year, fixed-rate mortgage rate at the time of modification. 11% of HAMP borrowers have already missed at least one payment, and we believe that wages and home prices have not improved enough for many of these borrowers to afford the monthly payment increase. In June , September and November 2014, the FHA held note sales under the Distressed Asset Stabilization Program of 2014, or DASP, as part of a broad effort by the FHA to decrease losses and market and sell non-performing loans in bulk. Further such sales are expected. In addition, in July 2014 and March 2015, Freddie Mac sold $659 million and $392 million, respectively, of non-performing loans, and both Fannie Mae and Freddie Mac have indicated that they will have ongoing non-performing loan sales programs going forward.
We also believe that banks and other mortgage lenders have strengthened their capital bases and are more aggressively foreclosing on delinquent borrowers or selling these loans to dispose of their inventory. Additionally, many non-performing loan buyers are now interested in reducing their investment duration and have begun selling re-performing loans.
We also believe there are significant attractive investment opportunities in the smaller commercial mortgage loan and property markets. We focus on densely populated urban areas where we expect positive economic change based on certain demographic, economic and social statistical data. The primary lenders for smaller multi-family and mixed retail/residential properties are community banks and not regional and national banks and large institutional lenders. We believe the primary lenders and loan purchasers are less interested in these assets because they typically require significant commercial and residential mortgage credit and underwriting expertise, special servicing capability and active property management. It is also more difficult to create the large pools that these primary banks, lenders and portfolio acquirers typically desire. Many community banks also remain under financial and regulatory pressure since the financial crisis and are now beginning to sell smaller commercial mortgage loans as property values have begun to increase.

Strategy
We are continuing the opportunistic strategy developed by our Manager’s management team at Aspen in a REIT structure that we believe will provide us access to capital and allow us to compete for more significant investment opportunities in the evolving mortgage markets. This strategy enables us to generate attractive current yields and risk-adjusted total returns for our stockholders. We intend to distribute substantially all of our REIT taxable income to our stockholders in accordance with applicable REIT qualification requirements. Our strategy consists of:
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focusing our investments primarily in loans secured by single-family residences with opportunistic mortgage or direct investment in smaller commercial properties, such as smaller mixed-use commercial facilities with ground floor retail units and residences above them;

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constructing and owning a portfolio of re-performing and non-performing mortgage loans at significant discounts to UPB and underlying property values;

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concentrating our investments in geographic areas, cities and neighborhoods with certain demographic and economic trends and attributes;

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working, through Gregory, to (1) support the continued performance of re-performing loans; (2) convert a portion of our non-performing loans to performing status; (3) determine optimal loss mitigation strategy on an asset-by-asset basis for remaining loans; and (4) manage the process and timelines for converting non-performing loans to sale or rental REO, including potentially offering financing to REO purchasers;

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when economically efficient, securitizing our performing and re-performing whole loan portfolios to create long-term, fixed rate, non-recourse financing, while retaining one or more tranches of any subordinated securities we may create; and

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opportunistically mitigating our interest rate and prepayment risk by using a variety of hedging instruments.

We believe that purchasing re-performing and non-performing mortgage loans at significant discounts to UPB and underlying property values, as well as working, through Gregory, to support continuing or new payments by borrowers, will allow us to achieve our targeted returns. However, if actual results differ from our assumptions, particularly if the value of the underlying properties were to decrease significantly, we may not achieve our targeted returns.
We price each loan portfolio on a loan-by-loan basis and focus on the acquisition of loans with the underlying property located in or in close proximity to urban centers where we believe that HPA will outpace the national market. While we expect to purchase loans nationwide, we target urban centers (including densely populated suburbs) because we believe that an increasing number of families and young professionals prefer to live in areas that are in close proximity to employment centers, public transportation and retail and other amenities that are typically more common in such areas, which provides greater potential for HPA. By focusing on urban centers and targeted densely populated suburbs we are able to more efficiently manage our portfolio and scale our high-touch loan servicing platform.
Gregory has compiled data that suggests that HPA can vary significantly from neighborhood to neighborhood even within the same city. Our proprietary analytics include inputs for economic and demographic data that includes unemployment rates, housing starts, crime rates, education, electoral participation and other variables that we believe closely correlate to property values. These analytics help us determine cities, neighborhoods and properties that we believe will experience HPA.
We seek to build clusters of loans backed by collateral in certain markets. These markets include, but are not limited to, Phoenix, Arizona; Los Angeles and San Diego, California; Miami, Ft. Lauderdale, West Palm Beach, Orlando and Tampa, Florida; Atlanta, Georgia; Chicago, Illinois; New York and New Jersey metropolitan area; Dallas and Houston, Texas; and Maryland and Virginia near Washington, DC. In addition to its experienced servicing staff, Gregory has contracted with local experts in areas where it services a significant number of loans that provide local area market intelligence, monitor properties and can manage rehabilitation projects for REO or repairs for rental properties. We believe having affiliated local experts and a centralized management team provides us a competitive advantage and leads to more informed decision-making and better execution.
Based on the experience of our Manager’s management team, we believe that acquiring re-performing and non-performing mortgage loans will result in higher risk-adjusted returns and provides us a cost advantage over other real property acquisition channels, such as foreclosure auctions and REO acquisitions.
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We believe that buying re-performing loans is more efficient and lower risk than acquiring REO rentals directly because the net cash flow from the re-performing loans is typically greater than rent cash flow less expenses. Re-performing loans are purchased at a significant discount from UPB and underlying property value, but the borrower pays interest on the full UPB, leading to a higher current yield. The borrower is also responsible for property taxes, insurance and maintenance, which are all costs that the owner of the REO would otherwise have to pay. In addition, to the extent that the UPB exceeds the home’s value, the lender will benefit from all HPA until such time as the home price exceeds the UPB plus any arrearages and expenses. While the return to the mortgage loan owner is thus capped, there is also risk mitigation if the REO value decreases, until the value is less than the price the lender paid for the loan.

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The histories of distressed mortgage loans often provide more insight into the likelihood of default than acquiring newly originated mortgage loans, which should allow our Manager to model default risk and price acquisitions more accurately.

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If a re-performing loan becomes a non-performing loan, or we purchase a non-performing loan, which is typically purchased at a deeper discount than re-performing loans, we, through the Servicer, have a number of ways to mitigate our loss. These loss mitigation techniques include working with the borrower to achieve performance, including through modification of the mortgage loan terms as well as short sale, assisted deed-in-lieu of foreclosure, assisted deed-for-lease, foreclosure and other loss mitigation activities. With each REO acquired, we assess the best potential return, typically either through rental, sale with carryback financing, which we believe will increase the potential pool of purchasers, or sale without our financing the purchase.

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We believe that we will be able to purchase mortgage loans at lower prices than REO properties because sellers of such loans will be able to avoid paying the costs typically associated with sales of real estate, whether single-family residences or smaller commercial properties, such as broker commissions and closing costs of up to 10% of gross proceeds of the sale. We believe this will motivate the sellers to accept a lower price for the re-performing and non-performing loans than they would if selling REO directly.

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We believe there are fewer participants in the re-performing and non-performing loan marketplace than in the foreclosure auction and other REO acquisition channels due to the large size of portfolios offered for sale on an “all or none” basis and the required operational infrastructure and expertise involved in servicing loans and managing single-family rental properties across various states. Additionally, as the acquirer of loans, we take the risk of delays in the foreclosure process for non-performing loans. We focus on smaller pools of mortgage loan assets that we analyze on a loan-by-loan basis. We believe that we will be able to aggregate these smaller pools, often at a greater discount than would be available for larger pools. We believe the relatively lower level of competition for re-performing and non-performing loans, particularly in smaller pools, provides buyers with the opportunity for a higher discount rate relative to the foreclosure auction and other REO acquisition channels and therefore a relatively lower cost to acquire REO.

We use proprietary models to predict probabilistic future cash flows for each loan. Factors affecting our cash flow projections include resolution method, resolution timeline, foreclosure costs, rehabilitation costs and eviction costs. We value each portfolio on a loan-by-loan and property-by-property basis and generate cash flow projections as if each non-performing loan was foreclosed and resolved according to the expected resolution method. Some of the variables used are the specific location of the underlying property, loan-to-value ratio, property age and condition, change and rate of change of borrower credit rating, servicing notes, interest rate, monthly payment amount and neighborhood rents. For loan pool acquisitions, we target a 10–18% return, without taking into account or giving effect to any borrowings, which we refer to as an unlevered return. We forecast the relative likelihood of each resolution method—foreclosure, deed-in-lieu, short sale and rental—for non-performing loans. For re-performing pool acquisitions, we analyze each loan for re-default probability, loan-to-value ratio, interest rate and structure of the loan and the likely resolution method in the event the loan stops performing. Each re-performing loan is analyzed through both a performing and non-performing path.
Our comprehensive loan and property history database and data tracking lead to a deep understanding of our markets. This understanding, coupled with our long-term relationships with loan sellers, allows us to purchase loans at significant discounts to UPB and current property values. Our database contains foreclosure timelines on an individual county basis and in some instances, also on an individual judge basis. In addition to resolution timeline data, we track data by state, MSA (Metropolitan Statistical Area) and zip code basis regarding crime rates, education, electoral participation and other variables that we believe closely correlate with property values.
Our strategy is adaptable to changing market environments, subject to compliance with the income and other tests that will allow us to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes and to maintain our exclusion from regulation as an investment company under the Investment Company Act. As a result, our acquisition and management decisions will depend on prevailing market conditions, and our targeted investments may vary over time in response to market conditions. We may change our strategy and policies without a vote of our stockholders. Moreover, although our independent directors will periodically review our investment guidelines and our portfolio, they generally will not review particular proposed asset acquisitions or asset management decisions. See “—Investment Guidelines.”
Competitive Strengths
We believe our Manager’s and the Servicer’s integrated platform, which allow us to acquire, finance, hold and, through our Manager and the Servicer, manage and service whole loans and the REO that results from foreclosure on non-performing mortgage loans without reliance on third-party servicers, positions us well to respond opportunistically in a variety of market environments. We believe the following competitive strengths differentiate us from our competitors:
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Flexible and Adaptable Resolution Strategy—The past nearly ten years of market volatility has given our management team the experience, backed by Gregory’s extensive integrated loan servicing and real estate management platform, to assess and respond to changes in our targeted real estate markets to optimize the return to our stockholders. We use a variety of asset optimization strategies including loan modifications, forbearance agreements and property sale, rental or lease options to maximize the value of our ownership of re-performing loans, non-performing loans and the REO we obtain from foreclosure based on our assessment of the optimal return.

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Strong Sourcing Relationships—Our Manager, the Servicer and their affiliates have extensive networks for sourcing investment opportunities through relationships with money center, regional, and community banks as well as large and small private mortgage loan owners and servicers throughout the country. These networks and relationships will provide us with opportunities to acquire our targeted assets in negotiated transactions rather than through auctions and often in pools specifically carved out for our primary geographic investment priorities.

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Affiliated Servicer with Extensive Integrated Mortgage Loan Servicing and Real Estate Management Platform—The Servicer was built specifically to maximize value in the types of “high-touch” assets that we acquire. The Servicer has approximately 50 experienced mortgage servicing and real estate management personnel throughout the country. Its proprietary software platform was developed in-house specifically to handle distressed, sub-performing and re-performing mortgage loans and it enables the servicing representatives to have all necessary tools and information available to resolve borrower interaction efficiently and effectively. The Servicer has eight full-time software development personnel ensuring the quality and reliability of these proprietary analytics and models. The Servicer is focused on understanding the specific situation of each borrower so that our Manager will be informed and able to tailor an appropriate resolution for both parties. The Servicer’s personnel also have many years of experience managing REO throughout the country and maintaining compliance with ever-changing regulatory requirements.
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Customized Loan Origination and Underwriting—When we determine to sell a particular REO asset, through our Servicer, we have the capability in certain states to underwrite and offer mortgage financing to the purchaser. We rely on Gregory’s in-depth knowledge of the properties when we facilitate financing in connection with a sale of a property through an unaffiliated lender. Unlike more traditional lenders, which base their underwriting primarily on the FICO® credit risk score, Gregory focuses on the borrower’s cash flow and residual income after satisfaction of monthly requirements, including the expenses for any dependents, employment stability and the ability to make a cash down payment. We may then choose to purchase the loan. We believe that our ability to facilitate financing tailored to the particular borrower provides another tool to maximize our return by converting REO to long-term significant net yield generating assets.

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Significant Experience of Our Manager—Each executive on our Manager’s team has more than 20 years’ experience investing in, analyzing, performing due diligence, originating, restructuring, servicing, managing and/or marketing mortgage loan portfolios and securitizations. Our Manager is supported by approximately eight mortgage and servicing professionals at the Servicer. We believe our Manager and its resources provide a significant advantage to us and contribute to the strength of our business and enhance the quantity and quality of investment opportunities available to us.

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Our Manager’s Interests are Closely Aligned with Our and Our Stockholders’ Interests—We own 19.8% of the voting and economic interests in our Manager, and we will pay 50% of the base management fee to our Manager in shares of our common stock with the value based on the higher of the most recently reported book value or market value of our common stock. Our incentive fee is based on cash dividends from taxable earnings in excess of an 8.0% hurdle rate. We believe our structure aligns our Manager’s interests with our interests and creates incentives for our Manager to seek to maximize value for our stockholders. In addition, our Manager and the Servicer own an aggregate of 373,168 of our shares of common stock, and their institutional equity owners or their affiliates own an aggregate of 4,882,353 shares of our common stock (including 624,106 of OP Units purchased by one such investor that are redeemable on a 1-for-1 basis into shares of our common stock).

Our Portfolio
We acquire, invest in and manage a portfolio of mortgage loan assets as well as single-family and smaller commercial properties. We focus on acquiring and owning re-performing and non-performing mortgage loans and subordinated MBS securities from our own securitizations. We also hold REO acquired upon the foreclosure or other settlement of our owned non-performing loans or that we acquire in the market, principally single-family homes although we may also own smaller commercial properties. We will assess the allocation of investments across asset classes, and within asset classes, based on the risk-adjusted relative value of each asset and the overall contribution of each asset to the anticipated performance of our investment portfolio and the value to be added to our investment portfolio. Additional factors that may affect the allocation of our investments include profiles of borrowers, geographic and demographic information, security, structure, seniority, credit enhancement, and legal matters. Our investment allocations are subject to change based on market changes and our assessment of the factors described above. See also “—Financing Strategy and Use of Leverage.”

As of January 31, 2015, our portfolio of mortgage-related assets consisted of the following:
Portfolio as of January 31, 2015
No. of Loans(1)	1,449
Total UPB	$321,133,153
Interest-Bearing Balance	$299,932,870
Deferred Balance(2)	$21,200,284
Market Value of Collateral(3)	$332,302,084
Price/Total UPB(3)	69.9%
Price/Market Value of Collateral	67.7%
Weighted Average Coupon(4)	5.06%
Weighted Average LTV(5)	114%
Remaining Term (as of 1/31/2015)	295.5
No. of first liens	1,434
No. of second liens	15
No. of Rental Properties	3
Market Value of Collateral	$366,900
Capital Invested	289,954
Price/Market Value of Collateral	79.0%
Gross Rent/Month	$3,800
Other REO	18
Market Value of Collateral(1)	$3,009,500

(1)
Information reflects 1 loan in which we hold a 40.5% beneficial interest through an equity method investee, 24 loans in which we have a 95% participation interest and are owned by the Servicer because neither we nor our subsidiaries have the necessary licenses in certain states and 39 loans that closed in February 2015 with a total UPB of  $8.62 million.

(2)
Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at the time of maturity.

(3)
As of date of acquisition.

(4)
Our loan portfolio consists of fixed rate (53.8% of UPB), ARM (28.8% of UPB) and Hybrid ARM (17.4% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(5)
UPB as of January 31, 2015 divided by market value of collateral as of date of acquisition.

We closely monitor the status of our mortgage loans and through our Servicer, work with our borrowers to improve their payment records. The Company has not experienced material write downs or impairments on the mortgage loans it has purchased since it commenced operations in July 2014. As of January 31, 2015, of the 1,449 loans in our portfolio, 62.4% were re-performing loans, 10.5% were sub-performing loans and 27.1% were non-performing loans. The following chart shows the percentages of our portfolio, based on total price paid, represented by non-performing loans and re-performing loans at January 31, 2015.

Gregory is the holder of record for assets in Georgia, Illinois, Kentucky and Missouri because neither we nor our operating partnership holds the necessary license to hold those assets directly in such states. Gregory sells a 95% participation interest in the assets to our subsidiaries in exchange for 95% of the purchase price for the assets to be purchased by Gregory, which pays for the balance of such assets.

The following table sets forth the years in which our mortgage loans were originated based upon UPB:
Mortgage Loan Origination at January 31, 2015
Years of Origination	Percentage of UPB
Prior to 1990	0.2%
1990 – 2000	1.7%
2001 – 2005	20.8%
2006 – 2008	70.9%
After 2008	6.4%
The following tables identify the mortgage loans by state, number of loans, loan value and collateral value and percentages thereof for the assets acquired through January 31, 2015:
Assets By State As of January 31, 2015
State	Loan Count	UPB ($)	% of UPB	Collateral Value ($)(1)	% of Collateral Value
FL	351	80,507,612	25.1%	73,289,865	22.1%
CA	142	47,815,884	14.9%	48,227,117	14.5%
NY	103	32,817,575	10.2%	41,312,200	12.4%
NJ	87	28,776,881	9.0%	27,665,667	8.3%
MD	68	18,465,277	5.8%	19,770,280	5.9%
IL*	65	13,252,973	4.1%	11,729,725	3.5%
AZ	44	10,584,787	3.3%	8,883,246	2.7%
MA	36	10,456,767	3.3%	11,141,000	3.4%
TX	79	8,237,280	2.6%	11,983,113	3.6%
GA*	54	7,779,863	2.4%	7,347,493	2.2%
VA	29	5,957,755	1.9%	6,469,082	1.9%
OR**	12	5,119,434	1.6%	6,475,514	1.9%
PA	61	5,103,269	1.6%	6,467,000	1.9%
OH	40	4,374,117	1.4%	4,728,718	1.4%
NC	31	3,336,576	1.0%	3,321,004	1.0%
MI	22	3,023,598	0.9%	3,263,460	1.0%
AL	14	3,005,780	0.9%	2,718,800	0.8%
WA	15	2,960,754	0.9%	3,033,500	0.9%
CT	10	2,695,290	0.8%	2,935,500	0.9%
NV	13	2,661,684	0.8%	2,028,500	0.6%
HI	8	2,337,741	0.7%	3,746,405	1.1%
CO	11	2,299,950	0.7%	2,584,900	0.8%
TN	20	2,025,106	0.6%	2,568,000	0.8%
SC	14	1,989,901	0.6%	1,883,000	0.6%
State	Loan Count	UPB ($)	% of UPB	Collateral Value ($)(1)	% of Collateral Value
IN	17	1,732,363	0.5%	2,043,755	0.6%
WI	12	1,670,994	0.5%	1,790,500	0.5%
UT	9	1,556,551	0.5%	1,880,000	0.6%
MO*	12	1,444,478	0.4%	1,375,875	0.4%
DC	6	1,432,042	0.4%	2,677,000	0.8%
RI	6	1,175,727	0.4%	1,218,666	0.4%
MS	8	831,678	0.3%	885,000	0.3%
LA	8	778,344	0.2%	902,900	0.3%
MN	5	587,121	0.2%	660,000	0.2%
KY*	5	554,739	0.2%	643,000	0.2%
DE	3	474,171	0.1%	567,499	0.2%
KS	4	372,082	0.1%	337,500	0.1%
OK	5	369,750	0.1%	388,000	0.1%
AR	3	362,729	0.1%	466,000	0.1%
ID	3	357,213	0.1%	630,000	0.2%
WV	3	354,022	0.1%	287,000	0.1%
IA	4	293,827	0.1%	279,400	0.1%
PR	1	293,475	0.1%	370,000	0.1%
NH	1	239,180	0.1%	539,000	0.2%
SD	1	217,900	0.1%	229,900	0.1%
NE	2	171,777	0.1%	183,000	0.1%
ME	1	141,965	0.0%	160,000	0.0%
MT	1	135,171	0.0%	215,000	0.1%
Total	1449	321,133,153	100.0%	332,302,084	100.0%

*
Information reflects 24 loans in which we have a 95% participation interest and are owned by the Servicer because neither we nor our subsidiaries have the necessary licenses in certain states.

**
Information reflects 1 loan in which we hold a 40.5% beneficial interest through an equity method investee.

(1)
As of date of acquisition.

As of January 31, 2015, ten mortgage loans, representing 0.54% of our UPB, had been repaid.

Potential Acquisition Opportunities
Our Manager and its affiliates are regularly presented with opportunities to acquire loan pools and other mortgage assets. As of March 23, 2015, our Manager identified and was actively evaluating 12 potential loan pool acquisitions that our Manager has determined, after a preliminary evaluation, fall within our investment strategy. These loan pools have a total UPB of approximately $68.1 million, of which 76.5% of the UPB comprises re-performing loans and 23.5% of the UPB comprises non-performing loans. We have not entered into a definitive agreement with respect to any of these loan pools, and there is no assurance that we will enter into a definitive agreement relating to any of these loan pools or any loans in a loan pool or, if such an agreement is executed, that we will actually close the acquisition. In addition, we expect a continuous flow of potential re-performing loan acquisition opportunities from participants in the ongoing non-performing loan sales programs held by the FHA, Fannie Mae and Freddie Mac. We believe purchasers of these loan pools will be interested in recognizing short-term gains and greater liquidity by selling re-performing loans from those pools. In addition, our Manager and its affiliates provide multiple potential bidders with pricing information for specific subsets of those non-performing pools, which provides those bidders with better pricing and gives us indirect access to those loan pool subsets if any of those bidders are successful.
Additional Investments
Set forth below is a description of the asset classes in which we expect to make investments.
Residential Mortgage Loans
Residential mortgage loans are loans secured by single-family residential real properties. We generally focus our residential mortgage loan acquisition efforts on the purchase of loan portfolios that are first lien, single-family fixed rate mortgage loans, ARMs and Hybrid ARMs with original terms to maturity of not more than 40 years and that are either fully amortizing or are interest-only for up to ten years, and fully amortizing thereafter. While we expect to focus on older distressed mortgage loans, we will have the ability to invest in newly originated mortgage loans. In most cases, the loans we purchase will be re-performing (i.e., previously defaulted loans that have been modified and under which the borrower is currently performing for some period of time) and non-performing.
Commercial Mortgage Loans
We also expect to acquire commercial mortgage loans secured by smaller unit multifamily residences, which are considered commercial mortgage loans, as well as smaller mixed use retail/residential/office properties, which will generally have property values of less than $5 million. As with the single-family residential mortgage loans, we will have the ability to invest in newly originated mortgage loans, but we currently expect to focus on older distressed mortgage loans.
REO and Other Real Property
We will acquire individual real properties primarily through workouts of existing loans and foreclosure on defaulted loans as well as, to a much lesser extent, purchases from original owners. These properties will consist of single-family residential properties, smaller multifamily residences and commercial mixed use retail/residential properties, such as smaller commercial facilities with ground floor retail units and residences above them. We may acquire on an opportunistic basis portfolios of residential single-family and multi-family properties throughout the United States.
Investment Process
Our underwriting process for acquiring re-performing and non-performing loan portfolios relies on extensive research and analysis of the target portfolio’s loan and borrower characteristics, underlying property values, document integrity, local processes and timelines, and the use of our proprietary models to determine probabilistic future cash flows and returns from various resolution methodologies. Factors affecting our cash flow projections and related pricing include, but are not limited to, property location, property age and condition, resolution method, resolution timeline, foreclosure costs, rehabilitation costs, eviction costs, neighborhood rents, changes and rate of change of borrower credit ratings and targeted return. We value every portfolio on a loan-by-loan and property-by-property basis.
We generate and analyze multiple models that evaluate the following:
•
loan cash flows as if every non-performing loan is foreclosed and also using deterministic resolution outcomes; and

•
re-performing loans with risk-based cash flows and pricing based on payment history, time series credit scores, geography, effective loan-to-value ratios, likelihood of prepayment and predictive re-default probabilities.

For pool acquisitions, we target a 10–18% unlevered return. For non-performing loans, we forecast the relative likelihood of each resolution method—foreclosure, deed in lieu, short sale and rental. For re-performing pool acquisitions, we analyze each loan for re-default probability and resolution method. Each re-performing loan is analyzed through both a performing and non-performing path.
Purchase prices generally are at a significant discount to UPB and current property value, based in part on at least two unaffiliated broker price opinions for every property. Employees and agents of our Manager frequently visit the exteriors of properties prior to completion of due diligence and the information from such visits is incorporated into final loan pricing negotiations with the seller.
We estimate our resolution timelines using a combination of proprietary data, modeling and historical trends. Our analysis of the resolution or foreclosure timeline for a mortgage loan is based on its history to date with added time cushion. We have developed a robust database of foreclosure timelines on an individual county basis and in some instances, on an individual judge basis. We also use statistical models to determine the expected modification success probability and the expected short sale success probabilities. We have an extensive due diligence process to validate data consistency, accuracy and compliance and perform document and third-party lien reviews on all loan files.
The most important factors in analyzing re-performing loans are the level and duration of continued re-performance, the potential for HPA, prevailing interest rates and the potential for economic growth and the availability of financing for the borrower. For non-performing loans, the most important factors are the expected time to either re-performance or foreclosure, the condition of the real property, the potential for HPA, whether the property is located in an urban or rural area and its actual geographic location and relative costs of owning versus renting the property. The analysis of all mortgage loan and REO acquisitions is also affected by the supply of existing housing and rate of housing starts as higher construction costs, particularly if replacement cost is greater than market price, can slow the rate of starts and new housing inventory and lead to rising rental rates relative to mortgage payments. We evaluate geographic location priorities based on many different factors and data including, but not limited to, employment rates and the local mismatch between employment rates and housing supply, demographic shifts, cost of new construction, social services, education, crime and voting participation rates.
The following graphic outlines the process the Manager generally uses for assessing re-performing and non-performing portfolio investment opportunities:

100% review of property valuations through BPO review, statistical analysis and property visits
Re-Performing Loans
Non-Performing Loans
Analyze loan, borrower and document characteristics to determine re-default, re-modification and performance probabilities
Analyze loan and borrower characteristics for short sale or modification probability
Analyze effectiveness of loss mitigation process
Determine expected cash flows for continued payment probability and yield to average life
Determine cash flows from re-default path through NPL analysis
Estimate risk based expected re-performing yield to average life
Estimate risk based short sale net proceeds
Estimate future foreclosure timelines using proprietary model
Estimate expected gross and net rental yield
Estimate expected yield to average life on carry-back financing sale

Due Diligence

- Review title to validate lien position
- Identify any other existing liens including tax liens, municipal liens, HOA dues etc.
- Evaluate compliance with laws at origination including RESPA and TILA
- Analyze completeness of collateral files
- Analyze servicer comments for outstanding litigation, pending settlement offers, property damage, etc.

Gregory Funding—Loan Servicing and Loan Resolution; Property Management
Gregory Funding LLC, and in California, its subsidiary, Gregory Funding Inc., sister entities with our Manager and indirect subsidiaries of Aspen, service our mortgage loans, MBS, REO and other real estate assets. Gregory is licensed to service loans or is exempt from licensing in all states in which it does business. Gregory is also an approved servicer for the FHA and the VA. Gregory and its subsidiary have approximately 50 employees, agents and independent contractors in nine states engaged in servicing mortgage loans and property management, and is licensed in every state in which licensing is required for such activities.
The Servicer will employ various loan resolution methodologies with respect to our residential mortgage loans, including loan modification, collateral resolution and collateral disposition. To help us achieve our business objective, the Servicer will focus on (1) supporting the continuing performance of our re-performing loans; (2) converting a portion of our re-performing and non-performing loans to performing status; and (3) managing the foreclosure process and timelines with respect to the remainder of those loans.
Our preferred resolution methodology is typically to cause the re-performing and non-performing loans to perform. Following a period of continued performance, we expect many borrowers will refinance these loans with us or other lenders at or near the estimated value of the underlying property, potentially generating attractive returns for us. We believe loan re-performance followed by refinancing generates near-term cash flows, provides the highest possible stable economic outcome for us and is a socially responsible business strategy because it keeps more families in their homes. In certain circumstances, we may also consider selling these newly re-performing loans. However, based on historical experience, we expect that many of our non-performing residential mortgage loans will enter into foreclosure, ultimately becoming REO that we can, based on our analysis of risk-adjusted returns, sell, often while offering purchase money mortgage financing, or convert into rental properties. If a REO property does not meet our investment criteria, we expect the Servicer to engage in REO liquidation and short sale processes to dispose of the property and generate cash for reinvestment in other acquisitions. We believe that our multifaceted resolution approach will generally create optimal stable returns, as all loans and REO may not be amenable to a single resolution strategy. To avoid the 100% prohibited transaction tax on the sale of dealer property by a REIT, we intend to dispose of any asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business” by contributing or selling the asset to a TRS prior to marketing the asset for sale.
The Servicer collects and remits mortgage loan payments, responds to borrower inquiries, accounts for principal and interest, holds custodial and escrow funds for payment of property taxes and insurance premiums, counsel or otherwise work with delinquent borrowers, supervises foreclosures and property dispositions and generally administers the loans. In return for these servicing functions, we pay servicing fees to the Servicer equal to specified percentages of the outstanding unpaid principal balance of the loans being serviced. We are entitled to other forms of servicing compensation, rather than the Servicer, such as late payment or modification fees and any prepayment penalties payable by borrowers. Servicing compensation also includes interest income, or the “float,” earned on collections that are deposited in various custodial accounts between their receipt and the scheduled or contractual distribution of the funds to investors. Generally, the Servicer does not advance delinquent monthly payments of interest or principal in respect of mortgage loans but will be obligated to make certain servicing advances. The compensation payable by us to the Servicer for servicing mortgage loans is described in more detail under “Certain Relationships and Related Party Transactions—Gregory Servicing Agreement.”
The Servicer also services the mortgage loans underlying the MBS we create and sell to investors pursuant to customary agreements.
Under the servicing agreement, the Servicer also provides property management, lease management and renovation management services associated with the real properties we acquire upon conversion of mortgage loans that we will own or that we acquire directly and assists in finding third party financing for such properties. The compensation payable by us to the Servicer for servicing our mortgage loans and managing our REO is described in more detail under “Certain Relationships and Related Party Transactions—Gregory Servicing Agreement.”
Gregory is licensed to originate loans in 11 states, and has relationships with lenders in most other states, and we rely on its in-depth knowledge of the properties in the underwriting process. Unlike more traditional mortgage lenders who base their underwriting primarily on the FICO® credit risk score, Gregory focuses on the borrower’s cash flow and residual income after satisfaction of monthly requirements, including the expenses for any dependents, employment stability and the ability to make a cash down payment. We believe that the ability to offer financing through Gregory and its relationships tailored to the particular borrower that is buying a property from us provides another tool to optimize our return as it can effectively convert an REO into a long-term high net yielding asset. In the typical transaction, Gregory would work with an unaffiliated lender to fund the loan that we would then purchase from the lender. We believe offering carryback financing to borrowers with strong cash flow is often times a more attractive alternative to immediate liquidation as we are able to attract a greater number of potential buyers and can charge higher interest rates on total outstanding UPB. Through Gregory’s origination capacity, we may also acquire a small number of newly originated smaller commercial property mortgage loans. Gregory receives no additional compensation from us for originating REO sale financing or other loans that we acquire.
Investment Guidelines
All of our investment activities are conducted by our Manager on our behalf pursuant to the management agreement. Our principal objective is to generate attractive risk-adjusted returns for our stockholders over the long-term through dividends and capital appreciation.
Our board of directors has adopted an investment policy designed to facilitate the management of our capital and assets and the maintenance of an investment portfolio profile that meets our objectives. The investment policy will help the board of directors oversee our efforts to achieve a return on assets consistent with our business objectives and to maintain adequate liquidity to meet any financial covenants and regular cash requirements.

Our Manager has established an internal investment committee, consisting of Messrs. Mendelsohn and Schaub and three other Aspen investment professionals experienced in residential and/or smaller commercial real estate investments. Any purchase of re-performing or non-performing residential mortgage loans or of properties will be analyzed by the capital markets group of our Manager and presented in written form to its investment committee for approval prior to purchase. Our Manager’s investment committee’s role is to act in accordance with the investment policy and guidelines approved by our board of directors for the investment of our capital. The investment committee may, without a vote of our stockholders, consider any investment, including investments in re-performing, non-performing and, as appropriate, performing residential and smaller commercial mortgage loans, consistent with our investment policy. We may also acquire single-family homes, smaller multi-family residential properties and smaller mixed use retail/residential/office properties either upon foreclosure or other settlement of our owned non-performing loans or in the market and opportunistically either sell such REO, including offering mortgage loans to the purchasers, or rent the REO for the short or long term.
Our Manager’s investment committee is authorized to finance our investment positions through repurchase agreements, warehouse lines of credit, securitized debt and other financing arrangements provided such agreements are negotiated with counterparties approved by the investment committee. Our Manager believes it is critical to structure any financing facilities to significantly limit the risk to our business from falling collateral values and margin calls. We intend to fund our asset acquisitions with non-recourse securitizations in which the underlying collateral is not marked-to-market and to employ repurchase agreements only for the period in which we are aggregating assets prior to securitization and without the obligation to mark to market the underlying collateral to the extent available. We may also hedge our interest rate exposure on our financing activities through the use of interest rate swaps, forwards, futures and options, subject to prior approval from the investment committee.
Our board of directors has adopted the following additional investment guidelines:
•
investments and acquisitions that exceed 15% of our equity from time to time must be approved by the Investment Supervisory Committee of our board of directors;

•
no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•
no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act;

•
our assets will be invested within our target assets, as described elsewhere in this prospectus; and

•
until appropriate investments can be identified, we may pay off short-term debt or invest the proceeds of any offering in interest-bearing, short-term investments, including funds that are consistent with qualifying and maintaining our qualification as a REIT.

Our investment policy and guidelines may be changed from time to time by our board of directors without the approval of our stockholders.
Broad Investment Policy Risks
Our investment policy is very broad and, therefore, our Manager has great latitude in determining the types of assets that are appropriate investments for us, as well as the individual investment decisions. In the future, our Manager may make investments on our behalf with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. Our board of directors will periodically review our investment policy and guidelines and our investment portfolio but will not review or approve each proposed investment by our Manager unless it falls outside our previously approved investment policy or constitutes a related party transaction. In conducting periodic reviews, our board of directors will rely primarily on information provided to it by our Manager. Transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors.
In addition, we may change our business strategy and investment policy and targeted asset classes at any time without the consent of our stockholders, and this could result in our making investments that are different in type from, and possibly riskier, than our current investments or the investments currently contemplated. Changes in our investment strategy and investment policy and targeted asset classes may increase our exposure to interest rate risk, counterparty risk, default risk and real estate market fluctuations, which could materially and adversely affect us.
Policies with Respect to Certain Transactions
Other than (i) the transactions pursuant to which we acquired our initial portfolio from Little Ajax II and from Gregory (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”), (ii) transactions in which Gregory is the holder of record because we or our subsidiaries may not hold the necessary license to hold those assets directly, but where we are the beneficial owner of at least 95% of the participation rights in those assets, or (iii) as approved by a majority of the independent members of our board of directors, we will not purchase portfolio assets from, or sell them to, our directors or officers or to our Manager, Aspen or any of their affiliates, or engage in any transaction in which they have a direct or indirect pecuniary interest, including in connection with the securitization of any of our mortgage loan assets (other than our agreements with our Manager, the Servicer and Aspen described in more detail in “Certain Relationships and Related Party Transactions”).
Policies with Respect to Certain Other Activities
We intend to raise additional funds through future offerings of equity or debt securities or the retention of cash flow (subject to REIT distribution requirements) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time, subject to compliance with applicable regulatory requirements.
In addition, we expect to borrow money to finance or refinance the acquisition of re-performing and non-performing residential mortgage loans and REO and for general corporate purposes and we may borrow to finance the payment of dividends. Our investment policy, the assets in our portfolio, the decision to use leverage and the appropriate level of leverage will be based on our Manager’s assessment of a variety of factors, including our historical and projected financial condition, liquidity and results of operations, financing covenants, the cash flow generation capability of assets, the availability of credit on favorable terms, our outlook for borrowing costs relative to the unlevered yields on our assets, our intention to qualify and maintain our qualification as a REIT and exemption from the Investment Company Act, applicable law and other factors, as our board of directors may deem relevant from time to time. Our decision to use leverage will be at our Manager’s discretion and will not be subject to the approval of our stockholders. We are not restricted by our governing documents in the amount of leverage that we may use.
As of the date of this prospectus, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required. We do not intend to underwrite securities of other issuers.
Financing Strategy and Use of Leverage
We intend to finance our assets with what we believe to be a prudent amount of leverage, which will vary from time to time based upon the particular characteristics of our portfolio, availability of financing and market conditions. We have funded and intend to continue to fund our asset acquisitions with non-recourse securitizations in which the underlying collateral is not marked-to-market and to employ repurchase agreements only for the period in which we are aggregating assets prior to securitization and without the obligation to mark to market the underlying collateral to the extent available. We expect our repurchase agreements will generally not exceed 65% of our purchase price or 65% of property value, whichever is less. We also expect to incur more leverage on re-performing loans than on non-performing loans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a description of our securitizations, our repurchase financing facility and any other outstanding indebtedness.

In a repurchase agreement, we will sell an asset to a counterparty at a discounted value, or the loan amount, and simultaneously agree to repurchase the same asset from such counterparty at a price equal to the loan amount plus an interest factor. Despite being legally structured as sales and subsequent repurchases, repurchase agreements are generally accounted for as debt secured by the underlying assets. During the term of a repurchase agreement, we will generally receive the income and other payments distributed with respect to the underlying assets, and pay interest to the counterparty. While the proceeds of our repurchase agreement financings are often used to purchase additional assets subject to the same repurchase agreement, our financing arrangements are not expected to restrict our ability to use proceeds from these arrangements to support our other liquidity needs. Our repurchase agreement arrangements will typically be documented under the standard form master repurchase agreement of the Securities Industry and Financial Markets Association, with the ability for both parties to request margin. Given daily market volatility, we and our repurchase agreement counterparties will be required to post additional margin collateral to each other from time to time as part of the normal course of our business. Our repurchase agreement financing counterparties will generally have the right to determine the value of the underlying collateral for purposes of determining the amount of margin, subject to the terms and conditions of our agreement with the counterparty, including in certain cases our right to dispute the counterparty’s valuation determination.
We may utilize other types of borrowings in the future, including but not limited to, debt financing through bank credit facilities, warehouse lines of credit and structured financing arrangements, among others. We may also seek to raise additional capital through public or private offerings of debt or equity securities, depending upon market conditions. However, there can be no assurance as to how much additional financing capacity such efforts will produce, what form the financing will take or that such efforts will be successful. If we are unable to expand our sources of financing, our business, financial condition, liquidity and results of operations may be materially and adversely affected.
Our use of leverage, especially in order to increase the amount of assets supported by our capital base, may have the effect of increasing losses when these assets underperform. Our charter, bylaws and investment policies require no minimum or maximum leverage and our investment and risk management committees will have the discretion, subject to the oversight of our full board of directors, to change both our overall leverage and the leverage used for individual asset classes. Because our strategy is flexible, dynamic and opportunistic, our overall leverage will vary over time. As a result, we do not have a targeted debt-to-equity ratio either in the aggregate or by asset class, although we currently expect that our debt-to-equity ratio will be within a range of 1:1 to 2:1.
We currently do not intend to hedge the risk associated with the mortgage loans and real estate underlying our portfolios. However, we may undertake risk mitigation activities with respect to our debt financing interest rate obligations. We expect that our debt financing may at times be based on a floating rate of interest calculated on a fixed spread over the relevant index, as determined by the particular financing arrangement. A significantly rising interest rate environment could have an adverse effect on the cost of our financing. To mitigate this risk, we may use derivative financial instruments such as interest rate swaps and interest rate options in an effort to reduce the variability of earnings caused by changes in the interest rates we pay on our debt, subject to our maintaining compliance with the terms of the no-action letter so that we are not treated as a commodity pool operator for purposes of the Dodd-Frank Act. See “—Operating and Regulatory Structure—Commodity Pool Operator Exemption.”
These derivative transactions will be entered into solely for risk management purposes, not for investment purposes. When undertaken, these derivative instruments likely will expose us to certain risks such as price and interest rate fluctuations, timing risk, volatility risk, credit risk, counterparty risk and changes in the liquidity of markets. Therefore, although we expect to transact in these derivative instruments purely for risk management, they may not adequately protect us from fluctuations in our financing interest rate obligations.
Competition
In acquiring our assets, we compete with other mortgage and hybrid REITs, hedge funds, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, investment banking firms, financial institutions, governmental bodies and other entities. Most of our competitors are significantly larger than us, have greater access to capital and other resources and may have other advantages over us. In addition to existing companies, other companies may be organized for similar purposes, including companies focused on purchasing mortgage assets. A proliferation of such companies may increase the competition for equity capital and thereby adversely affect the price of our shares of common stock. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets and establish more relationships than us.
In the face of this competition, we rely on our Manager’s professionals and their industry expertise, which we believe provides us with a competitive advantage and help us assess risks and determine appropriate pricing for certain potential assets. In addition, we believe that these relationships enable us to compete more effectively for attractive asset acquisition opportunities. However, we may not be able to achieve our business objectives due to the competitive risks that we face.
Operating and Regulatory Structure
Tax Requirements
We will elect and intend to qualify to be taxed as a REIT commencing with our taxable year ended December 31, 2014. Provided that we qualify and maintain our qualification as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that is currently distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income excluding net capital gains. We cannot assure you that we will be able to comply with such requirements in the future. Failure to qualify as a REIT in any taxable year would cause us to be subject to U.S. federal income tax on our taxable income at regular corporate rates (and any applicable state and local taxes). Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state, local and non-U.S. taxes on our income. For example, for any business that we conduct through a TRS, such as Thetis TRS, the income generated by that subsidiary will be subject to U.S. federal, state and local income tax. GA-TRS LLC, or Thetis TRS, is a wholly owned subsidiary of our operating partnership that owns our 19.8% equity interest in our Manager, and we have elected to treat Thetis TRS as a TRS under the Code. In January 2015, we applied for a private letter ruling from the Internal Revenue Service that would permit us to hold our interest in the Manager through the operating partnership.
Investment Company Act Exclusion
We intend to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. See “Material U.S. Federal Income Tax Considerations.”
We are organized as a holding company and conduct our businesses primarily through wholly owned subsidiaries of our operating partnership. Our operating partnership holds certain real estate and real estate-related assets, directly and through subsidiaries. Neither we nor our operating partnership nor Great Ajax Funding is an investment company under Section 3(a)(1)(C). In addition, we intend to conduct our operations so that neither we nor our operating partnership nor Great Ajax Funding come within the definition of an investment company by ensuring that less than 40% of the value of our total assets on an unconsolidated basis consists of  “investment securities.”

We monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act.
Our 19.8% equity interest in our Manager is owned by Thetis TRS, which is a special purpose subsidiary of our operating partnership. Thetis TRS may rely on Section 3(c)(1) or 3(c)(7) for its Investment Company Act exclusion and, therefore, our interest in such subsidiary would constitute an “investment security” for purposes of determining whether we pass the 40% test. We also may form certain other wholly owned or majority-owned subsidiaries that will invest, subject to our investment guidelines, in other real estate-related assets. These subsidiaries may rely upon the exclusion from the definition of investment company under the Investment Company Act pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act. The securities issued by any wholly owned or majority-owned subsidiary that we may form and that are excluded from the definition of   “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.
In addition, we believe that neither we nor certain of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.
The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat the securitization trusts as majority-owned subsidiaries of Great Ajax Funding even though none of the securities issued by such trusts that are held by Great Ajax Funding meets the definition of voting securities under the Investment Company Act. We reached our conclusion in reliance on an opinion of counsel that the Trust Certificates issued by each securitization trust are the functional equivalent of voting securities and that, in any event, each securitization trust should be considered to be a majority-owned subsidiary of Great Ajax Funding. We have not asked the SEC staff for concurrence of our analysis, our treatment of such securities as voting securities, or whether the securitization trusts, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.
Certain of our subsidiaries may also rely upon certain exclusions from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate,” which we refer to as “qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.”
On August 31, 2011, the SEC published a concept release entitled “Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments” (Investment Company Act Rel. No. 29778). This release notes that the SEC is reviewing the Section 3(c)(5)(C) exclusion relied upon by companies similar to us that invest in mortgage loans. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations as a result of this review. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon our exclusion from the need to register under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies that we have chosen.
The loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Risks related to Our Organizational Structure—Maintenance of our exclusion from registration as an investment company under the Investment Company Act imposes significant limitations on our operations.”
Commodity Pool Operator Exemption
Under the Dodd-Frank Act, any investment fund that trades in swaps may be considered a “commodity pool,” which would cause its operators to be regulated as a “commodity pool operator,” or CPO. We have relied on no-action relief from registration from the Commodity Futures Trading Commission, or CFTC and filed our claim with the CFTC to perfect the use of the no-action relief from registration. In order to be exempt from registration as a CPO under the no-action relief, we must, among other non-operation requirements: (1) limit our initial margin and premiums required to establish our swap or futures positions to no more than 5% of the fair market value of our total assets; and (2) limit our net income derived annually from our swaps and futures positions that are not “qualifying hedging transactions” to less than 5% of our gross income. The need to operate within these parameters could limit the use of swaps by us below the level that we would otherwise consider optimal or may lead to the registration of our company or our directors as CPOs. See “Risk Factors—Risks Related to Regulatory and Legislative Actions—We may be unable to operate within the parameters that allow us to be excluded from regulation as a commodity pool operator, which would subject us to additional regulation and compliance requirements, and could materially adversely affect our business and financial condition.”
Environmental Matters
As an owner of real estate, we are subject to various U.S. federal, state and local environmental laws, regulations and ordinances and also could be liable to third parties resulting from environmental contamination or noncompliance with environmental laws at our properties. Environmental laws can impose liability on an owner or operator of real property for the investigation and remediation of contamination at or migrating from such real property, without regard to whether the owner or operator knew of or was responsible for the presence of the contaminants. The costs of any required investigation or cleanup of these substances could be substantial. The liability is generally not limited under such laws and could exceed the property’s value and the aggregate assets of the liable party. The presence of contamination or the failure to remediate contamination at our properties also may expose us to third-party liability for personal injury or property damage or adversely affect our ability to sell, lease or renovate the real estate or to borrow using the real estate as collateral. See also “Risk Factors.”
Employees
We do not currently have any employees and do not expect to have any employees in the foreseeable future. Each of our executive officers is an employee or officer or both, of our Manager or of the Servicer, and they are paid by our Manager or the Servicer, as applicable. Our Manager and the Servicer expect to share employees with other affiliates of Aspen as necessary to implement our business strategy. Aspen and its affiliates, including the Servicer, have approximately 60 employees who may provide services to us or to our Manager or the Servicer for our benefit.
Legal Proceedings
Neither we nor any of our affiliates are the subject of any material legal or regulatory proceedings. We and our affiliates may be involved, from time to time, in legal proceedings that arise in the ordinary course of business.
Properties
Our principal executive offices are shared with our Manager and are located in 9400 SW Beaverton-Hillsdale Hwy, Suite 131, Beaverton, OR 97005. The lease for these premises expires on December 31, 2017; we are not responsible for any lease costs. Our telephone number is: 503-505-5670. Our web address is www.great-ajax.com. The information on our website does not constitute a part of this prospectus.

MANAGEMENT
Director, Executive Officers, and Key Employees
Our board of directors consists of seven directors. Our directors and executive officers, their ages and positions are as follows:
Name	Age	Title
Lawrence Mendelsohn	53	Chairman of the Board of Directors and Chief Executive Officer; Manager of our Manager
Russell Schaub	51	President and Director; Vice-President and Chief Operating Officer of the Servicer
Glenn J. Ohl	60	Chief Financial Officer; Chief Financial Officer of the Manager and the Servicer
Steven L. Begleiter	53	Director
John C. Condas	54	Director
Jonathan Bradford Handley, Jr.(1)	45	Director
Daniel Hoffman(1)(2)(3)	55	Director
J. Kirk Ogren, Jr.(1)(2)(3)	55	Director

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating and Corporate Governance Committee

Larry Mendelsohn is a founder, and has been a partner since 1995, of Aspen Capital, a private equity firm with expertise in residential, commercial, distressed securities and hospitality. Since 2002, Mr. Mendelsohn has been the managing member of Flanders Street Capital Management LLC, which manages distressed corporate debt and equity, financial services and REIT investments through Flanders Street Credit Partners I, L.P., the Alleycat Partnerships and Aspen Uranus LLC. Mr. Mendelsohn is also Chairman of the Board of Directors of Golden Northwest Aluminum Holding Company, Inc., a privately held company primarily owned by the Alleycat Partnerships. From 1998 through 2002, Mr. Mendelsohn was President and a Director of Fog Cutter Capital Group Inc. (formerly Wilshire Real Estate Investment Trust Inc.); from 1994 to 1999, he was President and a Director of Wilshire Financial Services Group Inc. (now known as Seterus, Inc. and owned by IBM); from 1991 to 1993, he was Head of Emerging Markets Debt and Equity Capital Markets at Bankers Trust New York Corporation; and from 1987 to 1991, he was Head of U.S. Equity and Distressed Securities Proprietary Trading at J.P. Morgan Securities. He has an A.B. in Economics from the University of Chicago, an M.A. in International Politics from the University of Texas and completed all but his dissertation for a Ph.D. in Finance from the University of Southern California. From 1984 to 1987, Mr. Mendelsohn also taught Corporate Finance and Investments at the University of Southern California Marshall School of Business. Mr. Mendelsohn’s over 25 years of experience in the mortgage markets and his experience since 1995 with Aspen Capital focusing on residential and commercial mortgages qualify Mr. Mendelsohn to serve as the Chairman of our board of directors and to lead the Company as its Chief Executive Officer.
In the 1990s, Wilshire Credit Corporation, a privately held entity, and the officers of Wilshire Credit were investigated in connection with gratuities paid to the head of Capital Consultants, Inc., an investment manager. Mr. Mendelsohn was President of Wilshire Credit Corporation and a significant minority equity owner of the company. As a result of the investigation, the government concluded that Mr. Mendelsohn was not involved in the payment of gratuities to anyone at Capital Consultants, Inc. and did not commit any other wrongdoing related to Capital Consultants, Inc. or Wilshire Credit Corporation. Mr. Mendelsohn did agree to plead guilty to one criminal count of filing a false tax return as a result of having overstated his tax losses in relation to a loan secured by Wilshire Financial Services Group stock. Mr. Mendelsohn agreed to pay restitution to the government of the estimated tax loss, including interest and penalties, totaling $105,000. Wilshire Credit Corporation was affiliated with Wilshire Financial Services Group, Inc., a publicly held financial services company of which Mr. Mendelsohn was CEO and President from 1994 to 1999. In November 1998, when Mr. Mendelsohn served as President, Wilshire Financial Services Group underwent a pre-packaged bankruptcy (Wilshire Credit was merged into Wilshire Financial as part of the process), from which it emerged in 1999.
Russell Schaub has been with Aspen Capital since 2010, and has been the Vice President and Chief Operating Officer of Gregory Funding LLC, the Servicer, since April 2013. Mr. Schaub also serves on the internal investment committee of the Manager. He became a member of our board of directors upon our IPO. In June 2008, Mr. Schaub was the founder and managing member of Shackleton Capital Partners, a private equity firm specializing in mortgage and real estate opportunities. From June 2003 to May 2008 Mr. Schaub held executive positions at Chase Home Finance and Citibank Credit Cards. From March 2001 through December 2002 Mr. Schaub was the President and Chief Executive Officer of TrueCredit, a Lehman Brothers-funded venture that he sold to TransUnion. Prior thereto, Mr. Schaub was with Citigroup and Chemical Bank for 16 years in their mortgage, home equity, credit card and banking businesses. He was the President and Chief Operating Officer of Citibank’s Home Equity business from July 1998 to February 2001 and was the Chief Financial Officer of CitiMortgage and then Citibank Consumer Assets from January 1995 to June 1998. Mr. Schaub is currently a Director of High Desert Bank. Mr. Schaub has an A.B. in Economics from the University of Chicago and an M.B.A. in Finance and Marketing from the University of Chicago Booth School of Business. Mr. Schaub has over 20 years of experience in the mortgage market, including experience as the Chief Operating Officer of our Servicer, experience as an investor in mortgage-related assets, and as an executive officer of various mortgage businesses. We believe that, based on these various roles, he is well positioned to provide valuable advice to the Company as its President and serve on our board of directors.
Glenn J. Ohl joined Aspen Capital as Chief Financial Officer in June 2012. Before joining Aspen Capital, Mr. Ohl was Managing Director of Finance at IBM Lender Business Process Services from July 2010 to June 2011; President of Pacific Savings Bancorp from February 2009 to April 2010; and Executive Vice President and Chief Financial Officer of Lime Financial Services, Ltd. from June 2004 to February 2009. Prior thereto, Mr. Ohl also held executive positions at Washington Mutual, Countrywide, and Bank of New York. Mr. Ohl previously was a Certified Public Accountant at Deloitte LLP in New York City. Mr. Ohl has a B.A. in Accounting from Franklin & Marshall College and an M.B.A. in Finance from New York University Stern School of Business.
Steven L. Begleiter has been a member of our board of directors since June 30, 2014. Mr. Begleiter is a Managing Director of Flexpoint Ford, a private equity group focused on investments in financial services and healthcare, since October 2008. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear, Stearns & Co., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear, Stearns’ Corporate Strategy Group. Mr. Begleiter has been a director of WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund sponsor and asset manager since 2011. Mr. Begleiter received his B.A. in Economics with honors from Haverford College. Mr. Begleiter’s investment banking and private equity experience, all of which has been concentrated on the financial services sector, enables him to contribute important skill sets to the board of directors.
John C. Condas became a member of our board of directors upon our IPO. Mr. Condas is a Partner in the Real Estate and Land Use group at Allen Matkins Leck Gamble Mallory & Natsis LLP, since March 2008. Prior to joining Allen Matkins LLP, Mr. Condas was a partner at Nossman, LLP from 2003 to February 2008. Mr. Condas received his J.D. from the University of Southern California, Gould School of Law, his M.A. in Urban Planning from the University of California, Los Angeles and his A.B., with general honors, from the University of Chicago. Mr. Condas’ background as a real estate lawyer will enable him to offer valuable guidance and advice to the board of directors.
Jonathan Bradford Handley, Jr. has been a member of our board of directors since June 30, 2014. Mr. Handley co-founded and served as Managing Director of Swander Pace Capital (“SPC”), a consumer products-focused private equity firm, from 1996-2013. During his years co-managing SPC, the firm raised four private funds with over $1 billion in equity capital and completed 36 investments, the majority being control-buyouts of consumer products companies. Prior to co-founding SPC, Mr. Handley was a Vice-President with The Shansby Group (now called “TSG Consumer Ventures”), a consumer-focused private equity fund. Earlier, he was an Associate Consultant with Swander Pace & Company, a strategic management consulting firm, where he worked with Fortune 500 consumer products companies. Mr. Handley has served as a Chairman or Director of more than a dozen private companies, including ReNew Life Formulas, Inc.; International Fiber Corporation; Reef Holdings Corp.; Totes-Isotoner Corporation; and Fleischmann’s Vinegar Company, Inc. Mr. Handley received dual BA degrees in Economics and East Asian Studies with honors from Stanford University. Mr. Handley’s private equity and consulting experience, together with his experience as a director of various companies, enables him to provide valuable guidance and advice to the board of directors in many important areas.
Daniel Hoffman has been a member of our board of directors since June 30, 2014. Mr. Hoffman has been a Managing Director at Amherst, Pierpont Securities, a broker-dealer specializing in mortgage and mortgage related securities, since May 2010. He recently relinquished the role of Sales Manager in order to accept a position as an Adjunct Professor of Real Estate Finance at Baruch College, one of the schools of the City University of New York. From July 2008 until May 2010, he was a Managing Director at the Royal Bank of Scotland. Prior thereto, Mr. Hoffman was with Bear, Stearns & Co. Inc. as a Senior Managing Director in the Fixed Income Division. He was Head of Mortgage Sales, Interest Rate Sales and headed the Middle Markets sales team. Mr. Hoffman was at Bear, Stearns for 22 years, primarily focused on mortgages (all types), asset-backed securities, commercial mortgages, CDOs (collateralized debt obligations) and CLOs (collateralized loan obligations). Mr. Hoffman received his B.S. in Economics from the State University of New York at Binghamton and his M.B.A. in Finance from the University of Chicago Booth School of Business. Mr. Hoffman’s over 25 years of experience in the mortgage securities market and his broad-based investment banking experience qualify him to serve as a director.
J. Kirk Ogren, Jr. has been a member of our board of directors since June 30, 2014. Mr. Ogren was co-founder, Partner, and Portfolio Manager of TPG Credit Management (now known as Castlelake), a multi-billion dollar global alternative investment firm focused upon distressed credit and special situations from 2005 until 2013. Mr. Ogren served on the firm-wide Investment Committee and was actively involved in investing and managing capital in North America, Latin America and Asia. From 1993 until 2005, Mr. Ogren was a senior member and Managing Director with Cargill Value Investment (now known as CarVal Investors), where he managed distressed and special situations investments in North America and Emerging Markets. From 1985 until 1993, Mr. Ogren was a Vice President with Bankers Trust Company and worked in the Latin America Merchant Banking Group with assignments in New York and Santiago, Chile. Mr. Ogren received his B.B.A. in Finance from the University of Notre Dame and a M.I.B.S. from the University of South Carolina. Mr. Ogren also holds the Chartered Financial Analyst designation. Mr. Ogren’s broad-based commercial and investment banking experience, combined with his asset management expertise, qualify him to serve as a director.
Director Independence
Our board of directors has reviewed the rules of the NYSE, which require that a majority of a listed company’s board of directors be composed of  “independent directors,” which is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that each of Mr. Condas, Mr. Handley, Mr. Hoffman and Mr. Ogren is an independent director under the NYSE standards.
Our board of directors will determine annually the independence by reviewing the direct and indirect relationships that we have with each director. The review and determination of independence will be based in part on analysis of categorical questionnaire responses that follow the independence standards established by the NYSE.
Meetings of the Board of Directors
The board of directors plays an active role in overseeing management and representing the interests of the stockholders. Directors are expected to attend all meetings of the board of directors, the meetings of committees on which they serve and the Annual Meeting of Stockholders. Directors are also consulted for advice and counsel between formal meetings.

Board Committees
Audit Committee
Our audit committee consists of Mr. Hoffman, chairperson, Mr. Handley, and Mr. Ogren. Mr. Handley satisfies the requirements for being designated an audit committee financial expert as defined in SEC regulations because of his financial and accounting expertise derived from his experiences as a founder and managing director of SPC.
Our board of directors has adopted an audit committee charter. The audit committee charter defines its primary duties to include:
•
serving as an independent and objective body to monitor and assess the integrity of our financial statements, our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance generally of our internal audit function;

•
overseeing the audit and other services of our independent auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of our independent auditors, who will report directly to the audit committee;

•
providing an open means of communication among our independent auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board of directors;

•
resolving any disagreements between our management and the independent auditors regarding our financial reporting;

•
meeting at least quarterly with senior executives, internal audit staff and independent auditors;

•
discussing our earnings press releases and our policies with respect to risk assessment and risk management; and

•
preparing the audit committee report for inclusion, if required for inclusion in our annual proxy statements for our annual stockholders meetings.

Our audit committee charter also mandates that our audit committee approve all audit, audit-related, tax and other services conducted by our independent accountants.
Compensation Committee
Our compensation committee consists of Mr. Hoffman and Mr. Ogren, chairperson. Our board of directors has adopted a compensation committee charter, which sets forth the compensation committee’s primary duties, including:
•
determining the compensation payable to the directors including the number of shares underlying, and the terms of, restricted common share awards and stock options to be granted to our directors;

•
administering and implementing the Director Equity Plan and any other equity incentive plan we may implement;

•
reviewing and approving any new equity compensation plan, material change to an existing plan, or any stock option or other type of award, if required;

•
establishing guidelines and standards for determining the compensation, if any, of our executive officers and recommending to our board of directors compensation, if any, for them;

•
evaluating the objectives of the executive officer compensation programs and the performance of our executive officers;

•
endeavoring to ensure that our, our Manager’s, and the Servicer’s compensation plans are effective in attracting and retaining key employees and reinforcing business strategies and objectives; and

•
preparing a report on executive compensation, if required for inclusion in our annual proxy statement for our annual stockholders meetings.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Ogren, chairperson, and Mr. Hoffman. Our board of directors has adopted a nominating and corporate governance committee charter, which defines the nominating and corporate governance committee’s primary duties, including:
•
establishing standards for service on our board of directors;

•
identifying individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board;

•
considering and making recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting directors, and each director’s independence;

•
advising the board of directors and our Manager on candidates for our executive offices, and conducting appropriate investigation of such candidates;

•
monitoring our corporate governance principles and practices, our code of business conduct and ethics, our human resource practices, our fulfillment of obligations of fairness in internal and external matters, and the effectiveness of our board of directors; and

•
reviewing changes in legislation, regulations, and other developments impacting corporate governance and making recommendations to the board of directors with respect to such matters.

Investment Supervisory Committee
Our board of directors has also established the Investment Supervisory Committee, which consists of Mr. Mendelsohn, chairperson, and Messrs. Hoffman and Ogren. The Investment Supervisory Committee’s supervisory duties include:
•
acting as a liaison between the Manager and the board of directors;

•
overseeing the investment operations of our Manager by consulting on the Manager’s investment, portfolio holdings, financing and hedging strategies and investment guidelines;

•
approving investments and acquisitions that exceed 15% of our equity from time to time; and

•
reviewing and making recommendations to the full board of directors with respect to any related party investment transactions, which transactions also are subject to our related party transactions policy.

Risk Management and Oversight Process
Our board of directors and each of its committees is involved in overseeing risk associated with our operations and business. The board of directors and the Audit Committee monitor our credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and independent auditors. In its periodic meetings with independent auditors, the Audit Committee is expected to discuss the scope and plan for any internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Audit Committee also discusses with our independent auditors the external audit scope, the independent auditing firm’s responsibility under applicable requirements, including, the Standards of the Public Company Accounting Oversight Board, accounting policies and practices and other required communications. The Audit Committee and, where appropriate, the independent members of our board of directors, review and approve related party transactions under our Related Party Transactions Policy.
The board of directors and the Nominating and Governance Committee monitor our governance and succession risks by regular reviews with management.

The board of directors and the Compensation Committee monitor our compensation policies and related risks by regular reviews with management.
In addition, the board of directors and the Investment Supervisory Committee monitor our operations with respect to related party investment transactions, significant investments and overall oversight of our investment strategies, guidelines and policies.
The board of directors’ role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management of our Manager that perform services for us having responsibility for assessing and managing our risk exposure, and the board of directors and its committees providing oversight in connection with these efforts.
Compensation of Directors
Pursuant to the Director Equity Plan (see “—2014 Director Equity Plan”), at the closing of the Original Private Placement, Messrs. Handley, Hoffman, Ogren and Condas, members of our board of directors who are identified as independent directors (see “—Director Independence” above) were each granted restricted stock awards of 2,000 shares of common stock, and at the closing of our IPO, Mr. Condas was granted 2,000 restricted shares of our common stock. The shares are subject to a one-year vesting period. In addition, each independent director is entitled to an annual retainer of  $50,000, payable quarterly, half in shares of our common stock and half in cash. The value of the shares will be determined in the same manner as the value of the shares to be paid to our Manager as part of its base management fee (see “Our Manager and the Management Agreement—Management Fees”). The chair of each committee of the board of directors other than the Investment Supervisory Committee will also receive an additional cash payment of  $10,000 per year. The non-independent directors, including Mr. Begleiter, the designee of Flexpoint REIT Investor, will not be entitled to any compensation for serving as a director. We reimburse our independent directors and Mr. Begleiter for their reasonable travel expenses incurred in connection with their attendance at board and committee meetings.
2014 Director Equity Plan
Our 2014 Director Equity Plan, or the “Director Plan,” is designed to promote our interests by attracting and retaining qualified and experienced individuals for service as non-employee directors. The Director Plan is administered by our board of directors. The total number of shares of common stock or other stock-based award, including grants of LTIP units from our operating partnership (see “Operating Partnership—LTIP Units” for additional information) available for issuance under the Director Plan is 100,000 shares. At the closing of the Original Private Placement, Messrs. Handley, Hoffman and Ogren each were granted restricted stock awards of 2,000 shares of common stock, and at the closing of our IPO, Mr. Condas was granted 2,000 restricted shares of our common stock. The shares are subject to a one-year vesting period.
The Director Plan permits the grant of shares of our common stock in the form of restricted stock. A restricted stock award is an award of a specified number of shares of our common stock which may be subject to forfeiture upon the occurrence of specified events. The expiration of any restriction period may be conditioned on continued employment over a period of time or upon any other criteria as determined by the board of directors. During such time as shares awarded under the Director Plan are under restriction, holders of restricted stock have the right to receive any dividends paid on our common stock and to vote the shares of restricted stock. The Director Plan also permits the grant of stock awards that are free of forfeiture provisions, and the grant of awards valued in whole or in part by reference to, or otherwise calculated by reference to or based on, shares of common stock, including, without limitation, interests in a subsidiary of the company or interests in our operating partnership, such as LTIP units. The Board may condition the expiration of any restriction period on continued service over a period of time with the company or upon any other criteria, as specified in the award agreement.
The Director Plan contains customary provisions to adjust the grants of restricted stock and other awards in the event of any corporate transaction or event such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the common stock, or other interests subject to the awards under the Director Plan. In the event of a Change of Control (as defined in the Director Plan) of the company, the board of directors may, on a holder by holder basis, take any of the following actions, either singly or in combination: (i) fully vest and/or accelerate the restriction period of any awards; (ii) cancel and/or redeem any outstanding awards with respect to all common stock or other interests for which the award is subject to forfeiture in exchange for a cash payment of an amount determined by the board; (iii) require that the award be assumed by any successor corporation or that awards for shares of other interests in the company or any other entity be substituted for such award; or (iv) take such other action as the Board shall determine to be reasonable under the circumstances.
The Director Plan shall remain in full force and effect until the tenth anniversary of the date of its adoption by the board of directors, or if earlier, the date it is terminated by the board. The board of directors may amend, suspend or terminate the Director Plan at any time. However, no amendment is permitted without stockholder approval if such approval is required by applicable law or applicable requirements of any securities exchange or similar entity. The board of directors may amend outstanding awards, provided, however, that in the case of amendments adverse to the holder, the board of directors must obtain the holder’s consent to any such amendment unless the amendment is required by certain tax laws.
Executive Compensation
We are externally managed by our Manager under the terms of the management agreement, pursuant to which our Manager provides us with all of the personnel required to manage our operations, including our executive officers. Our executive officers are officers or employees of our Manager or Servicer and receive compensation from them as appropriate. Our Manager or the Servicer makes all decisions relating to the compensation of such officers based on factors it deems appropriate. We do not directly or indirectly reimburse our Manager for the compensation paid to our executive officers. We do not provide any of our executive officers with pension benefits or nonqualified deferred compensation plans. We do not have any employment agreements with any person and are not obligated to make any payments to any of our executive officers upon termination of employment or a change in control.
See “Our Manager and the Management Agreement” included elsewhere in this prospectus for a description of the terms of the management agreement, including the management fees payable thereunder and our reimbursement obligations.
Compensation Committee Interlocks and Insider Participation
We expect that no member of the Compensation Committee will at any time be an officer or employee of our company, and no member will have any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. We also expect that no member of our compensation committee will serve as a member of any board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors.
Indemnification and Limitation on Liability; Insurance
Our charter limits the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law. Under Maryland law, a corporation may not in its charter limit liability of directors or officers resulting from:
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actual receipt of an improper benefit or profit in money, property or services; or

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a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a director, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her service to us. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former director or officer who is made a party to a proceeding by reason of his or her service to us.

Maryland law permits us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:
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the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or if the director or officer is adjudged to be liable for an improper personal benefit. Further, a director or officer may not be indemnified for a proceeding brought by that person against us, except (i) for a proceeding brought to enforce indemnification or (ii) if the charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors to which the corporation is a party expressly provide otherwise, none of which is applicable to us.
Our bylaws require us, to the maximum extent permitted by Maryland law, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present or former directors or officers, without requiring a determination of the ultimate entitlement to indemnification. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:
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a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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a written undertaking by him or her to repay the amount reimbursed by us if the standard of conduct is not met.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
The above-described limitation of liability and indemnification may be held not to be enforceable for violations of the federal securities laws of the United States.
We have a directors’ and officers’ insurance policy covering our directors and officers and us for any acts and omissions committed, attempted or allegedly committed by any director or officer during the policy period. The policy is subject to customary exclusions.
See also “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

OUR MANAGER AND THE MANAGEMENT AGREEMENT
General
We are externally managed and advised by Thetis Asset Management LLC, a Delaware limited liability company. Each of our officers other than Mr. Schaub is an officer of our Manager. The executive offices of our Manager are located at 9400 SW Beaverton-Hillsdale Hwy, Suite 131, Beaverton, OR 97005 and its telephone number is 503-505-5670. Please see “Management—Directors, Executive Officers, and Key Employees” for information regarding the professional experience of, and other biographical information about, members of the Manager’s management team.
The Management Agreement
Pursuant to our 15-year management agreement, our Manager implements our business strategy and manages our business and investment activities and day-to-day operations, subject to the oversight of our board of directors. Our Manager is responsible for, among other duties:
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performing and administering all our day-to-day operations;

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determining investment criteria through our Investment Policy in cooperation with our board of directors;

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sourcing, analyzing and executing asset acquisitions, including our acquisition of re-performing, sub-performing and non-performing residential mortgage loan portfolios;

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implementing execution of our securitizations and financing activities;

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analyzing and executing sales of our assets and properties;

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overseeing Gregory’s property management, lease management and renovation management services of single-family and smaller multi-family and commercial mixed use retail/residential properties that we may own;

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overseeing Gregory’s servicing of our residential mortgage loan portfolios;

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performing asset management duties; and

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performing other management functions, including financial, accounting and tax management services, human resources, vendor management operations, corporate services, risk management, quality assurance, consumer research, treasury, finance and accounting, legal, tax, compliance and other administrative and support services.

Our Manager provides us with a management team and appropriate support personnel who have substantial sub-performing and non-performing loan portfolio experience. Our Manager’s management also has significant management experience that enables us to manage our business and organizational structure efficiently. Our Manager may engage in any other business or render similar or different services to others, including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having an investment strategy similar to ours, so long as its services to us are not impaired thereby; provided that our Manager may not engage in any such business or provide such services to any other entity that invests in the asset classes in which we intend to invest so long as we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value. Aspen has agreed, for itself and its subsidiaries, including Gregory, to similar restrictions on their ability to compete with us.
Management Fees
Under the management agreement, we pay our Manager fees as follows:
Base management fee:   1.5% of our stockholders’ equity per annum, calculated and payable quarterly in arrears. For purposes of calculating the management fee, our stockholders’ equity means: (a) the sum of (i) the net proceeds from any issuances of common stock or other equity securities issued by us or our operating partnership (without double counting) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), and (ii) our and our operating partnership’s (without double counting) retained earnings calculated in accordance with GAAP at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (A) any amount that we or our operating partnership pays to repurchase common stock or units since inception, (B) any unrealized gains and losses and other non-cash items that have affected consolidated stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, and (C) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements.
We will pay 50% of the base management fee in shares of our common stock so long as the ownership of such additional number of shares by our Manager would not violate the 9.8% stock ownership limit set forth in our charter, after giving effect to any waiver from such limit that our board of directors may grant to our Manager in the future. The common stock will be valued at the higher of the most recently reported book or market value per share when determining the number of shares. The remainder of the base management fee will be payable in cash. The number of shares to be issued to our Manager will be equal to a dollar amount equal to 50% of the quarterly installment of the base management fee divided by a value equal to the higher of book value per share as of the end of the quarter immediately preceding the valuation date or:
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if the common stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the common stock on such exchange on the five business days after the date on which a regular quarterly dividend to stockholders is paid;

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if the common stock is not traded on a securities exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five business days after the date on which a regular quarterly dividend to stockholders is paid; and

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if the common stock is neither traded on a securities exchange nor actively traded over-the-counter, the value shall be the fair market value per share, as reasonably determined in good faith by our board of directors (including a majority of our independent directors).

If no dividend is paid in any quarter, the calculation shall be made as of the 60th day following the end of the preceding quarter. Our Manager has agreed to hold any shares of common stock received by it as payment of the base management fee for at least three years from the date such shares of common stock are received by it.
Incentive fee:   Our Manager will be entitled to an incentive management fee that is payable quarterly in arrears in cash in an amount equal to one-fourth of 20% of the dollar amount by which (i) the sum of (A) the aggregate cash dividends, if any, declared out of our REIT taxable income by our board of directors payable to the holders of our common stock and (B) the aggregate cash distributions, if any, declared out of the REIT taxable income of the operating partnership (without duplication) by the operating partnership payable to holders of OP Units (other than any OP Units held by us as a limited partner) annualized, or the annualized dividends and distributions, in respect of such calendar quarter exceeds (ii) the product of  (1) the book value per share of our common stock as of the end of each such quarter multiplied by the number of shares of our common stock and OP Units (other than any OP Units held by us as a limited partner) outstanding as of the end of such calendar quarter and (2) 8%. Notwithstanding the foregoing, no incentive fee will be payable to our Manager with respect to any calendar quarter unless our Core Earnings is greater than zero for the most recently completed eight calendar quarters, or the number of completed calendar quarters since the closing date of the Original Private Placement, whichever is less.
The following example calculation of the quarterly incentive fee is included for illustrative purposes only. If the following is true as of the end of a given quarter:
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The Company’s total outstanding shares: 9,000,000

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The Company’s total book value: $135,000,000

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Annual minimum “hurdle”: $10,800,000 (8% of total book value)

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Company’s quarterly dividend: $0.50

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Total dividend payment: $4,500,000

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Implied annual dividend: $18,000,000

then the annual Incentive fee would be 20% of the implied annual dividend minus the minimum hurdle, or ($18,000,000 - $10,800,000) × 20%, or $1,440,000, and the quarterly fee paid will be 1∕4 of this amount, or $360,000.
Core Earnings is a non-GAAP financial measure and is defined as net income (loss) as determined according to GAAP, excluding non-cash equity compensation expense and any unrealized gains or losses from mark-to-market valuation changes (excluding other-than-temporary impairments, as defined by GAAP) that are included in net income for the applicable period. The amount will be adjusted to exclude (i) one-time events pursuant to changes in GAAP and (ii) non-cash items that in the judgment of management should not be included in Core Earnings, which adjustments in clauses (i) and (ii) shall only be excluded after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. For purposes of calculating the incentive fee prior to the completion of the eight calendar quarters following the Original Private Placement, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.
Our Manager will be entitled to an incentive fee only if our board of directors declares a dividend from REIT taxable income, and the incentive fee will be payable at the same time that the dividend is payable to our stockholders. Our Manager will not receive any incentive fee in respect of a dividend constituting a return of capital. Calculations of REIT taxable income and return of capital for purposes of determining the incentive fee shall be made in accordance with Sections 856 through 860 of the Code and the other sections of the Code and the regulations thereunder applicable to us.
Expense Reimbursement
Our Manager submits monthly statements with respect to all amounts payable by us, setting out the services provided and the amount billed as a result of providing such services. We reimburse our Manager for all third-party, out-of-pocket costs incurred by our Manager, including third-party diligence and valuation consultants, legal expenses, auditors and other financial services. We do not reimburse our Manager for lease costs or salaries and expenses of employees of our Manager. Our reimbursement obligation is not subject to any dollar limitation. Expenses are reimbursed in cash on a monthly basis. If we require services that do not fit within the ordinary course services described in the management agreement (as an example, but not as any limitation, if we are considering a non-ordinary course acquisition), we and our Manager will use our best efforts to agree on the nature of the costs for which we shall be responsible.
Termination
Neither we nor our Manager may terminate the management agreement without cause during the first 24 months of its term. Following such 24-month period, we may terminate the management agreement without cause or in connection with any renewal of the management agreement upon the determination of at least two-thirds of our independent directors that (i) there has been unsatisfactory performance by our Manager that is materially detrimental to us, or (ii) the compensation payable to our Manager under the management agreement is unreasonable, unless our Manager agrees to compensation that at least two-thirds of our independent directors determine is reasonable. Following such 24-month period, our Manager may terminate the management agreement without cause by providing written notice to us no later than 180 days prior to December 31 of any year, and the management agreement will terminate effective on the December 31 next following the delivery of such notice.
We will be required to pay our Manager a termination fee in the event that the management agreement is terminated as a result of  (i) a termination by us without cause, (ii) our decision not to renew the management agreement, including for failure to agree on revised compensation, (iii) a termination by our

Manager as a result of our becoming regulated as an “investment company” under the Investment Company Act (other than as a result of the acts or omissions of our Manager in violation of investment guidelines approved by our board of directors), or (iv) a termination by our Manager if we default in the performance of any material term of the management agreement (subject to a notice and cure period).
The termination fee will be equal to twice the combined base fee and incentive fees payable to our Manager during the 12-month period ended as of the end of the most recently completed fiscal quarter prior to the date of termination. In the event the management agreement is terminated for any reason, the trademark license agreement will terminate within 30 days, and both we and Gregory will have certain rights to terminate the servicing agreement. See “Certain Relationships and Related Party Transactions—Gregory Servicing Agreement.”
Conflicts of Interest Relating to our Manager
We are subject to conflicts of interest relating to our Manager because, among other things:
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Our executive officers who are officers of our Manager are not required to devote a specific amount of time to our affairs.

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Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify it with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified parties not constituting reckless disregard of our Manager’s duties under the management agreement, bad faith, willful misfeasance or gross negligence. As a result, we could experience poor performance or losses for which our Manager would not be liable.

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Under the management agreement, we are required to pay our Manager a base management fee based on our stockholders’ equity and incentive fees based on our cash dividends to stockholders. Although we believe this fee structure aligns our Manager’s interests with those of our stockholders, our Manager may be incentivized to select investments in more risky assets at the expense of other criteria, such as preservation of capital. Actions taken in that regard may fail to generate any returns. Our Manager may not be able to devote substantial time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio, which could, in turn, materially and adversely affect us.

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We expect to be the exclusive investment vehicle for our Manager and its affiliates to acquire and own re-performing, sub-performing and non-performing mortgage loans. Our Manager has agreed that, for so long as the management agreement is in effect and provided that either we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value, neither it nor any of its affiliates will (i) sponsor or manage any investment vehicle or company whose investment strategy will involve acquiring re-performing, sub-performing and non-performing mortgage loans unless our Manager obtains the prior approval of a majority of our independent directors (including a majority of our independent directors) or (ii) acquire assets consistent with our investment mandate on behalf of another investment vehicle unless we are first offered the investment opportunity and a majority of our board of directors (including a majority of our independent directors) decide not to acquire such assets.

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Each manager, partner, officer or employee of our Manager may engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith; provided that each such person has agreed with our Manager that he or she shall not engage in any such business or devote his or her time and attention to any other entity that invests in the asset classes in which we intend to invest so long as either we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value, excluding any transactions that may be in existence on the date hereof. In addition, directors, officers, employees, partners and stockholders of the Company or our operating partnership are or may become interested in our Manager and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and our Manager and directors, officers, employees, partners, stockholders, members and managers of our Manager and its affiliates are or may become similarly interested in us or our operating partnership as stockholders, members or partners or otherwise.
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To avoid any actual or perceived conflicts of interest with our Manager, we will not purchase portfolio assets from (or sell portfolio assets to) our directors or officers, our Manager, Aspen, or any of their affiliates, nor will we engage in any transaction in which these persons have a direct or indirect pecuniary interest, including in connection with the securitization of any of our mortgage loan assets. Excluded from this provision are our agreements with our Manager and Servicer, the acquisition of the Initial Portfolio, and any transactions approved by a majority of the independent directors of our board of directors.

See “Risk Factors—Risks Related to Our Management and Our Relationship with our Manager, the Servicer and Aspen.”
Manager’s Management of Our Operating Partnership
Substantially all of our assets are and will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries or trusts for its benefit. Great Ajax Operating LLC, which we refer to as the “general partner,” is the sole general partner of our operating partnership. We own 100% of the membership interests in the general partner. We do not intend to list any operating partnership interests on any exchange or any national market system. The provisions of our operating partnership’s limited partnership agreement are described under “Operating Partnership” in this prospectus.
The general partner is controlled by us, as we own 100% of the membership interest of the general partner. The general partner, therefore, is managed by our Manager through the management agreement. Except as otherwise expressly provided in the limited partnership agreement and subject to the rights of holders of any class or series of operating partnership interests, all management powers over the business and affairs of our operating partnership are exclusively vested in our Manager through its management of us and the general partner. No limited partner of our operating partnership, in its capacity as a limited partner, has any right to participate in or exercise control or management power over our operating partnership’s business and affairs other than through our board of directors’ oversight of our Manager’s executive officers who manage our business. With limited exceptions, the general partner, though our Manager, may execute, deliver and perform agreements and transactions on behalf of our operating partnership without the approval or consent of any limited partner.
Governance and Restrictions on Our Manager’s Operations
Under the operating agreement for our Manager, as long as either Flexpoint REIT Investor and the Wellington Management Institutional Investor owns not less than 4.9% of the outstanding equity of our Manager, our Manager may not (directly or indirectly through subsidiaries or otherwise), and may not cause or permit its subsidiaries to, engage in the following activities without the consent of such investor(s) that own not less than 4.9% of our Manager’s outstanding equity:
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Engage in any business activities other than as expressly authorized by the operating agreement;

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Issue or sell any membership interest in our Manager or authorize any options or incentive equity in excess of that approved by the members;

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Make any payment in distribution to, or redemption of the membership interest of, any member other than as expressly provided in the operating agreement of our Manager;

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Create, incur, assume or become responsible for the payment of any indebtedness, including any funded debt, any liability to a subsidiary or affiliate, and any guaranty of indebtedness of another person (or agree to the amendment of the terms of any of the foregoing) in excess of  $10,000 individually or $50,000 in the aggregate, other than intercompany payments specified in the approved budget and trade payables, in each case that are incurred in the ordinary course and are not material in the aggregate;
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Incur, assume or suffer any lien upon or in respect of any of its property or assets to secure any indebtedness;

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Acquire any material assets or properties other than as expressly contemplated by the operating budget;

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Enter into partnerships, joint ventures or material business alliances with any person;

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Form or establish any subsidiary or otherwise acquire an interest in, or contribute capital to, any person;

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(i) Sell or otherwise dispose of any assets of our Manager (including the shares of our common stock owned by our Manager) other than obsolete assets sold or disposed of in the ordinary course of business or (ii) sell or agree to sell or otherwise dispose of all or substantially all of the assets of our Manager, (iii) make any public offering of securities of our Manager, (iv) combine the assets of our Manager with the assets of any other entity or participate with any other entity in any investment, or (v) consolidate or merge with any other entity;

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Terminate its existence, liquidate, or file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status;

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Initiate, settle or compromise any material litigation, arbitration, investigation, audit or other proceeding;

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Subject to existing related party lines of credit and other arrangements to be disclosed to the investors, (i) be a party to any transaction or other arrangement with its managers, the owners and principals of Aspen Yo, their family members or any entity owned or controlled by any of them or (ii) agree to any non-deminimis amendment, modification or waiver of any such arrangement that was previously approved by the investors;

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Change its form of organization or make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, waive or extend the statute of limitations in respect of taxes or file any claim for a tax refund, amend any tax return, enter into any closing agreement with respect to taxes, or settle any tax claim or assessment or surrender any right to a claim for a tax refund, offset or other reduction in tax liability;

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Make any loan or advance to any person, other than advances of business expenses in the ordinary course of business consistent with past practice;

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Adopt or amend any equity incentive or other employee benefit plan or arrangement, including any employment or severance arrangement;

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Make payments, including payments to Aspen Yo or any other affiliate of our Manager, in excess of amounts specified in the approved budget, subject to a de minimis basket;

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Terminate, or modify or waive in any material respect, the management agreement or any other management agreement of our Manager or a subsidiary with us;

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Modify or waive any provision of the operating agreement of our Manager;

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Subcontract or delegate our management other than to a wholly owned subsidiary of our Manager; or

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Change the Manager’s independent auditor or its accounting practices except as required by applicable accounting standards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Ownership of our Manager, Great Ajax FS LLC and Aspen Yo LLC
Our Manager
Upon the closing of the Original Private Placement, we received a 19.8% equity interest in our Manager, which is held by Thetis TRS. Our Manager is owned 19.8% by Thetis TRS, 26.73% by Flexpoint REIT Investor, 26.73% by the Wellington Management Institutional Investor and its wholly owned subsidiaries and the balance of 26.74% by Aspen.
Great Ajax FS LLC and Aspen Yo LLC
Flexpoint REIT Investor and the Wellington Management Institutional Investor directly or indirectly each own 9.8% of Great Ajax FS LLC, the parent of the Servicer and subsidiary of Aspen Yo LLC, which is referred to herein as Aspen. See “—Agreements with Anchor Investors” below.
Aspen is managed by its manager, MARS Development LLC. Mr. Mendelsohn controls 50% of the manager of Aspen and has certain economic and/or management rights with respect to 7.8% of the interests in Aspen. Steven Rosenberg, the President of Gregory and the founder of Aspen Capital (the business trade name for the group of companies using the Aspen name), controls the other 50% of the manager of Aspen, and he or his affiliates own 24.7% of the interests in Aspen; Mr. Schaub owns 2.5% of the interests in Aspen; partners of Aspen Capital who are not involved in the operations of Aspen own 14.2% of the interests in Aspen, another employee of Aspen owns less than 0.2% of the interests in Aspen, and the balance of the interests in Aspen are held by investors not affiliated with Aspen.
In connection with the closing of the Original Private Placement, Aspen entered into an agreement with us pursuant to which Aspen agreed, for itself and on behalf of its subsidiaries, that it may not engage in any business or provide any services to any other entity that invests in the asset classes in which we intend to invest so long as either we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value.
Management Agreement
For a detailed description of the management agreement, see “Our Manager and the Management Agreement.”
Gregory Servicing Agreement
Upon the closing of the Original Private Placement, we entered into the servicing agreement. Under the servicing agreement, Gregory services our residential and commercial mortgage loans and provides loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs. Servicing fees are 0.65% annually of UPB for performing and re-performing loans and 1.25% annually of UPB for non-performing loans, and are paid monthly. The total fees incurred by us for these services depend upon the UPB and type of mortgage loans that Gregory services pursuant to the terms of the servicing agreement.
Gregory also provides property management, lease management and renovation management services associated with the real properties we acquire upon conversion of residential mortgage loans that we own or that we acquire directly and assists in finding third party financing for such properties. Servicing fees for our real property assets is the greater of  (i) the servicing fee applicable to the underlying mortgage loan, or (ii) 1.00% annually of the fair market value of the REO as reasonably determined by our Manager or 1.00% annually of the purchase price of any REO otherwise purchased by us. Gregory is reimbursed for all customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance of its obligations, the actual cost of any repairs and renovations. We do not reimburse Gregory for its employees’ salaries. The total fees incurred by us for these services will be dependent upon the property value, previous UPB of the relevant loan, and the number of REO properties. Gregory receives no additional compensation from us for originating REO sale financing or other loans that we acquire.

The total expenses incurred by us for these services will depend upon the property value and leasing and renovation costs required on an asset-specific basis and will vary significantly based upon the location and condition of the asset as well as current market conditions and tenant turnover. Gregory has frequently been able to reduce tenant turnover by allowing the payment of monthly rent by tenants in cash. Gregory has developed software for use by its lockbox provider that enables any tenant to go to any bank branch of the lockbox provider in 49 states (not in Hawaii) and make a cash rent deposit and receive a receipt.
The agreement has an initial term of 15 years, which term will automatically renew for successive one-year terms unless either party sends a notice of non-renewal to the other party at least 180 days before the completion of the initial or renewal term, as applicable. Neither we nor the Servicer may terminate the servicing agreement without cause during the first 24 months of its term. Following such 24-month period, we may terminate the servicing agreement only for cause or if we terminate the management agreement for cause. Following such 24-month period, the Servicer may terminate the servicing agreement without cause by providing written notice to us no later than 180 days prior to December 31 of any year, and the servicing agreement will terminate effective on the December 31 next following the delivery of such notice. The servicing agreement also provides that the Servicer may terminate the agreement within 180 days after receiving notice that the management agreement has terminated, without any termination payment by us if the management agreement has been terminated for cause. If the management agreement has been terminated other than for cause and the Servicer terminates the servicing agreement, we will be required to pay a termination fee equal to the aggregate servicing fees payable under the servicing agreement for the immediate preceding 12 month period. The management agreement will automatically terminate at the same time as the servicing agreement if the servicing agreement is terminated for any reason.
Gregory, as a subsidiary of Aspen, shares employees with other subsidiaries of Aspen and in its discretion may employ additional employees and retain other independent contractors and agents that may be provided through Aspen or from other third parties.
Gregory continues to service the assets it currently services for funds managed by Aspen and its affiliates and may in its discretion service assets that are not re-performing, sub-performing or non-performing mortgage loans (such as Agency loans). Gregory has agreed, provided either that we have on hand an average of  $25 million in capital available for investment over the previous two fiscal quarters or our independent directors determine that we have the ability to raise capital at or above our most recent book value, not to service re-performing, sub-performing or non-performing mortgage loans for either affiliates of our Manager or independent third parties; however, as long as the majority of our independent directors approve, Gregory can service any assets for affiliates or independent third parties, including if we determine not to acquire assets that would otherwise be appropriate for us.
Trademark License Agreement
Upon the closing of the Original Private Placement, we entered into a trademark license agreement with Aspen, Under the trademark license, Aspen grants us a non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the name “Great Ajax” and the related logo. We also have a similar license to use the name “Thetis.” The agreement has no specified term. If the management agreement expires or is terminated, the trademark license agreement will terminate within 30 days. In the event that this agreement is terminated, all rights and licenses granted thereunder, including, but not limited to, the right to use “Great Ajax” in our name will terminate. Upon the closing of the Original Private Placement, Aspen also entered into a substantially identical trademark license that grants our Manager a non-exclusive, non-transferable, non-sublicensable, royalty-free license to use of the name “Thetis.”
2014 Director Equity Plan
For a description of our 2014 Director Equity Plan, see “Management—Compensation of Directors—2014 Director Equity Plan.”

Agreements with Anchor Investors
Wellington Management Institutional Investor
In the Original Private Placement and related investment agreements, the Wellington Management Institutional Investor acquired the following interests and rights in the aggregate, either directly or through one or more wholly owned subsidiaries:
•
Interests in our common stock—1,645,363 shares of our common stock (inclusive of shares issuable upon redemption of 468,106 OP Units on a 1-for-1 basis), and the right, prior to the closing of our initial public offering, subject to certain customary exclusions, with respect to future sales by us of our common stock or securities convertible into common stock, to acquire their respective pro rata portions of such offered shares that equals the proportion that the number of shares of common stock issued and held, or issuable upon conversion of any convertible securities then held, by such account bears to the total number of shares of our common stock then outstanding (assuming full conversion and exercise of all outstanding convertible and exercisable securities);

•
Interests in Great Ajax FS LLC—(i) 9.8% of the equity of Great Ajax FS LLC, a subsidiary of Aspen and parent of the Servicer (including the interest-bearing promissory notes from GA-FS in the aggregate principal amount of  $1.05 million that automatically converted into 4.9% equity interest in GA-FS on September 15, 2014), and (ii) two non-transferable ten-year warrants, which each permit the holder to acquire an additional 9.9% equity interest in GA-FS at a premium to the original purchase price, exercisable subject to certain regulatory requirements or in the event of a contemporaneous sale of the equity interests of GA-FS; and

•
Interests in our Manager—26.73% of the equity of our Manager.

In addition, the Wellington Management Institutional Investor and other investment funds sponsored and advised by Wellington Management Company LLP sold a 41% equity interest in Little Ajax II to us.
The Wellington Management Institutional Investor purchased 650,000 shares of common stock (inclusive of shares issuable upon redemption of 156,000 OP Units on a 1-for-1 basis) in the Second Private Placement.
Flexpoint Ford
In the Original Private Placement and related investment agreements, Flexpoint Great Ajax Holdings LLC acquired the following interests and rights:
•
Interests in our common stock—1,645,363 shares of our common stock, and the right, prior to the closing of our initial public offering, subject to certain customary exclusions, with respect to future sales by us of our common stock or securities convertible into common stock to acquire its pro rata portion of such offered shares that equals the proportion that the number of shares of common stock issued and held, or issuable upon conversion of any convertible securities then held, by Flexpoint REIT Investor bears to the total number of shares of our common stock then outstanding (assuming full conversion and exercise of all outstanding convertible and exercisable securities);

•
Interests in Great Ajax FS LLC—(i) 9.8% of the equity of Great Ajax FS LLC, a subsidiary of Aspen and parent of the Servicer (including the interest-bearing promissory notes from GA-FS in the aggregate principal amount of  $1.05 million that automatically converted into 4.9% equity interest in GA-FS on September 15, 2014) and (ii) two non-transferable ten-year warrants, which each permit the holder to acquire an additional 9.9% equity interest in GA-FS at a premium to the original purchase price, exercisable subject to certain regulatory requirements or in the event of a contemporaneous sale of the equity interests of GA-FS; and

•
Interests in our Manager—26.73% of the equity of our Manager.

In addition, so long as Flexpoint REIT Investor and/or its affiliates own at least 9.8% of our outstanding shares of common stock, Flexpoint REIT Investor will have the right to nominate a representative for election as a member of our board of directors.
Flexpoint Ford is also the manager of the investment fund whose affiliate sold a 41% equity interest in Little Ajax II to us.
The Flexpoint REIT Investor purchased 192,137 shares of common stock in the Second Private Placement.
Original Private Placement, Initial Portfolio
Our Manager used $1 million of the aggregate proceeds from Flexpoint REIT Investor and the Wellington Management Institutional Investor to acquire 66,666 shares of our common stock in the Original Private Placement. GA-FS contributed to the Servicer $4 million of the aggregate proceeds from Flexpoint REIT Investor and the Wellington Management Institutional Investor, which used such funds to acquire 266,667 shares of our common stock. In addition, we used $48.8 million of the proceeds in the Original Private Placement offering to acquire our initial portfolio of mortage-related assets through acquisition of the 82% equity interests in Little Ajax II owned by Flexpoint REIT Investor, the Wellington Management Institutional Investor and affiliated entities. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Governance Matters
In connection with their acquisition of interests in our Manager and GA-FS, Flexpoint REIT Investor and the Wellington Management Institutional Investor entered into an operating agreement with our Manager and Great Ajax FS LLC pursuant to which our Manager and GA-FS agreed not to take certain actions outside of their respective ordinary course of operations without the consent of Flexpoint REIT Investor and the Wellington Management Institutional Investor. See “Our Manager and the Management Agreement—Governance and Restrictions on Our Manager’s Operations” for additional information about the our Manager’s operating agreement.
Additional Sale of Shares
On January 21, 2015, in order to satisfy the requirement that we have at least 100 stockholders as of January 30, 2015 (see “Material U.S. Federal Income Tax Considerations—Requirements for Qualification”), we sold 5,250 shares of common stock to affiliated persons at a price of  $15.00 per share, the last price at which shares were sold to unaffiliated purchasers in the Second Private Placement in December 2014, for an aggregate purchase price of  $78,750. Aspen ML, an affiliated company, purchased 3,150 shares all of which were distributed to its employees as bonus compensation, including Messrs. Mendelsohn, Schaub and Ohl. In addition, Mr. Mendelsohn, Mr. Schaub and Mr. Ogren purchased 560, 280 and 350 shares, respectively, which they primarily distributed as gifts to family members and charitable organizations. The shares issued in this transaction are subject to lock-up through August 12, 2015 in connection with our IPO.
Related Party Transaction Policy
Our board of directors has adopted a policy and procedure for review, approval and monitoring of transactions involving related persons, including our Manager, the Servicer, directors and executive officers or their immediate family members and stockholders owning 5% or greater of our outstanding stock. Any situation that potentially qualifies as a conflict of interest will immediately be disclosed to the Audit Committee to assess the nature and extent of any concern as well as the appropriate next steps, including whether such situation requires approval of the board of directors, including a majority of the disinterested directors. Related persons are required to obtain the prior written approval of the Audit Committee of the board of directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in our best interests; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to us. The Audit Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction.

PRINCIPAL STOCKHOLDERS
The following table sets forth the total number and percentage of our shares of common stock beneficially owned as of April 10, 2015 (assuming redemption of 624,106 OP Units on a 1-for-1 basis into shares of our common stock) by: (1) each holder of more than 5% of our common stock; (2) each director; (3) our chief executive officer and our other executive officers; and (4) all executive officers and directors as a group. The information with respect to beneficial ownership is based on publicly available information and information provided to us by the holders.
	Shares Beneficially Owned
	Number	Percent

Wellington Management Company LLP(1)	2,964,853	18.7%
Ithan Creek Master Investors (Cayman) L.P.(2)	2,295,363	14.5%
Flexpoint Great Ajax Holdings LLC(3)	1,917,500	12.1%
TIG Advisors, LLC(4)	1,333,333	8.4%
Aspen Yo LLC(5)	373,268	2.4%
Thetis Asset Management LLC	98,501	*
Lawrence Mendelsohn(5)(6)(8)	907,618	5.7%
Russell Schaub(7)(8)	534,350	3.4%
Glenn Ohl	70	*
Steven L. Begleiter(9)	—	—
John C. Condas(10)	2,000	*
Jonathan Bradford Handley, Jr.(10)	2,834	*
Daniel Hoffman(10)(11)	2,834	*
J. Kirk Ogren, Jr.(10)(12)	3,184	*
Executive officers and directors as a group (8 persons)(13)	918,890	5.8%

* Less than 1%.
(1)
Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. The shares indicated in the table are held of record by investment advisory clients of Wellington Management Company LLP, including 2,295,363 shares held by Ithan Creek Master Investors (Cayman) L.P. (which total includes 624,106 OP Units). Wellington Management Company LLP and Wellington Management Group LLP may be deemed to beneficially own the shares indicated in the table, and have shared voting power and dispositive power with respect to such shares. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(2)
Includes 624,106 OP units (453,551 of which are redeemable for cash (or at our election shares of our common stock) beginning on July 8, 2015, 14,555 of which are redeemable for cash (or at our election shares of our common stock) beginning on August 1, 2015 and 156,000 of which are redeemable for cash (or at our election shares of our common stock) beginning on December 16, 2015). Wellington Management Company LLP, an investment adviser registered under the Investment Advisers Act of 1940, as amended, is the investment adviser to Ithan Creek Master Investors (Cayman) L.P. Wellington Management Company LLP is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may be deemed to beneficially own the shares indicated in the table, all of which are held of record by Ithan Creek Master Investors (Cayman) L.P., and have shared voting power and dispositive power with respect to the shares owned by Ithan Creek Master Investors (Cayman) L.P. The business address of Ithan Creek

Master Investors (Cayman) L.P., Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.Wholly owned subsidiaries of Ithan Creek Master Investors (Cayman) L.P. also own interests in our Manager and GA-FS, the parent of the Servicer.
(3)
The business address of Flexpoint Great Ajax Holdings LLC is c/o Flexpoint Ford, LLC at 676 N. Michigan Avenue, Suite 3300, Chicago, IL 60611. Flexpoint Great Ajax Holdings LLC also owns interests in our Manager and GA-FS, the parent of the Servicer.

(4)
TIG Advisors, LLC is an investment adviser registered under the Investment Advisers Act of 1940, as amended. The shares indicated in the table are held of record by investment advisory clients of TIG Advisors, LLC, including TIG Securitized Asset Master Fund, L.P. TIG Advisors, LLC may be deemed to beneficially own the shares indicated in the table, and have shared voting power and dispositive power with respect to such shares. The business address of TIG Advisors, LLC is 520 Madison, 26th Floor, New York, New York 10022.

(5)
Aspen is an affiliate of our Manager and the indirect parent of the Servicer. Our Manager and the Servicer own 98,501 and 274,667 shares, respectively. Mr. Mendelsohn controls 50% of the manager of Aspen and has certain economic and/or management rights with respect to 7.8% of the interests in Aspen; Steven Rosenberg, the President of Gregory and the founder of Aspen Capital, controls the other 50% of the manager of Aspen and he or his affiliates own 24.7% of the interests in Aspen. The business address of Aspen is 9400 SW Beaverton-Hillsdale Hwy, Suite 131, Beaverton, OR 97005.

(6)
Includes 280 shares owned by or for the benefit of his spouse and children who live in his home. See also note (4).

(7)
Includes 280 shares owned by or for the benefit of his spouse and children who live in his home.

(8)
Includes 534,000 shares owned by Telamon Aspen LLC (“Telamon”), the managers of which are Mr. Mendelsohn, Mr. Schaub and Mr. Rosenberg (see note (5) above), who are also members thereof.

(9)
Mr. Begleiter is a Managing Director of Flexpoint Ford, LLC, the manager of the investment fund that owns Flexpoint Great Ajax Holdings LLC. However, Mr. Begleiter does not have voting or dispositive power over the shares of common stock owned by Flexpoint Great Ajax Holdings LLC.

(10)
2,000 of these shares of common stock are subject to a one-year vesting period.

(11)
Mr. Hoffman is a member of Telamon Aspen LLC but has no voting or dispositive rights with respect thereto. See also note (8) above.

(12)
Includes 350 shares owned by or for the benefit of his spouse and children who live in his home. Mr. Ogren is a member of Telamon Aspen LLC but has no voting or dispositive rights with respect thereto. See also note (8) above.

(13)
See notes (5), (6), (7), (8), (9), (10), (11) and (12).

SELLING STOCKHOLDERS
The following table sets forth information, as of April 10, 2015, with respect to the selling stockholders named in the table, shares of our common stock beneficially owned by the selling stockholders and shares that the selling stockholders propose to offer pursuant to this prospectus. In accordance with SEC rules, each selling stockholder’s beneficial ownership includes:
•
all shares over which the selling stockholder has or shares voting or dispositive power; and

•
all shares the selling stockholder has the right to acquire within 60 days (such as upon exercise of options that are currently vested or that are scheduled to vest within 60 days or warrants that are immediately exercisable or exercisable within 60 days). The shares issuable under those options or warrants are treated as if were outstanding for computing the percentage ownership of the person holding those options or warrants but are not treated as if they were outstanding for purposes of computing the percentage ownership of any other person.

The shares of our common stock offered by the selling stockholders pursuant to this prospectus were originally issued and sold by us in connection with the Private Placements in July, August and December.
Percentage ownership calculations are based on 15,850,269 shares of our common stock outstanding as of April 10, 2015 (assuming redemption of 624,106 OP Units on a 1-for-1 basis into shares of our common stock). To our knowledge, except as indicated in the footnotes to the following table, entities identified in the table below have the sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
Up to 10,445,784 shares of our common stock are being offered by this prospectus, all of which are being offered for resale for the respective accounts of the selling stockholders. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. When we refer to “selling stockholders” in this prospectus, we mean those person specifically identified in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ shares of our common stock other than through a public sale.
Because the selling stockholders may offer all, some or none of the shares of our common stock pursuant to this prospectus, no definitive estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that are registered by us and do not acquire any additional shares of our common stock during this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or times, shares of our common stock described below in transactions exempt from the registration requirements of the Securities Act after the date for which the information set forth in the table below is provided. Information concerning the selling stockholders may change from time to time, and any changed information may be set forth in prospectus supplements or post-effective amendments, as may be appropriate.
No selling stockholder since our inception has had any position, office or other material relationship with us or any of our affiliates other than Telamon Aspen LLC, Gregory Funding LLC and Thetis Asset Management LLC. See note (8) under “Principal Stockholders” and notes (11) and (20) below, respectively.
	Beneficial Ownership Prior to this Offering		Shares Offered Pursuant to this Prospectus	Beneficial Ownership After this Offering
Name of Selling Stockholder	Shares Owned	Percentage		Shares Owned	Percentage
Ithan Creek Master Investors (Cayman) LP(1)	2,295,363	14.48%	2,295,363
Flexpoint Great Ajax Holdings, LLC(2)	1,837,500	11.59%	1,837,500	—	—
TIG Securitized Asset Master Fund, L.P.(3)	1,333,333	8.41%	1,333,333	—	—
BHCO Master, Ltd.(4)	666,667	4.20%	666,667	—	—
Republic Indemnity Company of America(5)	504,092	3.18%	504,092	—	—

	Beneficial Ownership Prior to this Offering		Shares Offered Pursuant to this Prospectus	Beneficial Ownership After this Offering
Name of Selling Stockholder	Shares Owned	Percentage		Shares Owned	Percentage
Telamon Aspen LLC(6)	462,000	2.91%	462,000	—	—
Great American Life Insurance Company(7)	437,592	2.76%	437,592	—	—
Trishield Capital Management LLC(8)	400,000	2.52%	400,000	—	—
MMF Moore ET Investments, LP(9)	333,333	2.10%	333,333	—	—
AllianceBernstein Financial Services Opportunities Master Fund L.P. (10)	273,333	1.72%	273,333	—	—
Gregory Funding LLC(11)	266,667	1.68%	266,667	—	—
Pine River Fixed Income Master Fund Ltd. (12)	237,764	1.50%	237,764	—	—
Fore Multi Strategy Master Fund, Ltd. (13)	212,905	1.34%	212,905	—	—
Calm Waters Partnership(14)	200,000	1.26%	200,000	—	—
BP Master Fund, LP(15)	200,000	1.26%	200,000	—	—
Pine River Master Fund Ltd. (16)	158,509	1.00%	158,509	—	—
Edward & Sandra Meyer Foundation, Inc. (17)	133,332	*	133,332	—	—
HRS Investment Holdings LLC(18)	80,000	*	80,000	—	—
Ocean Road Investment Partners, LP(19)	100,000	*	100,000
Thetis Asset Management LLC(20)	98,501	*	66,666	31,835	*
Continental General Insurance Company(21)	66,502	*	66,502	—	—
National Interstate Insurance Company(22)	66,502	*	66,502	—	—
United Teacher Associates Insurance Company(23)	66,502	*	66,502	—	—
Pine River Deerwood Fund Ltd.(24)	28,394	*	28,394	—	—
Column Park Master Fund Ltd. (25)	16,667	*	16,667	—	—
Fairway Fund Limited(26)	12,095	*	12,095	—	—
Gorham Fundamental Value Fund, Ltd. (27)	12,000	*	12,000	—	—
Brent H. & Maureen B. Hodges(28)	6,000	*	6,000	—	—
Kevin B. and Anne Marie Roth Revocable Trust(29)	5,000	*	5,000	—	—
Patravi Capital LLC(30)	400	*	400

*
Less than 1%

(1)
See note (2) under “Principal Stockholders.”

(2)
See note (3) under “Principal Stockholders.”

(3)
See note (4) under “Principal Stockholders.”

(4)
The business address of BHCO Master, Ltd. (“BHCO”) is 545 Madison Avenue, 10th Floor, New York, New York 10022. Michael Thomson, the managing partner of BHCO, exercises voting and investment discretion over the shares.

(5)
The business address of Republic Indemnity Company of America is 201 East 4th Street, Cincinnati, Ohio 45202. Great American Advisors, Inc., a registered broker-dealer, is a subsidiary of American Financial Group, Inc. (“AFG”) and Republic Indemnity Company of America is a wholly-owned subsidiary of AFG. Republic Indemnity Company of America purchased its shares in the ordinary course of business and did not at the time of the purchase have any agreements or understandings, directly or indirectly, to distribute the shares. The board of directors of American Financial Group, Inc., consisting of 11 members, exercises voting and investment control over the shares held by Republic Indemnity Company of America.
(6)
The business address of Telamon Aspen LLC is 9400 SW Beaverton Hillsdale Hwy Suite #131, Beaverton, Oregon 97005. See also note (8) under “Principal Stockholders.”

(7)
The business address of Great American Life Insurance Company (“Great American”) is 201 East Fourth Street, Cincinnati, Ohio 45202. The board of directors of Great American, consisting of five members, has voting and investment power over the shares. Great American is an affiliate of Great American Advisors, Inc., a registered broker-dealer, and purchased its shares in the ordinary course of business and did not at the time of the purchase have any agreements or understandings, directly or indirectly, to distribute the shares.

(8)
The business address of Trishield Capital Management is 540 Madison Avenue, 14th Floor, New York, New York 10022. The shares beneficially owned by Trishield Capital Management LLC are held by Trishield Special Situation Master Fund Ltd. (“Trishield”). Robert L. Harteveldt and Alan J. Buick Jr. exercise voting and investment discretion over the shares through Trishield Capital Management LLC, the investment advisor of Trishield.

(9)
The business address of MMF Moore ET Investments, LP is c/o Moore Capital Management, LP, 1251 Avenue of Americas, New York, New York 10020. Moore Capital Management, LP is the discretionary investment manager of MMF Moore ET Investments, LP and has the power to exercise voting and dispositive powers over the shares. Louis M. Bacon controls Moore Capital Management, LP.

(10)
The business address of AllianceBernstein Financial Services Opportunities Master Fund L.P. is 1345 Avenue of the Americas, New York, New York 10105. AllianceBernstein L.P. is the general partner and investment manager of AllianceBernstein Financial Opportunities Master Fund L.P. and has voting and investment power over the shares. Mike Howard, is the Senior Vice President of AllianceBernstein L.P. However, Mike Howard and AllianceBernstein L.P. disclaim beneficial ownership of any of the shares owned by AllianceBernstein Financial Opportunities Master Fund L.P., other than to the extent of his or its pecuniary interest therein.

(11)
The business address of Gregory Funding LLC is 9400 SW Beaverton Hillsdale Hwy, Beaverton, Oregon 9700 Gregory Funding LLC is our Servicer. See also note (5) under “Principal Stockholders.”

(12)
The business address of Pine River Fixed Income Master Fund, Ltd. is c/o Pine River Capital Management L.P., 301 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Pine River Capital Management L.P. (“Pine River”) is the investment manager of Pine River Fixed Income Master Fund Ltd. and has voting and investment power over the shares. Brian Taylor is the managing member of Pine River Capital Management LLC, an entity which is the general partner of Pine River. However, Mr. Taylor, Pine River and Pine River Capital Management LLC disclaim beneficial ownership of the shares owned by Pine River Fixed Income Master Fund Ltd., other than to the extent of his or its pecuniary interest therein.

(13)
The business address of Fore Multi Strategy Master Fund, Ltd. is 510 Madison Avenue, 11th Floor, New York, New York 10022. As investment manager under an investment management agreement, Fore Research & Management, LP may exercise dispositive and voting power with respect to the shares owned by Fore Multi Strategy Master Fund, Ltd. Matthew Li, LLC is the general partner of Fore Research & Management, LP and Yanxiu Li is the managing member of Matthew Li, LLC. Each of Fore Research & Management, LP, Mr. Li and Matthew Li, LLC disclaim beneficial ownership of the shares owned by Fore Multi Strategy Master Fund, Ltd.

(14)
The business address of Calm Waters Partnership is 115 South 84th Street, Suite 200, Milwaukee, Wisconsin 53214. Richard S. Strong, managing partner of Calm Waters Partnership has voting and investment power over the shares.

(15)
The business address of BP Master Fund, LP is 717 Fifth Avenue, Floor 12A, New York, New York 10022. Orin S. Kramer has voting and investment power over the shares.

(16)
The business address of Pine River Master Fund Ltd. is c/o Pine River Capital Management L.P., 301 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Pine River is the investment manager of Pine River Master Fund Ltd. and has voting and investment power over the shares. Brian Taylor is the managing member of Pine River Capital Management LLC, an entity which is the general partner of Pine River. However, Mr. Taylor, Pine River and Pine River Capital Management LLC disclaim beneficial ownership of the shares owned by Pine River Master Fund Ltd., other than to the extent of his or its pecuniary interest therein.

(17)
The business address of Edward & Sandra Meyer Foundation, Inc. is 767 Fifth Avenue, 19th Floor, New York, New York 10153. Edward H. Meyer, president of Edward & Sandra Meyer Foundation, Inc. exercises voting and investment discretion over the shares.

(18)
The business address of HRS Investment Holdings LLC is 600 Madison Avenue, 26th Floor, New York, New York 10022. HRS Investment Holdings LLC is indirectly controlled by Joshua Harris, who is deemed to be an affiliate of Apollo Global Securities, LLC, which is a registered broker-dealer. HRS Investment Holdings LLC purchased its shares in the ordinary course of business and did not at the time of the purchase have any agreements or understandings, directly or indirectly, to distribute the shares.

(19)
The business address of Ocean Road Investment Partners, LP is 767 Fifth Avenue, 18th Floor, New York, New York 10153. Edward H. Meyer, chief executive officer of Ocean Road Advisors, Inc., general partner of Ocean Road Investment Partners, LP, exercises voting and investment discretion over the shares.

(20)
The business address of Thetis Asset Management LLC, manager of the Company, is 9400 SW Beaverton Hillsdale Hwy Suite #131, Beaverton, Oregon 97005. See also note (5) under “Principal Stockholders.”

(21)
The business address of Continental General Insurance Company is 301 East Fourth Street, Cincinnati, Ohio 45202. Continental General Insurance Company is an affiliate of Great American Advisors, Inc., a registered broker-dealer and purchased its shares in the ordinary course of business and did not at the time of the purchase have any agreements or understandings, directly or indirectly, to distribute the shares. The board of directors of Continental General Insurance Company, consisting of five members, has voting and investment power over the shares.

(22)
The business address of National Interstate Insurance Company is 3250 Interstate Drive, Richfield, Ohio 44286. Great American Advisors, Inc., a registered broker-dealer, is a subsidiary of American Financial Group (“AFG”). AFG is the majority shareholder of National Interstate Insurance Company. National Interstate Insurance Company is a wholly-owned subsidiary of National Interstate Corporation. National Interstate Insurance Company purchased its shares in the ordinary course of business and did not at the time of the purchase have any agreements or understandings, directly or indirectly, to distribute the shares. The board of directors of National Interstate Corporation, consisting of 10 members, exercise voting and investment control over the shares held by National Interstate Insurance Company.

(23)
The business address of United Teacher Associates Insurance Company is 301 East Fourth Street, Cincinnati, Ohio 45202. United Teacher Associates Insurance Company is an affiliate of Great American Advisors, Inc., a registered broker-dealer and purchased its shares in the ordinary course of business and did not at the time of the purchase have any agreements or understandings, directly or indirectly, to distribute the shares. The board of directors of United Teacher Associates Insurance Company, consisting of five members, has voting and investment power over the shares.

(24)
The business address of Pine River Deerwood Fund Ltd. c/o Pine River Capital Management L.P., 301 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Pine River Capital Management L.P. (“Pine River”) is the investment manager of Pine River Deerwood Fund Ltd. and has voting and investment power over the shares. Brian Taylor is the managing member of Pine River Capital

Management LLC, an entity which is the general partner of Pine River. However, Mr. Taylor, Pine River and Pine River Capital Management LLC disclaim beneficial ownership of the shares owned by Pine River Deerwood Fund Ltd., other than to the extent of his or its pecuniary interest therein
(25)
The business address of Column Park Master Fund Ltd. c/o Column Park Asset Management, LP, 3 Columbus Circle, Suite 1604, New York, New York 10019. Brian Nold, Daniel Shatz and Andrew Brenner has voting and investment power over the shares.

(26)
The business address of Fairway Fund Limited is 510 Madison Avenue, 11th Floor, New York, New York 10022. As investment manager under an investment management agreement, Fore Research & Management, LP may exercise dispositive and voting power with respect to the shares owned by Fairway Fund Limited. Matthew Li, LLC is the general partner of Fore Research & Management, LP and Yanxiu Li is the managing member of Matthew Li, LLC. Each of Fore Research & Management, LP, Mr. Li and Matthew Li, LLC disclaim beneficial ownership of the shares owned by Fairway Fund Limited.

(27)
The business address of Gorham Fundamental Value Fund, Ltd. is 570 Lexington Avenue, 22nd Floor, New York, New York 10022.

(28)
The business address of Brent H. & Maureen B. Hodges is 3049 N. Quincy Street, Arlington, Virginia 22207.

(29)
The business address of Kevin B. and Anne Marie Roth Revocable Trust is 19745 Brampton Court Brookfield, Wisconsin 53045.

(30)
The business address of Patravi Capital LLC is 119 Washington Avenue, Suite 605, Miami Beach, Florida 33139. Jason Kaplan, the managing member of Patravi Capital LLC, has voting and investment power over the shares.

DESCRIPTION OF CAPITAL STOCK
The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
Our charter provides that we may issue up to 125,000,000 shares of common stock and 25,000,000 shares of preferred stock, both having par value $0.01 per share. As of April 10, 2015, 15,850,269 shares of common stock were issued and outstanding, including 8,000 shares that are subject to a one-year vesting period and 624,106 shares reserved for issuance upon redemption of OP Units held by persons other than us, and no shares of preferred stock were issued and outstanding. Maryland law provides that none of our stockholders is personally liable to our creditors for any of our obligations solely as a result of that stockholder’s status as a stockholder.
Voting Rights of Common Stock
Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock possess the exclusive voting power. Our directors are elected by plurality. There is no cumulative voting in the election of directors or otherwise, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, transfer all or substantially all of its assets or engage in a share exchange unless advised by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except that the charter requirement for a two-thirds vote to remove directors may be amended only with approval of two-thirds of the votes entitled to be cast.
Dividends, Liquidation and Other Rights
All shares of common stock offered by this prospectus will be duly authorized, fully paid and non-assessable. Holders of our shares of common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.
Holders of our shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of common stock have equal dividend, liquidation and other rights.
Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock (including preferred stock), to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. Further, our charter permits our board of directors, without stockholder action, to amend our charter to increase or decrease the aggregate number of shares of our stock with the number of shares of any class or series of stock that we have authority to issue.

Preferred Stock
Our charter authorizes our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board will be required by Maryland law and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are outstanding, and we have no present plans to issue any preferred stock.
Power to Issue Additional Shares of Common Stock and Preferred Stock
We believe that the power of our board of directors to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Policy on Poison Pills
We do not have a stockholders “rights plan,” which for this purpose means any arrangement pursuant to which, directly or indirectly, common stock or preferred stock purchase rights may be distributed to stockholders that provide all stockholders, other than persons who meet certain criteria specified in the arrangement, the right to purchase the common stock or preferred stock at less than the prevailing market price of the common stock or preferred stock (sometimes referred to as a “poison pill”). Our board of directors considers it unlikely that such a plan would be considered in the future.
Our board of directors shall seek and obtain stockholder approval before adopting a poison pill; provided, however, that the board may adopt a poison pill if, under the then circumstances, the board, including a majority of its independent members, in its exercise of its fiduciary responsibilities, deems it to be in the best interests of the company’s stockholders to adopt a poison pill without the delay in adoption that would come from the time reasonably anticipated to be necessary to seek stockholder approval.
If a poison pill were to be adopted without prior stockholder approval, the poison pill will either be ratified by stockholders or expire, without being renewed or replaced, within one year.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock (after taking into account options to acquire shares of stock) may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities). These requirements, however, are not applicable to the first taxable year in which a REIT election is made.
Because our board of directors believes that it is essential for us to qualify as a REIT, the charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and prohibits certain entities from owning our shares. Our charter provides that, subject to certain exceptions, no person, including a “group” (as defined in Section 13(d)(3) of the Exchange Act, may beneficially own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock or the aggregate of the outstanding shares of our capital stock. Our board may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT. In connection with the Original Private Placement, our board waived such limit in connection with the ownership by Flexpoint REIT Investor, the Wellington Management Institutional Investor and certain other investors, for up to 20% of our then outstanding common stock plus the percentage of our common stock that such person would be deemed to beneficially own or constructively own as a result of its ownership of an interest in the Manager and the Servicer.
Our charter also prohibits any person from (a) beneficially owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, and (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership do not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Our charter provides that any transfer that will result in our shares being owned by fewer than 100 persons will be void and that any ownership or transfer of our shares in violation of the other restrictions described in the immediately preceding paragraph will result in the shares that would result in such violation being automatically transferred to a trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer to the trust is ineffective for any reason to prevent a violation of these restrictions, the transfer that would have resulted in such violation will be void from the outset and the purported transferee will acquire no rights in such shares.
In addition, our charter documents limit equity participation by “benefit plan investors” so that such participation in any class of our equity securities by such “benefit plan investors” will not be deemed “significant.” For such purposes, the terms “benefit plan investors” and “significant” are determined by reference to certain regulations promulgated by the U.S. Department of Labor.
Our charter also provides that to the extent that we incur or our board of directors determines that we will incur any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code), which tax is allocable to a stockholder that is a “disqualified organization” (as defined in Section 860E(e)(5) of the Code), the our board of directors will cause us to allocate such tax solely to the stock held by such disqualified organization in the manner described by Treasury Regulations, by reducing from one or more distributions to be paid to such stockholder the tax incurred by us pursuant to Section 860E(e)(6) of the Code as a result of such stockholder’s stock ownership.
All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all outstanding shares of our capital stock, including shares of common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interest of our stockholders.
Stock Exchange Listing
Our shares of common stock are listed on the NYSE under the symbol “AJX.”
Transfer Agent and Registrar
The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company, LLC.
Registration Rights
The following summary of certain provisions of our two registration rights agreements is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreements, which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
The purchasers of our common stock in the Original Private Placement are entitled to the benefits of a registration rights agreement, dated July 8, 2014 between us and FBR Capital Markets & Co., or the “original registration rights agreement.” Under the original registration rights agreement, we agreed, at our expense, to use our commercially reasonable efforts to file with the SEC no later than September 30, 2014 a shelf registration statement registering for resale the registrable shares (as defined in the original registration rights agreement) plus any additional common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise. We have satisfied this obligation. The registration statement of which this prospectus is a part is the “shelf registration statement” referred to in this section. We refer to this registration statement as the “shelf registration statement.” In connection with the Second Private Placement, we entered into a registration rights agreement with the purchasers therein, or the “follow-on registration rights agreement” and together with the original registration rights agreement, the “registration rights agreements.” The follow-on registration rights agreement is substantially identical to the original registration rights agreement except with respect to “cutback rights” that could have been exercised in connection with our IPO.
We will be obligated to use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC as soon as practicable after filing (but in no event later than the date that is 180 days after the initial filing of the shelf registration statement).
We will use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and, subject to certain “blackout periods” to continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:
•
the date on which the common stock covered by the shelf registration statement has been resold in accordance with the shelf registration statement;

•
the date on which the common stock covered by the shelf registration statement either has been transferred pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act or are eligible for resale, without any volume or manner-of-sale restrictions or compliance by us with any current public information requirements, pursuant to Rule 144; and

•
the date on which the common stock covered by the shelf registration statement has been sold to us or ceases to be outstanding.

As we have filed a registration statement for an initial public offering of our common stock before the effective date of the shelf registration statement and have completed the IPO, our obligation to cause the shelf registration statement relating to the resale of the shares sold in the Private Placements to be declared effective no later than the date that is 180 days after the initial filing of the shelf registration statement is deferred until the 60th day following completion of our IPO or April 14, 2015; provided, however, that if we file a registration statement for an initial public offering before the effective date of the shelf registration statement, and the deadline for causing the shelf registration statement to go effective is after the 60 day period beginning on the closing date of the initial public offering, we will be required to cause the shelf registration statement to be declared effective no later than 60 days after the closing date of the initial public offering; provided, further, that if we have not completed such an initial public offering within one year following the closing date of the Original Private Placement, we will use our commercially reasonable efforts to cause the shelf registration statement to be declared effective as soon as practicable thereafter, but in no event later than 60 days following the one year anniversary of the closing date.
We will bear certain expenses incident to our registration obligations upon exercise of these registration rights, including the payment of U.S. federal securities law and state “blue sky” registration fees, except that we will not bear any brokers’ or underwriters’ discounts and commissions or transfer taxes relating to sales of our common stock. We will agree to indemnify each selling stockholder for certain violations of U.S. federal or state securities laws in connection with any registration statement in which such selling stockholder sells its common stock pursuant to these registration rights. Each selling stockholder will in turn agree to indemnify us for U.S. federal or state securities law violations that occur in reliance upon written information it provides for us in the registration statement.
Lock-up Agreements
In connection with our IPO, we agreed that for a period commencing on the date of the underwriting agreement for our IPO and ending 180 days after such date, or August 12, 2015, we will not, without the prior written consent of FBR Capital Markets & Co., which may be withheld or delayed in FBR Capital Markets & Co.’s sole discretion:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or file any registration statement under the Securities Act with respect to any of the foregoing; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities,

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. The prior sentence will not apply to (i) the issuance of the shares of our common stock to be sold in the IPO, (ii) the registration and sale of the registrable shares (as defined in the registration rights agreement) in accordance with the terms of the registration rights agreement, including sales pursuant to this prospectus, (iii) issuances of options or grants of restricted stock or other equity-based awards under our Director Equity Plan or (iv) the issuance of any shares of our common stock issued pursuant to any dividend reinvestment plan that we may establish.
Also in connection with our IPO, our directors, officers and the selling stockholders in the IPO agreed that for a period beginning on the date of the underwriting agreement for our IPO and ending 180 days after such date, or August 12, 2015 (or 60 days after the date of our IPO, or April 14, 2015, in the case of the selling stockholders that did not sell any shares of common stock in the IPO), none of them will, without the prior written consent of FBR Capital Markets & Co., which may be withheld or delayed in FBR Capital Markets & Co.’s sole discretion:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

Notwithstanding the prior sentence, subject to applicable securities laws and the restrictions contained in our charter, our directors and executive officers may transfer our securities: (i) as a bona fide gift or gifts, provided that the donees agree to be bound in writing by the same restrictions described above; (ii) to any trust for the direct or indirect benefit of the stockholder or the immediate family of the stockholder, provided that the trustee of the trust agrees to be bound in writing by the same restrictions described above; (iii) to any partnership, limited liability company or other entity for the direct or indirect benefit of the stockholder or the immediate family of the stockholder, provided that such partnership, limited liability company or other entity agrees to be bound in writing by the same restrictions described above; (iv) as a distribution to stockholders, partners or members of the stockholder, provided that such stockholders, partners or members agree to be bound in writing by the same restrictions described above; (v) any transfer required under any benefit plans or our charter; (vi) as required by participants in our Director Equity Plan in order to reimburse or pay U.S. federal income tax and withholding obligations in connection with vesting of restricted stock grants or other equity awards; (vii) as collateral for any bona fide loan, provided that the lender agrees in writing to be bound by the same restrictions described above; or (viii) with respect to sales of securities acquired in the IPO or after the closing of the IPO offering in the open market.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our charter and our bylaws.
Number of Directors; Vacancies
Our charter and bylaws provide that the initial number of directors shall be one and that the number of our directors may only be increased or decreased by a vote of a majority of the members of our board of directors; provided that the number of directors may not be less than the minimum required by Maryland law nor more than 15. Following our IPO, our board of directors consists of seven members.
Upon such time as we are eligible to make an election under Subtitle 8 of Title 3 of the MGCL, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.
Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.
Removal of Directors
Our charter provides that a director may be removed only with cause and upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Our charter defines cause, for the purpose of removal of directors, to mean, with respect to a director, conviction of a felony or a judgment of a court that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. Absent removal of all of our directors, this provision, when coupled with the provision of our charter making an election under Subtitle 8 of Title 3 of the MGCL permitting only our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.
Business Combinations
Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:
•
any person or entity who beneficially owns 10% or more of the voting power of our stock; or

•
an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year period, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:
•
80% of the votes entitled to be cast by holders of our then outstanding shares of capital stock; and

•
two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.
The statute permits various exemptions from its provisions, including business combinations that are approved by our board of directors before the time that the interested stockholder becomes an interested stockholder.
Pursuant to the MGCL, our board of directors has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of directors and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us in whole or in part at any time. According to resolutions of our board of directors, we are not permitted to opt back in to these provisions without the approval of the holders of a majority of our shares of common stock. If this resolution were repealed or rescinded with approval by a vote of our stockholders, or our board of directors does not otherwise approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:
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one-tenth or more but less than one-third;

•
one-third or more but less than a majority; or

•
a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition of our stock may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver an acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.
Our bylaws contain a provision exempting any and all acquisitions of our shares of stock from the control shares provisions of Maryland law. We may not opt back in to this provision without the approval of the holders of a majority of our shares of common stock.
Maryland Unsolicited Takeovers Act
The Maryland Unsolicited Takeovers Act, or the “MUTA,” permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of its five provisions, which provide that:
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the corporation’s board of directors will be divided into three classes;

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the affirmative vote of two-thirds of all the votes entitled to be cast by stockholders generally in the election of directors is required to remove a director;

•
the number of directors may be fixed only by vote of the directors;

•
a vacancy on the board of directors may be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

A board of directors may implement all or any of those provisions without amending the charter or bylaws and without stockholder approval. The corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. Our charter provides that we will not elect to be subject to the provisions of the MUTA pursuant to which our board of directors would be divided into three classes. That prohibition in our charter may not be repealed unless the repeal, or classification of our directors, is approved by our stockholders by a vote of at least a majority of the votes entitled to be cast. We are not prohibited from implementing any other provision of the statute. Our charter provides an election by us into certain provisions of the statute in order that, except as may be provided by our board of directors in setting the terms of any class of preferred stock, any vacancies on the board may be filled only by a majority of the directors then in office, even if less than a quorum, and a director elected to fill a vacancy will serve for the balance of the unexpired term.
Amendment of Charter
Except for amendments to the provisions of our charter relating to the removal of directors and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws and the vote required to amend such provisions, must be approved by the holders of at least three-fourths of the outstanding shares of our common stock entitled to vote thereon (other than shares of our common stock held by our Manager and the Servicer and any shares of our common stock held by our directors and executive officers).

Limitation of Liability and Indemnification
Maryland law permits a Maryland corporation to include in its charter a provision limiting liability of its directors and officers to the corporation and its stockholders for money damages, but not any provision that limits the liability of directors or officers to the corporation or its stockholders:
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to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services; or

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to the extent that a judgment adverse to the person is entered based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law.
Our charter provides that we have the power, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a director, officer, partner or otherwise. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former director or officer who is made a party to a proceeding by reason of his or her service to us.
Maryland law will permit us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they are made a party by reason of service to us, unless it is established that:
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the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law will prohibit us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or if the director or officer was adjudged to be liable for an improper personal benefit. Further, a director or officer may not be indemnified for a proceeding brought by that person against us, except (i) for a proceeding brought to enforce indemnification or (ii) if the charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors to which the corporation is a party expressly provide otherwise, none of which is applicable to us.
Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:
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a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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a written undertaking by him or her to repay the amount reimbursed by us if the requisite standard of conduct is not met.

Operations
We generally will be prohibited from engaging in certain activities, including acquiring or holding any asset or engaging in any activity that would cause us to fail to qualify as a REIT.
Term and Termination
Our charter provides for us to have a perpetual existence. Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of capital stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Stockholders
Under our bylaws, annual meetings of stockholders are to be held upon reasonable notice and not less than 30 days after delivery of our annual report as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the Chairman of our board of directors, our President or our Secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.
In addition, as described above under “Description of Capital Stock—Registration Rights,” our bylaws provide that, if required by the registration rights agreements, the secretary shall call a special meeting of stockholders (the “Special Election Meeting”) to be held on the date and at the time and place set by the board of directors in accordance with the registration rights agreements, for the purposes specified in the registration rights agreements.
Maryland law provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter permits the consent to be less than unanimous, which our charter does not).
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:
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pursuant to our notice of the meeting;

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by our board of directors; or

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by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:
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pursuant to our notice of the meeting;

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by our board of directors; or

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provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws will not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.
No Approval Rights
In certain extraordinary transactions, Maryland law provides to dissenting stockholders the right to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. Except with respect to appraisal rights arising in connection with Maryland’s control share acquisition statute discussed above, as permitted by Maryland law, our charter provides that stockholders will not be entitled to exercise appraisal rights unless our board of directors determines that such rights apply to a subsequently occurring transaction in connection with which stockholders would otherwise be entitled to appraisal rights under Maryland law.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The business combination provision and control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the provisions of our charter on the removal of directors and the restrictions on the transfer of shares of our stock, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the shares of common stock or might otherwise be in their best interest.

OPERATING PARTNERSHIP
The following summary of the terms of the limited partnership agreement of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the limited partnership agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
Our operating partnership is a Delaware limited partnership that was formed on February 11, 2014. Our wholly owned subsidiary, Great Ajax Operating LLC, is the sole general partner of our operating partnership. Pursuant to the partnership agreement, subject to certain protective rights of the limited partners described below, we have, through our control of the general partner, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.
The general partner may not conduct any business without the consent of a majority of the limited partners other than in connection with: the ownership, acquisition and disposition of partnership interests; the management of the business of our operating partnership; if we become a reporting company with a class of securities registered under the Exchange Act, our operations with respect thereto; the offering, sale syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities; and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures that the economic benefits and burdens of such property are otherwise vested in our operating partnership. We and our affiliates may also engage in any transactions with our operating partnership on such terms as we may determine in our sole and absolute discretion.
We, as the parent of the general partner, are under no obligation to give priority to the separate interests of our stockholders or the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on the one hand and the limited partners (including us) on the other, we, as the parent of the general partner, will endeavor in good faith to resolve the conflict in a manner that is not adverse to either our stockholders or the limited partners (including us). The general partner is not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners (including us) in connection with such decisions, unless the general partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.
Substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, are conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to qualify and continue to qualify as a REIT.
Operating Partnership Units
Interests in our operating partnership are denominated in units of limited partnership interest. Pursuant to the partnership agreement, our operating partnership has designated the following classes of units of limited partnership interest, or operating partnership units: OP Units and LTIP units.
OP Units
We own 96.1% of the OP Units and the balance of the OP Units are held by the Wellington Management Institutional Investor.

LTIP Units
In the future, we, as the parent of the general partner, may cause our operating partnership to issue LTIP units to our independent directors, our executive officers and certain other employees and persons who provide services to our operating partnership. These LTIP units will be subject to certain vesting requirements. In general, LTIP units are similar to OP Units and will receive the same quarterly per-unit profit distributions as OP Units. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with OP Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with OP Units and therefore accrete to an economic value for the holder equivalent to OP Units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into OP Units, which in turn are redeemable by the holder for cash or, at our election, exchangeable for shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with OP Units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero.
Management Liability and Indemnification
To the maximum extent permitted under Delaware law, neither we, the general partner nor any of our directors and officers will be liable to our operating partnership or the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless such person acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. The partnership agreement provides for indemnification of the general partner, us, our affiliates and each of our respective officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, provided that our operating partnership will not indemnify such person if  (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).
Fiduciary Responsibilities
The directors and officers of the Company have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the parent of the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us and our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership in deciding whether to cause our operating partnership to take or decline to take any actions. By executing the partnership agreement or a joinder thereto, limited partners of our operating partnership will been deemed to agree that in the event of a conflict in the duties owed by our directors and officers to us and our stockholders and the fiduciary duties owed by us, in our capacity as the parent of the general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders. Limited partners of our operating partnership will also expressly acknowledge that we are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively.
Distributions
The partnership agreement provides that we, as the parent of the general partner, shall cause our operating partnership to make quarterly (or more frequent) distributions of all of its available cash (which is defined to be cash available for distribution as determined by us, as general partner) (i) first, with respect to any OP Units that are entitled to any preference in accordance with the rights of such operating partnership unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any OP Units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP Units (and, within such class, pro rata in accordance with their respective percentage interests).
Allocations of Net Income and Net Loss
Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP Units holding the same class or series of OP Units in accordance with their respective percentage interests in the class or series at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between the tax basis and the fair market value of the property at the time of contribution. Our operating partnership will allocate tax items to the holders of operating partnership units taking into consideration the requirements of Section 704(c) of the Code. See “Material U.S. Federal Income Tax Considerations.”
The general partner has sole discretion to ensure that allocations of income, gain, loss and deduction of our operating partnership are in accordance with the interests of the partners of our operating partnership as determined under the Code, and all matters concerning allocations of tax items not expressly provided for in the partnership agreement may be determined by the general partner in its sole discretion.
Redemption Rights
On or after twelve months after becoming a holder of OP Units, each limited partner, other than us, will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of such units in exchange for a cash amount equal to the number of tendered units multiplied by the fair market value of a share of our common stock (determined in accordance with, and subject to adjustment under, the terms of the partnership agreement), unless the terms of such units or a separate agreement entered into between our operating partnership and the holder of such units provide that they do not have a right of redemption or provide for a shorter or longer period before such holder may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the tenth business day after we receive a notice of redemption, we may, as the parent of the general partner, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered units in exchange for cash or shares of our common stock, based on an exchange ratio of one share of our common stock for each OP Unit (subject to anti-dilution adjustments provided in the partnership agreement). If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our stockholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its right to redeem its OP Units, regardless of the length of time such limited partner has held its OP Units.
Transferability of Operating Partnership Units; Extraordinary Transactions
The general partner generally will not be able to withdraw voluntarily from our operating partnership or transfer any of its interest in our operating partnership unless the transfer is: (i) to our affiliate; (ii) to a wholly owned subsidiary of the general partner or the owner of all of the ownership interests of the general partner; or (iii) otherwise expressly permitted under the partnership agreement.
The partnership agreement permits the general partner or us, as the parent of the general partner, to engage in a merger, consolidation or other combination, or sale of substantially all of our assets if:
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we receive the consent of a majority in interest of the limited partners (excluding us);

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following the consummation of such transaction, substantially all of the assets of the surviving entity are owned directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the operating partnership; or

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as a result of such transaction all limited partners will receive, or will have the right to receive, for each operating partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units shall be given the option to exchange such units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without the prior written consent of the general partner, which consent may be withheld in its sole and absolute discretion. Except with the general partner’s consent to the admission of the transferee as a limited partner, transferees shall not have any rights by virtue of the transfer other than the rights of an assignee and will not be entitled to vote or effect a redemption with respect to their operating partnership units in any matter presented to the limited partners for a vote. The general partner will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by in our sole and absolute discretion.
Issuance of Our Stock and Additional Partnership Interests
Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP Units, we generally will be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance of our stock to our operating partnership in exchange for, in the case of common stock, OP Units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. In addition, the general partner may cause our operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we, as the parent of the general partner, may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by our operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into our operating partnership.
Tax Matters
Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership and has certain other rights relating to tax matters. Accordingly, as both the general partner and tax matters partner, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term
The term of our operating partnership commenced on February 11, 2014 and will continue perpetually, unless earlier terminated in the following circumstances:
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a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

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an election to dissolve our operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

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entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

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the occurrence of any sale or other disposition of all or substantially all of the assets of our operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership;

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the redemption (or acquisition by the general partner) of all operating partnership units that we have authorized other than those held by us; or

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the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Partnership Agreement
Amendments to the partnership agreement may be proposed by the general partner or by any limited partner holding 25% or more of the percentage interest of OP Units. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:
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conversion of a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

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modification of the limited liability of a limited partner;

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alteration or modification of the rights of any partner to receive the distributions to which such partner is entitled (subject to certain exceptions);

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alteration or modification of the redemption rights provided by the partnership agreement; or

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alteration or modification of the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, we, as the parent of the general partner, will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:
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add to the general partner’s obligations or surrender any right or power granted to the general partner or any of its affiliates for the benefit of the limited partners;

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reflect the admission, substitution, or withdrawal of partners or the termination of our operating partnership in accordance with the partnership agreement and to cause our operating partnership or our operating partnership’s transfer agent to amend its books and records to reflect our operating partnership unit holders in connection with such admission, substitution or withdrawal;

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reflect a change that is of an inconsequential nature or does not adversely affect the limited partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with the law or with the provisions of the partnership agreement;

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satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

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set forth or amend the designations, preferences, conversion or other rights, voting powers, duties restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional operating partnership units issued or established pursuant to the partnership agreement;

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reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT, to satisfy the REIT requirements or to reflect the transfer of any operating partnership units between us and any qualified REIT subsidiary or entity that is disregarded as an entity separate from us for U.S. federal income tax purposes;

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modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

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issue additional partnership interests;

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impose restrictions on the transfer of operating partnership units if we receive an opinion of counsel reasonably to the effect that such restrictions are necessary in order to comply with any federal or state securities laws or regulations applicable to our operating partnership or the operating partnership units;

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reflect any other modification to the partnership agreement as is reasonably necessary for our business or operations or those of our operating partnership and which does not otherwise require the consent of each partner adversely affected; and

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reflect an increase or decrease in the amount that a limited partner is obligated to contribute to our operating partnership upon the occurrence of certain events.

Certain provisions affecting the general partner’s rights and duties (e.g., restrictions relating to certain extraordinary transactions involving us, the general partner or our operating partnership) may not be amended without the approval of the holders of a majority of the operating partnership units (excluding operating partnership units held by us).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the material U.S. federal income tax considerations that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:
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insurance companies;

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tax-exempt organizations, tax-deferred and tax-advantaged accounts;

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financial institutions or broker-dealers;

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non-U.S. individuals and non-U.S. corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders” below);

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U.S. expatriates;

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persons who mark-to-market our shares of common stock;

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subchapter S corporations;

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U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

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regulated investment companies and REITs, and their investors;

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trusts and estates (except to the extent discussed herein);

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persons who receive our shares of common stock through the exercise of employee stock options or otherwise as compensation;

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persons holding our shares of common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

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persons subject to the alternative minimum tax provisions of the Code;

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persons holding our shares of common stock through a partnership or similar pass-through entity; and

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persons holding a 10% or more (by vote or value) beneficial interest in our shares of common stock.

This summary assumes that stockholders hold our shares of common stock as capital assets for U.S. federal income tax purposes, which generally means as property held for investment.
The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our intention to qualify as a REIT, but we have applied for a private letter ruling from the Internal Revenue Service that would allow us to exclude our proportionate share of gross income from the Manager if we held our interest in the Manager through our operating partnership. If we receive such a ruling, we expect that we will hold our interest in the Manager through our operating partnership, instead of through Thetis TRS; however, there is no assurance that such a ruling will be issued. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SHARES OF COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of Our Company
We will elect and intend to qualify to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ended December 31, 2014. We believe that, commencing with our short taxable year ended December 31, 2014, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
In connection with this offering, Morrison & Foerster LLP will render an opinion that, commencing with our taxable year ended December 31, 2014, we were organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2015 and subsequent taxable years. Investors should be aware that Morrison & Foerster LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Morrison & Foerster LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Morrison & Foerster LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Our ability to satisfy the REIT qualification tests will depend upon our analysis of the characterization and fair market values of our assets, some of which will not be susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis (which, based on the types of assets we will own, could fluctuate rapidly, significantly and unpredictably). In addition, we will be required to make estimates of or otherwise determine the value of real property that is collateral for our mortgage loan assets. There can be no assurance that the IRS would not challenge our valuations or valuation estimates of this collateral. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Risk Factors—Risks Related to this Offering— Failure to Qualify.”
If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we currently distribute to our stockholders, but taxable income generated by any domestic TRS, such as Thetis TRS, will be subject to regular corporate income tax. However, we will be subject to U.S. federal tax in the following circumstances:
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We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses, that we do not distribute or allocate to stockholders.

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We will pay income tax at the highest corporate rate on:

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net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

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other non-qualifying income from foreclosure property.

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We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

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the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

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a fraction intended to reflect our profitability.

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If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of  $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of  $50,000 for each such failure.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

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If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

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We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arms’-length basis.

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The earnings of Thetis TRS and any other TRS that we may form will be subject to U.S. federal corporate income tax.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:
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the amount of gain that we recognize at the time of the sale or disposition, and

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the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired.

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If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., from a TMP, or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate level U.S. federal income tax (currently at a 35% rate) to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. To the extent that we own a REMIC residual interest or a TMP through a TRS, we will not be subject to this tax directly, but all of the income from the investment will be subject to U.S. federal income tax at the TRS level. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, Thetis TRS and any other domestic TRS in which we may own an interest will be subject to U.S. federal, state and local corporate income tax on its taxable income. In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state and local franchise, property and other taxes and foreign taxes. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
A REIT is a corporation, trust, or association that meets each of the following requirements:
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It is managed by one or more trustees or directors.

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Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

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It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

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It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

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At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.

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Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year.

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It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

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It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

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It uses the calendar year as its taxable year.

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It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must meet requirements 1 through 4 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 apply to us beginning with our 2015 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.
We believe that we will issue shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our shares so that we should continue to satisfy these requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate. The provisions of our charter restricting the ownership and transfer of the shares are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”
To monitor compliance with the share ownership requirements, we generally will be required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.
Qualified REIT Subsidiaries
A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the shares of which is owned, directly or through one or more qualified REIT subsidiaries or disregarded entities, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships
An unincorporated domestic entity, such as a limited liability company, that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”
Ownership of Subsidiary REITs
Our operating partnership may own 100% of the common stock in one or more of our subsidiaries that will elect to be taxed as REITs, which we refer to as “Subsidiary REITs.” We may use the Subsidiary REITs for various purposes, including to execute non-REMIC securitization transactions that are treated as TMPs, as described in “—Taxable Mortgage Pools and Excess Inclusion Income.”
Any Subsidiary REIT will be subject to the various REIT qualification requirements and other limitations described that apply to us. We believe that any Subsidiary REIT will be organized and will operated in a manner to permit it to qualify for taxation as a REIT for U.S. federal income tax purposes from and after the effective date of its REIT election. However, if any Subsidiary REIT were to fail to qualify as a REIT, then (i) the Subsidiary REIT would become subject to regular corporate income tax as described in “—Failure to Qualify,” and (ii) our ownership of shares of common stock in the Subsidiary REIT would not be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test, and the 10% value test generally applicable to our ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “—Asset Tests.” If a Subsidiary REIT were to fail to qualify as a REIT, it is possible that we would not meet the 10% vote test and the 5% asset test, 10% value test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT unless we could avail ourselves of certain relief provisions, as described in “—Asset Tests.”
Taxable REIT Subsidiaries
A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.
A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arms’-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend that all of our transactions with Thetis TRS and any other TRS that we may form will be conducted on an arms’-length basis, but there can be no assurance that we will be successful in this regard.
We have elected to treat Thetis TRS as a TRS and we may form or invest in additional domestic or foreign TRSs in the future. On January 13, 2015, we applied for a private letter ruling from the Internal Revenue Service that would allow us to exclude our proportionate share of gross income from the Manager if we held our interest in the Manager through our operating partnership. If we receive such a ruling, we expect that we will hold our interest in the Manager through our operating partnership, instead of through Thetis TRS; however, there is no assurance that such a ruling will be issued. Thetis TRS owns a 19.8% equity interest in our Manager. We may also use a TRS to market and sell distressed mortgage loans and property acquired upon foreclosure of those loans, and may modify loans through a TRS. We intend to market and sell mortgage loans and the related foreclosed property through a TRS when the sale of those assets directly by us or our operating partnership may be subject to the 100% prohibited transactions tax. See “—Gross Income Tests—Prohibited Transactions.” We anticipate that our marketing and sales of loans and the related foreclosed property will generally be conducted through a TRS.
It is possible that such TRS will be treated as a dealer for U.S. federal income tax purposes. In that case, such TRS will generally mark all the loans it holds on the last day of each taxable year, if any, to their market value, and will recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. If we significantly modify mortgage loans in a TRS and determine that such TRS qualifies as a trader, but not a dealer, for tax purposes, such TRS may elect to be subject to similar “mark-to-market” rules that apply to electing traders.
A TRS may also provide services with respect to our properties to the extent we determine that having a TRS provide those services will assist us in complying with the gross income tests applicable to REITs. See “—Gross Income Tests—Rents From Real Property.”
To the extent that Thetis TRS or any other TRS that we may form pays any taxes, they will have less cash available for distribution to us. If dividends are paid by domestic TRSs to us, then the dividends we designate and pay to our stockholders who are taxed at individual rates, up to the amount of dividends that we receive from such entities, generally will be eligible to be taxed at the reduced 20% maximum U.S. federal rate applicable to qualified dividend income. See “—Taxation of U.S. Holders—Taxation of Taxable U.S. Holders on Distributions on Shares.”
Gross Income Tests
We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:
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rents from real property;

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interest on debt secured by a mortgage on real property or on interests in real property;

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dividends or other distributions on, and gain from the sale of, shares in other REITs;

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gain from the sale of real estate assets;

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income and gain derived from foreclosure property (as described below);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these.
Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. For example, gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” and gross income attributable to cancellation of indebtedness, or “COD,” income will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” For purposes of the 75% and 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership’s gross income. We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all time with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.
Dividends
Our share of any dividends received from any corporation (including dividends from Thetis TRS, and any other TRS that we may form, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.
Interest
The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:
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an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of  (i) the date the REIT agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan balance exceeds the applicable value of the real estate that secures the loan.
We intend to acquire re-performing, sub-performing and non-performing mortgage loans. Our mortgage loans will be secured by a first lien on real property. Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. Under the applicable Treasury Regulation (referred to as the “interest apportionment regulation”), if we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a mortgage loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. In Revenue Procedure 2014-51, the IRS interpreted the “principal amount” of the loan for purposes of that test to be the face amount of the loan, despite the Code’s requirement that taxpayers treat any market discount (discussed below) as interest rather than principal.
We expect to acquire re-performing, sub-performing and non-performing residential mortgage loans for substantially less than their face amount. However, we believe that all of the residential mortgage loans that we will acquire are secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment rules and Revenue Procedure 2014-51 (to the extent it addresses interest apportionment) will not apply to our residential mortgage loans. Nevertheless, if the IRS were to assert successfully that our residential mortgage loans were secured by other property, then depending upon the value of the real property securing our residential mortgage loans and their face amount, and the sources of our gross income generally, we might not be able to satisfy the 75% income test.
Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (i) occasioned by a borrower default; or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. If we modify our mortgage loans in the future, no assurance can be provided that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent we significantly modify a mortgage loan in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. If the fair market value of the real property securing a loan has decreased, a portion of the interest income from the loan would not be qualifying income for the 75% gross income test and a portion of the value of the loan would not be a qualifying asset for purposes of the 75% asset test.
Hedging Transactions
From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets (“liability hedge”). A “hedging transaction”

also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “—Asset Tests”) or we enter into derivative transactions that are not liability hedges or we fail to satisfy the identification requirements with respect to a hedging transaction, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, but we cannot assure you that we will be able to do so. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.
Fee Income
We may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees, including certain amounts received in connection with mortgage servicing rights (which we do not currently intend to acquire on a standalone basis), generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS, like other income earned by a TRS, will not be included in the REIT’s gross income for purposes of the gross income tests.
Foreign Currency Gain
Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of  (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of  (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.
Rents from Real Property
We have acquired interests in real property as part of our initial portfolio and may acquire additional real property or an interest therein in the future. Rents we receive from our interests in real property will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:
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First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.
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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of  “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. Further, the rent from a particular property does not qualify as “rents from real property” if  (i) the rent is considered based on the income or profits of the tenant, (ii) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying taxable REIT subsidiaries or (iii) we furnish non-customary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary.
Our operating partnership and/or its subsidiaries will generally lease our REO properties to tenants that are individuals. Our REO property leases will typically have a term of at least one year and require the tenant to pay fixed rent. We may also lease portions of our mixed-use properties, if any, to tenants that are entities. We intend to structure any such leases so that the rent will qualify as “rents from real property,” and do not intend to own more than 10% of any tenant of a mixed-use property. We do not anticipate leasing significant amounts of personal property pursuant to any of our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or a TRS. Accordingly, we believe that our leases generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.
In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.
Prohibited Transactions
A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets. To avoid the 100% prohibited transaction tax on the sale of dealer property by a REIT, we intend to dispose of any asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business” by contributing or selling the asset to a TRS prior to marketing the asset for sale.
Foreclosure Property
We will be subject to tax at the maximum corporate rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

To the extent we foreclose or enter into a deed-in-lieu arrangement on any distressed mortgage loan that we acquire, we may not be able to make a foreclosure property election with respect to such property because we may be treated as having acquired the loan at a time when default on such loan was imminent or anticipated. If we anticipate selling a property shortly after foreclosure or deed-in-lieu of foreclosure, we expect that we will contribute or sell the property to a TRS, which will market and sell the property. See “—Taxable REIT Subsidiaries” and “—Gross Income Tests—Prohibited Transactions.”
Failure to Satisfy Gross Income Tests
If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:
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our failure to meet those tests is due to reasonable cause and not to willful neglect; and

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following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.
Asset Tests
To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, at least 75% of the value of our total assets must consist of:
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cash or cash items, including certain receivables and investments in money market funds;

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government securities;

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interests in real property, including leaseholds and options to acquire real property and leaseholds;

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interests in mortgage loans secured by real property;

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stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than any TRS we may own) may not exceed 5% of the value of our total assets (the “5% asset test”).
Third, of our investments not included in the 75% asset class, we may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).
Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).
For purposes of these asset tests, we are treated as holding our proportionate share of our operating partnership’s assets. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or MBS that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:
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“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if  (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-”straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

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a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

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any loan to an individual or an estate;

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any “section 467 rental agreement,” other than an agreement with a related party tenant;

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any obligation to pay “rents from real property;”

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certain securities issued by governmental entities that are not dependent in whole or in part on the profits of  (or payments made by) a non-governmental entity;

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any security (including debt securities) issued by another REIT;

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any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership; or

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any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
As discussed above under “—Gross Income Tests,” we intend to acquire re-performing, sub-performing and non-performing residential mortgage loans for substantially less than their face amount. Under the applicable Treasury Regulation (referred to as the “loan apportionment regulation”), if a mortgage loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of  (i) the date we agreed to acquire or originate the mortgage loan or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the mortgage loan will also likely be a non-qualifying asset for purposes of the 75% asset test. Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a mortgage loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of  (i) the fair market value of the mortgage loan on the date of the relevant quarterly REIT asset testing date or (ii) the greater of  (x) the fair market value of the real property securing the loan on the date of the relevant quarterly REIT asset testing date or (y) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan. Under the safe harbor, when the current value of a mortgage loan exceeds both the current fair market value of the real property that secures the loan and the fair market value of the real property that secures the loan, determined as of the date we committed to acquire or originate the loan, a portion of the mortgage loan will be treated as a nonqualifying asset. We do not anticipate that the value of our distressed mortgage loans will exceed the current value of the real property securing the loans.

We may in the future enter into repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that these transactions would be treated as secured debt and that we would be treated for REIT asset and income test purposes as the owner of the assets that would be the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own our assets subject to sale and repurchase agreements during the term of such agreements, in which case we could fail to qualify as a REIT.
Derivative instruments generally are not qualifying assets for purposes of the 75% asset test. Thus, interest rate swaps, futures contracts, and other similar instruments that are used in “hedging transactions” as defined in “—Hedging Transactions,” are non-qualifying assets for purposes of the 75% asset test.
As discussed above, we may invest opportunistically in other types of mortgage-related assets. To the extent we invest in such assets, we intend to do so in a manner that will enable us to satisfy each of the asset tests described above. However, we cannot assure you that we will be able to satisfy the asset tests described above. We will monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.
If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification so long as:
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we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if  (i) the failure is de minimis (up to the lesser of 1% of the total value of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of  $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.
We believe that the assets that we may hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, no assurance can be given that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements
Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:
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the sum of

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90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

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90% of our after-tax net income, if any, from foreclosure property,

minus
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the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares within a particular class and (ii) in accordance with the preferences among different classes of shares as set forth in our organizational documents.
We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
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85% of our REIT ordinary income for such year,

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95% of our REIT capital gain income for such year, and

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any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long term capital gain we recognize in a taxable year. See “—Taxation of U.S. Holders—Taxation of Taxable U.S. Holders on Distributions on Shares.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above.
We intend to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:
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If we sell property at a loss to a related party, including a TRS, such loss may be suspended until the TRS disposes of the property to an unrelated buyer.

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Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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We will recognize taxable income in advance of the related cash flow with respect to our investments that are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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If we acquire distressed mortgage loans and significantly modify those loans, we would recognize gain, without the receipt of any cash, on the resulting deemed exchange equal to the difference between the adjusted issue price of the modified loan (which will generally be the face amount of the modified loan) and our adjusted tax basis in the original loan. Because we intend to acquire distressed mortgage loans at a significant discount, our adjusted tax basis in a distressed mortgage loan typically will be significantly lower than the adjusted issue price of the modified loan, which would result in our recognizing “phantom” income if we significantly modify the loan. We intend to significantly modify our distressed mortgage loans only on an opportunistic or selective basis.

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We expect to foreclose on a portion of our non-performing mortgage loans, and we may engage in foreclosures or other transactions that result in the conversion of such loans to real property. Such transactions could also give rise to taxable income without a corresponding receipt of cash.

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We may acquire investments that are treated as having “market discount” for U.S. federal income tax purposes, because the investments are debt instruments that we acquire for an amount less than their principal amount. We do not intend to elect to recognize market discount currently. Under the market discount rules, we may be required to treat portions of gains on sale of market discount bonds as ordinary income and may be required to include some amounts of principal payments received on market discount bonds as ordinary income. The recognition of market discount upon receipt of principal payments results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, we may never receive the economic income attributable to previously recognized market discount.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and/or the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds, sell assets or make taxable distributions of our shares or debt securities.
We may satisfy the 90% distribution test with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS issued a revenue procedure creating a temporary safe harbor authorizing publicly traded REITs to make elective cash/shares dividends, but that safe harbor has expired. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares. We have no current intention to make a taxable dividend payable in cash and our shares.
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and may be required to pay a penalty to the IRS based upon the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request, on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of  $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”
If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxable Mortgage Pools and Excess Inclusion Income
An entity, or a portion of an entity, may be classified as a TMP under the Code if  (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (iii) the entity has issued debt obligations (liabilities) that have two or more maturities, and (iv) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our future financing and securitization arrangements may give rise to TMPs, with the consequences as described below.
Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. We may enter into transactions that could result in us or a portion of our assets being treated as a TMP for U.S. federal income tax purposes. Specifically, we may securitize our assets and such securitizations may result in us owning interests in a TMP. If we do not own 100% of the equity in our operating partnership, we would be precluded from holding equity interests in such a securitization through our operating partnership. Accordingly, we would likely enter into such transactions through a Subsidiary REIT owned by our operating partnership and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes.
If a REIT owns, directly or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders.
The U.S. Treasury has not yet issued regulations to govern the treatment of stockholders of a REIT, a portion of which is a TMP, as described below. A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, however, will be treated as “excess inclusion income.”

The REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, would be allocated among its stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction under any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of U.S. Holders” and “—Taxation of Non-U.S. Holders.” Under IRS guidance, to the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholder by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury Regulations provide that such a reduction in distributions would not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Distribution Requirements.” Our charter contemplates that any tax imposed on us in these circumstances may to the extent feasible reduce distributions to the stockholder whose status caused that tax to be imposed, or we may bear such tax as a general corporate expense.
The manner in which excess inclusion income is calculated is not clear under current law. As required by IRS guidance, we intend to make such determinations based on what we believe to be a reasonable method. However, there can be no assurance that the IRS will not challenge our method of making any such determinations. If the IRS were to disagree with any such determinations made or with the method used by us, the amount of any excess inclusion income required to be taken into account by one or more stockholders (as described above) could be significantly increased. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.
Taxation of Our Operating Partnership
Our operating partnership currently is treated as a partnership for tax purposes.
Under the Code, a partnership generally is not subject to U.S. federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining such partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale or exchange of such partner’s interest in the partnership.
As noted above, for purposes of the REIT income and asset tests, we are treated as receiving or holding our proportionate share of our operating partnership’s income and assets, respectively. We control, and intend to continue to control, our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.
We may issue equity compensation to employees in the form of interests in our operating partnership that provide for capital gain treatment to the employees but do not generate a corresponding deduction for our operating partnership.
The discussion above assumes that our operating partnership is treated as a “partnership” for U.S. federal income tax purposes. Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. We intend to comply with one or more exceptions to treatment of our operating partnership as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.

Taxation of U.S. Holders
The term “U.S. holder” means a beneficial owner of our shares of common stock that, for U.S. federal income tax purposes, is:
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a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if  (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares of common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our shares of common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our shares of common stock by the partnership.
Taxation of Taxable U.S. Holders on Distributions on Shares
As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 20% tax rate for “qualified dividend income.”
The maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income.
As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and (iii) attributable to income in the prior taxable year from the sales of  “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares of common stock become ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.
A U.S. holder generally will take into account distributions that we properly designate as capital gain dividends as long-term capital gain, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our shares of common stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent we designate such amount on a timely notice to such stockholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S.

holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s shares of common stock. Instead, the distribution will reduce the adjusted basis of such shares of common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her shares of common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “—Distribution Requirements.”
Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.
Taxable distributions from us and gain from the disposition of our shares of common stock will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our shares of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common shares at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such shares of common stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable U.S. holder will decrease.
If excess inclusion income from a TMP or REMIC residual interest is allocated to any U.S. holder, that income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “—Taxable Mortgage Pools and Excess Inclusion Income.”
Taxation of Taxable U.S. Holders on the Disposition of Shares
In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the U.S. holder has held such shares of common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of shares of common stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of our shares of common stock may be disallowed if the U.S. holder purchases our shares of common stock (or substantially similar shares of common stock) within 30 days before or after the disposition.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of  “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our shares of common stock.
With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. The highest marginal individual income tax rate currently is 39.6%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of our shares. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of  $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Information Reporting Requirements and Withholding
We or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:
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is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status.
Taxation of Non-U.S. Holders
The term “non-U.S. holder” means a beneficial owner of our shares of common stock that is not a U.S. holder or a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of our shares of common stock, including any reporting requirements.
For most non-U.S. holders, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. holders to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not.
A non-U.S. holder that receives a distribution from us that is not attributable to gain from our sale or exchange of  “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Reduced treaty rates are not available to the extent that income is attributable to our excess inclusion income allocable to the non-U.S. holder. See “—Taxable Mortgage Pools and Excess Inclusion Income.” If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares of common stock. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:
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a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E evidencing eligibility for that reduced rate, or

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the non-U.S. holder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from us that are not attributable to gain from our sale or exchange of  “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in our shares of common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).
A non-U.S. holder will not incur tax on a distribution on the shares of common stock in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of its shares of common stock. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its shares of common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares of common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of  “United States real property interests” under special provisions of the U.S. federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or MBS. Under the FIRPTA rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, the applicable withholding agent must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.
Capital gain distributions on our shares of common stock that are attributable to our sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, if  (i) our shares of common stock are “regularly traded” on an established securities market in the United States and (ii) the non-U.S. holder does not own more than 5% of our shares of common stock during the one-year period preceding the distribution date. As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be treated as being regularly traded on an established securities market in the United States following our IPO. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 5% of our common stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.
A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our shares of common stock as long as we are not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We may be a United States real property holding corporation based on our investment strategy. In that case, gains from the sale of our shares of common stock by a non-U.S. holder could be subject to a FIRPTA tax. However, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our shares of common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons.
If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if  (i) our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (ii) the non-U.S. holder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. As noted above, we anticipate that our common stock will be treated as being regularly traded on an established securities market following our IPO. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of shares of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our shares of common stock.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a stockholder), unless such institution enters into an agreement with Treasury to collect and provide to Treasury certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a stockholder may be eligible for refunds or credits of such taxes.
These withholding and reporting requirements generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to a Withholdable Payment, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common shares.

State, Local and Foreign Taxes
We and/or our subsidiaries and common stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we, our subsidiaries, or our common stockholders transact business, own property or reside. We or our subsidiaries may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of us and our common stockholders may differ from the U.S. federal income tax treatment of us and our common stockholders described above. Consequently, common stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in our shares of common stock.

PLAN OF DISTRIBUTION
The selling stockholders may sell the shares being offered from time to time in one or more transactions:
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on the NYSE or otherwise;

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in the over-the-counter market;

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in negotiated transactions;

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through broker-dealers, who may act as agents or principals;

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through one or more underwriters on a firm commitment or best efforts basis;

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through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

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a combination of such methods of sale.

The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling stockholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.
The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.
The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.
We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
Upon notification to us by a selling stockholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:
•
the name of the participating broker-dealers;

•
the number of shares involved;

•
the price at which such shares were sold;

•
the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

•
that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•
other facts material to the transaction.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

LEGAL MATTERS
The validity of the common stock and certain other legal matters will be passed upon for us by Morrison & Foerster LLP, New York, New York.
EXPERTS
The balance sheet of Great Ajax Corp. as of March 31, 2014, and the consolidated financial statements of Great Ajax Corp. as of December 31, 2014, and for the period from January 30, 2014 through December 31, 2014, both included in this prospectus, have been so included in reliance on the reports of Moss Adams LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We maintain a website at www.great-ajax.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.
We have filed with the SEC a Registration Statement on Form S-11, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock offered pursuant to the prospectus. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules thereto. For further information with respect to our company and the shares of our common stock offered pursuant to the prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website, www.sec.gov.
We are subject to the information and periodic reporting requirements of the Exchange Act and file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Great Ajax Corp.
We have audited the accompanying balance sheet of Great Ajax Corp. (the “Company”) as of March 31, 2014. The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Great Ajax Corp. as of March 31, 2014, in conformity with accounting principles generally accepted in the United States of America.
/s/ Moss Adams LLP
Portland, Oregon
September 22, 2014

GREAT AJAX CORP.
BALANCE SHEET
MARCH 31, 2014
ASSETS
ASSETS
Cash and cash equivalents	$1,500
Total assets	$1,500
COMMITMENTS AND CONTINGENCIES (NOTE 3)
EQUITY
EQUITY
Common Stock	$1,500
Total Equity	$1,500

The accompanying notes are an integral part of the balance sheet.

GREAT AJAX CORP.
NOTES TO FINANCIAL STATEMENT
Note 1—Nature of Operations
Great Ajax Corp. (the Company) was formed on January 30, 2014 and was capitalized on March 28, 2014 by its sole stockholder, Aspen Yo LLC (Aspen Yo). The Company was formed by Aspen Yo to facilitate capital raising activities and to operate as a mortgage real estate investment trust. As of March 31, 2014, the Company had not yet commenced operations, which are dependent upon a successful completion of the Company’s offering. The Company intends to raise capital from qualified investors under the exemption from registration permitted by Rule 144A of the U.S. Securities and Exchange Commission.
Note 2—Significant Accounting Policies
Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and those reported amounts of revenues and expenses during the reporting period. Estimates and assumptions used in the financial statements and notes thereto include estimates of potentially reimbursable expenditures. Actual results could differ from those estimates.
Cash and cash equivalents—Cash and cash equivalents included cash deposited with a bank, which is recorded at cost and approximates fair value.
Organizational Expenses—Organizational expenses are expensed as incurred or when they become reimbursable. Organizational expenses consisted mainly of legal fees.
Offering Costs—Offering costs and underwriting fees and commissions in connection with the sale of the Company’s shares of common stock are charged against stockholders’ equity. Costs associated with the Company’s proposed public offering of shares of common stock have been capitalized and deferred until the offering occurs or it appears unlikely the offering will occur. If the offering is completed, the deferred offering costs will be offset against the proceeds of the offering and charged against stockholders’ equity. If it appears unlikely that an offering will occur, the deferred offering costs will be expensed in the period in which that determination is made. Deferred offering costs consist principally of legal, accounting, printing and other fees associated with the offering.
Subsequent events—Subsequent events are events or transactions that occur after the balance sheet date but before the financial statement is issued. The Company recognizes in the financial statement the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statement.
Note 3—Commitments and Contingencies
Upon the successful completion of the Private Placement (as defined in Note 4—Subsequent Events), Aspen Yo will cause the Company to reimburse it for cumulative expenses and offering costs incurred by Aspen Yo on the Company’s behalf. All cumulative costs incurred will be borne by Aspen Yo. Cumulative expenditures incurred include various legal fees associated with the incorporation of the Company, other legal fees related to the Private Placement, and miscellaneous costs, including website costs. Total expenditures to potentially be reimbursed were approximately $1.8 million. Additional costs and expenses may be incurred and become reimbursable prior to completion of a successful offering.
Note 4—Subsequent Events
Private Placement
On July 8, 2014, the Company closed a private offering, pursuant to which the Company sold 8,213,116 shares of common stock and 453,551 OP Units. On August 1, 2014, the Company closed the sale of an additional 263,570 shares of common stock and 14,555 OP Units pursuant to the exercise of the additional allotment option granted to the initial purchaser and placement agent. The purchase price per share was $15.00. In these offerings, which are referred to collectively as the Private Placement, the net proceeds, including the additional allotment option shares and OP Units, after deducting the initial purchaser’s discount and placement fee and offering expenses paid, was approximately $128.4 million. The Private Placement was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder and Rule 144A under the Securities Act. Upon the closing of the Private Placement, the Company used $48.8 million of the proceeds to acquire its initial portfolio of mortgage-related assets through acquisition of 82% of the equity interests in Little Ajax II. Little Ajax II LLC was an affiliate entity that acquired primarily re-performing mortgage loans and a number of non-performing mortgage loans in a series of transactions between December 1, 2013 and July 7, 2014.
Management Agreement
On July 8, 2014, the Company entered into a 15-year management agreement, or the management agreement, with Thetis Asset Management LLC, a Delaware limited liability company and the Company’s Manager (the Manager). Under the management agreement, the Manager implements the Company’s business strategy and manages the Company’s business and investment activities and day-to-day operations, subject to oversight by the Company’s board of directors. Among other services, the Manager, directly or through Aspen affiliates, provides the Company with a management team and necessary administrative and support personnel. The Company does not currently have any employees and does not expect to have any employees in the foreseeable future. Each of the Company’s executive officers is an employee or officer, or both, of the Manager or the Company’s Servicer.
Servicing Agreement
On July 8, 2014, the Company entered into a 15-year servicing agreement, or the servicing agreement, with Gregory Funding LLC, an Oregon limited liability company and an indirect subsidiary of the Servicer (Gregory). The Company’s overall servicing costs under the servicing agreement will vary based on the types of assets serviced.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Great Ajax Corp.
We have audited the accompanying consolidated balance sheet of Great Ajax Corp. and subsidiaries (the “Company”) as of December 31, 2014, and the related consolidated statements of income, changes in equity, and cash flows for the period from January 30, 2014 (date of inception) through December 31, 2014. Our audit of the consolidated financial statements included the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great Ajax Corp. and subsidiaries as of December 31, 2014, and the consolidated results of their operations and their cash flows for the period from January 30, 2014 (date of inception) through December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule, when read in conjunction with the related consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ Moss Adams LLP
Portland, Oregon
March 26, 2015

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2014
(Dollars in thousands)
ASSETS
Cash and cash equivalents	$53,099
Mortgage loans, net(1)	211,159
Property held-for-sale	1,316
Rental property, net	290
Receivable from servicer	1,340
Investment in affiliate	2,237
Prepaid expenses and other assets	3,317
Total Assets	$272,758
LIABILITIES AND EQUITY
Liabilities:
Secured borrowings(1)	$84,679
Borrowings under repurchase agreement	15,249
Management fee payable	258
Accrued expenses and other liabilities	1,292
Total liabilities	101,478
Commitments and contingencies – see Note 7.
Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—
Common stock $0.01 par value; 125,000,000 shares authorized, 11,223,984 shares issued and outstanding	112
Additional paid-in capital	158,951
Retained earnings	2,744
Stockholders’ equity attributable to common stockholders	161,807
Non-controlling interest	9,473
Total equity	171,280
Total Liabilities and Equity	$272,758

(1)
Mortgage loans includes $127,559 of loans transferred to variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consists of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs, the creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). See Note 8.

The accompanying notes are an integral part of the consolidated financial statements.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands except per share data)	From Inception (January 30, 2014) through December 31, 2014
INCOME
Loan interest income	$6,940
Interest expense	(771)
Net interest income	6,169
Other income	75
Total income	6,244
EXPENSE
Related party expense – management fee	956
Related party expense – loan servicing fees	485
Loan transaction expense	503
Professional fees	277
Other expense	273
Total expense	2,494
Income before provision for income taxes	3,750
Provision for income taxes	—
Consolidated net income	3,750
Less: consolidated net income attributable to the non-controlling interest	326
Consolidated net income attributable to common stockholders	$3,424
Basic earnings per common share	$0.41
Diluted earnings per common share	$0.40
Weighted average shares – basic	8,360,432
Weighted average shares – diluted	8,849,055

The accompanying notes are an integral part of the consolidated financial statements.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)	From Inception (January 30, 2014) through December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$3,750
Adjustments to reconcile consolidated net income to net cash from operating activities
Stock-based management fee and compensation expense	560
Non-cash interest income accretion	(4,098)
Income from affiliates	(51)
Depreciation on property	4
Amortization of prepaid financing costs	109
Net change in operating assets and liabilities
Accrued interest receivable and other assets	(4,766)
Accrued expenses and other liabilities	1,550
Net cash from operating activities	$(2,942)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of mortgage loans	(209,881)
Principal paydowns	2,471
Purchase of property held for sale	(814)
Purchase of rental property	(435)
Investment in affiliate	(2,187)
Renovations of rental property and property held for sale	(9)
Net cash from investing activities	$(210,855)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from repurchase agreement	15,249
Proceeds from sale of secured notes	86,191
Repayments on secured notes	(1,512)
Sale of corporate equity securities, net of offering costs	158,501
Sale of operating partnership units of subsidiary	9,362
Distribution to non-controlling interest	(215)
Dividends paid on common stock	(680)
Net cash from financing activities	$266,896
NET CHANGE IN CASH AND CASH EQUIVALENTS	53,099
CASH AND CASH EQUIVALENTS, beginning of period	—
CASH AND CASH EQUIVALENTS, end of period	$53,099
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$587
Cash paid for income taxes	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Transfer of loans to rental property or property held-for-sale	$349
Exchange of membership interest in Little Ajax II for mortgage loans	$48,280
Issuance of common stock for management fees	$219

The accompanying notes are an integral part of the consolidated financial statements.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(Dollars in thousands)	From Inception (January 30, 2014) through December 31, 2014
	Common Stock	Additional Paid-In- Capital	Retained Earnings	Stockholders’ Equity	Non-controlling Interest	Total Equity
Initial capitalization		$2		$2		$2
Consolidation of majority-owned subsidiary					$10,598	10,598
Issuance of shares	$112	158,389		158,501		158,501
Issuance of operating partnership units					9,362	9,362
Net income			$3,424	3,424	326	3,750
Stock-based management fee and compensation expense		477		477		477
Stock-based compensation expense		83		83		83
Dissolution of majority-owned subsidiary					(10,598)	(10,598)
Distribution to non-controlling interest					(178)	(178)
Dividends ($0.08 per share)			(680)	(680)	(37)	(717)
Balance at December 31, 2014	$112	$158,951	$2,744	$161,807	$9,473	$171,280

The accompanying notes are an integral part of the consolidated financial statements.

GREAT AJAX CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014
Note 1 — Organization and basis of presentation
Great Ajax Corp., a Maryland corporation (the “Company”), is an externally managed real estate company formed on January 30, 2014 and capitalized on March 28, 2014 by its then sole stockholder, Aspen Yo LLC (“Aspen Yo”), a company affiliated with the Aspen Capital companies (“Aspen Capital”). The Company was formed to facilitate capital raising activities and to operate as a mortgage real estate investment trust. The Company focuses primarily on acquiring, investing in and managing a portfolio of re-performing and non-performing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties. Re-performing loans are loans on which at least five of the seven most recent payments have been made, or the most recent payment has been made and accepted pursuant to an agreement, or the full dollar amount to cover at least five payments has been paid in the last seven months. Non-performing loans are those loans on which the most recent three payments have not been made. The Company also invests in loans secured by smaller multi-family residential and commercial mixed use retail/residential properties, as well as in the properties directly. The Company’s manager is Thetis Asset Management LLC (the “Manager”), an affiliated company. The Company owns 19.8% of the Manager. The Company’s mortgage loans and real properties are serviced by Gregory Funding LLC (“Gregory” or “Servicer”), also an affiliated company. The Company expects to qualify and will elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the year ended December 31, 2014.
The Company conducts substantially all of its business through its operating partnership, Great Ajax Operating Partnership L.P., a Delaware limited partnership, and its subsidiaries. The Company, through a wholly owned subsidiary, is the sole general partner of the operating partnership. GA-TRS LLC, or Thetis TRS, is a wholly owned subsidiary of the operating partnership that owns the equity interest in the Manager. The Company elected to treat Thetis TRS as a “taxable REIT subsidiary” (“TRS”) under the Code. In September 2014, the Company formed Great Ajax Funding LLC, a wholly owned subsidiary of the operating partnership, to act as the depositor of mortgage loans into securitization trusts and to hold the subordinated securities issued by such trusts and any additional trusts the Company may form for additional securitizations. The Company generally securitizes its mortgage loans and retains subordinated securities from the securitizations. In November 2014, the Company formed AJX Mortgage Trust I, a wholly owned subsidiary of the operating partnership, in connection with a repurchase facility. In addition, the Company holds real estate owned (REO) acquired upon the foreclosure or other settlement of its owned non-performing loans, as well as through outright purchases.
The Company commenced its operations following the completion of its initial private offering in July 2014. On July 8, 2014, the Company closed a private offering, pursuant to which the Company sold 8,213,116 shares of common stock and 453,551 Class A Units of the operating partnership (the “OP Units”, which are redeemable on a 1-for-1 basis into shares of our common stock after one year of ownership). On August 1, 2014, the Company closed the sale of an additional 263,570 shares of common stock and 14,555 OP Units pursuant to the exercise of the option to purchase additional shares granted to the initial purchaser and placement agent. The purchase price per share and per OP Unit was $15.00. In these offerings, which are referred to collectively as the “Original Private Placement,” the net proceeds, including from the additional shares purchased pursuant to the option to purchase additional shares and OP Units, after deducting the initial purchaser’s discount and placement fee and estimated offering expenses payable, was approximately $128.4 million. The Original Private Placement was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder and Rule 144A under the Securities Act.
Upon the closing of the Original Private Placement, the Company used $48.8 million of the proceeds to acquire its initial mortgage portfolio through the acquisition of 82% of the equity interests in Little Ajax II, LLC (“Little Ajax II”). Little Ajax II was an affiliated entity that acquired primarily re-performing mortgage loans and a number of non-performing mortgage loans in a series of transactions between

December 1, 2013 and July 7, 2014. In September 2014, the Company completed a transaction to acquire the remaining interests in this initial mortgage-related asset portfolio. The transaction initially had Little Ajax II redeem the 82% membership interest of the operating partnership by distributing to the operating partnership 82% of all Little Ajax II loans, participation interests and real property. The operating partnership then purchased for cash the remaining 18% interest in such real estate assets for an aggregate purchase price of approximately $11.4 million. The operating partnership also purchased from Gregory its 5% interest in the 43 loans in which Little Ajax II held a 95% participation interest for approximately $0.2 million.
On December 16, 2014, the Company closed an additional private placement (the “Second Private Placement”), pursuant to which it sold 2,725,326 shares of common stock and 156,000 OP Units. The purchase price per share was $15.00. The net proceeds from the private placement after deducting the placement fee and offering expenses paid by the Company, was approximately $41.2 million. The Company used the proceeds of the Original Private Placement and the Second Private Placement, referred to collectively as the Private Placements, to purchase re-performing and non-performing loans. While the Company generally intends to hold our assets as long-term investments, it may sell certain of our investments in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of investment securities, if any, cannot be predicted with any certainty. Since the Company expects that its assets will generally be financed, it expects that a significant portion of the proceeds from sales of its assets (if any), prepayments and scheduled amortization will be used to repay balances under its financing sources.
Basis of presentation and use of estimates
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), as contained within the Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”) and the rules and regulations of the SEC.
All controlled subsidiaries are included in the consolidated financial statements and all intercompany accounts and transactions have been eliminated in consolidation. The operating partnership is a majority owned partnership that has a non-controlling ownership interest that is included in non-controlling interests on the balance sheet. As of December 31, 2014, the Company owned 94.7% of the outstanding OP Units and the remaining 5.3% of the OP Units were owned by an unaffiliated holder.
The Company’s 19.8% investment in the Manager is accounted for using the equity method because it exercises significant influence on the operations of the Manager through common officers and directors. There is no traded or quoted price for the interests in the Manager since it is privately held.
The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company considers significant estimates to include expected cash flows from mortgage loans and fair value measurements. Actual results could differ materially from those estimates.
Note 2 — Summary of significant accounting policies
Cash and cash equivalents
Highly liquid investments with an original maturity of three months or less when purchased are considered cash equivalents. The Company maintains cash and cash equivalents at high quality banking institutions. Certain account balances exceed FDIC insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.
Organizational expenses
Organizational expenses are expensed as incurred or when they become reimbursable. Organizational expenses consisted mainly of legal fees.

Offering costs
Offering costs and underwriting fees and commissions in connection with the sale of the Company’s shares of common stock are charged against stockholders’ equity. Costs associated with the Company’s completed offering of shares of common stock have been netted against, and are reflected as a reduction in additional paid-in capital. Deferred offering costs consist principally of legal, accounting, printing and other fees associated with the offering.
Earnings per share
Basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted average common stock outstanding during the period our operations commenced. The Company treats unvested restricted stock issued under its stock-based compensation plan, which are entitled to dividends, as participating securities and applies the two-class method in calculating basic earnings per share. Diluted earnings per share is computed by dividing net income by the weighted average common stock outstanding for the period plus other potentially dilutive securities, such as stock grants, shares that would be issued in the event that OP Units are redeemed for shares of common stock of the Company, shares issued in respect of the stock-based portion of the base fee payable to the Manager and directors’ fees.
Stock-based payments
The Management Agreement (as defined below) provides for the payment to the Manager of a management fee. The Company pays half of the management fee in cash, and half of the management fee in shares of the Company’s common stock, which are issued to the Manager in a private placement and are restricted securities under the Securities Act. Shares issued to the Manager are determined based on the higher of the most recently reported book value or market value of our common stock. Management fees paid in common stock are expensed in the quarter incurred and recorded in equity at quarter end.
Pursuant to the Company’s 2014 Director Equity Plan (the “Director Plan”), the Company may make stock-based awards. The Company has issued to each of the independent directors restricted stock awards of 2,000 shares of its common stock, which are subject to a one-year vesting period. In addition, each of the Company’s independent directors receives an annual retainer of  $50,000, payable quarterly, half of which is paid in shares of the Company’s common stock on the same basis as the stock portion of the management fee payable to the Manager, and half in cash. Stock-based expense for the directors’ annual retainer is expensed as earned, in equal quarterly amounts during the year, and recorded in equity at quarter end.
Directors’ fees
The expense related to directors’ fees is accrued and reflected in stockholders’ equity in the period in which it is earned.
Management fee and expense reimbursement
The Manager’s primary business is asset management for the Company. Under the management agreement with the Manager, the Company pays a quarterly base management fee based on its stockholders’ equity and a quarterly incentive management fee based on its cash distributions to its stockholders. Manager fees are expensed in the quarter incurred and the portion payable in common stock is included in stockholders’ equity at quarter-end. See “Note 9 — Related party transactions.”

Servicing fees
Under the servicing agreement, Gregory receives servicing fees ranging from 0.65% – 1.25% annually of unpaid principal balance (“UPB”) (or the fair market value or purchase of REO that the Company owns or acquires). Gregory is reimbursed for all customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance of its obligations, the actual cost of any repairs and renovations. The total fees incurred by the Company for these services will be dependent upon the UPB and type of mortgage loans that Gregory services, property values, previous UPB of the relevant loan, and the number of REO properties. The agreement will automatically renew for successive one-year terms, subject to prior written notice of non-renewal. In certain cases, the Company may be obligated to pay a termination fee. The Management Agreement will automatically terminate at the same time as the servicing agreement if the servicing agreement is terminated for any reason. See “Note 9 — Related party transactions.”
Fair value of financial instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The degree of judgment utilized in measuring fair value generally correlates to the level of pricing observability. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, assets and liabilities rarely traded or not quoted will generally have little or no pricing observability and a higher degree of judgment utilized in measuring fair value. Pricing observability is impacted by a number of factors, including the type of asset or liability, whether it is new to the market and not yet established, and the characteristics specific to the transaction.
Property held-for-sale is measured at cost at acquisition and subsequently measured at the lower of cost or fair value less cost to sell on a nonrecurring basis. The fair value of property held-for-sale is generally based on estimated market prices from an independently prepared appraisal, an independent broker price opinion (“BPO”), or management’s judgment as to the selling price of similar properties.
Income taxes
The Company intends to elect REIT status upon the filing of its 2014 income tax return, and has conducted its operations in order to satisfy and maintain eligibility for REIT status. Accordingly, the Company does not believe it will be subject to U.S. federal income tax beginning in the year ended December 31, 2014 on the portion of our REIT taxable income that is distributed to our stockholders as long as certain asset, income and stock ownership tests are met. If after electing to be taxed as a REIT, the Company subsequently fails to qualify as a REIT in any taxable year, it generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost. The Company may also be subject to state or local income or franchise taxes.
Thetis TRS, and any other TRS that the Company forms, will be subject to U.S. federal and state income taxes. On January 13, 2015, the Company applied for a private letter ruling from the Internal Revenue Service that would allow it to exclude its proportionate share of gross income from the Manager if it held its interest in the Manager through the operating partnership. If the Company receives such a ruling, it expects that it will hold its interest in the Manager through the operating partnership, instead of through Thetis TRS; however, there is no assurance that such a ruling will be issued. Income taxes are provided for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which management expects those temporary differences to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period in which the change occurs. Subject to the Company’s judgment, it reduces a deferred tax asset by a valuation allowance if it is “more likely than not” that some or all of the deferred tax asset will not be realized. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in evaluating tax positions, and the Company recognizes tax benefits only if it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority.
The Company evaluates tax positions taken in its consolidated financial statements under the interpretation for accounting for uncertainty in income taxes. As a result of this evaluation, the Company may recognize a tax benefit from an uncertain tax position only if it is “more-likely-than-not” that the tax position will be sustained on examination by taxing authorities.
The Company’s tax returns remain subject to examination and consequently, the taxability of the distributions and other tax positions taken by the Company may be subject to change.
Mortgage loans
Purchased mortgage loans are initially recorded at the purchase price at the time of acquisition and are considered asset acquisitions. As part of the determination of the purchase price for mortgage loans, the Company uses a discounted cash flow valuation model to model expected cash flows, and which considers alternate loan resolution probabilities, including liquidation or conversion to real estate owned. Observable inputs to the model include current interest rates, loan amounts, status of payments and property types. Unobservable inputs to the model include discount rates, forecast of future home prices, alternate loan resolution probabilities, resolution timelines, the value of underlying properties and other economic and demographic data.
Under ASC 310-30, acquired loans may be aggregated and accounted for as a pool of loans if the loans being aggregated have some degree of credit quality deterioration since origination and have common risk characteristics. A pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The re-performing mortgage loans were determined to have common risk characteristics and have been accounted for as a single loan pool. Similarly, non-performing mortgage loans were determined to have common risk characteristics and have been accounted for as a single non-performing pool. Under ASC 310-30, the Company estimates cash flows expected to be collected, adjusted for expected prepayments and defaults expected to be incurred over the life of the loan pool. The Company determines the excess of the loan pool’s contractually required principal and interest payments over the expected cash flows as an amount that should not be accreted, the non-accretable yield. The difference between expected cash flows and the purchase price (at acquisition) or the present value of the expected cash flows is referred to as the accretable yield, which represents the amount that is expected to be recorded as interest income over the remaining life of the loan pool. For the period ended December 31, 2014, the Company recognized no provision for loan loss and no adjustments to the amount of the accretable yield. For the period ended December 31, 2014, the Company accreted $6.9 million into interest income with respect to its loan portfolio. As of December 31, 2014, these loans had a UPB of  $304.5 million and a carrying value of  $211.2 million.
Generally, the Company acquires loans at a discount associated with some degree of credit impairment. The Company elects to aggregate certain pools of loans with common risk characteristics and accrue interest income thereon at a composite interest rate, based on expectations of cash flows to be collected for the pool. Expectations of pool cash flow are reviewed quarterly. Adjustments to a pool’s prospective composite interest rate or an allowance for impairment are made to the extent revised expectations differ from original estimates.

For loans that do not qualify for pool aggregation treatment, including performing loans that are not purchased at discounts resulting from credit-related issues, interest is recognized using the simple-interest method on daily balances of the principal amount outstanding, adjusted for the amortization or accretion of the loan premium or discount over the contractual life of the loan.
Accrual of interest on individual loans is discontinued when management believes that, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful. Our policy is to stop accruing interest when a loan’s delinquency exceeds 90 days. All interest accrued but not collected for loans that are placed on non-accrual status or subsequently charged-off are reversed against interest income. Income is subsequently recognized on the cash basis until, in management’s judgment, the borrower’s ability to make periodic principal and interest payments returns and future payments are reasonably assured, in which case the loan is returned to accrual status.
An individual loan is considered to be impaired when, based on current events and conditions, it is probable the Company will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price, or the fair value of the collateral if the loan is collateral dependent.
For individual loans, a troubled debt restructuring is a formal restructuring of a loan where, for economic or legal reasons related to the borrower’s financial difficulties, a concession that would not otherwise be considered is granted to the borrower. The concession may be granted in various forms, including providing a below-market interest rate, a reduction in the loan balance or accrued interest, an extension of the maturity date, or a combination of these. An individual loan that has had a troubled debt restructuring is considered to be impaired and is subject to the relevant accounting for impaired loans.
The allowance for loan losses is established through a provision for loan losses charged to expenses. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans.
Purchased non-performing loans that are accounted for as individual loans are recorded at fair value, which is generally the purchase price. Interest income is recognized on a cash basis and loan purchase discount is accreted to income in proportion to the actual principal paid. Loans are tested quarterly for impairment and impairment reserves are recorded to the extent the fair market value of the underlying collateral falls below net book value.
Residential properties
Property is recorded at cost if purchased, or at fair value of the asset less estimated selling costs if obtained through foreclosure by us. Properties acquired through foreclosure are generally held as long-term investments, but may eventually be held-for-sale. Property that is currently unoccupied and actively marketed for sale is classified as held-for-sale. Property held-for-sale is carried at the lower of cost or fair market value. Net unrealized losses are recognized through a valuation allowance by charges to income.
No depreciation or amortization expense is recognized on properties held-for-sale, while holding costs are expensed as incurred. Rental property is property not held-for-sale. Rental properties are intended to be held as long-term investments but may eventually be held-for-sale. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets of three to 27.5 years.
With respect to residential rental properties not held-for-sale, the Company performs an impairment analysis using estimated cash flows if events or changes in circumstances indicate that the carrying value may be impaired, such as prolonged vacancy, identification of materially adverse legal or environmental factors, changes in expected ownership period or a decline in market value to an amount less than cost. This analysis is performed at the property level. These cash flows are estimated based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for rental properties, competition for customers, changes in market rental rates, costs to operate each property and expected ownership periods.

If the carrying amount of a held-for-investment asset exceeds the sum of its undiscounted future operating and residual cash flows, an impairment loss is recorded for the difference between estimated fair value of the asset and the carrying amount. The Company generally estimates the fair value of assets held for use by using BPOs. In some instances, appraisal information may be available and is used in addition to BPOs.
The Company performs property renovations to maximize the value of the property for our rental strategy. Such expenditures are part of our initial investment in a property and, therefore, are capitalized as part of the basis of the property. Subsequently, the residential property, including any renovations that improve or extend the life of the asset, are accounted for at cost. The cost basis is depreciated using the straight-line method over an estimated useful life of three to 27.5 years. Interest and other carrying costs incurred during the renovation period are capitalized until the property is ready for its intended use. Expenditures for ordinary maintenance and repairs are charged to expense as incurred.
Segment information
Our primary business is acquiring, investing in and managing a portfolio of mortgage loans. The Company operates in a single segment focused on non-performing mortgages and re-performing mortgages.
Emerging growth company
Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the benefits of this extended transition period. Its consolidated financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards.
Recently issued accounting standards
In January 2014, FASB issued Accounting Standards Update (“ASU”) 2014-04, Troubled Debt Restructurings by Creditors. It provides that if a repossession or foreclosure has occurred, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendment requires disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The amended guidance may be applied using either a prospective transition method or a modified retrospective transition method and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. The Company does not expect this amendment to have a significant effect on our financial position or results of operations.
In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 may be applied using either a full retrospective or a modified retrospective approach and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is not permitted. The Company is evaluating the impact of this amendment on its financial position and results of operations.

Note 3 — Mortgage loans
From inception through December 31, 2014, the Company aggregated a portfolio consisting primarily of 1,363 mortgage loans secured by single and one-to-four family residences with an aggregate unpaid principal balance (“UPB”) of  $308.2 million. The Company acquired the loans at an aggregate purchase price of  $214.4 million. Re-performing loans represented $223.8 million UPB and $163.9 million purchase price and non-performing loans represented $84.4 million UPB and $50.5 million purchase price.
The following tables present information regarding the contractually required payments and the estimated cash flows expected to be collected as of the date of the acquisition and changes in the balance of the accretable yield ($ in thousands):
	Re-performing loans	Non-performing loans
Contractually required principal and interest	$393,657	$257,790
Non-accretable yield	(173,502)	(184,096)
Expected cash flows to be collected	220,155	73,694
Accretable yield	(60,495)	(22,071)
Fair value at date of acquisition	$159,660	$51,623

Accretable yield
	Re-performing loans	Non-performing loans
December 31, 2014
Balance at beginning of period	$—	$—
Accretable yield additions	60,495	22,071
Accretion	(5,555)	(1,385)
Balance at end of period	$54,940	$20,686

During the period ended December 31, 2014, the Company recognized $0.5 million for due diligence costs related to these and other transactions in loan transaction expense.
The following table sets forth the carrying value of our mortgage loans, and related UPB by delinquency status as of December 31, 2014 ($ in thousands):
December 31, 2014	Number of loans	Carrying value	Unpaid principal balance
Current	45	$6,794	$8,792
30	519	86,904	118,099
60	138	20,291	27,817
90	425	63,528	88,481
Foreclosure	212	33,642	55,384
Mortgage loans	1,339	$211,159	$298,573

The Company’s mortgage loans are secured by real estate. As such, the Company believes that the credit quality indicators for each of its mortgage loans are the timeliness of payments and the value of the underlying real estate. The Company categorizes mortgage loans as “re-performing” and as “non-performing.” The Company monitors the credit quality of the mortgage loans in its portfolio on an ongoing basis, principally by considering loan payment activity or delinquency status. In addition, the Company assesses the expected cash flows from the mortgage loans, the fair value of the underlying collateral and other factors, and evaluates whether and when it becomes probable that all amounts contractually due will not be collected.

Note 4 — Real estate assets, net
Real estate held for use
As of December 31, 2014, the Company had three REO properties having an aggregate carrying value of  $0.3 million held for use as rentals. Two of these properties had been rented.
Real estate held-for-sale
As of December 31, 2014, the Company classified twelve REO properties having an aggregate carrying value of  $1.3 million as real estate held for sale as they do not meet our residential rental property investment criteria.
Dispositions
During the period ended December 31, 2014, the Company did not dispose of any residential properties.
Note 5 — Fair value of financial instruments
The following table sets forth the fair value of financial assets and liabilities by level within the fair value hierarchy as of December 31, 2014 ($ in thousands):
		Level 1	Level 2	Level 3
December 31, 2014	Carrying Value	Quoted prices in active markers	Observable inputs other than Level 1 prices	Unobservable inputs
Not recognized on consolidated balance sheet at fair value (assets)
Mortgage loans	$211,159	—	—	$235,623
Not recognized on consolidated balance sheet at fair value (liabilities)
Borrowings under repurchase agreement	15,249	—	$15,249	—
Secured borrowings	84,679	—	84,679	—
The Company has not transferred any assets from one level to another level during the period ended December 31, 2014.
The carrying values of our cash and cash equivalents, related party receivables, accounts payable and accrued liabilities, related party payables and investments in the Manager and affiliate are equal to or approximate fair value. Property held-for-sale is measured at cost at acquisition and subsequently measured at the lower of cost or fair value less cost to sell on a nonrecurring basis. The fair value of property held-for-sale is generally based on estimated market prices from an independently prepared appraisal, an independent BPO, or management’s judgment as to the selling price of similar properties. No properties held-for-sale were measured at fair value at December 31, 2014.
The fair value of mortgage loans is estimated using the Manager’s proprietary pricing model which estimates expected cash flows with the discount rate used in the present value calculation representing the estimated effective yield of the loan. The fair value of transfers of mortgage loans to real estate owned is estimated using BPOs.
The significant unobservable inputs used in the fair value measurement of the Company’s mortgage loans are the same as those used to calculate acquisition price, including discount rates and loan resolution timelines. Significant changes to any of these inputs in isolation could result in a significant change to the fair value measurement. A decline in the discount rate in isolation would increase the fair value. An increase in the loan resolution timeline in isolation would decrease the fair value. The following table sets forth quantitative information about the significant unobservable inputs used to measure the fair value of the Company’s mortgage loans as of December 31, 2014:

Input	Range of Values
Equity discount rate – RPLs	8% – 14%
Equity discount rate – NPLs	10% – 18%
Cost of debt	4.25%
Loan resolution timelines – RPLs (in years)	4 – 7
Loan resolution timelines – NPLs (in years)	1.4 – 4
Note 6 — Unconsolidated affiliates
On December 5, 2014, the Company acquired a 40.5% interest in GA-E 2014-12, a Delaware trust, for $2.2 million. GA-E 2014-12 holds an economic interest in a single small balance commercial loan secured by a commercial property in Portland, Oregon. GA-E 2014-12 had a basis in the loan of  $5.4 million at December 31, 2014, and net income of  $0.1 million for the period ended December 31, 2014, of which 40.5% is the Company’s share. The Company accounts for this investment using the equity method.
Upon the closing of the Original Private Placement, the Company received a 19.8% equity interest in the Manager, Thetis Asset Management LLC. At December 31, 2014, Thetis had total assets of  $2.2 million, liabilities of  $0.2 million, and net income of  $0.1 million for the period ended December 31, 2014, of which 19.8% is the Company’s share. The Company accounts for its investment in Thetis using the equity method. Thetis is a privately held company and there is no public market for its securities.
Note 7 — Commitments and contingencies
The Company regularly enters into agreements to acquire additional mortgage loans and mortgage-related assets, subject to continuing diligence on such assets and other customary closing conditions. There can be no assurance that the Company will acquire any or all of the mortgage loans identified in any acquisition agreement as of the date of these consolidated financial statements, and it is possible that the terms of such acquisitions may change.
Litigation, claims and assessments
From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. As of December 31, 2014, the Company was not a party to, and its properties were not subject to, any pending or threatened legal proceedings that individually or in the aggregate, are expected to have a material impact on its financial condition, results of operations or cash flows.
Note 8 — Debt
Repurchase agreement
On November 25, 2014, the Company entered into a repurchase facility pursuant to which a newly formed Delaware statutory trust wholly owned by the operating partnership, AJX Mortgage Trust I, the “Seller,” will acquire, from time to time, pools of mortgage loans that are primarily secured by first liens on one-to-four family residential properties from its affiliates and/or third party sellers. These mortgage loans will generally be sold from time to time by the operating partnership as the “Guarantor” to the Seller pursuant to the terms of a mortgage loan purchase agreement by and between the Guarantor, as seller, and the Seller, as purchaser, in accordance with the terms thereof. Pursuant to the Master Repurchase Agreement (the “MRA”), these mortgage loans, together with the Seller’s 100% ownership interests in its wholly owned subsidiary, a newly formed Delaware limited liability company (“REO I”), and any future REO subsidiaries wholly owned by the Seller and certain other property of the Seller, will be sold by the Seller to Nomura Corporate Funding Americas, LLC, as Buyer, from time to time, pursuant to one or more transactions, not exceeding $100 million, with a simultaneous agreement by the Seller to repurchase such mortgage loans and other property, as provided in the MRA. The obligations of the Seller are guaranteed by the operating partnership. Repurchases under this facility carry interest calculated based on a spread to one-month LIBOR and are fixed for the term of the borrowing. The purchase price for each mortgage loan or REO is generally equal to 65% of the acquisition price for such asset or the then current BPO for the asset. The difference between the market value of the asset and the amount of the repurchase agreement is the amount of equity the Company has in the position and is intended to provide the lender some protection against fluctuations of value in the collateral and/or the failure by the Company to repay the borrowing at maturity. The Company has effective control over the assets associated with this agreement and therefore has concluded this is a financing arrangement. The facility termination date is November 24, 2015.
Gregory services these mortgage loans and the REO properties pursuant to the terms of a servicing agreement by and among the Servicer, the Seller, REO I and any other REO Subsidiary, which servicing agreement has the same fees and expenses terms as the Company’s servicing agreement described under Note 9 — Related Party Transactions. The operating partnership as Guarantor will provide to the Buyer a limited guaranty of certain losses incurred by the Buyer in connection with certain events and/or the Seller’s obligations under the MLPA, following the breach of certain covenants by the Seller or an REO Subsidiary related to their status as a special purpose entity, the occurrence of certain bad acts by the Seller Parties, the occurrence of certain insolvency events of the Seller or an REO Subsidiary or other events specified in the Guaranty. As security for its obligations under the Guaranty, the Guarantor will pledge the Trust Certificate representing the Guarantor’s 100% beneficial interest in the Seller. The following table sets forth the details of the repurchase agreement ($ in thousands):
Maturity Date	Maximum borrowing capacity	Amount outstanding	Carrying value of collateral	Interest rate at December 31, 2014
November 24, 2015	$100,000	$15,249	$23,460	4.00%

Secured borrowings
The Company has completed two securitizations since it commenced operations. The securitizations are structured as debt financings and not REMIC sales, and the loans included in the securitizations remain on the Company’s balance sheet as the Company is the primary beneficiary of the securitization trusts, which are variable interest entities. On October 7, 2014, the operating partnership as seller entered into a securitization transaction pursuant to Rule 144A under the Securities Act of a pool of seasoned, performing and non-performing mortgage loans primarily secured by first liens on one-to-four family residential properties. Ajax Mortgage Loan Trust 2014-A issued $61 million in securities consisting of approximately $45 million 4.00% Class A Notes due 2057, $8 million 5.19344% Class B-1 Notes due 2057, $8 million 5.19344% Class B-2 Notes due 2057 and a $20.4 million Trust Certificate. The Company has retained the Class B Notes. The Trust Certificate issued by the trust and the beneficial ownership of the trust are retained by Great Ajax Funding LLC as the depositor. The Class A Notes are senior, sequential pay, fixed rate notes. The Class B Notes are subordinate, sequential pay, fixed rate notes with Class B-2 Notes subordinate to the Class B-1 Notes. If the Class A Notes have not been redeemed by the payment date in September 2017 or otherwise paid in full by that date, an amount equal to the aggregate interest payment amount that accrued and would otherwise be paid to the Class B-1 and the Class B-2 Notes will be paid as principal to the Class A Notes on that date and each subsequent payment date until the Class A Notes are paid in full. After the Class A Notes are paid in full, the Class B-1 and Class B-2 Notes will resume receiving their respective interest payment amounts and any interest that accrued but was not paid to the Class B Notes while the Class A Notes were outstanding. As the holder of the Trust Certificate, the Company is entitled to receive any remaining amounts in the trust after the Class A Notes and Class B Notes have been paid in full. The Class A Notes and Class B Notes are secured solely by mortgage loans of 2014-A and not by any of our other assets. The assets of 2014-A are the only source of repayment and interest on the Class A Notes and the Class B Notes. The Company does not guaranty any of the obligations of 2014-A under the terms of the agreement governing the notes or otherwise.
On November 19, 2014, the operating partnership as seller entered into a securitization transaction pursuant to Rule 144A of a pool of seasoned, performing and non-performing mortgage loans primarily secured by first liens on one-to-four family residential properties. Ajax Mortgage Loan Trust 2014-B issued $68.7 million in securities, consisting of approximately $41.2 million 3.85% Class A Notes due 2054, $13.7 million 5.25% Class B-1 Notes due 2054, and $13.7 million 5.25% Class B-2 Notes due 2054 and a $22.9 million Trust Certificate. The Company has retained the Class B Notes. The Trust Certificate issued by the trust and the beneficial ownership of the trust are retained by Great Ajax Funding LLC as the depositor. The Class A Notes are senior, sequential pay, fixed rate notes. The Class B Notes are subordinate, sequential pay, fixed rate notes with Class B-2 Notes subordinate to Class B-1 Notes. If the Class A Notes have not been redeemed by the payment date in October 2018 or otherwise paid in full by that date, an amount equal to the aggregate interest payment amount that accrued and would otherwise be paid to the Class B-1 and the Class B-2 Notes will be paid as principal to the Class A Notes on that date until the Class A Notes are paid in full. After the Class A Notes are paid in full, the Class B-1 and Class B-2 Notes will resume receiving their respective interest payment amounts and any interest that accrued but was not paid to the Class B Notes while the Class A Notes were outstanding. As the holder of the Trust Certificate, the Company is entitled to receive any remaining amounts in the trust after the Class A Notes and Class B Notes have been paid in full. The Class A Notes and Class B Notes are secured solely by the mortgage loans of 2014-B and not by any of our other assets. The assets of 2014-B are the only source of repayment and interest on the Class A Notes and the Class B Notes. The Company does not guaranty any of the obligations of 2014-B under the terms of the agreement governing the notes or otherwise.
Servicing for the mortgage loans in 2014-A and 2014-B is provided by the Servicer at a servicing fee rate of 0.65% annually of UPB for re-performing loans and 1.25% annually of UPB for non-performing loans, and is paid monthly by us. The following table sets forth the status of the 2014-A and 2014-B notes held by others at the cutoff date and at December 31, 2014 ($ in thousands):
			Balances at cutoff date		Balances at December 31, 2014
Class of Notes	Interest rate	Due date	Mortgage UPB	Bond principal balance	Carrying value of mortgages	Fair Value of mortgages	Bond principal balance
2014-A	4.00%	October 25, 2057	$81,405	$45,000	$58,905	$66,630	$44,016
2014-B	3.85%	August 25, 2054	91,535	41,191	68,654	73,964	40,663
			$172,940	$86,191	$127,559	$140,594	$84,679

Note 9 — Related party transactions
Our Consolidated Statement of Income included the following significant related party transactions ($ in thousands):
	Period ended December 31, 2014	Counterparty	Consolidated Statement of Income location
Management fee	$956	Thetis	Related party expense – management fee
Loan servicing fees	485	Gregory	Related party expense – loan servicing fees
Legal fees(1)	58	Gregory	Professional fees
Due diligence and related loan acquisition costs	12	Aspen Yo	Loan transaction expense
Expense reimbursements	5	Thetis	Professional fees
Expense reimbursements	1	Thetis	Other expense

(1)
Costs advanced by Aspen Yo on behalf of the Company prior to the Company’s commencement of operations.

Management Agreement
On July 8, 2014, the Company entered into a 15-year management agreement (the “Management Agreement”) with the Manager. Under the Management Agreement, the Manager implements the Company’s business strategy and manages the Company’s business and investment activities and day-to-day operations, subject to oversight by the Company’s board of directors. Among other services, the Manager, directly or through Aspen affiliates provides the Company with a management team and necessary administrative and support personnel. The Company does not currently have any employees and does not expect to have any employees in the foreseeable future. Each of the Company’s executive officers is an employee or officer, or both, of the Manager or the Company’s Servicer.

Under the Management Agreement, the Company pays both a base management fee and an incentive fee to the Manager.
The Base Management Fee equals 1.5% of our stockholders’ equity per annum and calculated and payable quarterly in arrears. For purposes of calculating the management fee, our stockholders’ equity means: (a) the sum of  (i) the net proceeds from any issuances of common stock or other equity securities issued by the Company or the operating partnership (without double counting) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), and (ii) the Company’s and the operating partnership’s (without double counting) retained earnings calculated in accordance with accounting principles generally accepted in the United States, or GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (A) any amount that the Company or the operating partnership pays to repurchase shares of common stock or OP Units since inception, (B) any unrealized gains and losses and other non-cash items that have affected consolidated stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, and (C) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on the Company’s consolidated financial statements. 50% of the base management fee is payable in shares of our common stock so long as the ownership of such additional number of shares by the Manager would not violate the 9.8% stock ownership limit set forth in our charter, and the balance is payable in cash. The common stock will be determined using the higher of the most recently reported book value or market value when determining the number of shares. The Manager has agreed to hold any shares of common stock received by it as payment of the base management fee for at least three years from the date such shares of common stock are received by it.
The Manager is also entitled to an incentive management fee that is payable quarterly in arrears in cash in an amount equal to one-fourth of 20% of the dollar amount by which (i) the sum of  (A) the aggregate cash dividends, if any, declared out of the REIT taxable income of the Company by the Company’s Board of Directors payable to the holders of the Company’s common stock and (B) the aggregate cash distributions, if any, declared out of the REIT taxable income of the operating partnership (without duplication) by the operating partnership payable to holders of OP Units (other than any OP Units held by the Company as a limited partner) annualized, or the Annualized Dividends and Distributions, in respect of such calendar quarter exceeds (ii) the product of  (1) the book value per share of the Company’s common stock as of the end of each such quarter multiplied by the number of shares of the Company’s common stock and OP Units (other than any OP Units held by the Company as a limited partner) outstanding as of the end of such calendar quarter and (2) 8%. Notwithstanding the foregoing, no incentive fee will be payable to the Manager with respect to any calendar quarter unless our cumulative core earnings, as defined in the agreement, is greater than zero for the most recently completed eight calendar quarters, or the number of completed calendar quarters since the closing date of the Original Private Placement, whichever is less.
The Company also reimburses the Manager for all third-party, out-of-pocket costs incurred by the Manager for managing our business, including third-party diligence and valuation consultants, legal expenses, auditors and other financial services. The Company will not reimburse the Manager for lease costs or salaries and expenses of employees of the Manager. The reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis.
The Company will be required to pay the Manager a termination fee in the event that the Management Agreement is terminated as a result of  (i) a termination by us without cause, (ii) our decision not to renew the Management Agreement upon the determination of at least two thirds of the Company’s independent directors for reasons including the failure to agree on revised compensation, (iii) a termination by the Manager as a result of our becoming regulated as an “investment company” under the Investment Company Act of 1940 (other than as a result of the acts or omissions of the Manager in violation of investment guidelines approved by our board of directors), or (iv) a termination by the Manager if we default in the performance of any material term of the Management Agreement (subject to a notice and cure period). The termination fee will be equal to twice the combined base fee and incentive fees payable to the Manager during the 12-month period ended as of the end of the most recently completed fiscal quarter prior to the date of termination.
Servicing Agreement
On July 8, 2014, the Company entered into a 15-year servicing agreement (the “Servicing Agreement”) with the Servicer. The Company’s overall servicing costs under the servicing agreement will vary based on the types of assets serviced.
Servicing fees range from 0.65% – 1.25% annually of UPB (or the fair market value or purchase of REO the Company owns or acquires), and are paid monthly. The total fees incurred by us for these services depend upon the UPB and type of mortgage loans that Gregory services pursuant to the terms of the servicing agreement. The fees are determined based on the loan’s status at acquisition and do not change if a performing loan becomes non-performing or vice versa.
The Company will also reimburse Gregory for all customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance of its obligations, including the actual cost of any repairs and renovations to REO properties. The total fees incurred by us for these services will be dependent upon the property value, previous UPB of the relevant loan, and the number of REO properties.
If the Management Agreement has been terminated other than for cause and/or the Servicer terminates the servicing agreement, the Company will be required to pay a termination fee equal to the aggregate servicing fees payable under the servicing agreement for the immediate preceding 12-month period.
Trademark Licenses
Aspen Yo has granted the Company a non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the name “Great Ajax” and the related logo. The Company also has a similar license to use the name “Thetis.” The agreement has no specified term. If the Management Agreement expires or is terminated, the trademark license agreement will terminate within 30 days. In the event that this agreement is terminated, all rights and licenses granted thereunder, including, but not limited to, the right to use “Great Ajax” in our name will terminate. Aspen Yo also granted to the Manager a substantially identical non-exclusive, non-transferable, non-sublicensable, royalty-free license to use of the name “Thetis.”
Note 10 — Stock-based payments and director fees
Pursuant to the terms of the Management Agreement, the Company pays 50% of the base fee to the Manager in shares of its common stock with the number of shares determined based on the higher of the most recently reported book value or market value of its common stock. The Company paid the Manager a base fee for the period ended December 31, 2014 of  $1.0 million of which the Company paid half, or $0.5 million, in 31,835 shares of its common stock issued at a price of  $15.00 per share. The stock issued to the Manager are restricted securities subject to transfer restrictions, and were issued in private placement transactions on November 20, 2014 and subsequent to year end, on March 13, 2015.
In addition, each of the Company’s independent directors receives an annual retainer of  $50,000, payable quarterly, half of which is paid in shares of the Company’s common stock on the same basis as the stock portion of the management fee payable to the Manager and half in cash. The following table sets forth the Company’s stock-based management fees and independent director fees ($ in thousands, except per share amounts):

Management fees and director fees
From inception (January 30, 2014) through December 31, 2014	Number of shares	Per share value	Total cost	Amount of grant expense recognized in 2014(1)
Management fees	31,835	15.00	477	477
Independent director fees	2,502	15.00	38	38
Management and director fees	34,337	$15.00	$515	$515

(1)
All management fees and independent director fees are fully expensed in the period in which they are earned.

The Director Plan is designed to promote the Company’s interests by attracting and retaining qualified and experienced individuals for service as non-employee directors. The Director Plan is administered by the Company’s board of directors. The total number of shares of common stock or other stock-based award, including grants of long term incentive plan (“LTIP”) units from the operating partnership, available for issuance under the Director Plan is 100,000 shares. At the closing of the Original Private Placement, the Company issued to each of its three independent directors restricted stock awards of 2,000 shares of its common stock, which are subject to a one-year vesting period.
The following table sets forth the activity in our restricted stock ($ in thousands, except per share amounts):
Restricted Stock
	Number of shares	Per share value	Total cost of grant	Amount of grant expense recognized in 2014(2)
January 30, 2014, Date of inception	—	$—	$—	$—
July 8, 2014, Directors’ Grant(1)	6,000	15.00	90	45
Restricted stock totals	6,000	$15.00	$90	$45

(1)
Vesting period is one year from grant date.

(2)
Remainder of expense to be recognized over the remaining vesting period of six months.

Note 11 — Income taxes
As a REIT, the Company must meet certain organizational and operational requirements including the requirement to distribute at least 90% of our annual REIT taxable income to our stockholders. As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent the Company distributes its REIT taxable income to its stockholders and provided the Company satisfies the REIT requirements including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it lost our REIT qualification.
Our consolidated financial statements include the operations of Thetis TRS, our TRS, which is subject to U.S. federal, state and local income taxes on its taxable income.
For the period ended December 31, 2014, the Company’s taxable income was $0.7 million. The Company recorded no income tax expense for the period ended December 31, 2014 and the Company recognized no deferred income tax assets or liabilities on our balance sheet at December 31, 2014. The Company also recorded no interest or penalty for the period ended December 31, 2014.
The Company’s 2014 U.S. federal, state and local tax returns remain open for examination. The Company has concluded that it had no uncertain tax positions for its 2014 tax year.

Note 12 — Earnings per share
The following table sets forth the components of basic and diluted earnings per share ($ in thousands, except share and per share amounts):
	Period ended December 31, 2014
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Income attributable to common stockholders	$3,424	8,360,432	$0.41
Allocation of earnings to participating restricted shares	(11)
Income attributable to unrestricted common stockholders	$3,413	8,360,432
Effect of dilutive securities
Operating partnership units	147	461,964
Restricted stock grants	11	26,659	$0.40
Diluted EPS
Income attributable to common stockholders and operating partners	$3,571	8,849,055
Note 13 — Quarterly financial information (unaudited)
The following table sets forth our quarterly financial information ($ in thousands):
	Quarter ended March 31, 2014	Quarter ended June 30, 2014	Quarter ended September 30, 2014	Quarter ended December 31, 2014
Total income	$—	$—	$2,291	$3,953
Income before provision for income tax	$—	$—	$1,224	$2,526
Consolidated net income attributable to common stockholders	$—	$—	$996	$2,428
Basic earnings per common share	$—	$—	$0.13	$0.27
Diluted earnings per common share	$—	$—	$0.13	$0.27
Note 14 — Subsequent events
Dividend Declaration
On January 16, 2015, the Company declared a dividend of  $0.16 per share, paid on January 30, 2015, to stockholders of record as of January 13, 2015.
Private Placement
On January 21, 2015, in order to satisfy the REIT requirement that the Company have at least 100 stockholders as of January 30, 2015, the Company sold 5,250 shares of common stock to affiliated persons at a price of  $15.00 per share, the last price at which shares were sold to unaffiliated purchasers in the Second Private Placement in December 2014, for an aggregate purchase price of  $0.1 million. The shares were sold in a private transaction.
Initial Public Offering
On February 19, 2015, the Company closed its initial public offering of 5,000,000 shares of common stock priced at $14.25 per share. Great Ajax offered 3,750,000 shares of common stock and certain selling stockholders offered 1,250,000 shares of common stock. Certain of our existing stockholders, including certain affiliates, purchased an aggregate of 730,000 shares of common stock in the offering at the initial public offering price of  $14.25 per share. The Company’s common stock began trading on New York Stock Exchange under the symbol “AJX” on February 13, 2015. The Company received approximately $50.9 million of proceeds (after deducting the underwriting discount but before deducting estimated offering expenses), which the Company is using to acquire additional mortgage loans and mortgage-related assets.

On March 3, 2015, pursuant to the option to purchase additional shares granted to the underwriters in the initial public offering, the Company and the selling stockholders sold an additional 276,797 shares of common stock at the initial public offering price of  $14.25 per share. The Company sold 226,464 shares of common stock and certain selling stockholders sold 50,333 shares of common stock pursuant to the option exercise. The Company is using its additional $3.0 million of proceeds (after deducting the underwriting discount but before deducting estimated offering expenses) to acquire additional mortgage loans and mortgage-related assets.
Management Fees
On March 12, 2015, the Company issued 17,214 shares of its common stock to the Manager in payment of 50% of the management fee due for the fourth quarter of 2014 in a private transaction. The management fee expense associated with these shares was recorded as an expense in the fourth quarter of 2014.
2014 Director Equity Plan Issuance
Upon the completion of the Company’s IPO on February 19, 2015, a new independent director was appointed to the Company’s board of directors. In connection with the appointment, a grant of 2,000 shares of common stock pursuant to the 2014 Director Equity Plan was made.

SCHEDULE IV
Mortgage Loans on Real Estate
December 31, 2014
($ in thousands)
Description (face value of loan)	Loan count	Interest rate	Maturity	Carrying amount of mortgages(1)	Principal amount subject to delinquent principal and interest	Amount of balloon payments at maturity
$0 – 49,999	240	2.00% – 14.78%	09/25/2005 – 11/01/2051	$7,139	$5,510	$461
$50,000 – 99,999	291	2.00% – 12.54%	09/01/2013 – 03/01/2054	21,962	17,740	2,729
$100,000 – 149,999	283	1.73% – 12.13%	03/03/2014 – 04/01/2054	34,770	28,995	3,738
$150,000 – 199,999	166	1.00% – 10.95%	02/01/2014 – 11/01/2056	28,628	23,347	3,026
$200,000 – 249,999	104	2.00% – 12.25%	05/01/2015 – 02/01/2057	23,253	19,224	2,590
$250,000+	255	1.00% – 11.75%	08/01/2013 – 02/01/2057	95,407	75,907	7,940
Total	1,339			$211,159	$170,723	$20,484

(1)
The aggregate cost for federal income tax purposes is $207.2 million as of December 31 2014.

The following table sets forth the activity in our mortgage loans ($ in thousands):
Mortgage loans	From inception (January 30, 2014) through December 31, 2014
Beginning balance	$—
Investment in mortgage loans	208,484
Real estate tax advances to borrowers	1,397
Accretion of purchase discount	4,098
Mortgage loan payments	(2,471)
Transfers of mortgage loans to REO	(349)
Ending balance	$211,159

10,445,784 Shares

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.
Other Expenses of Issuance and Distribution.

The following table sets forth the expenses of the sale and distribution of the securities being registered pursuant to this registration statement, all of which are being borne by the registrant. All amounts other than the SEC registration fee and the FINRA filing fee have been estimated.
SEC registration fee	$17,660
Printing expenses	$61,000
Legal fees and expenses	$350,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$11,340
Total	$450,000

Item 32.
Sales to Special Parties.

None
Item 33.
Recent Sale of Unregistered Securities.

On July 8, 2014, we sold 8,213,116 shares of our common stock and 453,551 OP Units. On August 1, 2014, we closed the sale of an additional 263,570 shares of our common stock and 14,555 OP Units pursuant to the exercise of the additional allotment option we granted to the initial purchaser and placement agent in the Original Private Placement. The purchase price per share was $15.00. The net proceeds from the Original Private Placement, including the additional allotment option shares and OP Units, after deducting the initial purchaser’s discount and placement fee and offering expenses paid by us, was approximately $128.4 million. The Original Private Placement was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder and Rule 144A and Regulation S under the Securities Act. At the closing of the Original Private Placement, each of Messrs. Handley, Hoffman and Ogren was granted 2,000 restricted shares of our common stock pursuant to our Director Equity Plan, which shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act.
On November 20, 2014, we issued each of Messrs. Handley, Hoffman and Ogren 417 shares of our common stock in payment of half of his quarterly director fees and 14,621 shares of our common stock to our Manager in payment of half of its quarterly management fee for the third quarter ended 2014. These shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act.
On December 16, 2014, we sold 2,725,326 shares of our common stock and 156,000 OP Units. The purchase price per share was $15.00. The net proceeds after deducting the placement fee and offering expenses paid by us, was approximately $41.2 million. The Second Private Placement was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder.
On January 21, 2015, we sold 5,250 shares to affiliated persons at a price of  $15.00 per share, the last price at which shares were sold to unaffiliated purchasers in the Second Private Placement in December 2014, for an aggregate purchase price of  $78,750. The shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act.
Upon our IPO in February 2015, Mr. Condas was appointed as a new independent director of our board of directors. In connection with the appointment, we granted Mr. Condas 2,000 shares of common stock pursuant to the Director Plan, which shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act.
On March 12, 2015, we issued 17,214 shares of our common stock to the Manager in payment of half of its quarterly management fee for the fourth quarter of 2014. These shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act. The management fee expense associated with these shares was recorded as an expense in the fourth quarter of 2014.

Item 34.
Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.
In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the limited partnership agreement of our operating partnership.
Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 35.
Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36.
Financial Statements and Exhibits.

(a) Financial Statements.   See page F-1 of the prospectus that forms a part of this Registration Statement for an index to the financial statements included in the prospectus.
(b) Exhibits.   The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11.
Exhibit No.	Description
3.1	Articles of Amendment and Restatement; incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-11 (No. 333-201369).
3.2	Amended and Restated Bylaws; incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-11 (No. 333-201369).
5.1	Opinion of Morrison & Foerster LLP.
8.1*	Opinion of Morrison & Foerster LLP as to tax matters.
10.1	Agreement of Limited Partnership of Great Ajax Operating Partnership LP; incorporated by reference to Exhibit 10.1 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.2	Management Agreement, dated as of July 8, 2014, among the registrant, Great Ajax Operating Partnership LP and Thetis Asset Management LLC; incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.3	Servicing Agreement dated as of July 8, 2014 by and among Gregory Funding LLC and the registrant and its affiliates Great Ajax Operating Partnership L.P and Little Ajax II LLC; incorporated by reference to Exhibit 10.3 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.4	Form of Indemnification Agreement between registrant and each of its directors and officers; incorporated by reference to Exhibit 10.4 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.5	Assignment Agreement made as of July 8, 2014, by and between the entities identified on Exhibit A thereto and the registrant with respect to Little Ajax II LLC; incorporated by reference to Exhibit 10.5 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.6	2014 Director Equity Plan; incorporated by reference to Exhibit 10.6 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.7	Form of Restricted Stock Award; incorporated by reference to Exhibit 10.7 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.8	Registration Rights Agreement made and entered into as of July 8, 2014, by and among the registrant and FBR Capital Markets & Co., as the initial purchaser/placement agent (“FBR”) for the benefit of FBR and certain purchasers of the registrant’s common stock; incorporated by reference to Exhibit 10.8 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.9	Trademark License Agreement dated as of July 8, 2014 between the registrant and Aspen Yo LLC; incorporated by reference to Exhibit 10.9 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.10	Registration Rights Agreement made and entered into as of December 16, 2014, by and among the registrant and certain purchasers of the registrant’s common stock; incorporated by reference to Exhibit 10.10 to the registrant’s registration statement on Form S-11 (No. 333-201369).
21.1	List of subsidiaries; incorporated by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
24.1*	Power of Attorney.
24.2	Power of Attorney for Mr. Ogren.

*
Previously filed.

Item 37.
Undertakings.

(a) The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beaverton, Oregon on April 10, 2015.
GREAT AJAX CORP.
By:	/s/ Lawrence Mendelsohn
Lawrence Mendelsohn Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933 this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Capacity	Date
/s/ Lawrence Mendelsohn Lawrence Mendelsohn	Chairman and Chief Executive Officer (principal executive officer)	April 10, 2015
/s/ Glenn J. Ohl Glenn J. Ohl	Chief Financial Officer (principal financial officer and principal accounting officer)	April 10, 2015
* Steven L. Begleiter	Director
* John C. Condas	Director
* Jonathan Bradford Handley, Jr.	Director
* Daniel Hoffman	Director
* J. Kirk Ogren, Jr.	Director
/s/ Russell Schaub Russell Schaub	President and Director	April 10, 2015
* By: /s/ Lawrence Mendelsohn Lawrence Mendelsohn as Attorney-in-Fact

EXHIBIT INDEX
Exhibit No.	Description
3.1	Articles of Amendment and Restatement; incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-11 (No. 333-201369).
3.2	Amended and Restated Bylaws; incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-11 (No. 333-201369).
5.1	Opinion of Morrison & Foerster LLP.
8.1*	Opinion of Morrison & Foerster LLP as to tax matters.
10.1	Agreement of Limited Partnership of Great Ajax Operating Partnership LP; incorporated by reference to Exhibit 10.1 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.2	Management Agreement, dated as of July 8, 2014, among the registrant, Great Ajax Operating Partnership LP and Thetis Asset Management LLC; incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.3	Servicing Agreement dated as of July 8, 2014 by and among Gregory Funding LLC and the registrant and its affiliates Great Ajax Operating Partnership L.P and Little Ajax II LLC; incorporated by reference to Exhibit 10.3 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.4	Form of Indemnification Agreement between registrant and each of its directors and officers; incorporated by reference to Exhibit 10.4 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.5	Assignment Agreement made as of July 8, 2014, by and between the entities identified on Exhibit A thereto and the registrant with respect to Little Ajax II LLC; incorporated by reference to Exhibit 10.5 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.6	2014 Director Equity Plan; incorporated by reference to Exhibit 10.6 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.7	Form of Restricted Stock Award; incorporated by reference to Exhibit 10.7 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.8	Registration Rights Agreement made and entered into as of July 8, 2014, by and among the registrant and FBR Capital Markets & Co., as the initial purchaser/placement agent (“FBR”) for the benefit of FBR and certain purchasers of the registrant’s common stock; incorporated by reference to Exhibit 10.8 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.9	Trademark License Agreement dated as of July 8, 2014 between the registrant and Aspen Yo LLC; incorporated by reference to Exhibit 10.9 to the registrant’s registration statement on Form S-11 (No. 333-201369).
10.10	Registration Rights Agreement made and entered into as of December 16, 2014, by and among the registrant and certain purchasers of the registrant’s common stock; incorporated by reference to Exhibit 10.10 to the registrant’s registration statement on Form S-11 (No. 333-201369).
21.1	List of subsidiaries; incorporated by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
24.1*	Power of Attorney.
24.2	Power of Attorney of Mr. Ogren.

*
Previously filed.